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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Guaranty Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1331 Seventeenth Street, Suite 345
Denver, Colorado 80202

Dear Stockholders:

        You are cordially invited to attend a Special Meeting of Stockholders of Guaranty Bancorp, which will be held on Thursday, September 29, 2011, at 10:00 a.m., Mountain Daylight Time, at our principal executive offices, 1331 Seventeenth Street, Denver, Colorado 80202.

        On August 11, 2009, we sold 59,053 shares of our Series A Convertible Preferred Stock to certain accredited investors in a private placement pursuant to an investment agreement. The primary preferred stock investors include Castle Creek Capital Partners IV, L.P., Patriot Financial Partners, L.P., Patriot Financial Partners Parallel, L.P., Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P. Castle Creek Capital Partners IV, L.P. is an affiliate of John M. Eggemeyer, one of our directors. In addition, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. are affiliates of W. Kirk Wycoff, one of our directors. Since the initial issuance of the preferred stock, we have issued an aggregate of 11,506 shares of preferred stock as payment-in-kind dividends to the holders of preferred stock. As of the date hereof, an aggregate of 70,559 shares of preferred stock are outstanding. The preferred stock is mandatorily convertible into shares of our common stock on August 11, 2014.

        On July 27, 2011, we entered into a transaction agreement with the primary preferred stock investors to provide for a special payment-in-kind dividend of an aggregate of approximately 7,300 shares of preferred stock combined with the acceleration of the mandatory conversion date of the preferred stock. As a result of the transaction, we expect to issue an aggregate of approximately 51,902,000 shares of our common stock (part of which may include shares of our non-voting common stock) to holders of our preferred stock. The transaction is subject to a number of closing conditions, including the approval by our stockholders of the proposals set forth in the accompanying proxy statement and the receipt of any required regulatory and other consents and approvals.

        At the special meeting, stockholders will be asked to consider and vote upon the following proposals:

          1.     To approve the transaction, including the issuance of approximately 51,902,000 shares of our common stock (part of which may include shares of our non-voting common stock) in connection with the accelerated mandatory conversion of our preferred stock, all as contemplated by the transaction agreement described in the accompanying proxy statement.

          2.     To approve an amendment and restatement of the Certificate of Designations for Series A Convertible Preferred Stock to authorize a special payment-in-kind dividend of an aggregate of approximately 7,300 shares of preferred stock, among other things, as described in the accompanying proxy statement.

          3.     To approve an amendment and restatement of the Certificate of Designations for Series A Convertible Preferred Stock to accelerate the mandatory conversion of the preferred stock at a conversion price of $1.50 per share, among other things, as described in the accompanying proxy statement.

          4.     To approve an amendment to our Second Amended and Restated Certificate of Incorporation, which will amend the terms of our class of convertible non-voting common stock, as described in the accompanying proxy statement.

          5.     To approve the adjournment or postponement of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the special meeting to constitute a quorum for purposes of the meeting or to solicit additional proxies in favor of the approval of the proposals above.

        Each of these matters is more fully described in the attached Notice of Special Meeting of Stockholders and the accompanying proxy statement. Our Board of Directors recommends that stockholders vote "FOR" each of the foregoing proposals (with John M. Eggemeyer and W. Kirk Wycoff abstaining from the first two proposals).

        Your vote is important. Regardless of your plans for attending in person, it is important that your shares be represented at the special meeting. On behalf of our Board of Directors, we urge you to vote your shares by telephone or via the Internet, as explained on the proxy card, or to complete, sign, date and return the enclosed proxy card in the enclosed stamped envelope. Signing this proxy will not prevent you from voting in person should you be able to attend the special meeting, but will assure that your vote will be counted if for any reason you are unable to attend.

        We look forward to seeing you at the special meeting. Thank you for your continued support.

Sincerely,
/s/ EDWARD B. CORDES	/s/ PAUL W. TAYLOR
Edward B. Cordes, Chairman of the Board	Paul W. Taylor, CEO & President
Denver, Colorado August 22, 2011

1331 Seventeenth Street, Suite 345
Denver, Colorado 80202

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 29, 2011

        A Special Meeting of Stockholders (the "Meeting") of Guaranty Bancorp (the "Company" or "our") will be held on Thursday, September 29, 2011, at 10:00 a.m., Mountain Daylight Time, at the Company's principal executive offices, 1331 Seventeenth Street, Denver, Colorado 80202, for the following purposes:

          1.     To approve the transaction concerning the accelerated mandatory conversion of our Series A Convertible Preferred Stock, including the issuance of approximately 51,902,000 shares of our common stock (part of which may include shares of our non-voting common stock) in connection with the acceleration of the mandatory conversion date of the preferred stock, all as contemplated by the transaction agreement described in the accompanying proxy statement (Proposal 1).

          2.     To approve an amendment and restatement of the Certificate of Designations for Series A Convertible Preferred Stock to authorize a special payment-in-kind dividend of an aggregate of approximately 7,300 shares of preferred stock, among other things, as described in the accompanying proxy statement (Proposal 2).

          3.     To approve an amendment and restatement of the Certificate of Designations for Series A Convertible Preferred Stock to accelerate the mandatory conversion of the preferred stock at a conversion price of $1.50 per share, among other things, as described in the accompanying proxy statement (Proposal 3).

          4.     To approve an amendment to our Second Amended and Restated Certificate of Incorporation, which will amend the terms of our class of convertible non-voting common stock, as described in the accompanying proxy statement (Proposal 4).

          5.     To approve the adjournment or postponement of the Meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the Meeting to constitute a quorum for purposes of the Meeting or to solicit additional proxies in favor of the approval of Proposal 1, Proposal 2, Proposal 3 and/or Proposal 4 (Proposal 5).

        These matters are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on August 15, 2011 as the record date for determining which stockholders have the right to receive notice of and to vote at the Meeting or any postponements or adjournments thereof.

        A proxy statement, form of proxy and self-addressed envelope are enclosed. Please complete, sign and date the proxy card, and return it promptly in the enclosed stamped envelope. You may also choose to vote your shares instead by telephone or the Internet, as explained on the proxy card. If you attend the Meeting, you may withdraw your proxy and vote in person.

By Order of the Board of Directors
/s/ CHRISTOPHER G. TREECE
Christopher G. Treece, Secretary

Denver, Colorado
August 22, 2011

Appendix A	—
Amended and Restated Series A Convertible Preferred Stock Transaction Agreement, dated as of August 9, 2011, by and among Guaranty Bancorp and the Series A Convertible Preferred Stock Investors named therein
Appendix B	—	Proposed form of Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock of Guaranty Bancorp
Appendix C	—	Proposed form of Amendment to Guaranty Bancorp's Second Amended and Restated Certificate of Incorporation
Appendix D	—	Fairness Opinion of FIG Partners LLC, dated as of July 27, 2011
Appendix E	—	Audited Consolidated Financial Statements (including Notes thereto) of Guaranty Bancorp and Subsidiaries, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010
Appendix F	—	Management's Discussion and Analysis of Financial Condition and Results of Operations, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010
Appendix G	—	Quantitative and Qualitative Disclosures About Market Risk, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010
Appendix H	—
Unaudited Consolidated Financial Statements (including Notes thereto) of Guaranty Bancorp and Subsidiaries, as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011
Appendix I	—	Management's Discussion and Analysis of Financial Condition and Results of Operations, as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011
Appendix J	—	Quantitative and Qualitative Disclosures About Market Risk, as included in our Quarterly Report on Form 10-Q for three and six month periods ended June 30, 2011

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 29, 2011

INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of Guaranty Bancorp, a Delaware corporation (the "Company," "we," "our" or "us"), to be used at the Special Meeting of Stockholders (the "Meeting") and at any postponements or adjournments thereof. The Meeting is scheduled to be held as follows:

Date:	Thursday, September 29, 2011
Time:	10:00 a.m., Mountain Daylight Time
Place:	Guaranty Bank Building 1331 Seventeenth St., Lower Level Denver, Colorado 80202

        This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about August 29, 2011.

        Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to Be Held on September 29, 2011, at 10:00 a.m., Mountain Daylight Time:

        This Proxy Statement is also available at www.edocumentview.com/gbnk.

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

1.
What is being voted on at the Meeting?

        The matters to be considered and voted upon at the Meeting are as follows:

          A.    Preferred Stock Transaction.    To approve the Transaction (as defined below), including the issuance of approximately 51,902,000 shares of our common stock (some of which may include shares of our non-voting common stock) in connection with the acceleration of the mandatory conversion date of our Series A Convertible Preferred Stock (the "Preferred Stock"), all as contemplated by the Transaction Agreement (as defined below) described in this Proxy Statement ("Proposal 1").

          B.    Amended and Restated Certificate of Designations of the Preferred Stock—Special PIK Dividend.    To approve the proposed Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock with respect to the authorization of a special payment-in-kind ("PIK") dividend of an aggregate of approximately 7,300 shares of Preferred Stock (the "Special PIK Dividend"), among other things, as described in the accompanying proxy statement ("Proposal 2").

          C.    Amended and Restated Certificate of Designations of the Preferred Stock—Acceleration of Mandatory Conversion.    To approve the proposed Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock with respect to the acceleration of the mandatory conversion of the Preferred Stock at a conversion price of $1.50 per share, among other things, as described in the accompanying proxy statement ("Proposal 3").

          D.    Amendment to Second Amended and Restated Certificate of Incorporation.    To approve an amendment to our Second Amended and Restated Certificate of Incorporation, which will amend the terms of our class of convertible non-voting common stock, as described in this Proxy Statement ("Proposal 4").

          E.    Adjournment or Postponement of the Meeting.    To approve the adjournment or postponement of the Meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient proxies given prior to the time of the Meeting to constitute a quorum for purposes of the Meeting or to solicit additional proxies in favor of the approval of Proposal 1, Proposal 2, Proposal 3 and/or Proposal 4 ("Proposal 5").

2.
Who is party to the Transaction Agreement?

        On July 27, 2011, we entered into a transaction agreement, which was amended and restated on August 9, 2011 (the "Transaction Agreement"), with respect to the accelerated mandatory conversion of the Preferred Stock, including the payment of the Special PIK Dividend (together, the "Transaction"), with Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Patriot Funds"); Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P. (together, the "Relational Funds"); and Castle Creek Capital Partners IV, L.P. ("Castle Creek Fund IV"). All holders of the Preferred Stock, including the Patriot Funds, the Relational Funds and Castle Creek Fund IV, are hereinafter referred to as the "Investors". We intend to solicit all other Investors to become parties to the Transaction Agreement, although the joinder of all other Investors to the Transaction Agreement is not a condition to the consummation of the Transaction.

        Each of the Patriot Funds is an affiliate of W. Kirk Wycoff, one of our directors. Castle Creek Fund IV is an affiliate of John M. Eggemeyer, one of our directors.

3.
Why are we seeking stockholder approval of Proposal 1, Proposal 2, Proposal 3 and Proposal 4?

        Because our voting common stock is traded on the Nasdaq Global Select Market ("Nasdaq"), we are subject to Nasdaq's rules and regulations. Nasdaq Marketplace Rule 5635(d) requires stockholder approval prior to any sale, issuance or potential issuance of shares of voting common stock, or securities convertible into or exercisable for shares of voting common stock, in any private placement transaction if the number of shares of voting common stock issued (or issuable upon securities convertible into or exercisable for shares of voting common stock) is equal to 20% or more of the shares of voting common stock outstanding before the issuance at a price per share less than the greater of the book value or the market value of our common stock, as such values are determined based upon Nasdaq rules and guidance. On June 29, 2009, the stockholders of the Company approved the potential issuance of up to 48,852,000 shares of common stock upon conversion of the Preferred Stock in compliance with Nasdaq Marketplace Rule 5635(d). However, since the Transaction Agreement amends the terms of the Preferred Stock, including the addition of the Special PIK Dividend, revises the conversion terms and results in the issuance of more than 48,852,000 shares of common stock (i.e., approximately 51,902,000 shares) upon conversion of the Preferred Stock, we are required to obtain additional stockholder approval pursuant to Nasdaq Marketplace Rule 5635(d).

        In addition, on June 29, 2009, the stockholders of the Company approved the issuance of the shares of common stock issuable upon conversion of the Preferred Stock in compliance with Nasdaq Marketplace Rule 5635(c), since the shares of common stock to be issued indirectly to John M. Eggemeyer, one of our directors, constituted an equity compensation arrangement subject to stockholder approval because the securities were issued with a conversion price below the market value of our common stock on May 6, 2009, the date we entered into the Investment Agreement with the Investors. Similar to the circumstances in the above paragraph, since the Transaction Agreement amends the terms of the Preferred Stock, including the addition of the Special PIK Dividend and the revision of the conversion terms and the number of shares to be issued upon conversion of the Preferred Stock, we are required to obtain additional stockholder approval pursuant to Nasdaq Marketplace Rule 5635(c). Please see the section of this Proxy Statement captioned "Interests of Certain Persons in Matters to be Acted Upon" for additional information.

        Finally, each of Proposal 2, Proposal 3 and Proposal 4 requires the approval of our stockholders under Delaware law.

4.
Who is entitled to vote? How many votes am I entitled to?

        Only stockholders of record as of August 15, 2011 (the "Record Date") may vote at the Meeting. These stockholders include holders of our voting common stock and our Preferred Stock. The holders of the Preferred Stock are entitled to vote together with the holders of voting common stock as a single class on all matters upon which the holders of voting common stock are entitled to vote.

        As of the Record Date, there were 53,456,708 shares of our voting common stock outstanding, including 1,733,625 shares of unvested restricted stock, held by approximately 204 stockholders of record. Holders of the voting common stock are entitled to cast one vote for each share of voting common stock held by them as of the Record Date on any matter submitted to the stockholders for a vote. In addition, as of the Record Date, there were 70,559 shares of our Preferred Stock outstanding, held by 17 stockholders of record. Each share of Preferred Stock is entitled to cast such number of votes as the number of shares of voting common stock into which such share of Preferred Stock is convertible as of the Record Date (based on a conversion ratio, for voting purposes only, of $2.00 per share). Accordingly, holders of the Preferred Stock are entitled to cast 500 votes for each share of Preferred Stock held by them as of the Record Date (35,279,500 in the aggregate).

        In the aggregate, the holders of the voting common stock and Preferred Stock, voting together as a single class, are entitled to cast 88,736,208 votes with respect to each of the Proposals (as defined below).

5.
How does the Board of Directors recommend I vote?

        The Board of Directors (with John M. Eggemeyer and W. Kirk Wycoff abstaining with respect to Proposal 1, Proposal 2 and Proposal 3), acting upon the unanimous recommendation of a special committee of the Board of Directors established in connection with the Company's consideration of the Transaction (the "Special Committee"), recommends that stockholders vote "FOR" each of Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5 (together, the "Proposals"). Messrs. Eggemeyer and Wycoff abstained from the Board's vote to recommend approval of Proposal 1, Proposal 2 and Proposal 3 because they are converting shares of Preferred Stock pursuant to the Transaction indirectly through Castle Creek Fund IV and the Patriot Funds, respectively, and therefore have an interest in the Transaction. For further information regarding their respective interests in the Transaction, see the section of this Proxy Statement captioned "Interests of Certain Persons in Matters to be Acted Upon."

6.
Why did the Board of Directors establish the Special Committee?

        The Board of Directors recognized that the consideration by the Company of the Transaction would result in a transaction between the Company and the Investors, who collectively possess a significant portion of the voting power associated with the Company's outstanding capital stock, and that certain members of the Board of Directors (i.e., Messrs. Eggemeyer and Wycoff) might have conflicts of interest in relation to the Transaction. Accordingly, in order to protect the interests of the holders of voting common stock other than the Investors, the Board of Directors established the Special Committee, comprised of members of the Board of Directors whom the Board of Directors determined to be independent and disinterested, to review, evaluate, negotiate and determine the advisability of the Transaction, and to make a recommendation to the full Board of Directors to approve or disapprove the Transaction.

7.
How many shares must be represented at the Meeting to constitute a "quorum"?

        A quorum is required for the Meeting to be held. The holders of a majority of the combined voting power of the shares of voting common stock and Preferred Stock, treated as a single class, outstanding as of the Record Date, either present in person or by proxy, will constitute a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes FOR, AGAINST or ABSTAINED, if you either (i) are present and vote in person at the Meeting or (ii) have submitted a proxy on the Internet, by telephone or by properly submitting a proxy card or vote instruction form by mail. Broker non-votes and abstentions (see #14 and #15 below, respectively) will be treated as present for purposes of determining a quorum for the Meeting.

8.
What is the vote necessary to approve each of the matters being considered at the Meeting?

        For Proposal 1 (the Preferred Stock Transaction), the proposal must receive (i) a majority of the votes cast by the holders of our voting common stock and Preferred Stock, voting together as a single class, at the Meeting—i.e., the number of votes cast "FOR" the proposal must exceed the number of votes cast "AGAINST" the proposal; and (ii) a majority of the votes cast by the holders of our voting common stock (not including the votes of any holder of Preferred Stock or voting common stock of the Company held by any Investor or its affiliates) at the Meeting—i.e., the number of votes cast "FOR" the proposal must exceed the number of votes cast "AGAINST" the proposal ("Proposal 1 Additional Vote Requirement"). Proposal 1 is conditioned upon receipt of stockholder approval of Proposal 2 and Proposal 3.

        Proposal 1 Additional Vote Requirement is not required by the rules of Nasdaq, Delaware law, the Preferred Stock Certificate of Designations, or the Company's Second Amended and Restated Certificate of Incorporation in order to effect Proposal 1. The Special Committee believed that such an additional voting requirement would further protect the interests of the holders of voting common stock other than the Investors and their affiliates and thus negotiated the Transaction Agreement accordingly. Because of such additional voting requirement, non-Investor holders of the voting common stock will exercise the dispositive vote over Proposal 1.

        For Proposal 2 and Proposal 3 (the amendment and restatement of the Preferred Stock Certificate of Designations), each proposal must receive (i) the affirmative vote of a majority of the outstanding stock entitled to vote thereon at the Meeting—i.e., a majority of the outstanding voting common stock and Preferred Stock, voting together as a single class, and (ii) the approval of a majority of the outstanding shares of the Preferred Stock, as a class. With respect to clause (ii), the written consent of at least a majority of the outstanding shares of the Preferred Stock, as a class, has already been obtained pursuant to the Transaction Agreement with respect to the amendment and restatement of the Preferred Stock Certificate of Designations. Proposal 2 and Proposal 3 are conditioned upon receipt of stockholder approval of Proposal 1.

        For Proposal 4 (the amendment to the Second Amended and Restated Certificate of Incorporation), the proposal must receive the affirmative vote of a majority of the outstanding stock entitled to vote thereon at the Meeting—i.e., a majority of the outstanding voting common stock and Preferred Stock, voting together as a single class. Proposal 4 is not conditioned upon receipt of stockholder approval of Proposals 1, 2 or 3.

        For Proposal 5 (the adjournment and postponement of the Meeting), the proposal must receive a majority of the votes cast by the holders of our voting common stock and Preferred Stock, voting together as a single class, at the meeting—i.e., the number of votes cast "FOR" the proposal must exceed the number of votes cast "AGAINST" the proposal.

        Pursuant to the terms of the Transaction Agreement, the Investors currently parties thereto have agreed to vote all of shares of Preferred Stock and voting common stock held by them or their affiliates, and entitled to vote, for the Proposals outlined above. Such shares represent 38.0% of the outstanding, eligible votes of the voting common stock and Preferred Stock, together as a single class.

9.
What is the difference between a holder of record and a beneficial owner of shares held in street name?

        Holder of Record.    If your shares are registered directly in your name with the Company's transfer agent, Computershare Investor Services,  LLC ("Computershare"), you are considered the holder (or stockholder) of record with respect to those shares. As a holder of record, you should have received this Proxy Statement and a proxy card from the Company via Computershare.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization acting as a nominee, then you are the beneficial owner of shares held in "street name". The organization holding your account is considered the holder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. Accordingly, you should have received this Proxy Statement and a voting instruction form from that organization.

10.
What do I have to do to vote?

        Holders of Record.    If you are a holder of record, you may vote in person at the Meeting, via the Internet (by following the instructions provided on the proxy card), by telephone (by calling the toll free number found on the proxy card), or by mail (by filling out the proxy card and returning it in the envelope provided).

        Street Name Holders.    If you hold your shares in "street name", you should receive a voting instruction form from your brokerage firm, bank, broker-dealer or other nominee asking you how you want to vote your shares. If you do not, you should contact your brokerage firm, bank, broker-dealer or other nominee and obtain a voting instruction form from them. You may vote in person at the Meeting, but you must obtain a legal proxy from the organization that holds your shares.

11.
Can I change or revoke my vote after I voted?

        Holders of Record.    If you are a holder of record, you may change or revoke your vote at any time before it is counted at the Meeting by:

  •
  notifying our Secretary in writing that you wish to revoke your proxy at the following address:

    Guaranty Bancorp
    Attention: Christopher G. Treece, Secretary
    1331 Seventeenth Street, Suite 345
    Denver, Colorado 80202

  •
  attending the Meeting and voting in person; or

  •
  submitting a later dated proxy card.

Attending the Meeting by itself will not automatically revoke your prior proxy. You must comply with one of the methods indicated above in order to revoke your proxy.

        Street Name Holders.    If you hold your shares in "street name", please refer to the information in the materials provided by your brokerage firm, bank, broker-dealer or other nominee for an explanation of how to change or revoke your vote and of the effect of not indicating a vote.

12.
What happens if I do not give specific voting instructions?

        Holders of Record.    If you are a holder of record and you either (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or (ii) sign and return a proxy card without giving specific instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Meeting.

        Street Name Holders.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote".

13.
Are the Proposals considered "routine" or "non-routine"?

        A broker or other nominee may generally vote on routine matters, but cannot vote without instructions on non-routine matters (i.e., a broker non-vote). The Company believes each of the Proposals will be considered non-routine under the rules of the New York Stock Exchange (which apply to brokers), and therefore there may be broker non-votes on each of the Proposals.

14.
How are broker non-votes treated?

        Broker non-votes are counted for purposes of determining whether a quorum is present, but are not considered as votes cast. For the purpose of determining whether the stockholders have approved Proposal 1 (the Preferred Stock Transaction) and Proposal 5 (the adjournment and postponement of the Meeting), broker non-votes will have no effect on the vote. For the purpose of determining whether the stockholders have approved Proposal 2 and Proposal 3 (the amendment and restatement of the Preferred Stock Certificate of Designations) and Proposal 4 (the amendment to the Second Amended and Restated Certificate of Incorporation), broker non-votes will have the same effect as an "AGAINST" vote.

15.
How are abstentions treated?

        Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the Meeting and abstentions have no effect on Proposal 1 (the Preferred Stock Transaction) and Proposal 5 (the adjournment and postponement of the Meeting), but will have the same effect as an "AGAINST" vote with respect to Proposal 2 and Proposal 3 (the amendment and restatement of the Preferred Stock Certificate of Designations) and Proposal 4 (the amendment to the Second Amended and Restated Certificate of Incorporation).

16.
Are stockholders of the Company entitled to appraisal rights?

        Holders of voting common stock and Preferred Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the transactions described in this Proxy Statement.

17.
How will voting on any other business be conducted?

        We do not know of any other business to be conducted at the Meeting. For holders of record, if any other business is presented at the Meeting, any of the persons named on the proxy card as your designated proxies may vote on that matter in his or her discretion. If you hold your shares in "street name," please see the materials provided by your brokerage firm, bank, broker-dealer or other nominee for an explanation of how your shares will be voted on any other business. Any such matter must receive a majority of votes cast—the number of votes cast "FOR" the matter must exceed the number of votes cast "AGAINST" the matter (or any higher vote required by our Bylaws or the Delaware General Corporation Law) in order to be approved.

18.
What regulatory approvals will be required?

        The Company is required to obtain regulatory approval from the Federal Reserve Bank of Kansas City and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System to pay the Special PIK Dividend pursuant to the Transaction. We do not anticipate that any of the Investors are required to obtain any regulatory approvals, consents or non-objects to consummate the Transaction.

19.
Who pays the cost of soliciting proxies on behalf of the Company? Who is soliciting my vote?

        The Company will pay the cost of preparing, assembling and mailing the proxy materials and soliciting proxies for the Meeting. In addition to the solicitation of proxies by mail, some of the directors, officers and employees of the Company or its subsidiaries may solicit proxies telephonically, electronically or by other means of communication. Such directors, officers and employees will receive no additional compensation for their services. It is also contemplated that, for a fee of approximately $7,500 plus certain expenses, additional solicitation will be made by personal interview, telephone or other appropriate means under the direction of Georgeson, 199 Water Street, 26th Floor, New York, New York 10038-3560. Georgeson's toll free telephone number is 888-666-2580, or you may call collect at 212-440-9800.

        We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

20.
Can I attend the Meeting and vote in person? How can I obtain directions to attend the Meeting?

        Any stockholder entitled to vote at the Meeting may attend the Meeting and vote in person. If you hold shares in "street name" and would like to attend the Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of voting common stock and/or Preferred Stock as of the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Meeting. Please note that the use of cell phones, PDAs, recording and photographic equipment and/or computers is not permitted in the meeting room at the Meeting.

        To obtain directions to attend the Meeting, please call 303-293-5500 or contact Investor Relations at investor.relations@gbnk.com.

21.
What happens if stockholders do not approve the Proposals (other than Proposal 5)?

        We believe that Proposal 1, Proposal 2 and Proposal 3 form a comprehensive, integrated plan in relation to the Transaction contemplated by the Transaction Agreement. All parties to the Transaction Agreement have agreed that the Transaction will not be consummated unless our stockholders approve Proposal 1, Proposal 2 and Proposal 3. Because of the votes required by the Transaction Agreement in order to approve the Transaction, non-Investor holders of the voting common stock will exercise the dispositive vote over the Transaction. Accordingly, if stockholders do not approve any of Proposal 1, Proposal 2 or Proposal 3, the Transaction will not be consummated.

        In the event Proposal 1, Proposal 2 and Proposal 3 are approved by our stockholders, but Proposal 4 is not approved by our stockholders at the Meeting, we would nevertheless consummate the Transaction assuming all other closing conditions are satisfied or waived. However, since Proposal 4 would not have been approved in such situation, in lieu of filing the amendment to our Second Amended and Restated Certificate of Incorporation to amend the terms of our class of convertible non-voting common stock, we would take steps necessary to approve and authorize a new series of convertible preferred stock to have economic terms substantially consistent with the terms of our non-voting common stock, as they were proposed to be amended.

22.
How do I get more information about the Company?

        If you wish to receive more information about the Company, please write to:

    Guaranty Bancorp
    Attention: Investor Relations
    1331 Seventeenth Street, Suite 345
    Denver, Colorado 80202

        You may also send your request by e-mail to investor.relations@gbnk.com.

        We also maintain a website at www.gbnk.com where you may view, print and download our public filings made with the Securities and Exchange Commission (the "SEC"), as well as other information about the Company. In addition, the SEC maintains a website at www.sec.gov that contains our public filings. The public may also read and copy any materials we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

23.
What if I have questions about the Proposals?

        If you have questions about the Proposals, including the procedures for voting your shares, you should contact: Georgeson, 199 Water Street, 26th Floor, New York, New York 10038-3560. Georgeson's toll free telephone number is 888-666-2580, or you may call collect at 212-440-9800.

        This Proxy Statement is also available at www.edocumentview.com/gbnk.

"HOUSEHOLDING" OF PROXY MATERIALS

        Some banks, brokers and other nominee record holders may participate in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Proxy Statement is sent to multiple stockholders who share the same last name and address, unless contrary instructions are received from one or more of the stockholders. Each stockholder continues to receive a separate proxy card. This procedure reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses of the Company. If you would like to receive a separate copy of the Proxy Statement, we will provide one promptly to you upon request by writing to our mailing address or e-mail address listed above, or by calling Investor Relations at 303-675-1194. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements included in this Proxy Statement are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements about the proposed terms, timing, completion and effects of the Transaction and the other matters described herein. We may not be able to complete the Transaction on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure of the parties to receive any required regulatory approvals or the failure to satisfy other closing conditions, even if all of the Proposals are approved by our stockholders at the Meeting. Factors that may affect our business or financial results are described in our filings with the SEC, including those described under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2010. We urge you to consider these risks carefully in evaluating the forward-looking statements made herein and caution you to not place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this Proxy Statement and, except as required by the federal securities laws, we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or for any other reason.

PROPOSAL 1: PREFERRED STOCK TRANSACTION

        The Company's stockholders are asked to consider and vote on a proposal to approve the Transaction, including the issuance of approximately 51,902,000 shares of our common stock (some of which may include shares of our non-voting common stock) in connection with the accelerated mandatory conversion of the Preferred Stock, all as contemplated by the Transaction Agreement. In particular, the Transaction contemplates the issuance of the Special PIK Dividend to all holders of Preferred Stock and, immediately following such issuance, the accelerated mandatory conversion of all Preferred Stock into our common stock at a conversion price of $1.50 per share. A copy of the Transaction Agreement is attached as Appendix A to this Proxy Statement and is incorporated by reference herein. You should read the Transaction Agreement (including the exhibits thereto) in its entirety because it, and not this Proxy Statement, is the legal document that governs the Transaction.

        Proposal 1 is conditioned upon receipt of stockholder approval of Proposal 2 and Proposal 3.

Background

        During 2008 and 2009, the prevailing difficult general economic and market conditions adversely impacted the Company. As a result of this impact, our Board of Directors undertook a process to re-evaluate the Company's short- and long-term capital requirements. From this evaluation, our Board of Directors determined that it would be prudent to seek significant additional capital to strengthen our balance sheet and bolster our capital ratios. On August 11, 2009, we completed a private placement pursuant to an investment agreement (the "Investment Agreement") with the Investors, which was dilutive to our existing stockholders (as were substantially all recapitalization transactions effected during this period by financial institutions). Pursuant to the Investment Agreement, we sold and issued 59,053 shares of Preferred Stock, with a liquidation preference of $1,000 per share, which resulted in a capital infusion to the Company of $57,846,000, net of expenses. Each share of Preferred Stock automatically converts into shares of our common stock on August 11, 2014, subject to certain limitations. Between August 11, 2011 and August 11, 2014, the holders of the Preferred Stock have the ability in their sole discretion to convert their shares of Preferred Stock into shares of our common stock. Each share of Preferred Stock is convertible into shares of our common stock at a conversion price of $1.80 per share, adjustable downward in $0.04 increments to $1.50 per share in the event of certain non-payments of dividends (whether paid in cash or in kind) on the Preferred Stock. The conversion price of the Preferred Stock is also subject to customary anti-dilution adjustments. As of the date of this Proxy Statement, the conversion price is $1.80 per share. Since the initial issuance of the Preferred Stock, we have issued dividends on a quarterly basis to the holders of preferred stock in the form of additional shares of preferred stock. As of the date of this Proxy Statement, an aggregate of 70,559 shares of Preferred Stock are outstanding. The Preferred Stock is not redeemable.

        Due to the conversion price adjustment resulting from non-payment of dividends, for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), and for purposes of regulatory reporting, the Preferred Stock is treated as cumulative preferred stock (i.e., a restricted core capital element for Tier 1 capital purposes). As a result of such treatment under applicable regulatory guidelines, the Preferred Stock, along with the $40 million of the Company's outstanding trust preferred securities (which are also treated as a restricted core capital element for Tier 1 capital purposes), only qualify as Tier 1 capital up to a maximum of 25% of capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At June 30, 2011, only approximately $29.8 million of the combined $107.8 million of the outstanding Preferred Stock and trust preferred securities qualified as Tier 1 capital. The remaining $78.0 million was treated as Tier 2 capital.

        On January 22, 2010, the Company and its wholly-owned subsidiary, Guaranty Bank and Trust Company (the "Bank") entered into a Written Agreement ("Written Agreement") with the Federal

Reserve Bank of Kansas City (the "KC Federal Reserve") and the Colorado Division of Banking ("CDB"). Pursuant to the Written Agreement, the Company and the Bank are required to submit quarterly progress reports to the KC Federal Reserve and the CDB detailing all actions taken to secure compliance with the Written Agreement.

        In light of improvements in the Company's financial condition and results of operations subsequent to entering into the Written Agreement, including improvements in asset quality, the Board of Directors initially discussed in February 2011 the possibility of accelerating the conversion of the Preferred Stock to simplify and enhance the capital structure of the Company, including the ability to receive 100% Tier l capital treatment with respect to the converted shares and increasing the likelihood that the Company and the Bank will be able to accelerate the termination of the Written Agreement, which would, among other benefits, reduce related compliance costs and permit the re-allocation of resources to focus on external growth activities. The Board of Directors revisited the topic in May 2011 and concluded that it would be desirable to pursue such a potential transaction (a "Potential Transaction"). The Board of Directors recognized that this initiative could result in a Potential Transaction between the Company and the Investors, who collectively possess a significant portion of the voting power associated with the Company's outstanding capital stock, and that certain members of the Board of Directors (i.e., Messrs. Eggemeyer and Wycoff) might have conflicts of interest in relation to such a transaction. Accordingly, in order to protect the interests of the holders of voting common stock other than the Investors, on May 20, 2011, the Board of Directors established a special committee of directors (the "Special Committee") consisting of Edward B. Cordes, Stephen D. Joyce and Kathleen Smythe, each of whom the Board of Directors determined to be independent and disinterested, to review, evaluate, negotiate and determine the advisability of a Potential Transaction, and to make a recommendation to the full Board of Directors to approve or disapprove any Potential Transaction.

        The Special Committee held its first meeting (telephonically) on May 20, 2011, at which a representative of Jones & Keller, P.C., the Company's legal counsel, was present. At the meeting, the Special Committee authorized (1) management to present to and discuss with the KC Federal Reserve a Potential Transaction, (2) management to solicit bids from several investment banking firms to potentially serve as independent financial advisor to the Special Committee, including the rendering of a fairness opinion with respect to a Potential Transaction, and (3) each of Paul W. Taylor, the Company's CEO and President, and Edward B. Cordes, the Chairman of the Board and chair of the Special Committee, to discuss and negotiate the possible terms of a Potential Transaction with the principal Investors, Castle Creek Fund IV, the Patriot Funds and Relational Investors, who collectively own approximately 85% of the outstanding Preferred Stock (the "Principal Investors").

        On June 10, 2011, at a telephonic meeting of the Special Committee, at which a representative of Jones & Keller, P.C. was present, the Special Committee reviewed and discussed potential scenarios of an accelerated conversion of the Preferred Stock provided by management; reviewed and discussed a number of potential benefits that could result from a Potential Transaction; and Mr. Taylor gave the Special Committee an update on his discussions with the KC Federal Reserve regarding a Potential Transaction, stating that the KC Federal Reserve had discussed the concept of a Potential Transaction with the Federal Reserve Board in Washington, D.C. The Special Committee also discussed various factors that could affect the timing and terms of a Potential Transaction. Among other matters, the Special Committee noted that (1) the Investors had no inherent incentive to convert their respective holdings of Preferred Stock, and that it would be necessary to present a compelling rationale and provide adequate consideration for any such conversion in light of the economic and other rights associated with the Preferred Stock and (2) the likelihood and implications of the Principal Investors taking a more aggressive negotiating position at a time when the prevailing market price for the voting common stock was below the $1.80 conversion price provided for in the existing Preferred Stock Certificate of Designations. In order to incentivize the Investors to convert early, the Special

Committee discussed the need to provide the Investors with the benefit of the dividends they could have otherwise received if they did not convert early. The Special Committee also discussed the potential tax consequences of a Potential Transaction, including how it may affect the Company's ability to utilize its net operating loss carryforwards. In addition, at the meeting, management presented the Special Committee with bids from two nationally recognized investment banking firms to potentially serve as independent financial advisor to the Special Committee, including the rendering of a fairness opinion with respect to the potential transaction. Factors that the Special Committee considered in relation to each potential financial advisor included: overall quality and reputation; familiarity with the banking industry; familiarity with the Company; potential conflicts of interest; and the amount of the proposed fees. After discussion, the Special Committee determined that it would engage FIG Partners LLC ("FIG Partners") to serve as the Special Committee's independent financial advisor.

        On June 23, 2011, the Special Committee held a telephonic meeting at which representatives of FIG Partners and Jones & Keller, P.C. were present. At the meeting, representatives of FIG Partners made a presentation regarding its preliminary analysis of various scenarios potentially available to the Company with respect to the conversion of the Preferred Stock. A discussion ensued with respect to, among other matters: the fiduciary duties of the members of the Special Committee; the regulatory and other benefits to the Company and its stockholders of eliminating the Preferred Stock from the Company's capital structure; the alternative of raising additional Tier 1 capital (i.e., common stock) and the costs related thereto; the pros and cons associated with the amount and the form of consideration that might be provided by the Company to the Investors in connection with a Potential Transaction, including the amounts of dilution that might be associated with a Potential Transaction; the appropriate magnitude of the consideration to be provided by the Company to the Investors to induce them to convert early; whether the conversion price should be fixed or based on the market price of the Company's voting common stock; and potential strategies that might be employed to negotiate a Potential Transaction in a manner that would achieve the best available outcome for the holders of the common stock. After discussion, the Special Committee concluded that: the Preferred Stock creates an overhang on the value of the voting common stock; a Potential Transaction would clarify and simplify the Company's capital structure; a Potential Transaction should result in a lower cost of capital to the Company; and a conversion of some or all of Preferred Stock should enhance the future value of the common stock. The Special Committee then authorized Mr. Cordes, as chair of the Special Committee, to take administrative and other actions on behalf of the Special Committee in order to facilitate and achieve progress with respect to the negotiation of a Potential Transaction with the Principal Investors, subject to the Special Committee's oversight and retention of authority to determine whether any Potential Transaction is fair to and in the best interest of the Company and its common stockholders and to make a recommendation to the full Board of Directors whether to approve or disapprove any Potential Transaction.

        Between June 23, 2011 and July 14, 2011, Mr. Cordes had several communications with the Principal Investors regarding the terms of a Potential Transaction and the parties negotiated the following terms: the Investors would receive a special, one-time PIK dividend in the amount of approximately 7,300 shares of Preferred Stock to account for forgone dividends, combined with an accelerated mandatory conversion of the Preferred Stock at a fixed $1.50 per share conversion price (the minimum adjusted conversion price in the event of non-payment of dividends on the Preferred Stock).

        On July 14, 2011, the Special Committee held a telephonic meeting at which representatives of FIG Partners and of Jones & Keller, P.C. were present. The Special Committee received and considered updated financial analyses performed by FIG Partners. In addition, Mr. Cordes reported to the other members of the Special Committee of his recent discussions and negotiations with the Principal Investors relating to the terms of a Potential Transaction. The Special Committee discussed, among other matters, the financial terms of a Potential Transaction, including the valuation implications of a Potential Transaction and the benefits of a Potential Transaction. After discussion, the Special Committee determined to move forward with a Potential Transaction in which the Investors would receive a special, one-time PIK dividend in the amount of approximately 7,300 shares of Preferred Stock, combined with an accelerated mandatory conversion of the Preferred Stock at a fixed $1.50 per share conversion price. The Special Committee directed Mr. Cordes, the Company's management and Jones & Keller, P.C. to proceed with the final negotiation and documentation of the terms and conditions of such Potential Transaction.

        From July 14 through July 25, 2011, representatives of the Company and the Principal Investors, including their respective legal counsels, engaged in a series of email exchanges and telephone conferences to discuss and negotiate the final terms and conditions of the Transaction Agreement, including provisions relating to transfer restrictions, indemnification and the payment by the Company of the Investors' legal and other expenses in connection with the Transaction. Throughout this period, the Company's legal counsel kept Mr. Cordes apprised of the status of the negotiations and obtained his direction with regard to various matters.

        On July 25, 2011, the members of the Special Committee (and the other disinterested members of the Board of Directors) received drafts of the Transaction Agreement and related documents.

        On July 27, 2011, the Special Committee held a telephonic meeting at which representatives of FIG Partners and Jones & Keller, P.C. were present. At this meeting, representatives of FIG Partners (1) provided an updated presentation to the Special Committee in which they communicated FIG Partner's views regarding the potential benefits to the Company and the holders of the common stock and certain other considerations associated with the proposed Potential Transaction and discussed various financial analyses previously provided to the Special Committee and (2) expressed the opinion that the terms associated with the proposed Potential Transaction, pursuant to the Transaction Agreement, and its impact on the financial performance of the Company, are fair, from a financial point of view, to the common stockholders of the Company, and stated that FIG Partners was prepared to confirm such opinion in a final, written fairness opinion addressed to the Special Committee (the "Fairness Opinion") for the benefit of the Special Committee and the Board of Directors (which FIG Partners subsequently delivered later in the day); Mr. Cordes reviewed with the other members of the Special Committee the economic terms of the proposed Potential Transaction; and Jones & Keller, P.C. reviewed with the Special Committee all other material terms and conditions of the proposed Transaction Agreement providing for the proposed Potential Transaction. Based upon its activities and deliberations over the course of the preceding two months, and the information and advice that it had received and considered, the Special Committee unanimously determined that the proposed Potential Transaction, on terms and conditions set forth in the Transaction Agreement (the "Transaction"), is fair to and in the best interests of the Company and its stockholders (specifically including the stockholders of the Company other than the Investors), and to recommend to the Board of Directors that the Board of Directors approve the Transaction and the Transaction Agreement.

        The meeting of the Special Committee was then adjourned, and the Board of Directors convened a separate telephonic meeting shortly thereafter. Following the receipt by the Board of Directors of the recommendation of the Special Committee, the Board of Directors (with Messrs. Eggemeyer and Wycoff abstaining), acting upon the recommendation of the Special Committee, determined that the Transaction Agreement and the transactions contemplated thereby were advisable and in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the Investors, and approved the Transaction and the Transaction Agreement.

        Following the conclusion of the meeting of the Board of Directors, the Company and the Principal Investors executed the Transaction Agreement. On August 9, 2011, the Company and the Principal Investors executed the amended and restated Transaction Agreement to address certain of the stockholder approvals required to be obtained in connection with the Transaction.

Recommendations of the Special Committee

        The Special Committee unanimously (1) determined that the Transaction is fair to and in the best interests of the Company and its stockholders (specifically including the stockholders of the Company other than Investors), and (2) recommended to the Board of Directors that the Board of Directors approve the Transaction and the Transaction Agreement. As described above under "Background," the Special Committee, in making its determination and recommendation described above, consulted on numerous occasions with its financial advisor and the Company's management and legal counsel and considered a variety of factors. The Special Committee believes that the following factors, taken as a whole, support its determination and recommendation.

  •
  Effects of the Transaction on the Company's capital structure and the common stock.  The Special Committee considered the effects that the Transaction would likely have on the Company's capital structure and the common stock, including:

  •
  reductions in the Company's cost of capital;

  •
  the simplification of the Company's capital structure and the elimination of the market overhang caused by the direct and indirect convertibility of the Preferred Stock into common stock;

  •
  significant improvement in the Company's regulatory Tier 1 risked-based and leverage ratios, as well as an improvement in the Company's tangible common equity ratio;

  •
  with the potential acceleration of the termination of the Written Agreement (see below), the opportunity for, and the cost savings associated with, the redemption of the Company's (i) $10 million in aggregate principal amount of 10.6% trust preferred securities and (ii) $5 million in aggregate principal amount of 10.2% trust preferred securities;

  •
  expected improvements in analyst coverage and investor interest in the voting common stock;

  •
  the potential for an increase in the public float of, and improved trading liquidity in, the voting common stock;

  •
  the dilutive effect that the private placement of the Preferred Stock in 2009 already had on the common stock (approximately 6.1% dilution if the Company paid all dividends on the Preferred Stock and the Preferred Stock converted at $1.80 per share on August 11, 2014) and the inevitable dilution to the common stock regardless of the structure of the Transaction;

  •
  the incremental near-term dilution of 1.1% to the common stock expected to result from the Transaction;

  •
  that the current holders of our common stock (excluding the Investors and their affiliates) would own approximately 44.8% of the total outstanding shares of common stock immediately following the Transaction; and

  •
  the market overhang that may result from the substantial amounts of common stock to be held by the Investors immediately following the consummation of the Transaction.

  •
  Effects of the Transaction on the Company and the Bank.  The Special Committee considered the effects that the Transaction would likely have on the Company and the Bank, including:

  •
  expected improvements in the Company's future cash flows;

  •
  with improved regulatory capital ratios, the flexibility to add additional 100% risk-weighted assets (i.e., loans) enabling the Bank to grow its loan portfolio faster than originally projected;

    •
    the potential acceleration of the termination of the Written Agreement and, if terminated, the related reductions in compliance costs and the re-allocation of resources to focus on external growth activities;

    •
    with the potential acceleration of the termination of the Written Agreement, expected improvements in the Bank's liquidity sources, including the ability to obtain unsecured Fed Funds lines to diversify liquidity sources, which would better support growth;

    •
    with the potential acceleration of the termination of the Written Agreement, the opportunity to acquire assets or other financial institutions;

    •
    improved customer and market perception of the Bank; and

    •
    the ability to better attract quality employees.

  •
  Financial Terms of the Transaction Agreement.  The Special Committee considered the financial terms of the Transaction Agreement, including:

  •
  that the prevailing market price at which the voting common stock was trading was below the fixed $1.50 conversion price provided for in the terms of the Transaction (closing price of $1.36 on July 27, 2011, the date the Transaction Agreement was initially entered into);

  •
  the obligation of the Company under the Transaction Agreement to pay the reasonable out-of-pocket expenses incurred by the Principal Investors in connection with the negotiation, documentation and consummation of the Transaction (with a $50,000 cap for each Principal Investor); and

  •
  the obligation of the Company under the Transaction Agreement to indemnify the Investors, among other things, with respect to any action, suit, claim, proceeding or investigation by any governmental entity, stockholder of the Company or any other person (other than the Company) relating to the Transaction Agreement or the Transaction.

  •
  Fairness Opinion of FIG Partners.  The Special Committee considered the opinion of FIG Partners, orally provided to the Special Committee on July 27, 2011, and subsequently confirmed by delivery to the Special Committee of the Fairness Opinion, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the Fairness Opinion, the terms associated with the Transaction, pursuant to the Transaction Agreement, and its impact on the financial performance of the Company, are fair, from a financial point of view, to the common stockholders of the Company. In considering the Fairness Opinion, the Special Committee took note of the assumptions, qualifications, and limitations specified in the Fairness Opinion. In addition, the Special Committee considered various analyses performed by FIG Partners in connection with its consideration of a Potential Transaction.

  •
  Terms of Preferred Stock and Related Matters.  The Special Committee considered the terms of the Preferred Stock currently held by the Investors, including that:

  •
  the Preferred Stock has liquidation and dividend rights senior to the liquidation and dividend rights of the common stock;

  •
  the Preferred Stock entitles the Investors to non-cumulative cash dividends at the rate of 9% per annum, which provides up to $19.0 million of value to the Investors (after the August 15, 2011 dividend payment date);

  •
  for so long as the Company remained subject to the Written Agreement or has a cumulative loss in the prior two years and current year, it would need to seek permission from the KC Federal Reserve to pay any cash dividends on the Preferred Stock;

    •
    the Preferred Stock is treated as cumulative preferred stock (i.e., a restricted core capital element for Tier 1 capital purposes) and therefore currently only treated as Tier 2 capital;

    •
    the Preferred Stock is not redeemable by the Company;

    •
    the Preferred Stock is convertible at $1.80 per share, subject to the downward adjustment of such conversion price in increments of $0.04 (provided the maximum aggregate adjustment cannot exceed $0.30, resulting in a conversion price of $1.50 per share) in the event of certain non-payments of dividends;

    •
    the Investors have the ability in their sole discretion to convert the Preferred Stock between August 11, 2011 and August 11, 2014;

    •
    the Preferred Stock is not mandatorily convertible until August 11, 2014; and

    •
    due to the absence of an effective unilateral right of the Company to convert (within the next three years) or redeem the Preferred Stock, the options available to the Company with respect to the Preferred Stock are effectively limited to (1) maintaining the status quo until August 11, 2014, when the Preferred Stock would mandatorily convert into common stock, (2) engaging in a negotiated transaction with the Investors at the present time, and (3) engaging in a negotiated transaction with the Investors at a future time (prior to August 11, 2014).

  •
  Views and Support of Management.  The Special Committee considered the views of the Company's management regarding the beneficial effects that the Transaction are expected to have on the Company and the common stock, and management's overall support for the Transaction.

  •
  Stockholder Vote.  The Special Committee considered that the consummation of the Transaction is conditioned upon the approval of the Transaction by a majority of the votes cast by the holders of voting common stock (excluding the votes of the holders of Preferred Stock or any voting common stock held by the Investors and their affiliates) at the Meeting, thereby giving the stockholders of the Company other than the Investors the opportunity to accept or reject the Transaction.

  •
  Tax Treatment of the Transaction.  The Special Committee considered that the Transaction is not expected to result in any adverse tax consequences to the Company.

        Having considered all of the above factors, the Special Committee determined that the Transaction was fair to and in the best interests of the Company and its stockholders (specifically including the stockholders of the Company other than the Investors). The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive and may not include all of the information and factors considered by the Special Committee. The Special Committee, in making its determination regarding the Transaction, did not find it useful to and did not quantify or assign any relative or specific weights to the various factors that they considered. Rather, the Special Committee views its determination and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual members of the Special Committee may have given differing weights to different factors, and may have viewed some factors relatively more positively or negatively than others.

Fairness Opinion of Financial Advisor to the Special Committee

        At a meeting of the Special Committee held on July 27, 2011, FIG Partners orally provided the Special Committee with its opinion, subsequently confirmed by delivery of the Fairness Opinion dated as of the same date, that as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in the Fairness

Opinion, the terms associated with the Transaction, pursuant to the Transaction Agreement, and its impact on the financial performance of the Company, are fair, from a financial point of view, to the common stockholders of the Company.

        The full text of the Fairness Opinion of FIG Partners, dated July 27, 2011, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by FIG Partners in connection with its opinion, is attached to this Proxy Statement as Appendix D and is incorporated into this Proxy Statement by reference. The summary of the Fairness Opinion included in this Proxy Statement is qualified in its entirety by reference to the full text of the Fairness Opinion. You are urged to read the Fairness Opinion carefully and in its entirety. FIG Partners provided its Fairness Opinion for the information of the Special Committee and the Board of Directors in connection with their consideration of the Transaction. The Fairness Opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the Meeting and should not be relied upon by any shareholder as such.

        FIG Partners is an investment banking firm that focuses on assisting community banking institutions and is nationally recognized for its services to community banks. As part of its investment banking business, FIG Partners is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, FIG Partners has experience and knowledge of, the valuation of banking institutions. The Special Committee selected FIG Partners to act as its financial advisor in connection with the proposed Transaction, in part, on the basis of the firm's reputation and expertise.

        FIG Partners received a $50,000 fee from the Company for performing its financial advisory services in connection with the proposed Transaction and rendering a written Fairness Opinion to the Special Committee. Other than the Fairness Opinion fee described above, the Company did not pay any fees to FIG Partners, and FIG Partners has not had a material relationship with any party to the Transaction for which they have received compensation during the two year period preceding the date of execution of the Transaction Agreement. Further, the Company has agreed to indemnify FIG Partners against any claims or liabilities arising out of FIG Partners' engagement by the Special Committee.

        During the course of its engagement, and as a basis for arriving at its opinion, FIG Partners reviewed and analyzed material bearing upon the financial and operating conditions of the Company and material prepared in connection with the Transaction, including, among other things, the following:

  •
  the Transaction Agreement and related documents;

  •
  certain historical publicly available business and financial information concerning the Company including among other things, quarterly and annual reports filed by the Company with the SEC;

  •
  certain internal financial statements and other financial and operating data concerning the Company;

  •
  certain financial projections prepared by the management of the Company;

  •
  discussions with members of the senior management of the Company for the purpose of reviewing the future prospects of the Company, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings expected to be achieved as a result of the Transaction; and

  •
  the recent trading characteristics, financial performance and valuation metrics, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that it considered relevant.

        FIG Partners also performed such other analyses and considered such other factors as it deemed appropriate. FIG Partners also took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its knowledge of the banking industry and its general experience in securities valuations.

        In rendering the Fairness Opinion, FIG Partners assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to it by the Company and in the discussions with the Company's management. In that regard, FIG Partners assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs had been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of the Company and that such forecasts will be realized in the amounts and at the times contemplated thereby. FIG Partners are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for the Company are in the aggregate adequate to cover such losses. FIG Partners was not retained to and did not conduct a physical inspection of any of the properties or facilities of the Company or its subsidiaries. In addition, FIG Partners did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and it was not furnished with any such evaluations or appraisals.

        The following is a summary of the material analyses presented by FIG Partners to the Special Committee in connection with the rendering of the Fairness Opinion. These analyses were substantially similar to the preliminary analyses presented by FIG Partners at earlier meetings of the Special Committee to assist the Special Committee in its consideration, evaluation and negotiation of a Potential Transaction. The following paragraphs summarize, but do not purport to be a complete description of either the analyses performed by FIG Partners in rendering the Fairness Opinion or the presentation delivered by FIG Partners to the Special Committee, but it does summarize all of the material analyses performed and presented by FIG Partners.

        The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances. In arriving at its opinion, FIG Partners did not attribute any particular weight to any analysis and factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. FIG Partners may have given various analyses more or less weight than other analyses. Accordingly, FIG Partners believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, without considering all factors and analyses, could create an incomplete view of the process underlying the analyses set forth in its presentation to the Special Committee and the Fairness Opinion.

        In performing its analyses, FIG Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by FIG Partners are not necessarily indicative of actual value or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of FIG Partners' analysis of the fairness of the terms associated with the Transaction, and its impact on the financial performance of the Company, from a financial point of view, to the common stockholders of the Company. In addition, as described above, the Fairness Opinion to the Special Committee was one of many factors taken into consideration by both the Special Committee and the Board of Directors in making their respective determinations to approve the Transaction and the Transaction Agreement.

        Pro Forma Analysis of Conversion Scenarios.    FIG Partners analyzed three different pro forma scenarios in connection with the conversion of the Preferred Stock (with Scenario 3 as the proposed Transaction):

  •
  Scenario 1.  The Company declares and pays all dividends on the Preferred Stock (following the August 15, 2011 PIK dividend) and the Preferred Stock converts into common stock on the existing mandatory conversion date, August 11, 2014, at $1.80 per share, with the present value of the paid dividends discounted at 7%.

  •
  Scenario 2.  The Company does not declare or pay any dividends on the Preferred Stock (following the August 15, 2011 PIK dividend) and the Preferred Stock converts on August 11, 2014 at $1.50 per share (i.e., the minimum conversion price after adjustment for non-payment of dividends).

  •
  Scenario 3.  The Preferred Stock converts into common stock as of August 15, 2011 at $1.50 per share and the holders of Preferred Stock receive a special PIK dividend of 7,300 shares of Preferred Stock, with a liquidation value of approximately $7.3 million, to compensate them for the value of dividends forgone by the early conversion (without a present value discount of such forgone dividends).

        FIG Partners utilized generally accepted valuation models made available by third parties to investment banking firms and other investment professionals. These models allow users to incorporate various terms and assumptions, including observed market conditions, to derive ranges of theoretical values for equity-linked securities, including convertible preferred stock. In using such models, FIG Partners incorporated the specific terms of the Preferred Stock, including: the existing $1.80 per share conversion price of the Preferred Stock; the minimum $1.50 per share conversion price of the Preferred Stock after adjustment for non-payment of dividends; the 9% per annum non-cumulative dividend payable on the Preferred Stock; and the mandatory conversion date of the Preferred Stock of August 11, 2014. In using such models, FIG Partners also incorporated certain assumptions and inputs that were based upon the Company's recent financial condition, including: $1.59 tangible book value per share of the common stock at June 30, 2011; $84.7 million tangible common equity of the Company at June 30, 2011; and 53.2 million issued and outstanding shares of common stock. Based upon these terms, inputs, assumptions and other factors, the third-party pricing models produced the following:

  •
  Scenario 1.  A pro forma tangible book value per share of $1.50; a present value of the Preferred Stock of $75.7 million; and tangible book value dilution of 6.1% to the common stock.

  •
  Scenario 2.  A pro forma tangible book value per share of $1.55; a present value of the Preferred Stock of $72.9 million; and tangible book value dilution of 2.7% to the common stock.

  •
  Scenario 3.  A pro forma tangible book value per share of $1.48; a present value of the Preferred Stock of $76.7 million; and tangible book value dilution of 7.2% to the common stock, which equated to an incremental dilution of 1.1% over Scenario 1.

        In addition, at the direction of the Special Committee, FIG Partners analyzed the incremental benefits to common stockholders over a three year period (i.e., the time remaining until the mandatory conversion date), including the incremental earnings that the Company could generate, assuming the successful consummation of a Potential Transaction under Scenario 3 (the "Incremental Transaction Benefits"). FIG Partners initially assessed the impact on net income by the incremental asset growth as a result of a Potential Transaction, assuming a return on assets (ROA) range of 0.55% to 0.95% and annual incremental asset growth rates of 5% and 7.5%. FIG Partners then estimated expenses savings of $6.3 million (or $4.1 million on an after-tax basis), including from: decreased FDIC insurance premiums; the redemption of the Company's (i) $10 million in aggregate principal amount of 10.6% trust preferred securities and (ii) $5 million in aggregate principal amount of 10.2% trust preferred securities; and lower professional fees associated with the termination of the Written Agreement. This analysis resulted in an estimate of incremental earnings impact of $0.095 per share (with a range of $0.07 to $0.12), providing under Scenario 3 a pro forma tangible book value per share of $1.57 and tangible book value accretion of 1.3% to the common stock, which equated to an incremental accretion of 4.8% over Scenario 1.

        Discounted Cash Flow Analysis.    FIG Partners estimated the present value per share of our common stock under Scenario 3 above by taking into account the Incremental Transaction Benefits and estimating the value of the Company's estimated future earnings stream beginning in 2011 through 2015, an industry standard five-year time frame commonly used in discounted cash flow analyses. Using the Company's internal budget and projections developed by the Company and FIG Partners, FIG Partners used estimated net income in 2011 through 2015 to calculate the present value of the earnings. The present value of these estimated earnings was calculated based on a range of discount rates of 12.0%, 13.0% and 14.0%. In order to derive the capitalized terminal value of the Company's earnings stream for 2011 through 2015, FIG Partners performed three separate analyses: (1) the Gordon growth model; (2) a price-to-earnings multiple model, using 15.0 times estimated earnings; and (3) a price-to-tangible book multiple model, using a 1.25 times estimated tangible book value. The present value of these terminal amounts was then calculated based on the range of discount rates mentioned above. To determine the range of discount rates, FIG Partners used a capital asset pricing approach building upon the risk-free rate of return (the yield to maturity on a 10-year U.S treasury) and added to that both industry-specific and Company-specific risk premiums. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders of the Company common stock or similar investments. The three separate analyses and the underlying assumptions yielded a range of total indicated present value per share of our common stock of approximately:

Discount Rate	Gordon Growth Analysis	Price-to Earnings Analysis	Price-to Tangible Book Analysis	Average
12.0%	$2.04	$1.90	$1.70	$1.88
13.0%	$1.82	$1.82	$1.63	$1.75
14.0%	$1.64	$1.74	$1.56	$1.65

        Assuming no Incremental Transaction Benefits, the three separate analyses and the underlying assumptions yielded, at the 13% discount rate, a total indicated present value per share of our common stock of approximately: (1) $1.57 (under the Gordon growth analysis); (2) $1.58 (under a price-to-earnings multiple analysis); and (3) $1.54 (under a price-to-tangible book multiple analysis), with an average of $1.56.

        Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, FIG Partners determined that the terms associated with the Transaction, pursuant to the Transaction Agreement, and its impact on the financial performance of the Company, are fair, from a financial point of view, to the common stockholders of the Company.

Recommendation of the Board of Directors

        The Board of Directors (with Messrs. Eggemeyer and Wycoff abstaining) determined that the Transaction Agreement and the Transaction are advisable and in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the Investors, and, accordingly, (1) approved the proposed Transaction and the Company's execution and delivery of the Transaction Agreement, (2) directed management to submit the Transaction and the issuance of shares of common stock in connection therewith to the Company's stockholders for their consideration, and (3) recommended that the Company's stockholders approve the Transaction Agreement and the issuance of such shares of common stock in connection therewith.

        In making such determinations, the Board of Directors considered the recommendations of the Special Committee and the factors set forth under "Recommendations of the Special Committee," including without limitation the following factors:

  •
  the Transaction will simplify the Company's capital structure and make it easier for investors and analysts to understand and follow the Company;

  •
  that the prevailing market price at which the voting common stock was trading was below the fixed $1.50 conversion price provided for in the terms of the Transaction (closing price of $1.36 on July 27, 2011, the date the Transaction Agreement was initially entered into);

  •
  undertaking the Transaction at this time could provide the Company the opportunity to have the Written Agreement terminated earlier than previously anticipated;

  •
  assuming termination of the Written Agreement, expected improvements in the Bank's liquidity sources, which would better support growth, and the opportunity to acquire assets or other financial institutions;

  •
  the process followed by the Company in having a Special Committee of independent and disinterested directors negotiate the terms of the Transaction with the Principal Investors;

  •
  the Fairness Opinion of FIG Partners; and

  •
  the consummation of the Transaction is conditioned upon the approval of the Transaction by a majority of the votes cast by the holders of voting common stock (excluding the votes of the holders of Preferred Stock or any voting common stock held by the Investors and their affiliates) at the Meeting, thereby giving the stockholders of the Company other than the Investors the opportunity to accept or reject the Transaction.

        The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive and may not include all of the information and factors considered by the Board of Directors. The Board of Directors, in making its determination regarding the Transaction Agreement and the Transaction, did not find it useful to and did not quantify or assign any relative or specific weights to the various factors that it considered. Rather, the Board of Directors views its determinations as being based on an overall analysis and on the totality of the information presented to and factors considered by it (including specifically the recommendations of the Special Committee). In addition, in considering the factors described above, individual members of the Board of Directors may have given differing weights to different factors, and may have viewed some factors relatively more positively or negatively than others.

The Transaction Agreement

        Pursuant to the Transaction Agreement, (1) the Company will issue the Special PIK Dividend to all holders of the Preferred Stock in the aggregate amount of approximately 7,300 shares of Preferred Stock, with any fractional shares to be paid in cash and (2) immediately following and as part of the issuance of the Special PIK Dividend, all of the outstanding shares of Preferred Stock will be mandatorily converted into shares of voting common stock and, if necessary, non-voting common stock, at a conversion price of $1.50 per share. As a result of the Transaction, the holders of Preferred Stock are expected to receive, in the aggregate, approximately 51,902,000 shares of common stock.

        Currently, each of Castle Creek Fund IV and its affiliates, on the one hand, and the Relational Funds and their affiliates, on the other hand, have passivity commitments in place with the Federal Reserve Board, which, among other things, limit their right to acquire the voting common stock to 9.9% and 14.9%, respectively, of the Company's total outstanding voting common stock. Pursuant to the Transaction, if (i) the shares of Preferred Stock held by each of Castle Creek Fund IV and the Relational Funds (including their respective affiliates) would represent upon conversion more than

9.9% and 14.9%, respectively, of the outstanding shares of voting common stock after giving effect to such conversion and taking into consideration any shares of voting common stock otherwise beneficially owned by such Investor (the number of shares of Preferred Stock representing shares of voting common stock upon conversion in excess of such percentage, the "Excess Shares") and (ii) any such Principal Investor has not received written confirmation from the Federal Reserve Board of its non-control determination as to such Principal Investor's post-conversion ownership of the Company's voting common stock, then such Excess Shares will be converted instead into an equivalent number of shares of non-voting common stock. In such a case (assuming neither Castle Creek Fund IV nor the Relational Funds has received the required non-control determination prior to consummation), the Company would expect to issue approximately 5,488,340 shares of non-voting common stock and 46,413,667 shares of voting common stock pursuant to the Transaction.

        The Investors who are parties to the Transaction Agreement have also agreed in the Transaction Agreement to consent to (and to vote in favor of at the Meeting) the proposed amendments to the existing Preferred Stock Certificate of Designations to provide for the issuance of the Special PIK Dividend and the acceleration of the mandatory conversion of all Preferred Stock into Common Stock immediately following the payment of the Special PIK Dividend.

        The Company and the Investors who are parties to the Transaction Agreement have made customary representations and warranties and covenants for a transaction of this kind in the Transaction Agreement. The Transaction Agreement also contains customary closing conditions for a transaction of this kind, including (i) the accuracy of all representations and performance of all covenants in all material respects, (ii) the absence of any judgment, injunction, decree or other legal restraint prohibiting or enjoining the consummation of the transactions contemplated by the Transaction Agreement, (iii) the receipt of all necessary governmental approvals, (iv) no modification or withdrawal of the Board of Directors' recommendation of the Proposals, (v) the receipt of the requisite stockholder approvals for the Proposals and (vi) the approval for listing on the Nasdaq of the shares of additional shares of voting common stock to be issued pursuant to the Transaction that have not already been approved for listing. The closing conditions applicable to the Company can be waived by the Company with the approval of the Special Committee (provided, however, that the condition set forth in clause (v) may not be waived). The closing conditions applicable to the Investors set forth above may be waived by the Principal Investors (provided, however, that the condition set forth in clause (v) may not be waived).

        The Company has also agreed, as promptly as practicable following the Transaction, but in no event more than 21 days thereafter, to use its commercially reasonable efforts to file an amendment to its shelf registration statement previously filed pursuant to the Investment Agreement to register for resale any additional shares of voting common stock received by the holders of Preferred Stock pursuant to the Transaction which have not been previously registered, or will file a new shelf registration statement, to register the resale of such shares of common stock, and in each case will use commercially reasonable efforts to cause any such shelf registration statement to become effective as soon as practicable.

        The Investors who are parties to the Transaction Agreement have agreed not to transfer the Preferred Stock (other than pursuant to certain exempt transfers) through the closing of the Transaction or the Transaction Agreement has been terminated, whichever occurs first, without the prior written consent of the Company, which shall not be unreasonably withheld. In addition, the Investors who are parties to the Transaction Agreement have agreed to not transfer shares of common stock acquired pursuant to the Transaction for a period of 90 days immediately following the date the Transaction is completed (other than pursuant to certain exempt transfers).

        The Company is obligated to pay the reasonable out-of-pocket expenses incurred by each of the Principal Investors (not to exceed $50,000) in connection with or arising out of the negotiation, documentation and consummation of the Transaction if the Transaction is completed pursuant to the Transaction Agreement or the Transaction is not consummated other than due to a breach by such Principal Investor of the terms of the Transaction Agreement. In addition, the Company has agreed to indemnify the Investors party to the Transaction Agreement with respect to any action, suit, claim, proceeding or investigation by any governmental entity, stockholder of the Company or any other person (other than the Company) relating to the Transaction Agreement or the transactions contemplated thereby.

        The Transaction Agreement may be terminated (i) by the written agreement of the Company (with the approval of the Special Committee) and the Investors, (ii) if the closing of the transactions contemplated by the Transaction Agreement has not occurred within 180 days after July 27, 2011, or (iii) if there is a material breach of the Transaction Agreement by the other party.

Tax Consequences to the Company

        The Transaction is expected to generally be treated as a reorganization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Accordingly, the Company does not expect to recognize any gain or loss for federal income tax purposes as a result of the Transaction. There will be no new stockholders as a result of the proposed Transaction and the incremental change in ownership over the past three years for the stockholders involved in the Transaction do not trigger an ownership change under Section 382 of the Internal Revenue Code of 1986, as amended. As a result, the Company does not expect the Transaction to affect the Company's ability to utilize its net operating loss carryforwards.

Pro Forma Capitalization

        The following table sets forth our consolidated capitalization and regulatory capital ratios as of June 30, 2011 on an actual basis and on a pro forma basis as adjusted to give effect to the Transaction, as if such Transaction occurred at June 30, 2011.

        The following data should be read in conjunction with the consolidated financial statements and the notes thereto from our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011, included as Appendix H to this Proxy Statement. Certain amounts included in the "Pro

Forma As Adjusted" column contain estimates, including estimates of fair value and issuance costs, which may not reflect actual amounts when the Transaction is consummated.

	June 30, 2011
	Actual	Pro Forma As Adjusted
	(dollars in thousands, except per share data)
Stockholders' Equity:
Preferred stock, $0.001 par value; 9% non-cumulative; 73,280 shares authorized, 69,013 shares issued and outstanding at June 30, 2011; 77,853 shares authorized, 0 shares issued and outstanding at June 30, 2011, pro forma as adjusted; liquidation preference of $69,013 at June 30, 2011; liquidation preference of $0 at June 30, 2011, pro forma as adjusted.	$67,806	$—
Common stock, $.001 par value; 150,000,000 shares authorized, 66,862,049 voting shares issued, 53,389,052 voting shares outstanding at June 30, 2011 (includes 1,518,625 shares of unvested restricted stock and 156,567 shares to be issued); 113,275,700 voting shares issued, 99,802,703 voting shares outstanding at June 30, 2011, pro forma as adjusted (includes 1,518,625 shares of unvested restricted stock and 156,567 shares to be issued); 5,488,344 non-voting shares issued and outstanding at June 30, 2011, pro forma as adjusted.	67	119
Additional paid-in capital—common stock	619,788	706,242
Shares to be issued for deferred compensation obligations	237	237
Accumulated deficit	(420,643)	(439,593) (1)
Accumulated other comprehensive loss	1,038	1,038
Treasury stock, at cost, 10,922,581 shares	(102,559)	(102,559)

Total stockholders' equity	$165,734	$165,484

Book value per common share	$1.81	$1.57
Regulatory Capital Ratios:
Total risk-based capital ratio	16.22%	16.22%
Tier 1 risk-based capital ratio	9.00	15.04
Leverage ratio	6.71	11.21

(1)
The increase in the accumulated deficit resulting from the value of the proposed accelerated conversion of the Series A Convertible Preferred Stock is expected to be approximately $18,700,000 based on the Company's common stock price of $1.35 per share on June 30, 2011. This includes the paid-in-kind (PIK) dividend of approximately $1,546,000 made on August 15, 2011 and $17,154,000 in value from the special PIK dividend issued to preferred stockholders immediately preceding the accelerated conversion as well as the reduction in conversion price. Further, the accumulated deficit is expected to be increased by approximately $250,000 related to legal and professional expenses incurred as a result of the proposed transaction.

Summary of Differences between the Common Stock and the Preferred Stock

        The following stock comparison tables summarize certain principal rights of the holders of voting common stock, non-voting common stock and Preferred Stock. Pursuant to the proposed Transaction, the Preferred Stock will convert into either voting common stock or non-voting common stock and the Preferred Stock will no longer be authorized or outstanding, and the common stock will no longer be subject to the superior rights of the holders of the Preferred Stock.

        The principal rights described in the stock comparison tables below are subject to certain exclusions and are not inclusive of all rights and limitations applicable to the holders of voting common stock, non-voting common stock or Preferred Stock. The stock comparison tables below set forth (i) the terms of the Preferred Stock as they exist prior to the proposed amendments as described below under "Proposal 2: Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock—Special PIK Dividend" and "Proposal 3: Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock—Acceleration of Mandatory Conversion" (ii) the terms of the non-voting common stock as they exist prior to the proposed amendment as described below under "Proposal 4: Amendment to Second Amended and Restated Certificate of Incorporation". You are urged to read carefully in their entirety (i) the description of our voting common stock set forth in our Registration Statement on Form 8-A filed on October 3, 2005 and incorporated herein by reference, (ii) our Second Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1 to our Form 8-K filed on August 12, 2009 and incorporated herein by reference, which sets forth the terms of our voting common stock and non-voting common stock, and (iii) the Preferred Stock Certificate of Designations, filed as Exhibit 4.1 to our Form 8-K filed on August 12, 2009 and incorporated herein by reference, which fully sets forth the terms of the Preferred Stock.

Stock Comparison Table

Voting Common Stock	Non-Voting Common Stock	Preferred Stock
Voting:
The holders have one vote per share. There are no cumulative voting rights.	The holders have no voting power and are not entitled to vote on any matter except as otherwise required by law.	The shares of Preferred Stock vote as a single class with the holders of voting common stock on an as-converted basis on all matters upon which the holders of common stock are entitled to vote. The holders of Preferred Stock have a number of votes equal to the number of shares of voting common stock issuable if all outstanding shares of Preferred Stock were converted; however, for the purpose of determining such number of votes, the conversion price per share is deemed to be $2.00. Accordingly, each share of Preferred Stock is entitled to 500 votes, subject to adjustment. In addition, the holders of Preferred Stock vote as a separate class with respect to certain matters, including amendments to the Company's certificate of incorporation that alter voting powers, preferences and special rights of the Preferred Stock or create senior convertible securities, or mergers or consolidations upon the consummation of which comparable preferential rights would not be available to the holders of the Preferred Stock.
Dividends:
The shares are subject to the prior dividend rights of the holders of any series of preferred stock. Dividends may be declared by the Board of Directors and paid from time to time from any funds legally available (subject to any regulatory restrictions).	Same dividend rights as voting common stock.	The holders of the Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, non-cumulative dividends at an annual rate of 9.0% of the $1,000 per share liquidation preference, quarterly in arrears. From the date of issuance of the Preferred Stock until the first dividend payment date following the second anniversary of such issuance (i.e., August 11, 2011), the dividends are payable in cash or additional shares of the Preferred Stock, at the election of the Company. Thereafter, dividends are solely payable in cash.

Voting Common Stock	Non-Voting Common Stock	Preferred Stock
Liquidation Rights:
Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, these liquidation rights apply:	The holders will share any assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of preferred stock.	Same liquidation rights as voting common stock.	The holders of the Preferred Stock will receive a liquidation preference in an amount equal to the greater of (i) $1,000 per share of Preferred Stock and (ii) the amount that the holders would have received in respect of the shares issuable upon conversion of such share of Preferred Stock had they converted such share of Preferred Stock immediately prior to such liquidating event.

As of August 15, 2011, the outstanding Preferred Stock had an aggregate liquidation preference of $70,559,000.
Conversion Rights:
Any holder of voting common stock may at any time and from time to time elect to convert any number of shares of voting common stock then held by such holder into an equal number of shares of non-voting common stock, with the prior approval of the Board of Directors or pursuant to a written agreement with the Company expressly providing for such conversion.	Any holder of non-voting common stock may convert any number of shares of non-voting common stock into an equal number of shares of voting common stock, but only if such conversion is in connection with (i) a transfer that is made in accordance with and as permitted by guidance and policies established by the Board of Governors of the Federal Reserve System as applicable and in effect at the time of transfer or (ii) with the prior approval of the Board of Directors acting in its sole and absolute discretion.

If the Company ceases to be a bank holding company, any holder of non-voting common stock may convert such shares of non-voting common stock into voting common stock without the aforementioned limitations.	Each share of the Preferred Stock is convertible into shares of common stock at a conversion price of $1.80 per share, adjustable downward in increments of $0.04 to a floor of $1.50 per share if the Company fails to declare and pay quarterly dividends (whether in-kind or cash) on the Preferred Stock for any reason.

Each holder of the Preferred Stock will have the right, at such holder's option, to convert all or any portion of such holder's Preferred Stock into shares of common stock between August 11, 2011 and the mandatory conversion date of August 11, 2014.

Each share of the Preferred Stock shall be automatically converted into shares of the Company's common stock on August 11, 2014.
Restrictions on Transfer:
Pursuant to the Transaction Agreement, the Investors who are parties thereto may not transfer shares they receive as a result of the conversion of the Preferred Stock for a period of 90 days following the conversion.	Same restrictions on transfer as the voting common stock.	None.
Redemption:
None.	None.	None.

Potential Consequences if Proposal 1 is not Approved

        If Proposal 1 is not approved by our stockholders, we will not be able to consummate the Transaction pursuant to the Transaction Agreement.

        The Board of Directors (with John M. Eggemeyer and W. Kirk Wycoff abstaining) recommends that you vote "FOR" Proposal 1.

 PROPOSAL 2: AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR SERIES A CONVERTIBLE PREFERRED STOCK—SPECIAL PIK DIVIDEND

        In connection with the Transaction, our Board of Directors adopted a resolution declaring it advisable and in our best interests and the best interests of our stockholders to amend and restate the existing Certificate of Designations for Series A Convertible Preferred Stock of Guaranty Bancorp (the "Existing Series A Certificate of Designations"), as set forth in the proposed Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock of Guaranty Bancorp, a form of which, showing the amendments made to the Existing Series A Certificate of Designations, is attached to this Proxy Statement as Appendix B (the "Amended Series A Certificate of Designations"). This Proposal 2 contemplates the approval of the proposed Amended Series A Certificate of Designations with respect to, among other things, the authorization of the issuance of the Special PIK Dividend, which requires increasing the total authorized Preferred Stock from 73,280 to 77,853 shares. The Board of Directors directed that the proposed action be submitted for consideration by our stockholders at a special meeting to be called for that purpose.

        This Proposal 2 is conditioned upon receipt of stockholder approval of Proposal 1 and Proposal 3. In addition, the ultimate filing of the Amended Series A Certificate of Designations, and its effectiveness, is conditioned upon the satisfaction of all other conditions to the consummation of the Transaction.

        The Amended Series A Certificate of Designations provides, among other things, for the issuance of the Special PIK Dividend, which entitles the holders of Preferred Stock to receive with respect to each share of Preferred Stock, immediately prior to and as part of the accelerated mandatory conversion (described below), 0.10346 shares of Preferred Stock, or an aggregate of approximately 7,300 shares of Preferred Stock. If the issuance of the Special PIK Dividend on any holder's shares of Series A Preferred Stock, taken as a whole, would result in the payment of a fractional share of Preferred Stock to such holder, such fractional share will be paid in cash.

        Under the Existing Series A Certificate of Designations, we have 73,280 shares of Preferred Stock authorized and, as of the Record Date, 70,559 shares of Preferred Stock were outstanding. To have a sufficient number of authorized shares of Preferred Stock to be able to issue the Special PIK Dividend, adoption of the Amended Series A Certificate of Designations will increase the total authorized shares of Preferred Stock to 77,853.

        The foregoing, along with the description of Proposal 3 below, are summaries of the material terms of the Amended Series A Certificate of Designations and are qualified in their entirety by reference to that document, a form of which, showing the amendments made to the Existing Series A Certificate of Designations, is attached as Appendix B to this Proxy Statement and which is incorporated by reference herein. These summaries of the amendments to the Existing Series A Certificate of Designations may not contain all of the information that is important to you. We encourage you to read the Amended Series A Certificate of Designations carefully and in its entirety.

Potential Consequences if Proposal 2 is not Approved

        If Proposal 2 is not approved by our stockholders, we will not be able to consummate the Transaction pursuant to the Transaction Agreement.

        The Board of Directors (with John M. Eggemeyer and W. Kirk Wycoff abstaining) recommends that you vote "FOR" the approval of Proposal 2.

 PROPOSAL 3: AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR SERIES A CONVERTIBLE PREFERRED STOCK—ACCELERATION OF MANDATORY CONVERSION

        This Proposal 3 contemplates the approval of the proposed Amended Series A Certificate of Designations with respect to, among other things, the acceleration of the mandatory conversion of all Preferred Stock into our common stock at a conversion price of $1.50 per share immediately following and as part of the issuance of the Special PIK Dividend. The Board of Directors directed that the proposed action be submitted for consideration by our stockholders at a special meeting to be called for that purpose.

        This Proposal 3 is conditioned upon receipt of stockholder approval of Proposal 1 and Proposal 2. In addition, the ultimate filing of the Amended Series A Certificate of Designations, and its effectiveness, is conditioned upon the satisfaction of all other conditions to the consummation of the Transaction.

        The Existing Series A Certificate of Designations provides for a mandatory conversion date of August 11, 2014. The Existing Series A Certificate of Designations also provides that each share of Preferred Stock is convertible into shares of common stock at a conversion price of $1.80 per share, adjustable downward in increments of $0.04 (provided the maximum aggregate adjustment cannot exceed $0.30, resulting in a conversion price of $1.50) in the event of certain non-payments of dividends (whether paid in cash or in kind) on the Preferred Stock. The Amended Series A Certificate of Designations provides for the accelerated mandatory conversion of all Preferred Stock into our common stock at a fixed conversion price of $1.50 per share immediately following and as part of the issuance of the Special PIK Dividend.

        The Amended Series A Certificate of Designations also provides, among other things, that if (i) the shares of Preferred Stock held by each of Castle Creek Fund IV and the Relational Funds would represent upon conversion more than 9.9% and 14.9%, respectively, of the outstanding shares of voting common stock after giving effect to such conversion and taking into consideration any shares of voting common stock otherwise beneficially owned by such Investor (the number of shares of Preferred Stock representing shares of voting common stock upon conversion in excess of such percentage, the "Excess Shares") and (ii) any such Investor has not received written confirmation from the Federal Reserve Board of its non-control determination as to such Investor's post-conversion ownership of the Company's voting common stock, then such Excess Shares will be converted instead into an equivalent number of shares of our non-voting common stock.

        The foregoing, along with the description of Proposal 2 above, are summaries of the material terms of the Amended Series A Certificate of Designations and are qualified in their entirety by reference to that document, a form of which, showing the amendments made to the Existing Series A Certificate of Designations, is attached as Appendix B to this Proxy Statement and which is incorporated by reference herein. These summaries of the amendments to the Existing Series A Certificate of Designations may not contain all of the information that is important to you. We encourage you to read the Amended Series A Certificate of Designations carefully and in its entirety.

Potential Consequences if Proposal 3 is not Approved

        If Proposal 3 is not approved by our stockholders, we will not be able to consummate the Transaction pursuant to the Transaction Agreement.

        The Board of Directors (with John M. Eggemeyer and W. Kirk Wycoff abstaining) recommends that you vote "FOR" the approval of Proposal 3.

 PROPOSAL 4: AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        At the Meeting, our stockholders will be asked to consider and vote on the amendment of our Second Amended and Restated Certificate of Incorporation to revise the terms of our class of convertible non-voting common stock (the "Non-Voting Amendment"). A copy of the proposed Non-Voting Amendment is attached to this Proxy Statement as Appendix C. As of the date of this Proxy Statement, there were no outstanding shares of our non-voting common stock.

        This Proposal 4 is not conditioned upon receipt of stockholder approval of either Proposal 1, Proposal 2 or Proposal 3. The Non-Voting Amendment will be effective as of the time it is filed with the Secretary of State of the State of Delaware, which assuming this Proposal 4 is approved, will be filed promptly after the Meeting.

Reasons for the Non-Voting Amendment

        In order for certain of our Investors to receive, if necessary, shares of non-voting common stock pursuant to the Transaction, the terms of our non-voting common stock must conform to the policies and guidance of the Federal Reserve Board. Currently, the terms of our non-voting common stock do not satisfy such guidance and policies and, as a result, our Board of Directors has determined it advisable and in our best interests and the best interests of our stockholders to approve the Non-Voting Amendment.

        The Non-Voting Amendment provides that the shares of non-voting common stock received in connection with a conversion of preferred stock or voting common stock or pursuant to the terms of the Transaction Agreement are only convertible into shares of voting common stock by a holder who receives such shares by means of (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the Company or (iii) a transfer to a transferee that would control more than 50% of the voting securities of the Company without any transfer from such transferor or its affiliates, as applicable (each of (i)—(iii), a "Widely Dispersed Offering"). In addition, the Non-Voting Amendment provides that, in addition to being non-voting while held by the Investors or their affiliates, the shares of non-voting common stock will be non-voting while held by any holder who receives such shares by means other than a Widely Dispersed Offering.

Potential Consequences if Proposal 4 is not Approved

        If Proposal 4 is not approved by our stockholders, our Board of Directors expects to approve the filing of a Certificate of Designations authorizing the issuance of a new series of convertible preferred stock (the "Additional Preferred Stock") into which the Preferred Stock may be converted under certain circumstances. The powers, preferences and rights of the Additional Preferred Stock will be intended to match, as closely as possible, the terms of the non-voting common stock as set forth in the Non-Voting Amendment summarized above. As such, the designations of the Additional Preferred Stock would provide in part:

  •
  that the Additional Preferred Stock has no voting rights other than as required by law;

  •
  that the holders of such Additional Preferred Stock will participate together with the holders of common stock in any dividend declared with respect to the common stock or any distribution upon liquidation, winding-up or dissolution of the Company;

  •
  for conversion of such shares of Additional Preferred Stock into shares of common stock on the same conditions as the non-voting common stock could be converted (as described above); and

  •
  for a liquidation preference of no more than $0.01 if such a preference right is deemed to be required under the Delaware General Corporation Law.

        The Board of Directors recommends that you vote "FOR" Proposal 4.

 PROPOSAL 5: ADJOURNMENT OR POSTPONEMENT OF THE MEETING

        If the Company fails to receive a sufficient number of votes to constitute a quorum to hold the Meeting or to approve Proposal 1, Proposal 2, Proposal 3 and/or Proposal 4, the Company may propose to adjourn or postpone the Meeting, whether or not a quorum is present, for a period of not more than 30 days, to (i) constitute a quorum for purposes of the Meeting or (ii) solicit additional proxies in favor of the approval of Proposal 1, Proposal 2, Proposal 3 and/or Proposal 4, as necessary.

        The Company currently does not intend to propose adjournment or postponement at the Meeting if there are sufficient votes to approve Proposal 1, Proposal 2, Proposal 3 and Proposal 4.

        The Board of Directors recommends that you vote "FOR" Proposal 5.

 INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        Director, Executive Officer and Non-Executive Officer Employee Participation.    With respect to our directors, John M. Eggemeyer, indirectly through his affiliate, Castle Creek Fund IV, and W. Kirk Wycoff, indirectly through his affiliates, the Patriot Funds, own shares of our Preferred Stock and are participating in the Transaction. See sections of this Proxy Statement captioned "Beneficial Owners of More Than Five Percent" and "Beneficial Ownership of Directors and Executive Officers".

        No executive officers or non-executive officer employees are participating in the Transaction. The below table is titled "New Plan Benefits," in accordance with rules of the SEC:

New Plan Benefits

Name and Position(1)	Number of Shares of Common Stock		Dollar Value ($)
Daniel M. Quinn Former Chief Executive Officer and President	—		—
Paul W. Taylor Chief Executive Officer and President	—		—
James K. Simons Former Executive Vice President and Chief Credit Officer	—		—
Executive Group	—		—
Non-Executive Director Group	26,385,334	(2)	35,884,054	(3)
Non-Executive Officer Employee Group	—		—

(1)
Mr. Quinn resigned from the Company as of May 3, 2011. At the end of 2010, Mr. Taylor served as the Company's Executive Vice President, Chief Financial and Operating Officer and Secretary. Mr. Taylor was appointed as the Company's Chief Executive Officer and President as of May 3, 2011. Mr. Simons resigned from the Company as of March 9, 2011.

(2)
Represents 8,796,000 shares expected to be received by Castle Creek Fund IV and 17,589,334 shares expected to be received by the Patriot Funds, in each case pursuant to the Transaction. Castle Creek Capital IV LLC is the sole general partner of Castle Creek Fund IV. Accordingly, securities owned by Castle Creek Fund IV may be regarded as being beneficially owned by Castle Creek Capital IV LLC. Mr. Eggemeyer is a controlling person of, and shares voting and investment power over any securities owned or deemed to be owned by, Castle Creek Capital IV LLC. Accordingly, securities owned or deemed to be owned by Castle Creek Capital IV LLC may be regarded as being beneficially owned by Mr. Eggemeyer. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of his pecuniary interest therein. Patriot Financial Partners, GP, L.P. ("Patriot GP") is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Patriot Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. Mr. Wycoff is one of the general partners of the Patriot Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Patriot Funds may be regarded as being beneficially owned by Mr. Wycoff.

(3)
Such value is based upon the closing price of the Company's voting common stock of $1.36 on July 27, 2011, the date the Transaction Agreement was initially entered into.

        Each of Messrs. Eggemeyer and Wycoff recused himself from our Board of Directors vote to approve the Transaction Agreement and to recommend the Proposals described in this Proxy Statement.

        Board Representation.    Pursuant to the Investment Agreement, each of the Patriot Funds and the Relational Funds have the right to appoint one member or one observer to both the Board of Directors of the Company and the Bank. The Patriot Funds have designated Mr. Wycoff to serve on both the Board of Directors of the Company and the Bank. To date, the Relational Funds have elected only to have an individual appointed as an observer to the Company's Board of Directors. In addition, as long as either the Patriot Funds or the Relational Funds beneficially owns Preferred Stock convertible into at least 4.9% of the outstanding shares of voting common stock or beneficially owns 4.9% of the outstanding shares of voting common stock, the Company is required to recommend to its stockholders the election of the person nominated by either the Patriot Funds or the Relational Funds to be appointed or elected as a director at the Company's annual meeting of stockholders, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the reasonable approval of the Board of Director's Compensation, Nominating and Governance Committee. The Transaction and the Transaction Agreement do not alter these rights.

        Registration Rights.    Pursuant to the Transaction Agreement, the Company is required to register the additional shares of our voting common stock to be received by the Investors, including Castle Creek Fund IV, the Relational Funds and the Patriot Funds, pursuant to the Transaction as further described above in the section of this Proxy Statement captioned "Proposal 1—Preferred Stock Transaction".

        Concentrated Level of Ownership.    If the Transaction is consummated, Mr. Eggemeyer, together with Castle Creek Fund IV and Mr. Ruh, will beneficially own approximately 12.0% of our voting common stock, assuming no non-voting common stock is issued pursuant to the Transaction (or 9.9% of our voting common stock if a non-control determination is not received with respect to shares of voting common stock in excess of the 9.9% ownership level); the Patriot Funds will own approximately 16.7% of our voting common stock, assuming no non-voting common stock is issued pursuant to the Transaction (or approximately 17.6% if non-voting common stock is issued to both Castle Creek Fund IV and the Relational Funds pursuant to the Transaction); and the Relational Funds will own approximately 16.7% of our voting common stock, assuming no non-voting common stock is issued pursuant to the Transaction (or 14.9% of our voting common stock if a non-control determination is not received with respect to shares of voting common stock in excess of the 14.9% ownership level). Consequently, Mr. Eggemeyer (with Castle Creek Fund IV and Mr. Ruh), the Patriot Funds and the Relational Funds will continue to be our largest stockholders. In addition, in the aggregate, our current directors, executive officers and beneficial owners of more than five percent of our common stock will own approximately 62.7% of our voting common stock if the Transaction is consummated (assuming no non-voting common stock is issued pursuant to the Transaction). Such a concentrated level of ownership may have the effect of discouraging, delaying or preventing a change in control and may also have an adverse effect on the market price of our voting common stock. The current ownership of our common stock, and the expected ownership after the consummation of the Transaction, are further described below in the sections of this Proxy Statement captioned "Beneficial Owners of More Than Five Percent" and "Beneficial Ownership of Directors and Executive Officers".

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

        The following table sets forth information concerning beneficial ownership of our common stock and Preferred Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of August 15, 2011. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Currently, each share of Preferred Stock may be converted into shares of common stock at the option of each Investor at a conversion rate of $1.80 (each share of Preferred Stock is valued at $1,000). Each share of Preferred Stock is also entitled to cast such number of votes as the number of shares of voting common stock into which such share of Preferred Stock is convertible based upon a conversion rate of $2.00. The shares of common stock beneficially owned and the related percentage of class ownership shown in the first two columns below are based on the Preferred Stock being converted at $1.80 per share. In addition, the shares of common stock beneficially owned and the related percentage of class ownership set forth in the following table are shown without giving effect to any relevant stockholding limitations described in the footnotes to the table.

        The following table includes the quarterly PIK dividend issued to holders of Preferred Stock as of August 15, 2011. The following table also sets forth information regarding the pro forma beneficial ownership of our common stock by such persons that are expected to beneficially own more than five percent of our common stock following the Transaction.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class(1)	Shares of Preferred Stock Beneficially Owned		Percent of Class(2)	Shares of Common Stock Beneficially Owned on a Pro Forma Basis(3)		Percent of Class on a Pro Forma Basis(4)
Relational Investors, LLC(5)	13,285,554	(6)	19.9%	23,914	(7)	33.9%	17,592,000	(8)	16.7%
12400 High Bluff Drive, Suite 600
San Diego, CA 92130
Patriot Financial Group(9)	13,283,888	(10)	19.9%	23,911	(11)	33.9%	17,589,334	(12)	16.7%
Cira Centre
2929 Arch Street, 27th Floor
Philadelphia, PA 19104-2868
John M. Eggemeyer	10,116,360	(13)	16.8%	11,957	(14)	16.9%	12,269,583	(15)	11.6%
6051 El Tordo
Rancho Santa Fe, CA 92067-1329
William J. Ruh	9,629,684	(16)	16.0%	12,251	(17)	17.4%	11,835,573	(18)	11.2%
6051 El Tordo
Rancho Santa Fe, CA 92067-1329
Castle Creek Capital Partners IV, L.P.(19)	9,287,740	(20)	15.5%	11,957		16.9%	11,440,963	(21)	10.9%
6051 El Tordo
Rancho Santa Fe, CA 92067-1329
Franklin Mutual Advisers, LLC	10,740,191	(22)	20.1%	—		—	10,740,191		10.2%
101 John F. Kennedy Parkway
Short Hills, New Jersey 07078-2789
Jerry L. Tubergen, RDV Corporation and	5,450,144	(24)	9.7%	5,128	(25)	7.3%	6,371,926		6.0%
RDV Capital Management, L.P.(23)
126 Ottawa Avenue, NW, Suite 500
Grand Rapids, Michigan 49503

(1)
With respect to Relational Investors, LLC, the applicable percentage ownership is based on 66,742,263 shares of common stock outstanding as of August 15, 2011, which gives effect to the 23,914 shares of Preferred Stock that are immediately convertible into 13,285,554 shares of common stock. With respect to the Patriot Financial Group, the applicable percentage ownership is based on 66,740,596 shares of common stock outstanding as of August 15, 2011, which gives effect to the 23,911 shares of Preferred Stock that are immediately convertible into 13,283,888 shares of common stock. With respect to Mr. Eggemeyer and Castle Creek Fund IV, the applicable percentage ownership is based on 60,099,485 shares of common stock outstanding as of August 15, 2011, which gives effect to the 11,957 shares of Preferred Stock that are immediately convertible into 6,642,777 shares of common stock. With respect to Mr. Ruh, the applicable percentage ownership is based on 60,262,819 shares of common stock outstanding as of August 15, 2011, which gives effect to the 12,251 shares of Preferred Stock that are immediately convertible into 6,806,111 shares of common stock. With respect to Franklin Mutual Advisers, LLC, the applicable percentage ownership is based on 53,456,708 shares of common stock outstanding as of August 15, 2011. Because the ownership percentage with respect to Franklin Mutual Advisers, LLC does not include in the total number of outstanding shares of common stock issuable upon the conversion of the Preferred Stock, such ownership percentage would be substantially lower if the calculations reflected the shares of common stock issuable upon conversion of the Preferred Stock. With respect to Mr. Tubergen and the RDV group, the applicable percentage ownership is based on 56,305,595 shares of common stock outstanding as of August 15, 2011, which gives effect to the 5,128 shares of Preferred Stock that are immediately convertible into 2,848,888 shares of common stock.

(2)
Based on 70,559 shares of Preferred Stock issued and outstanding as of August 15, 2011.

(3)
Includes both voting common stock and, if any, non-voting common stock that may be issued pursuant to the Transaction.

(4)
Based on 105,358,715 shares of the Company's common stock estimated to be issued and outstanding immediately after giving effect to the Transaction.

(5)
Relational Investors, LLC is the sole general partner of each of Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P. (together, the "Relational Funds") and, pursuant to limited partnership agreements, Relational Investors, LLC has sole investment discretion and voting authority over the shares of the Company owned by the Relational Funds. Accordingly, securities owned by the Relational Funds may be regarded as being beneficially owned by Relational Investors, LLC. Each of Ralph V. Whitworth and David H. Batchelder, as principals of Relational Investors, LLC, may be deemed to share indirect beneficial ownership of the shares which Relational Investors, LLC may beneficially own. Each of Messrs. Whitworth and Batchelder disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(6)
Such shares are based on the 23,914 shares of Preferred Stock that are immediately convertible into 13,285,554 shares of common stock. Includes 6,642,777 shares of common stock beneficially owned by Relational Investors Mid-Cap Fund I, L.P. and 6,642,777 shares of common stock beneficially owned by Relational Investors Mid-Cap Fund II, L.P. Currently, the 23,914 shares of Preferred Stock owned by the Relational Funds have the voting power equal to 11,957,000 shares of voting common stock, or 13.5% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(7)
Includes 11,957 shares owned by Relational Investors Mid-Cap Fund I, L.P. and 11,957 shares owned by Relational Investors Mid-Cap Fund II, L.P.

(8)
Includes 8,796,000 shares expected to be owned by Relational Investors Mid-Cap Fund I, L.P. and 8,796,000 shares expected to be owned by Relational Investors Mid-Cap Fund II, L.P. If the Relational Funds and their affiliates are unable to receive a non-control determination with respect to shares of voting common stock in excess of their existing 14.9% stockholding limitation prior to the consummation of the Transaction, it is expected that the Relational Funds will hold approximately 14,880,686 shares of voting common stock and 2,711,314 shares of non-voting common stock following the Transaction.

(9)
The following are members of the "Patriot Financial Group": each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Patriot Funds"), Patriot Financial Partners, GP, L.P., the general partner of the Patriot Funds ("Patriot GP"), Patriot Financial Partners, GP, LLC, general partner of Patriot GP ("Patriot LLC") and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch, general partners of the Patriot Funds and Patriot GP and members of Patriot LLC. Accordingly, securities owned by the Patriot Funds may be regarded as being beneficially owned by Patriot GP, Patriot LLC and each of W. Kirk Wycoff, Ira M. Lubert and James J. Lynch.

(10)
Such shares are based on the 23,911 shares of Preferred Stock that are immediately convertible into 13,283,888 shares of common stock. Includes 11,328,888 shares of common stock beneficially owned by Patriot Financial Partners, L.P. and 1,955,000 shares of common stock beneficially owned by Patriot Financial Partners Parallel, L.P. Currently, the 23,911 shares of Preferred Stock owned by the Patriot Funds have the voting power equal to 11,955,500 shares of voting common stock, or 13.5% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(11)
Includes 20,392 shares owned by Patriot Financial Partners, L.P. and 3,519 shares owned by Patriot Financial Partners Parallel, L.P.

(12)
Includes 15,000,667 shares of voting common stock expected to be owned by Patriot Financial Partners, L.P. and 2,588,667 shares of voting common stock expected to be owned by Patriot Financial Partners Parallel, L.P.

(13)
Includes 352,500 shares held by the Eggemeyer Family Trust; 2,644,963 shares held by Castle Creek Fund IV; an additional 6,642,777 shares of common stock immediately convertible from the 11,957 shares of Preferred Stock held by Castle Creek Fund IV; 200,000 shares of performance-based restricted stock held by Mr. Eggemeyer; and 276,120 additional shares held by Mr. Eggemeyer. Mr. Eggemeyer is the trustee of the Eggemeyer Family Trust and has sole voting and dispositive power over the securities held by the Eggemeyer Family Trust. Castle Creek Capital IV LLC is the sole general partner of Castle Creek Fund IV. Accordingly, securities owned by Castle Creek Fund IV may be regarded as being beneficially owned by Castle Creek Capital IV LLC. Mr. Eggemeyer is a controlling person of, and shares voting and investment power over any securities owned or deemed to be owned by, Castle Creek Capital IV LLC. Accordingly, securities owned or deemed to be owned by Castle Creek Capital IV LLC may be regarded as being beneficially owned by Mr. Eggemeyer. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of his pecuniary interest therein.

Does not include 13,211 shares deemed to be owned by Mr. Eggemeyer through the Company's deferred compensation plan, over which Mr. Eggemeyer does not have any voting or investment power.

Currently, the voting common stock and Preferred Stock beneficially owned by Mr. Eggemeyer have the voting power equal to 9,452,083 shares of voting common stock, or 10.7% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(14)
Shares owned by Castle Creek Fund IV. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of his pecuniary interest therein.

(15)
Includes 11,440,963 shares expected to be owned by Castle Creek Fund IV. If Castle Creek Fund IV and its affiliates are unable to receive a non-control determination with respect to shares of voting common stock in excess of its existing 9.9% stockholding limitation prior to the consummation of the Transaction, it is expected that Castle Creek Fund IV will hold approximately 8,663,937 shares of voting common stock and 2,777,026 shares of non-voting common stock following the Transaction. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of his pecuniary interest therein. Does not include 13,211 shares deemed to be owned by Mr. Eggemeyer through the Company's deferred compensation plan, over which Mr. Eggemeyer does not have any voting or investment power.

(16)
Includes 178,610 shares owned by the Lisa A. Ruh Trust, of which his spouse is the trustee; an additional 1633,333 shares of common stock immediately convertible from the 294 shares of Preferred Stock held by the Lisa A. Ruh Trust; 2,644,963 shares held by Castle Creek Fund IV; and an additional 6,642,777 shares of common stock immediately convertible from the 11,957 shares of Preferred Stock held by Castle Creek Fund IV. Castle Creek Capital IV LLC is the sole general partner of Castle Creek Fund IV. Accordingly, securities owned by Castle Creek Fund IV may be regarded as being beneficially owned by Castle Creek Capital IV LLC. Mr. Ruh is a controlling person of, and shares voting and investment power over any securities owned or deemed to be owned by, Castle Creek Capital IV LLC. Accordingly, securities owned or deemed to be owned by Castle Creek Capital IV LLC may be regarded as being beneficially owned by Mr. Ruh. Mr. Ruh disclaims beneficial ownership of the securities owned by the Lisa A. Ruh Trust and Castle Creek Fund IV, except to the extent of his pecuniary interest therein.

  Currently, the voting common stock and Preferred Stock beneficially owned by Mr. Ruh have the voting power equal to 8,949,073 shares of voting common stock, or 10.1% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(17)
Includes 294 shares owned by the Lisa A. Ruh Trust and 11,957 shares owned by Castle Creek Fund IV.

(18)
Includes 394,610 shares expected to be beneficially owned by the Lisa A. Ruh Trust and 11,440,963 shares expected to be owned by Castle Creek Fund IV. If Castle Creek Fund IV and its affiliates are unable to receive a non-control determination with respect to shares of voting common stock in excess of its existing 9.9% stockholding limitation prior to the consummation of the Transaction, it is expected that Castle Creek Fund IV will hold approximately 8,663,937 shares of voting common stock and 2,777,026 shares of non-voting common stock following the Transaction. Mr. Ruh disclaims beneficial ownership of the securities owned by the Lisa A. Ruh Trust and Castle Creek Fund IV, except to the extent of his pecuniary interest therein.

(19)
Castle Creek Capital IV LLC is the sole general partner of Castle Creek Fund IV. Accordingly, securities owned by Castle Creek Fund IV may be regarded as being beneficially owned by Castle Creek Capital IV LLC. Castle Creek Capital IV LLC disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of its pecuniary interest therein.

(20)
Includes 2,644,963 shares held by Castle Creek Fund IV plus an additional 6,642,777 shares of common stock immediately convertible from the 11,957 shares of Preferred Stock held by Castle Creek Fund IV. Currently, the shares of voting common stock and Preferred Stock owned by Castle Creek Fund IV have the voting power equal to 8,623,463 shares of voting common stock, or 9.7% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(21)
If Castle Creek Fund IV and its affiliates are unable to receive a non-control determination with respect to shares of voting common stock in excess of its existing 9.9% stockholding limitation prior to the consummation of the Transaction, it is expected that Castle Creek Fund IV will hold approximately 8,664,038 shares of voting common stock and 2,776,925 shares of non-voting common stock following the Transaction.

(22)
The following information is based on Amendment No. 6 to Schedule 13G filed on January 22, 2010 and Form 13-F-HR filed by Franklin Resources, Inc. as of June 30, 2011. The shares reported above are beneficially owned by one or more open-end investment companies or other managed accounts which, pursuant to investment management contracts, are managed by Franklin Mutual Advisers, LLC ("FMA"). Such investment management contracts grant to FMA all investment and voting power over the securities owned by such investment management clients. FMA disclaims any pecuniary interest or beneficial ownership in any of the shares reported above. Mutual Shares Fund, a series of Franklin Mutual Series Funds, has an interest in 5,731,834 shares, or 10.7% of the outstanding shares, of the common stock.

Currently, the voting common stock beneficially owned by FMA has the voting power equal to 12.1% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share), while Mutual Shares Fund has the voting power equal to 6.5% of such total voting power.

(23)
The following information is based on a Schedule 13G filed on June 16, 2011 by Jerry L. Tubergen, RDV Corporation and RDV Capital Management, L.P. Shares beneficially owned by Mr. Tubergen include shares held by RDV Corporation Supplemental Executive Retirement Trust, Heritage Capital Management L.P., RDV Capital Management, L.P., 196 Investors, LLC, Harbour Point Investors, LLC, four individual trust of which Mr. Tubergen serves as trustee, and Randall Damstra and Julie Duisterhof. Shares beneficially owned by RDV Corporation include shares held by RDV Corporation Supplemental Executive Retirement Trust, RDV Capital Management, L.P., 196 Investors, LLC, Harbour Point Investors, LLC, and Randall Damstra and Julie Duisterhof. Mr. Tubergen and RDV Corporation have shared dispositive power over shares beneficially owned by Randall Damstra and Julie Duisterhof.

(24)
Such shares are based in part on 5,128 shares of Preferred Stock that are immediately convertible into 2,848,888 shares of common stock. Includes 3,452,500 shares beneficially owned by RDV Capital Management, L.P.

Currently, the voting common stock and Preferred Stock beneficially owned by Mr. Tubergen has the voting power equal to 5,165,257 shares of voting common stock, or 5.8% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(25)
Includes 4,632 shares held by RDV Capital Management, L.P., 338 shares held by Heritage Capital Management L.P., 42 shares held by Randall Damstra and Julie Duisterhof and 5 shares held by RDV Corporation Supplemental Executive Retirement Trust.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table indicates the beneficial ownership of each outstanding class of the Company's equity securities as of August 15, 2011 by: (1) each of the Company's current directors; (2) the chief executive officer (the "CEO") during 2010 and the other named executive officers (as defined in Item 402(m)(2) of Regulation S-K) of the Company for 2010 (together as a group, "Named Executive Officers"); and (3) all current directors and executive officers of the Company as a group, based on the Company's records and data supplied by each of the current directors and executive officers. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The following table also sets forth information regarding the pro forma beneficial ownership of our common stock by such persons following the Transaction. Currently, each share of Preferred Stock may be converted into shares of common stock at the option of each Investor at a conversion rate of $1.80 (each share of Preferred Stock is valued at $1,000). Each share of Preferred Stock is also entitled to cast such number of votes as the number of shares of voting common stock into which such share of Preferred Stock is convertible based upon a conversion rate of $2.00. The shares of common stock beneficially owned and the related percentage of class ownership shown in the first two columns below are based on the Preferred Stock being converted at $1.80 per share. In addition, the shares of common stock beneficially owned and the related percentage of class ownership set forth in the following table are shown without giving effect to any relevant stockholding limitations described in the footnotes to the table.

Name or Number of Persons in Group	Shares of Common Stock Beneficially Owned		Percent of Class(1)	Shares of Preferred Stock Beneficially Owned		Percent of Class(2)	Shares of Common Stock Beneficially Owned on a Pro Forma Basis(3)		Percent of Class on a Pro Forma Basis(4)
Directors Who Are Not Named Executive Officers
Edward B. Cordes (Chairman)	53,828		*	—		—	53,828		*
John M. Eggemeyer	10,116,360	(5)	16.8%	11,957	(6)	16.9%	12,269,583	(7)	11.6%
Stephen D. Joyce(8)	148,694		*	—		—	148,694		*
Gail H. Klapper(9)	16,162		*	—		—	16,162		*
Kathleen Smythe(10)	10,550		*	—		—	10,550		*
W. Kirk Wycoff	13,283,888	(11)	19.9%	23,911	(12)	33.9%	17,589,334	(13)	16.7%
Albert C. Yates	13,828		*	—		—	13,828		*
Named Executive Officers
Paul W. Taylor(14)	596,095	(15)	1.1%	—		—	596,095		*
Chief Executive Officer and President
Daniel M. Quinn(16)	200,660		*	—		—	200,660		*
Former Chief Executive Officer and President
James K. Simons(17)	—		—	—		—	—		—
Former Executive Vice President and Chief Credit Officer
All Current Directors and Executive Officers as a group (10 persons)(18)	24,518,003	(19)	33.4%	35,868		50.8%	30,976,672		29.4%

*
Represents less than 1.0% of the outstanding shares of the Company's common stock calculated in accordance with Rule 13d-3 (which concerns the calculation of beneficial ownership) under the Exchange Act.

(1)
With respect to Mr. Eggemeyer, the applicable percentage ownership is based on 60,099,485 shares of common stock outstanding as of August 15, 2011, which gives effect to the 11,957 shares of Preferred Stock that are immediately convertible into 6,642,777 shares of common stock. With respect to Mr. Wycoff, the applicable percentage ownership is based on 66,740,596 shares of common stock outstanding as of August 15, 2011, which gives effect to the 23,911 shares of Preferred Stock that are immediately convertible into 13,283,888 shares of common stock. With respect to all other directors and executive officers, individually, the applicable percentage ownership is based on 53,456,708 shares of common stock outstanding as of August 15, 2011. Because the ownership percentage with respect to all such other directors and executive officers does not include in the total number of outstanding shares of common stock issuable upon the conversion of the Preferred Stock, such ownership percentage would be substantially lower if the calculations reflected the shares of common stock issuable upon conversion of the Preferred Stock. With respect to all current directors and executive officers as a group, the applicable percentage ownership is based on 73,383,374 shares of common stock outstanding as of August 15, 2011, which gives effect to the 35,868 shares of Preferred Stock that are immediately convertible into 19,926,665 shares of common stock.

(2)
Based on 70,559 shares of Preferred Stock issued and outstanding as of August 15, 2011.

(3)
Includes both voting common stock and, if any, non-voting common stock that may be issued pursuant to the Transaction.

(4)
Based on 105,358,715 shares of the Company's common stock estimated to be issued and outstanding immediately after giving effect to the Transaction.

(5)
Includes 352,500 shares held by the Eggemeyer Family Trust; 2,644,963 shares held by Castle Creek Fund IV; an additional 6,642,777 shares of common stock immediately convertible from the 11,957 shares of Preferred Stock held by Castle Creek Fund IV; 200,000 shares of performance-based restricted stock held by Mr. Eggemeyer; and 276,120 additional shares held by Mr. Eggemeyer. Mr. Eggemeyer is the trustee of the Eggemeyer Family Trust and has sole voting and dispositive power over the securities held by the Eggemeyer Family Trust. Castle Creek Capital IV LLC is the sole general partner of Castle Creek Fund IV. Accordingly, securities owned by Castle Creek Fund IV may be regarded as being beneficially owned by Castle Creek Capital IV LLC. Mr. Eggemeyer is a controlling person of, and shares voting and investment power over any securities owned or deemed to be owned by, Castle Creek Capital IV LLC. Accordingly, securities owned or deemed to be owned by Castle Creek Capital IV LLC may be regarded as being beneficially owned by Mr. Eggemeyer. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of his pecuniary interest therein.

Does not include 13,211 shares deemed to be owned by Mr. Eggemeyer through the Company's deferred compensation plan, over which Mr. Eggemeyer does not have any voting or investment power.

Currently, the voting common stock and Preferred Stock beneficially owned by Mr. Eggemeyer have the voting power equal to 9,452,083 shares of voting common stock, or 10.7% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(6)
Shares owned by Castle Creek Fund IV. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of his pecuniary interest therein.

(7)
Includes 11,440,963 shares expected to be beneficially owned by Castle Creek Fund IV. If Castle Creek Fund IV and its affiliates are unable to receive a non-control determination with respect to shares of voting common stock in excess of its existing 9.9% stockholding limitation prior to the consummation of the Transaction, it is expected that Castle Creek Fund IV will hold approximately 8,663,937 shares of voting common stock and 2,777,026 shares of non-voting common stock following the Transaction. Mr. Eggemeyer disclaims beneficial ownership of the securities owned by Castle Creek Fund IV, except to the extent of his pecuniary interest therein. Does not include 13,211 shares deemed to be owned by Mr. Eggemeyer through the Company's deferred compensation plan, over which Mr. Eggemeyer does not have any voting or investment power.

(8)
The table does not include 45,429 shares deemed to be owned by Mr. Joyce through the Company's deferred compensation plan, over which Mr. Joyce does not have any voting or investment power.

(9)
The table does not include 45,429 shares deemed to be owned by Ms. Klapper through the Company's deferred compensation plan, over which Ms. Klapper does not have any voting or investment power.

(10)
The table includes 9,000 shares held by the Urquieta Smythe Family Trust. Ms. Smythe is the co-trustee of the Urquieta Smythe Family Trust and has shared voting and dispositive power over the securities held by the trust with her husband. The table does not include 36,621 shares deemed to be owned by Ms. Smythe through the Company's deferred compensation plan, over which Ms. Smythe does not have any voting or investment power.

(11)
Includes 11,328,888 shares of common stock beneficially owned by Patriot Financial Partners, L.P. and 1,955,000 shares of common stock beneficially owned by Patriot Financial Partners Parallel, L.P. Such shares are based on the 23,911 shares of Preferred Stock owned by the Funds that are immediately convertible into 13,283,888 shares of common stock. Patriot Financial Partners, GP, L.P. ("Patriot GP") is a general partner of each of Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P. (together, the "Patriot Funds") and Patriot Financial Partners, GP, LLC ("Patriot LLC") is a general partner of Patriot GP. Mr. Wycoff is one of the general partners of the Patriot Funds and Patriot GP and a member of Patriot LLC. Accordingly, securities owned by the Patriot Funds may be regarded as being beneficially owned by Mr. Wycoff.

Currently, the 23,911 shares of Preferred Stock owned by the Patriot Funds have the voting power equal to 11,955,500 shares of voting common stock, or 13.5% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(12)
Includes 20,392 shares owned by Patriot Financial Partners, L.P. and 3,519 shares owned by Patriot Financial Partners Parallel, L.P.

(13)
Includes 15,000,667 shares of voting common stock expected to be beneficially owned by Patriot Financial Partners, L.P. and 2,588,667 shares of voting common stock expected to be beneficially owned by Patriot Financial Partners Parallel, L.P.

(14)
At the end of 2010, Mr. Taylor served as the Company's Executive Vice President, Chief Financial and Operating Officer and Secretary. Mr. Taylor was appointed as the Company's Chief Executive Officer and President as of May 3, 2011. The table includes 527,125 shares of unvested performance-based restricted stock.

(15)
Mr. Taylor currently has the beneficial voting power equal to less than 1% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

(16)
Mr. Quinn resigned as the Company's Chief Executive Officer and President as of May 3, 2011.

(17)
Mr. Simons resigned as the Company's Executive Vice President and Chief Credit Officer as of March 9, 2011.

(18)
The table includes 278,598 shares (which includes 265,000 shares of unvested performance-based restricted stock) held by two current executive officers who were not executive officers at the end of 2010, Michael B. Hobbs and Christopher G. Treece. Mr. Hobbs is the current President of the Company's bank subsidiary, Guaranty Bank and Trust Company, and commenced his employment as of July 27, 2011. Mr. Treece was promoted to the Company's Executive Vice President, Chief Financial Officer and Secretary as of July 29, 2011.

(19)
All Current Directors and Executive Officers as a group currently have the beneficial voting power equal to 25.4% of the total voting power of (i) the outstanding voting common stock plus (ii) the Preferred Stock (based upon a conversion ratio for voting purposes only of $2.00 per share).

FINANCIAL STATEMENTS

        The Company's Audited Consolidated Financial Statements (including Notes thereto), as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, are attached to this Proxy Statement as Appendix E and thereby incorporated by reference herein. The Company's Unaudited Consolidated Financial Statements (including Notes thereto), as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011, are attached to this Proxy Statement as Appendix H and thereby incorporated by reference herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's Discussion and Analysis of Financial Condition and Results of Operations, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is attached to this Proxy Statement as Appendix F and thereby incorporated by reference herein. Management's Discussion and Analysis of Financial Condition and Results of Operations, as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011, is attached to this Proxy Statement as Appendix I and thereby incorporated by reference herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        There have been no changes in or disagreements with our accountants required to be disclosed pursuant to Item 304 of Regulation S-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Quantitative and Qualitative Disclosures About Market Risk, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, is attached to this Proxy Statement as Appendix G and thereby incorporated by reference herein. Quantitative and Qualitative Disclosures About Market Risk, as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011, is attached to this Proxy Statement as Appendix J and thereby incorporated by reference herein.

DIRECTOR COMPENSATION

        Director compensation is reviewed by the Compensation, Nominating and Governance Committee of our Board of Directors (the "CNG Committee"), which recommends director compensation to the Board for approval. The Company's Corporate Governance Guidelines provide that a peer review of director compensation be conducted at least every three years. The CNG Committee does not regularly use an outside consultant to evaluate director compensation. In November 2010, the CNG Committee requested management to conduct a competitive peer review of director compensation. Management used a peer group of 20 companies, which included all publicly traded banks west of the Mississippi with an asset size between $1.5 billion and $3.5 billion and listed on a major exchange plus one additional publicly traded bank with an asset size of $5.2 billion, PacWest Bancorp. Based upon the review, the CNG Committee recommended to the Board, and the Board approved, that the director compensation continue to remain the same as currently in place for non-management directors, as follows:

  •
  Annual cash retainer of $50,000 paid quarterly in arrears.

  •
  Additional annual cash retainer for committee chairs, $10,000 in the case of the Audit Committee, $5,000 in the case of the CNG Committee and $5,000 in the case of the Corporate Risk Committee, each paid quarterly in arrears.

        On July 30, 2010, Mr. Eggemeyer stepped down as Chairman of the Board, as well as chair of the Corporate Risk Committee, and Mr. Quinn was appointed as Chairman of the Board on August 3, 2010. Prior to July 30, 2010, Mr. Eggemeyer's compensation as Chairman of the Board was $180,000 annually. As a management director, Mr. Quinn did not receive director compensation. On August 3, 2010, Mr. Cordes was appointed as chair of both the Audit Committee and Corporate Risk Committee.

        All directors are reimbursed for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board and its committees.

2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
G. Hank Brown(1)	17,170	—	17,170
Edward B. Cordes	56,114	—	56,114
John M. Eggemeyer	128,139	—	128,139
Stephen D. Joyce	50,000	—	50,000
Gail H. Klapper	50,000	—	50,000
Kathleen Smythe	50,000	—	50,000
Matthew P. Wagner(2)	35,543	—	35,543
W. Kirk Wycoff	50,000	—	50,000
Albert C. Yates	55,000	—	55,000

(1)
Mr. Brown decided not to stand for re-election at the Company's 2010 Annual Meeting of Stockholders held on May 4, 2010.

(2)
Mr. Wagner resigned from the Board effective as of August 3, 2010. Prior to his resignation, he served as chair of the Audit Committee.

 EXECUTIVE COMPENSATION

Overview of Executive Compensation

        CNG Committee—Scope of Authority.    Pursuant to its charter, among other things, the CNG Committee administers the Company's compensation program and various incentive plans, including the Amended and Restated 2005 Stock Incentive Plan, the Executive Cash Incentive Plan and the Deferred Compensation Plan. The CNG Committee reviews and approves compensation levels of members of executive management, including the executives who are identified in the Summary Compensation Table in this Proxy Statement (whom we refer to as our "Named Executive Officers"), evaluates the performance of the executive management team (including the CEO) and considers executive management succession and related matters. The CNG Committee reviews with the Board all material aspects of compensation for the Company's executive officers. Under its charter, the CNG Committee has the authority to delegate any of its duties and responsibilities (or functions) to a subcommittee of the CNG Committee consisting of one or more members, as appropriate and to the extent permitted by law. The CNG Committee's charter also permits the approval of any equity awards to Section 16 directors and officers by a subcommittee of "non-employee directors" (as defined in Rule 16b-3 of the Exchange Act).

        Compensation Philosophy and Objectives.    The first goal of our compensation program is to link a considerable portion of executive compensation to the financial performance of the Company and to align the interests of our executive officers with the interests of our stockholders. The CNG Committee seeks to achieve this goal by primarily tying meaningful annual bonuses and long-term performance-based awards, historically in the form of restricted stock grants, to key performance goals that are tied to measures that are meaningful to our stockholders.

        The second goal of our compensation program is to attract, motivate and retain highly competent executives who will provide leadership for the Company's success. Our executives, and particularly our Named Executive Officers, are talented managers and they are often presented with opportunities at other institutions, including opportunities at potentially higher compensation levels. The Company does not have employment agreements with any of its executive officers. Accordingly, the CNG Committee seeks to achieve this goal by setting base compensation and incentives at competitive levels and by awarding long-term incentives in the form of substantial stock-based awards based on achieving corporate goals that are meaningful to our stockholders. The CNG Committee periodically reviews executive compensation levels paid by publicly traded financial institutions across a similar range of asset size to the Company, based on available data. The CNG Committee intends to pay total compensation at the high end of the compensation scale, but only if the Company achieves its performance measures at the high end of the peer group.

        We combine the compensation elements for each of our executive officers in a way we believe will maximize such executive's contribution to the Company. The CNG Committee has not established a policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the CNG Committee reviews and considers information and data provided by either consultants or management, including surveys or databases to which the Company subscribes, to determine the appropriate level and mix of base compensation, performance-based pay and other elements of compensation.

        Review of Executive Compensation Program.    The CNG Committee does not regularly use an outside consultant and determined not to employ an outside consultant in 2009 and 2010. In connection with the Company becoming a publicly traded company in 2005, upon recommendation of the Company's Chairman, the CNG Committee hired ECG Advisors, LLC, an outside compensation consultant, to conduct a competitive review of our executive compensation program. The consultant's overall finding was that our executive compensation was in line with the peer group and our compensation philosophy. In 2008, the CNG Committee compared the Company's executive compensation against a group of publicly traded, financial institutions across a similar range of asset size to the Company that the Company uses to compare its financial performance against. To assist the CNG Committee's review and evaluation of executive compensation in 2008, data was provided from SNL Financial, which was compiled by Castle Creek Financial.

        Components of Compensation.    The key components of our executive compensation program consist of a base salary, annual cash bonus opportunity under our Executive Cash Incentive Plan and periodic grants of time-based and performance-based restricted stock under our Amended and Restated 2005 Stock Incentive Plan. Our executives can defer base salary through our tax-qualified 401(k) plan. The Company determined to terminate its Deferred Compensation Plan in 2010. In addition, we provide change-in-control severance protection to our executive officers through our Change in Control Severance Plan. We also provide certain perquisites to our executive officers, such as a car allowance, parking and long-term care and disability insurance. At least annually, the CNG Committee reviews tally sheets containing all components of compensation payable to the CEO and the other executive officers, in terms of current compensation and long-term and incentive compensation, to ensure that the compensation program is meeting the goals of the Company's compensation philosophy. If the Chairman of the Board and the CEO are two separate individuals, the Chairman makes recommendations regarding the amount and form of compensation for the CEO, and the CEO makes recommendations regarding the amount and form of compensation for the other executive officers, to the CNG Committee. If the Chairman of the Board is also the CEO, the CEO makes recommendations to the CNG Committee regarding the amount and form of compensation for the executive officers, including himself. Based on these recommendations, the CNG Committee evaluates and determines the amount and form of compensation for the CEO and the other executive officers.

        Base Salary—The CNG Committee reviews the base salary of the CEO and the other executive officers. The CNG Committee does not tie its base salary decisions to any particular formulas, measurements or criteria, but members take into account the Company's performance, internal equity pay, individual executive performance and compensation levels paid by our peer group, as well as economic conditions in the Company's market area.

        Annual Cash Incentive Compensation—Pursuant to the Company's Executive Cash Incentive Plan, annual cash bonuses are paid to executives based on the achievement of pre-established quantitative and qualitative performance measures. Quantitative performance measures may include, but are not limited to: net income; return on average assets ("ROA"); cash ROA; return on average equity ("ROE"); cash ROE; earnings per share ("EPS"); cash EPS; stock price; efficiency ratio; and book value per share. Each quantitative performance measure operates independently (i.e., it is possible for one measure to generate an award and not the other) and quantitative performance measures are individually weighted (i.e., one measure may be counted more heavily in calculating awards than the other). Qualitative performance measures may include or relate to, but are not limited to: the execution of strategic goals, the quality of the Company's regulatory relationships, individual contributions to the Company's performance, credit-related goals, expense management goals or such other key qualitative measures tied to current or future Company performance. The qualitative performance measures operate together and are not individually weighted. Awards earned on the basis of the quantitative performance measure(s) may be increased or decreased based on the achievement of qualitative performance measures. The achievement of qualitative performance measures may result in awards even if quantitative performance measure(s) are not achieved at the threshold level and may result in awards above the maximum performance level. Likewise, non-achievement of qualitative performance measures may result in no awards even if quantitative performance measure(s) are achieved at or above the threshold level and may result in awards below the minimum threshold performance level. The CNG Committee has the authority to subjectively evaluate the achievement of qualitative performance measures and increase or decrease awards based on its evaluation. Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company's executive management team who are deemed by the CNG Committee to have achieved superior performance during the fiscal year.

        Stock-Based Awards—Stock-based awards granted to executive officers of the Company under our Amended and Restated 2005 Stock Incentive Plan may be granted from time to time at the discretion of the CNG Committee upon its own determination or recommendation from the CEO with respect to grants to other executive officers. To the extent grants are made to our executive officers, they would typically occur in connection with an executive's hiring or during the first quarter along with the formal annual evaluation of the executives' total compensation. Additionally, grants may also coincide with promotions or the vesting of a previous grant. In line with the Company's compensation philosophy of awarding long-term equity incentives, in 2010, the CNG Committee implemented a long-term stock award program with respect to executive officers, with the objective of granting annual performance-based awards having a performance cycle of three years. Other than to create performance incentives for executive officers, the CNG Committee may grant stock-based awards for recruiting and retention purposes.

        In considering whether to grant an equity award and the size of the grant to be awarded, the CNG Committee considers, with respect to each executive officer, the salary level, the contributions expected toward the growth and profitability of the Company and, to the extent available, survey data indicating grants made to similarly situated officers at comparable financial institutions. The CNG Committee decides whether to approve the grant of equity awards, and the terms of such grant, after deliberation in executive session with respect to grants to the CEO and after discussion with the CEO with respect to grants to other executive officers.

        The Company has chosen to grant time-based and performance-based restricted stock in lieu of granting stock options as future incentive compensation. The Company decided to use performance-based restricted stock instead of stock options as a major component of the incentive compensation for its executive officers because it more closely ties the incentive pay of executives to the performance of the Company and has a less dilutive effect to stockholders than stock option grants. The value of both time-based and performance-based restricted stock fluctuates directly with changes in our stock price and, with respect to performance-based restricted stock, only vests to the extent that specific performance targets are achieved. No vesting occurs, and the granted shares are forfeited, if the minimum or set performance target is not met. Time-based restricted stock grants generally vest in thirds on each of the second, third and fourth anniversaries of the commencement of the vesting period (typically hire date or CNG Committee approval date), and the recipient of the grant is entitled to receive dividends, if any, only with respect to the underlying shares that vest. Occasionally, the CNG Committee sets a three year vesting period, with the grant vesting in thirds on each of the first, second and third anniversaries of the commencement of the vesting period. All granted shares accelerate vesting upon a change in control of the Company, as defined in the Amended and Restated 2005 Stock Incentive Plan.

        401(k) Plan—Our 401(k) plan allows executives and other participants to defer a portion of their compensation. The Company also provides a matching contribution to the 401(k) plan. Through 2010, the Company matched 100% of each dollar contributed by a participant to the 401(k) plan up to four percent (4%) of a participant's base salary, subject to IRS limitations. Starting in 2011, the Company will match 50% of each dollar contributed by a participant to the 401(k) plan, with such participant contribution limited to four percent (4%) of the participant's base salary (subject to IRS limitations) for purposes of the match. In other words, the Company can match up to a maximum of 2% of a participant's base salary, subject to IRS limitations.

        Deferred Compensation Plan—Since 2005, the Company has maintained a deferred compensation plan for a select group of management or highly compensated employees and non-employee members of the Board. The plan, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The plan allows the participants to defer up to 80% of their salary and up to 100% of their bonus or incentive compensation, and up to 100% of cash fees in the case of directors, until termination or upon the occurrence of other specified events (e.g., disability, previously specified dates, and unforeseeable emergencies). Generally, once a participant makes an election regarding the time of his or her deferred compensation payout, he or she may only modify that election if such modification occurs at least one year before the payout would begin if not modified and does not cause any amounts to be paid to the participant for at least five years after the payout would have begun if not modified. The plan permits participants to elect to have deferred amounts deemed to be invested in a variety of publicly available, unaffiliated mutual funds or Company common stock (deemed investments in Company common stock may not be reallocated to other deemed investments). The plan does not guarantee any minimum rate of return, and returns are determined solely by the performance of the participant's investments. Participation in the plan is voluntary and participants may change their elections annually, or otherwise as permitted by the plan and applicable regulations governing the deferred tax treatment of the plan. The Company pays all applicable fees and expenses relating to the administration of the plan and may, in its sole discretion, make additional contributions to participants' accounts. No such contributions were made to the accounts of Named Executive Officers in 2009 or 2010. At the end of 2009, due primarily to a low participation rate and the overall administration costs, the Company determined not to offer eligible or existing participants under the Company's deferred compensation plan the ability to defer any compensation for 2010. At the end of 2010, the Company determined to terminate the plan, with any remaining distributions to occur in 2011. The only Named Executive Officer who is a participant in the plan is Mr. Taylor, whose aggregate balance in the plan was less than $10,000 at the end of 2010.

        Change in Control Protection—The Company adopted a Change in Control Severance Plan, which provides for severance compensation for our executive officers in the event of termination without cause or for good reason within two years following a change in control. The purpose of the plan is to assist in recruiting, encourage retention and minimize the uncertainty and distraction caused by a potential acquisition, and to allow our executive officers to focus on performance by providing transition assistance if there is a change in control. In addition, the plan is intended to align executive and stockholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives' own employment. The Company believes that change in control arrangements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive's personal wealth. Therefore, the severance plan requires that there be both a change in control and an involuntary termination without "cause" or a voluntary termination for "good reason", which is often referred to as a "double-trigger". The double-trigger ensures that the Company will become obligated to make payments under the severance plan only if the executive is actually or constructively discharged as a result of the change in control. In addition, under the Company's Amended and Restated 2005 Stock Incentive Plan, all granted equity awards fully vest upon a change in control. The Company determined that accelerated vesting is appropriate under this circumstance as a means to attract and retain executives in light of the uncertainty regarding consolidation in the banking sector. For more information on the severance plan, please see "Payments on Termination or Change of Control" in this Proxy Statement.

        Section 162(m) Deductibility.    Under Internal Revenue Code Section 162(m), the Company's tax deduction may be limited to the extent total compensation paid to the CEO or to any of the other three most highly compensated executive officers (other than the CFO) exceeds $1 million in any one tax year. The deduction limit does not apply to payments that qualify as "performance-based" provided certain requirements are met, including receipt of stockholder approval. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but restricted stock and restricted stock awards (other than performance-based stock and performance-based stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. Generally, it is the intent of the CNG Committee to structure the Company's cash and stock-based compensation programs so that compensation payments and stock-based awards are tax deductible. However, the CNG Committee reserves the discretion to make payments or stock-based awards that are not tax deductible.

Compensation Summary for 2010 and 2009

        The following table sets forth the 2010 and 2009 compensation for the persons who served as CEO during 2010 and for each of the two most highly compensated executive officers of the Company other than the CEO who were serving as executive officers at the end of 2010. These persons are referred to collectively as the "Named Executive Officers".

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Nonequity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel M. Quinn	2010	450,000	—	225,000	202,500	32,426	909,926
Former Chairman, Chief Executive	2009	450,000	—	—	—	32,486	482,486
Officer and President
Paul W. Taylor	2010	300,000	—	150,000	108,000	34,996	592,996
Chief Executive Officer and	2009	296,875	—	—	—	35,796	332,671
President
James K. Simons	2010	247,000	—	123,500	—	23,100	393,600
Former Executive Vice President and	2009	247,000	—	—	—	23,815	270,815
Chief Credit Officer

(1)
Mr. Quinn resigned from the Company as of May 3, 2011. At the end of 2010, Mr. Taylor served as the Company's Executive Vice President, Chief Financial and Operating Officer and Secretary. Mr. Taylor was appointed as the Company's Chief Executive Officer and President as of May 3, 2011. Mr. Simons resigned from the Company as of March 9, 2011.

(2)
Reflects the pre-tax fair value of the stock awards as of the date of grant based on the probable outcome of the performance conditions of 190,678, 127,118 and 104,662 shares of performance-based awards granted in 2010 to Mr. Quinn, Mr. Taylor and Mr. Simons, respectively. In addition, there were 95,339, 63,559 and 52,331 shares of stock awards granted in 2010 to Mr. Quinn, Mr. Taylor and Mr. Simons, respectively, which are excluded from the above table because they were not expected to vest as of the date of grant since they represent awards for exceeding the targeted performance conditions. Based on the grant date stock price, such excluded stock awards have a value of $112,500, $75,000 and $61,750 for Mr. Quinn, Mr. Taylor and Mr. Simons, respectively. Please refer to the "Stock-Based Awards" subsection below for a discussion of the performance targets, vesting, the applicability of dividends and other terms regarding these performance-based awards.

(3)
Reflects payments made under the Company's Executive Cash Incentive Plan. Please refer to the "Annual Cash Incentive Compensation" subsection below for a discussion of the performance targets and other criteria regarding these cash incentive awards. Mr. Simons was not paid a cash incentive award due to his departure.

(4)
The following table sets forth the components of all other compensation reported above for the Named Executive Officers in 2010.

 2010 All Other Compensation

Name	Perquisites / Personal Benefits ($)(a)	Company Contributions to 401(k) Plan ($)	Total ($)
Daniel M. Quinn	22,676	9,750	32,426
Paul W. Taylor	25,996	9,000	34,996
James K. Simons	14,455	8,645	23,100

(a)
The amounts reported above relate to the following perquisites or personal benefits: car allowance, premiums for executive long-term care and disability insurance, parking and cell phone reimbursements.

        2010 Compensation.    The Board (with respect to the CEO) and the CNG Committee reviewed and evaluated all components of compensation with respect to the executive officers for 2010.

        CEO Compensation.    Mr. Quinn was hired as CEO in May 2006 and given the additional title of President as of January 1, 2007. Mr. Quinn was appointed as Chairman of the Board on August 3, 2010. At the time Mr. Quinn was hired as CEO, the Board and CNG Committee, in determining and approving Mr. Quinn's compensation package, considered Mr. Quinn's level of qualifications and experience and the compensation levels of the Company's then existing executive officers. In addition, at such time, the Company's management performed a comparative review of CEO compensation against the Company's peer group. It was the CNG Committee's intent to position the base salary, annual bonus and stock-based award components of Mr. Quinn's compensation generally at or above the median of this group but below the 75th percentile. At the time Mr. Quinn was hired, the Company entered into an employment agreement with Mr. Quinn, which provided certain severance benefits upon a covered termination of employment within two years following a change in control. The employment agreement was subsequently terminated in late 2006 in connection with the adoption of the Company's Change in Control Severance Plan.

        In February 2010, the Board reviewed and evaluated Mr. Quinn's performance and compensation in executive session. Based upon such evaluation, the Board determined not to change either Mr. Quinn's base salary compensation or his participation levels under the Executive Cash Incentive Plan for 2010 (see "Annual Cash Incentive Compensation" below). In addition, at such time, neither the Board nor the CNG Committee granted any equity awards to Mr. Quinn. In making these decisions, the Board and the CNG Committee felt that Mr. Quinn's overall compensation package continued to be sufficiently adequate in light of the Company's compensation philosophy.

        In August 2010, in connection with the CNG Committee's implementation of a new long-term stock award program with respect to executive officers, Mr. Quinn was granted performance-based stock awards. See "Stock-Based Awards" below for further information with respect to these awards.

        Base Salary—Other Executive Officers.    In February 2010, the CNG Committee reviewed the base salaries of the other executive officers. Based upon the recommendations of the CEO, the CNG Committee determined not to increase 2010 base salaries for the other executive officers.

        Annual Cash Incentive Compensation.    In February 2010, the Board and the CNG Committee determined the participation levels and the annual quantitative performance measures, as well as certain qualitative performance measures under our Executive Cash Incentive Plan for 2010. Participation levels are expressed as a percentage of base salary for each of the "threshold", "target" and "maximum" quantitative performance levels. Under the plan, awards earned or not earned on the basis of the quantitative performance measure(s) may be increased or decreased based on the achievement of qualitative performance measures.

        Quantitative Performance Measures.    For 2010, the following quantitative performance measures and related targets, along with the respective weights of such targets, were established:

		% of Target Payout and Targets
Weight	Performance Measures	25%	50%	75%	100%
50%	Classified Assets/Capital & ALLL	75%	70%	65%	55%
25%	4th Quarter Net Interest Margin	3.80%	3.90%	4.0%	4.10%
25%	Reduction in Non-Core Deposits	20%	25%	30%	35%

        In addition, a performance multiplier of 1.2x is applied, i.e., enhancing the overall quantitative quotient above by 1.2x, if the Company's regulatory composite CAMELS rating improves.

        The following are the participation levels that were approved for 2010 (mathematical interpolation is used to calculate the bonus for achievement below or above the participation levels established below):

Achievement Level (% of Total Targets)
Executive Officer	Target Performance— 100% of Total Targets	Maximum Performance— Over 100% of Total Targets
CEO	100% of Base Salary	Committee Discretion
Other Executive Officers	80% of Base Salary	CEO/Committee Discretion

        For 2010, the "Classified Assets/Capital & ALLL" performance measure was achieved at the 25% Target Payout level and the "Reduction in Non-Core Deposits" performance measure was achieved at the 100% Target Payout level, while the "4th Quarter Net Interest Margin" performance measure was not achieved. In addition, the performance multiplier of 1.2x was triggered. In the aggregate, a 45% payout level was achieved under the quantitative performance measures. Accordingly, under the quantitative performance measures for 2010, Mr. Quinn was eligible for a $202,500 cash bonus, Mr. Taylor was eligible for a $108,000 cash bonus and Mr. Simons was eligible for a $88,920 cash bonus.

        Qualitative Performance Measures.    In addition to the quantitative performance measures, the following qualitative performance measures were established for 2010:

  (1)
  Achieve budgeted net income

  (2)
  Maintain the December 31, 2009 ALLL to non-performing loans ratio at 87%

  (3)
  Achieve budgeted core deposit growth

  (4)
  Individual contributions to the Company's performance

        For 2010, the first two qualitative measures were not achieved while the third qualitative measure was achieved. Individual contributions to the Company's performance were also considered by the CNG Committee.

        In addition, for 2010, awards under the Executive Cash Incentive Plan were subject to disqualification if the Company and Guaranty Bank and Trust Company (the "Bank") did not comply with the Written Agreement, dated January 22, 2010, by and among the Company, the Bank, the Federal Reserve Bank of Kansas City and the State of Colorado Division of Banking (the "Written Agreement"). The Company and the Bank were, during 2010 and as of February 2011, in compliance with the Written Agreement.

        Given the circumstances of Mr. Quinn's announced resignation in February 2011 and the CNG Committee's discretion to increase or decrease awards under the Executive Cash Incentive Plan based on the achievement or non-achievement of qualitative performance measures, the CNG Committee determined, with the concurrence of the independent directors of the Board, to award the cash bonuses to each of Messrs. Quinn and Taylor under the Executive Cash Incentive Plan subject to the negotiation of certain retention arrangements with each of Messrs. Quinn and Taylor. Mr. Simons, however, became ineligible for the cash bonus award (subject to certain retention arrangements) due to his resignation and departure. See "Retention Agreements" below for further information.

        In making such determination with respect to Mr. Quinn, the CNG Committee and the independent directors of the Board believed it was important to (A) incentivize Mr. Quinn to remain with the Company and the Bank through the Annual Meeting Date to facilitate a smooth management transition and (B) protect the Bank, primarily with respect to its customers and employees. In order to secure a legally defensible non-solicitation provision (with respect to both customers and employees) as well as a full waiver and release and a non-disparagement provision from Mr. Quinn, the CNG Committee, with the concurrence of the independent directors of the Board, determined it was necessary to offer additional consideration in the form of the acceleration of vesting of 95,339 shares of restricted stock awards granted to Mr. Quinn in August 2010, whereby all 95,339 shares would vest as of the date of the Annual Meeting. See "Stock-Based Awards" below for further information with respect to these stock awards.

        In making such determination with respect to Mr. Taylor, the CNG Committee and the independent directors of the Board believed it was important to incentivize Mr. Taylor to stay with the Company since they believed he is critical to the Company's future success.

        Retention Agreements.    On February 28, 2011, the Company entered into a transition retention agreement with Mr. Quinn and a retention agreement with Mr. Taylor. No retention agreement was entered into with Mr. Simons and no cash incentive award was made to Mr. Simons due to his resignation and departure from the Company.

        With respect to Mr. Quinn, the agreement provided that the Company would pay the cash bonus of $202,500 under the Executive Cash Incentive Plan; however, Mr. Quinn agreed to repay 100% of the bonus, less any unrecoverable taxes or other withholdings imposed on the bonus, (1) within thirty (30) days following the termination date of his employment with the Company if he chose to terminate his employment prior to the date of the 2011 Annual Meeting of Stockholders or (2) if any necessary regulatory non-objections or approvals were not obtained with respect to the arrangements under the agreement. In addition, as a further inducement for Mr. Quinn to remain in his position as Chairman, Chief Executive Officer and President through the date of the 2011 Annual Meeting of Stockholders, the Company agreed to accelerate the vesting of 95,339 shares of restricted stock awards granted to Mr. Quinn in August 2010, whereby all 95,339 shares would vest as of the date of the 2011 Annual Meeting of Stockholders, subject to any required notice, non-objection or approval of the Company's and the Bank's regulators. As part of the agreement, Mr. Quinn agreed to a (A) non-solicitation covenant with respect to the Company's and Bank's employees and customers for nine months following the termination of his employment, (B) full waiver and release of claims against the Company, the Bank and any of their present and former employees, directors, officers and agents and (C) non-disparagement provision. Mr. Quinn's employment with the Company terminated as of the date of the 2011 Annual Meeting of Stockholders, May 3, 2011.

        With respect to Mr. Taylor, the agreement provided that the Company would pay the cash bonus of $108,000 under the Executive Cash Incentive Plan; however, Mr. Taylor agreed to repay 100% of the bonus, less any unrecoverable taxes or other withholdings imposed on the bonus, (1) within thirty (30) days following the termination date of his employment with the Company if he chooses to terminate his employment prior to December 31, 2011 or (2) if any necessary regulatory non-objections or approvals were not obtained with respect to the arrangements under the agreement.

        Stock-Based Awards.    In August 2005 (75,000 shares with respect to Mr. Taylor), May 2006 (300,000 shares with respect to Mr. Quinn) and March 2007 (30,000 shares with respect to

Mr. Simons), the CNG Committee granted long-term performance-based restricted stock awards to the executive officers. The CNG Committee made these grants in connection with the hiring of the executive officers, with the purpose to either recruit or enhance retention of the executives and in each case to provide additional incentives to such officers to improve performance and ultimately increase stockholder value. With respect to these performance-based restricted stock grants, none of the grants has vested, in part or in whole. These performance-based restricted stock grants vest, in whole or in part, based upon the achievement of long-term cash EPS targets and the attainment of a regulatory management rating of satisfactory, which are evaluated annually. The CNG Committee set the threshold or initial cash EPS target in 2005 at $1.00 and the maximum cash EPS target at $1.33. Upon meeting the threshold or initial cash EPS target of $1.00 (assuming the regulatory rating is satisfied), 50% of the grant will vest. Thereafter, the grant will vest on a straight-line basis until either the grant fully vests at the maximum cash EPS target of $1.33 or the grant expires. Any unvested shares of existing grants expire and are forfeited if the performance targets are not met by the year 2012. Upon vesting 50% of a specific grant, the recipient of the grant is entitled to receive dividends, if any, on both the vested and unvested shares underlying the grant at the same rate paid to stockholders generally. Based on management's analysis, management has determined that it is not probable that the Company will meet any of the cash EPS targets on or before December 31, 2012. The restrictions on all the shares of performance-based restricted stock lapse, and the shares would immediately vest, upon a change in control of the Company.

        In addition, in March 2007, the CNG Committee granted Mr. Simons 30,000 shares of time-based restricted stock awards in connection with the recruitment and hiring of Mr. Simons.

        In February 2008, the CNG Committee, in conjunction with the overall evaluation of the compensation of the executive officers and based upon the recommendation of the CEO, granted 20,000 shares of time-based restricted stock, with a three year vesting period, to each of the executive officers other than the CEO. These grants were primarily made on the basis of retention, with the CEO's, then Chairman of the Board's and CNG Committee's desire to continue to maintain a strong executive team.

        In August 2010, in connection with the CNG Committee's implementation of a new long-term stock award program with respect to executive officers, with the objective of granting annual performance-based awards having a performance cycle of three years, each of the Named Executive Officers was granted two different sets of performance-based stock awards. The targeted number of shares for the combined grants was based on 50% of the executive's annual base salary.

        With respect to the first set of stock awards, the overall vesting of the award is contingent on the termination of the regulatory Written Agreement. If the Written Agreement terminates on or before December 31, 2013, the stock award will vest in accordance with the time-vesting schedule of one-third of the award vesting on each of December 31, 2011, December 31, 2012 and December 31, 2013. If the Written Agreement is not terminated on or before December 31, 2013, the stock award will not vest and the stock award will expire. Dividends would not be paid on the award unless and until the award vested. Mr. Quinn was granted 95,339 shares, Mr. Taylor was granted 63,559 shares and Mr. Simons was granted 52,331 shares of this stock award. Mr. Quinn's stock award of 95,339 shares vested as of the date of the 2011 Annual Meeting of Stockholders pursuant to the terms of his transition retention agreement (see above), while all of his unvested stock awards were forfeited as of the date of his resignation, May 3, 2011. Since Mr. Simons departed the Company as of March 9, 2011, all of his unvested stock awards, including this stock award, were forfeited.

        With respect to the second set of stock awards, the vesting of the award is based on two equally weighted metrics—average pre-tax return on assets (ROA) and average pre-tax income. The targets for each metric were determined based on the Company's internal five year financial plan. The amount of shares to be vested is determined by where the metric's actual performance would fall within a 90%

("threshold level") to 110% ("maximum level") range of the performance target ("target level"). The number of vested shares would be determined on a continuous scale by interpolation, with 25% of the targeted shares vesting at the threshold level, 100% of the targeted shares vesting at the target level and 200% percent of the targeted shares vesting at the maximum level. Similar to the first set of awards, the overall vesting of the award is contingent on the termination of the Written Agreement. This stock award expires as of December 31, 2012. Dividends would not be paid on the award unless and until the award vested. Pursuant to this stock award, Mr. Quinn had an opportunity to earn 23,834 shares at the threshold level, 95,339 shares at the target level and 190,678 shares at the maximum level. Mr. Taylor has an opportunity to earn 15,889 shares at the threshold level, 63,559 shares at the target level and 127,119 shares at the maximum level. Mr. Simons had an opportunity to earn 13,082 shares at the threshold level and 52,331 shares at the target level and 104,661 shares at the maximum level.

        The following table presents the performance measures, weights, targets and achievement levels for this second set of stock awards:

		Performance Targets			% of Targeted Shares Vested
Metric	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
2010 - 12 Weighted Average(1)	50%	0.64%	0.71%	0.78%	25%	100%	200%
Pretax Return on Assets
2010 - 12 Weighted Average(1)	50%	$12.9	$14.3	$15.7	25%	100%	200%
Pretax Net Income (dollars in millions)

(1)
Weighted average is based on the following: 20% for 2010, 20% for 2011 and 60% for 2012. 2010 is only based on the six months ended December 31, 2010.

        The following table presents, with respect to the Named Executive Officers, outstanding equity awards at the end of 2010.

2010 Outstanding Equity Awards at Fiscal Year-End

		Stock Awards
				Performance Based Equity Incentive Plan Awards:
Name	Grant Date	Number of Shares of Stock That Have Not Vested (#)(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Number of Unearned Shares (Unvested) (#)(3)	Market Value of Unearned Shares (Unvested) ($)(2)
Daniel M. Quinn	5/16/2006	—	—	150,000	213,000
	8/6/2010	—	—	95,339	135,381
	8/6/2010	—	—	23,834	33,844
Paul W. Taylor	8/11/2005	—	—	37,500	53,250
	2/11/2008	6,667	9,467	—	—
	8/6/2010	—	—	63,559	90,254
	8/6/2010	—	—	15,889	22,562
James K. Simons	3/21/2007	10,000	14,200	—	—
	3/21/2007	—	—	15,000	21,300
	2/11/2008	6,667	9,467	—	—
	8/6/2010	—	—	52,331	74,310
	8/6/2010	—	—	13,082	18,576

(1)
With respect to each of Mr. Taylor and Mr. Simons, the 6,667 shares of time-based restricted stock vested on February 11, 2011. With respect to Mr. Simons' 10,000 shares of time-based restricted stock, these shares vested on March 1, 2011.

(2)
Market value is determined using the December 31, 2010 closing price of the Company's common stock of $1.42 per share.

(3)
Represents shares of performance-based restricted stock at the "threshold" performance level. Please refer to the "Stock-Based Awards" subsection above for a discussion of the performance targets, vesting, the applicability of dividends and other terms regarding these performance-based awards. Since Mr. Simons departed the Company as of March 9, 2011, all of his unvested stock awards were forfeited.

Payments on Termination or Change in Control

        Change in Control Severance Plan.    The Company has a Change in Control Severance Plan (the "CIC Plan"), of which the executive officers of the Company are participants. Currently, as a result of the Company being subject to the regulatory Written Agreement, any payments to be made under the CIC Plan are subject to the prior approval of the Company's primary federal regulator, the Federal Reserve Board, with the concurrence of the FDIC, and, if approved, such payments could be substantially less than provided for under the CIC Plan.

        The CIC Plan is a "double trigger" program, meaning payments are made only if the employee is terminated without cause or for good reason within the two years following a change in control. Under those circumstances, the Company will (i) provide or pay, as the case may be, the participant (A) his or her accrued base salary and benefits through termination, plus his or her pro rata target annual bonus for the year in which the participant is terminated, and (B) a designated multiple of the participant's annual compensation (annual base salary plus the average annual bonus for the two most recent years) and (ii) provide the participant and his or her dependents with medical, dental and vision coverage for the number of years corresponding to the participant's severance multiple, unless the participant obtains other health coverage. If a participant is subject to any excise tax imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, then the Company will pay to the participant an amount as specified in the CIC Plan, subject to a potential severance cutback (i.e., if the amounts payable to the participant do not exceed 110% of the greatest amount that could be paid to him without triggering the excise tax, then the amount payable will be reduced to that amount). In consideration for the severance, a participant will be subject to a non-solicitation covenant following any termination of his or her employment for the number of years corresponding to the participant's severance multiple. In addition, any participant with a severance multiple greater than 2 will be subject to a non-competition covenant for two years following any termination of his or her employment. Mr. Quinn had a severance multiple of 3 and each of the other executive officers has (or had, with respect to Mr. Simons) a severance multiple of 2. The Plan is administered by the CNG Committee. Under the CIC Plan:

  •
  a "Change in Control" generally means (1) a change in the majority control of the Company; (2) a change in the majority (two-thirds under the Amended and Restated 2005 Stock Incentive Plan) control of the Company's Board of Directors; or (3) the consummation of certain business combinations, including a reorganization, merger or consolidation, or the sale of all or substantially all of the assets of the Company, if the Company's shareholders do not hold at least 55% (70% under the Amended and Restated 2005 Stock Incentive Plan) of the combined voting power of the resulting company and the existing directors do not constitute at least half (two-thirds under the Amended and Restated 2005 Stock Incentive Plan) of the board of directors of the resulting company.

  •
  "Good Reason" generally means (1) the executive is assigned duties inconsistent with his position and present responsibilities; (2) the executive's base salary is reduced or benefits are significantly reduced; (3) the executive is terminated other than for Cause (see below); or (4) the executive is required to be based more than 30 miles from the location of his place of employment immediately before the Change in Control, except for normal business travel in connection with his duties with the Company. Isolated, insubstantial and inadvertent actions, taken in good faith and fully corrected by the Company before the date of termination do not generally constitute Good Reason.

  •
  "Cause" generally refers to (1) an executive's intentional, continued failure to perform his duties for reasons other than physical or mental illness; (2) an intentional illegal act or gross misconduct demonstrably injurious to the Company to more than a minimal extent; (3) an intentional act of fraud, embezzlement or theft in connection with the business of the Company; (4) a felony or a misdemeanor involving moral turpitude; or (5) an intentional breach of corporate fiduciary duty involving personal profit.

        Amended and Restated 2005 Stock Incentive Plan.    Under the Company's Amended and Restated 2005 Stock Incentive Plan, any unvested equity awards fully vest on a change in control. No termination of employment is required. The differences between the definition of "Change in Control" under the 2005 Stock Incentive Plan and the definition under the CIC Plan are noted in the first bullet point above.

        Employee Severance Pay Plan.    This plan generally provides certain benefits to both salaried and hourly part-time and full-time employees ("eligible employees") whose employment is involuntarily terminated because of layoffs, permanent reductions in force, cutbacks in business, the discontinuance of all or any part of the Company's operations or the elimination of an eligible employee's job resulting from a change in the company's business (organizational or otherwise) or from the Company's acquisition of, or merger with, another financial institution. Benefits provided under the plan include a (i) basic severance benefit in which eligible employees receive compensation equal to one pay period based on, for salaried employees, the employee's weekly base salary or, for hourly employees, the employee's hourly wage multiplied by the number of hours that employee is scheduled to work; and (ii) a supplemental severance benefit. The supplemental severance benefit provides employees with less than one year of continuous service with four weeks of salary, and employees with one or more year of continuous service with four weeks of salary and one additional week of salary for each full year of service beginning with the first year. In addition, the plan provides eligible employees at the senior vice president level with a minimum severance payment of twelve weeks and eligible employees at the executive vice president level with a minimum severance payment of sixteen weeks. This plan is not available to executive officers to the extent that their terminations are covered by the CIC Plan. Currently, as a result of the Company being subject to the regulatory Written Agreement, any payments to be made under this plan may be subject to the prior approval of the Company's primary federal regulator, the Federal Reserve Board, with the concurrence of the FDIC.

        Generally Available Benefits.    The Company provides limited termination benefits on a non-discriminatory basis to salaried employees generally. These payments and benefits include accrued salary and vacation pay and distributions of previously vested plan balances under the Company's 401(k) plan. Under the Company's 401(k) plan, upon a change in control, any unvested Company contributions would fully vest.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides information as of December 31, 2010, regarding securities issued and to be issued under our equity compensation plans that were in effect during the year ended December 31, 2010:

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
		(a)		(b)	(c)
Equity compensation plans approved by security holders	Amended & Restated 2005 Stock Incentive Plan(1)	—	(2)	—	5,941,028	(3)(4)
Equity compensation plans not approved by security holders	None	—		—	—
		—		—	5,941,028

(1)
The Amended & Restated 2005 Stock Incentive Plan (the "Incentive Plan") was approved by the stockholders of the Company at our 2010 Annual Meeting of Stockholders.

(2)
Does not include the 1,768,186 shares of unvested stock grants outstanding as of December 31, 2010 with an exercise price of zero.

(3)
The total number of shares of common stock that have been approved for issuance pursuant to awards granted or which may be granted in the future under the Incentive Plan is 8,500,000 shares. The number of securities remaining available for future issuance has been reduced by 2,558,972 shares, which represents the number of vested shares and the number of unvested shares of service and performance stock awards outstanding at December 31, 2010.

(4)
All of the 5,941,028 shares remaining available for issuance under the Incentive Plan may be issued not only for future grants of options, warrants and rights, but also for future stock awards. The Company's current practice is to grant only awards of stock. While the Company has not issued any stock options, warrants or rights, it may do so in the future.

OTHER MATTERS

Other Business

        Except as set forth herein, management has no knowledge of any other business to come before the Meeting. If, however, any other matters of which management is now unaware properly come before this Meeting, it is the intention of the persons named in the proxy card to vote on the proposals set forth in the proxy card in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy card.

Independent Registered Public Accounting Firm

        Representatives of Crowe Horwath LLP, our independent registered public accounting firm for the current year and for the most recently completed fiscal year, are expected to attend the Meeting and be available to respond to appropriate questions from stockholders, if the need arises, or make a statement if the representatives desire to do so.

Stockholder Proposals—2012 Annual Meeting

        Business must be properly brought before an annual meeting in order to be considered by stockholders. To be considered for inclusion in the Company's proxy statement for the 2012 Annual Meeting of Stockholders, a stockholder proposal must be received by the Company's Secretary (at the address indicated below) no later than November 29, 2011 and must satisfy the requirements of Rule 14a-8 of Regulation 14A of the SEC proxy rules. Any stockholder proposal submitted for inclusion in the Company's proxy materials will be subject to the rules and regulations of the SEC concerning stockholder proposals.

        With respect to any stockholder proposals to be submitted for the 2012 Annual Meeting of Stockholders, but not included in the Company's proxy statement, the Company's Bylaws require that a proposal must be delivered to the Company's Secretary (at the address indicated below) no earlier than January 4, 2012 and no later than February 3, 2012 and must satisfy the requirements under Article I, Section 10 of the Company's Bylaws.

        A copy of the Company's Bylaws specifying the above requirements will be furnished to any stockholder upon written request to the Secretary at the following address:

    Guaranty Bancorp
    Attention: Christopher G. Treece, Secretary
    1331 Seventeenth Street, Suite 345
    Denver, Colorado 80202

Discretionary Authority Conferred in Proxy Solicited by the Company—2012 Annual Meeting

        The proxy solicited by the Company for the 2012 Annual Meeting of Stockholders will confer discretionary authority on the Company's proxies on (i) any proposal presented by a stockholder at that meeting for which the Company has not been provided with notice on or prior to February 3, 2012 and (ii) any proposal made in accordance with Company's Bylaws provisions, if the proxy statement relating to the 2012 Annual Meeting of Stockholders briefly describes the matter and how the Company's proxies intend to vote on it and if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

Appendix A

        Amended and Restated Series A Convertible Preferred Stock Transaction Agreement, dated as of August 9, 2011, by and among Guaranty Bancorp and the Series A Convertible Preferred Stock Investors named therein

 AMENDED AND RESTATED

SERIES A CONVERTIBLE PREFERRED STOCK

TRANSACTION AGREEMENT

BY AND AMONG

GUARANTY BANCORP

AND

THE SERIES A CONVERTIBLE PREFERRED STOCK HOLDERS NAMED HEREIN

DATED AS OF AUGUST 9, 2011

        This AMENDED AND RESTATED SERIES A CONVERTIBLE PREFERRED STOCK TRANSACTION AGREEMENT (this "Agreement"), dated as of August 9, 2011, is by and among Guaranty Bancorp, a Delaware corporation (the "Company"), and each holder of Series A Convertible Preferred Stock listed on Annex A attached hereto and each such other holders of Series A Convertible Preferred Stock that may become a party hereto from time to time (each, a "Series A Holder" and collectively, the "Series A Holders").

RECITALS

        WHEREAS, the parties hereto entered into the original Series A Convertible Preferred Stock Transaction Agreement, dated as of July 27, 2011, and desire to amend and restate such agreement pursuant to the terms set forth herein.

        WHEREAS, the Company and the Series A Holders are each a party to that certain Investment Agreement, dated as of May 6, 2009, as amended (the "Investment Agreement"), pursuant to which the Series A Holders and other investors agreed to purchase shares of the Company's Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock").

        WHEREAS, on August 11, 2009, (i) the Company filed the Certificate of Designations for Series A Convertible Preferred Stock of Guaranty Bancorp (the "Certificate of Designations") with the Secretary of State of the State of Delaware and (ii) the Series A Holders and other investors acquired, in the aggregate, 59,053 shares of the Series A Preferred Stock.

        WHEREAS, each share of Series A Preferred Stock pays a non-cumulative dividend at an annual rate of 9%, which, for the first two years, can be paid in the form of payment-in-kind dividends of Series A Preferred Stock ("PIK Dividend"), and such PIK Dividends have been paid each quarter since August 11, 2009, as a result of which the Series A Holders and other investors currently own 69,013 shares of the Series A Preferred Stock.

        WHEREAS, each share of Series A Preferred Stock is convertible (i) at any time at the option of the holder thereof after August 11, 2011 and (ii) mandatorily on August 11, 2014, into shares of voting common stock of the Company, par value $0.001 per share ("Voting Common Stock"), or, as applicable, shares of non-voting common stock of the Company, par value $0.001 per share ("Non-Voting Common Stock", and, together with the Voting Common Stock, the "Common Stock"), at a conversion price as set forth in the Certificate of Designations.

        WHEREAS, in order to eliminate the outstanding Series A Preferred Stock and facilitate the simplification of the capital structure of the Company, and for other good and valid business reasons, the parties hereto desire to enter into a transaction (the "Transaction") pursuant to which (i) all of the outstanding shares of Series A Preferred Stock shall be converted into shares of Common Stock and (ii) as an inducement to the Series A Holders to effect such conversion prior to the date such conversion would be mandatory and to forgo the rights to liquidation preferences and future dividends provided for in the Certificate of Designations and to facilitate the adoption of the Amended and Restated Certificate of Designations (as defined below) by the Series A Holders, the Company will issue to the holders of Series A Preferred Stock, immediately prior to but as part of such conversion, additional consideration in the form of a special PIK Dividend amounting in the aggregate to 7,300 shares of Series A Preferred Stock (the "Special PIK Dividend"), on the terms and subject to the conditions set forth herein and as set forth in the form of the Amended and Restated Certificate of Designations attached as Exhibit A hereto (the "Amended and Restated Certificate of Designations").

        WHEREAS, in order to conform to the policies and guidance of the Federal Reserve Board in connection with the terms and structure of the Non-Voting Common Stock, the parties hereto desire to effect an amendment of the terms of the Non-Voting Common Stock as set forth in the form of the

Amendment to the Company's Second Amended and Restated Certificate of Incorporation attached as Exhibit B hereto (the "COI Amendment").

        WHEREAS, it is intended that this Agreement constitute a plan of reorganization of the Company within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that the isolated transactions effected pursuant to this Agreement, which are not part of a plan to periodically increase the interests of the Series A Holders in the assets or earnings and profits of the Company, constitute an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code.

        WHEREAS, a special committee of independent and disinterested directors (the "Special Committee") of the Board of Directors of the Company (the "Board of Directors"), consisting of Edward B. Cordes, Stephen D. Joyce and Kathleen Smythe, has been formed to evaluate and negotiate the terms of the Transaction on behalf of the Company.

        WHEREAS, the Special Committee has engaged FIG Partners LLC as its independent financial advisor ("Financial Advisor"), and the Special Committee has received a fairness opinion from the Financial Advisor, dated as of July 27, 2011, with respect to the fairness of the Transaction, subject to the various assumptions and qualifications set forth therein (the "Fairness Opinion").

        WHEREAS, the Special Committee has determined that this Agreement and the Transaction are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the holders of the Series A Preferred Stock.

        WHEREAS, the Special Committee unanimously approved the Transaction and has recommended the terms of the Transaction to the Board of Directors.

        WHEREAS, the Board of Directors has determined that this Agreement and the Transaction are in the best interests of the Company and its stockholders, specifically including the stockholders of the Company other than the holders of the Series A Preferred Stock.

        WHEREAS, the Board of Directors has approved the terms of the Transaction and resolved to recommend to the Company's stockholders that the stockholders vote to approve the Transaction.

        NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

        Section 1.    Certain Definitions.     The following terms used herein shall have the meanings set forth below:

        "Additional Series A Holder" means each Series A Holder who executes a Joinder.

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

        "Agreement" has the meaning set forth in the preamble hereof.

        "Amended and Restated Certificate of Designations" has the meaning set forth in the recitals hereof.

        "Bank" means Guaranty Bank and Trust Company.

        "BHC Act" means the Bank Holding Company Act of 1956, as amended.

        "Board of Directors" has the meaning set forth in the recitals hereof.

        "Burdensome Condition" has the meaning set forth in Section 5(a)(iv) hereof.

        "Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of Colorado.

        "Castle Creek" means Castle Creek Capital Partners IV, L.P.

        "Certificate of Designations" has the meaning set forth in the recitals hereof.

        "Closing" has the meaning set forth in Section 2(d) hereof.

        "Closing Date" has the meaning set forth in Section 2(d) hereof.

        "Code" has the meaning set forth in the recitals hereof.

        "COI Amendment" has the meaning set forth in the recitals hereof.

        "Common Stock" has the meaning set forth in the recitals hereof.

        "Company" has the meaning set forth in the preamble hereof.

        "Conversion" has the meaning set forth in Section 2(b) hereof.

        "Conversion Price" has the meaning set forth in the Amended and Restated Certificate of Designations.

        "Conversion Securities" means the shares of Voting Common Stock or Non-Voting Common Stock issued pursuant to the Conversion.

        "Effective Time" has the meaning set forth in Section 2(b) hereof.

        "Excess Shares" has the meaning set forth in Section 6(k) hereof.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

        "Fairness Opinion" has the meaning set forth in the recitals hereof.

        "Family Members" has the meaning set forth in Section 6(h)(ii)(A) hereof.

        "Family Trust" has the meaning set forth in Section 6(h)(ii)(A) hereof.

        "Family Wealth Planning Entity" has the meaning set forth in Section 6(h)(ii)(A) hereof.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Financial Advisor" has the meaning set forth in the recitals hereof.

        "Governmental Entity" means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

        "Institutional Series A Holder" means any of Castle Creek, Patriot or Relational.

        "Investment Agreement" has the meaning set forth in the recitals hereof.

        "Investment Agreement Amendment" has the meaning set forth in Section 7(a) hereof.

        "Joinder" means a joinder to become a party to this Agreement substantially in the form of Exhibit C.

        "Letter of Transmittal" has the meaning set forth in Section 2(e)(i) hereof.

        "Non-Control Determination" has the meaning set forth in Section 6(c) hereof.

        "Non-Voting Common Stock" has the meaning set forth in the recitals hereof.

        "Patriot" means collectively Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P.

        "Person" means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, Governmental Entity, unincorporated organization or other legal entity.

        "PIK Dividend" has the meaning set forth in the recitals hereof.

        "Proxy Statement" has the meaning set forth in Section 6(a) hereof.

        "Recommendation" has the meaning set forth in Section 6(b)(iii) hereof.

        "Relational" means collectively Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P.

        "Requesting Series A Holder" has the meaning set forth in Section 6(c) hereof.

        "SEC" means the Securities and Exchange Commission, or any successor agency thereto.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

        "Series A Certificate" has the meaning set forth in Section 2(c) hereof.

        "Series A Holder" has the meaning set forth in the preamble hereof and shall include each Additional Series A Holder upon its execution of a Joinder.

        "Series A Preferred Stock" has the meaning set forth in the recitals hereof.

        "Shares" has the meaning set forth in Section 5(a)(viii) hereof.

        "Shelf Registration Statement" has the meaning set forth in Section 6(e).

        "Special Committee" has the meaning set forth in the recitals hereof.

        "Special PIK Dividend" has the meaning set forth in the recitals hereof.

        "Stockholder Approval" has the meaning set forth in Section 5(a)(vii) hereof.

        "Stockholder Approval Matters" has the meaning set forth in Section 6(b)(ii) hereof.

        "Stockholders Meeting" has the meaning set forth in Section 6(b)(i) hereof.

        "Transaction" has the meaning set forth in the recitals hereof.

        "Transfer Agent" means the Company's transfer agent, Computershare Investor Services, LLC, or any successor or replacement thereto.

        "Voting Common Stock" has the meaning set forth in the recitals hereof.

        Section 2.    Transaction; Closing; Delivery of Conversion Securities.

          (a)    Consent of Series A Holders; Efforts.    Each Series A Holder hereby consents to the Amended and Restated Certificate of Designations set forth in Exhibit A and agrees to execute and deliver such other documents as may be reasonably necessary to effect such amendment and restatement of the Certificate of Designations as requested by the Company. Each Series A Holder agrees to use its commercially reasonable efforts to assist the Company in causing each other holder of Series A Preferred Stock to consummate the transactions contemplated by this Agreement.

          (b)    Special PIK Dividend and Conversion.    Effective as of the Closing Date (as defined below), subject to the terms and conditions set forth herein, (i) the Special PIK Dividend shall be issued and (ii) immediately thereafter, each outstanding share of Series A Preferred Stock shall be converted into shares of Common Stock (the "Conversion") in accordance with the Amended and

  Restated Certificate of Designations and as part of a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, the Company shall cause to be filed with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Designations, and the Special PIK Dividend and Conversion shall become effective at such time as may be specified in the Amended and Restated Certificate of Designations (the "Effective Time").

          (c)    Effect of Conversion.    Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive the Conversion Securities. At the Effective Time, all shares of Series A Preferred Stock shall cease to be outstanding, and each certificate that immediately prior to the Effective Time represented any shares of Series A Preferred Stock (a "Series A Certificate") shall thereafter represent only the right to receive the Conversion Securities. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Series A Preferred Stock that were outstanding immediately prior to the Effective Time other than to settle transfers of Series A Preferred Stock that occurred prior to the Effective Time.

          (d)    Closing.    Subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof, the closing of the Transaction (the "Closing") shall occur at the offices of Jones & Keller, P.C. at 10:00 a.m., Mountain time, on the first Business Day following the day on which the conditions to Closing set forth in Section 5 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time or place as the Company and the Series A Holders may agree in writing (the "Closing Date").

          (e)    Delivery of Conversion Securities.

              (i)  As soon as reasonably practicable after the Effective Time, but in no event later than three (3) Business Days thereafter, the Company shall cause the Transfer Agent to mail or otherwise deliver to each former holder of record of Series A Preferred Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Series A Certificate(s) shall pass, only upon delivery of Series A Certificate(s) (or affidavits of loss and, if applicable, a bond in lieu thereof) to the Transfer Agent) (the "Letter of Transmittal"), and (ii) instructions for use in effecting the surrender of the Series A Certificates in exchange for the Conversion Securities.

             (ii)  Upon surrender of a Series A Certificate for cancellation to the Transfer Agent (or an affidavit of loss and, if applicable, a bond in lieu thereof) together with the Letter of Transmittal, duly executed, the holder of such Series A Certificate shall be entitled to receive in exchange therefor the Conversion Securities, and the Series A Certificate so surrendered shall forthwith be cancelled. The Company shall direct the Transfer Agent to promptly deliver the Conversion Securities to each former holder of record of Series A Preferred Stock who properly complies with the transmittal instructions described herein, and in no case shall such delivery be made later than five (5) Business Days after receipt by the Transfer Agent of such instructions.

            (iii)  In the event any Series A Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Series A Certificate to be lost, stolen or destroyed and, if reasonably required by the Company or the Transfer Agent, the posting by such Person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Series A Certificate, the Transfer Agent will issue in exchange for such affidavit and such bond, if applicable, the Conversion Securities deliverable in respect thereof pursuant to this Agreement.

        Section 3.    Representations and Warranties of the Company.     The Company represents and warrants to the Series A Holders as of the date hereof as follows:

          (a)    Organization and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to carry on its business as currently conducted.

          (b)    Authorization.    This Agreement has been duly and validly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Series A Holders, constitutes a binding obligation of the Company enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Subject to the receipt of the Stockholder Approval, all of the Conversion Securities to be issued to the holders of Series A Preferred Stock upon Conversion have been duly authorized for issuance and, when issued in accordance with this Agreement and the Amended and Restated Certificate of Designations, the Conversion Securities will be validly issued, fully paid and non-assessable.

          (c)    Capitalization.    As of July 27, 2011, the authorized capital stock of the Company consists of (i) 143,750,000 shares of Voting Common Stock, of which 53,232,485 shares are issued and outstanding as of July 22, 2011, (ii) 6,250,000 shares of Non-Voting Common Stock, none of which is issued and outstanding as of the date of this Agreement and (iii) 50,000,000 shares of preferred stock, par value $0.001 per share, of which 73,280 shares of Series A Preferred Stock are designated and 69,013 shares of Series A Preferred Stock are issued and outstanding as of the date of this Agreement. As of July 22, 2011, there were 6,049,418 shares of Common Stock authorized and reserved for issuance under the Company's Amended and Restated 2005 Stock Incentive Plan and no outstanding options to purchase shares of Common Stock thereunder. Except (i) for the rights granted pursuant to this Agreement, (ii) the rights granted pursuant to the Certificate of Designations or (iii) as previously disclosed by the Company in any reports, schedules, forms, statements or other documents filed or furnished since January 1, 2010 (not including any documents incorporated by reference during such period), and publicly available on the EDGAR system of the SEC prior to the date of this Agreement, there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating the Company or any of its subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its subsidiaries, other than 1,513,625 outstanding shares of employee restricted stock awards.

          (d)    No Conflicts.    The execution, delivery and performance by the Company of this Agreement, the compliance by the Company with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not, subject to the Stockholder Approval, (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (A) its certificate of incorporation or by-laws or other organizational documents, as applicable, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other agreement to which the Company or any of its subsidiaries is a party or by which it or any of its subsidiaries may be bound, or to which the Company or any of its subsidiaries or any of the properties or assets of the Company or any of its subsidiaries may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its subsidiaries or any of their respective properties or assets except, in the case of clause (i)(B), for those occurrences that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis.

          (e)    Governmental Approvals.    Subject to the accuracy of the representations and warranties of the Series A Holders set forth in Section 4(c), no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for those that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis, other than (i) such as may be required by the securities or blue sky laws of the various states and (ii) any approval required pursuant to Sections 5(a)(iv) and (v) and 5(b)(iv) and (v). As of the date of this Agreement, the Company has not been advised by any Governmental Entity, and has no reasonable basis to believe, that any regulatory approvals, consents or statements of non-objection required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

          (f)    No Change of Control.    The issuance of the Conversion Securities to the holders of the Series A Preferred Stock pursuant the Transaction will not trigger any rights under any "change of control" provision in any of the agreements to which the Company or any of its subsidiaries is a party, including any employment, "change in control," severance or other compensatory agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

          (g)    Brokers and Finders.    Except with respect to the Financial Advisor, neither the Company nor any of its subsidiaries nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

          (h)    Fairness Opinion.    The Special Committee has received the Fairness Opinion, subject to the various assumptions and qualifications set forth therein. The Financial Advisor has not withdrawn the Fairness Opinion, and the Financial Advisor has authorized the Company to include the Fairness Opinion and/or references thereto in the Proxy Statement. A correct and complete copy of the Fairness Opinion has been delivered to the Series A Holders (IT BEING ACKNOWLEDGED AND AGREED THAT SUCH FAIRNESS OPINION IS ADDRESSED SOLELY TO THE SPECIAL COMMITTEE AND IS INTENDED SOLELY FOR THE BENEFIT AND USE OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS IN CONSIDERING THE TRANSACTION).

          (i)    Proxy Statement Information.    None of the information supplied by the Company for inclusion in the Proxy Statement related to the Stockholders Meeting (as defined herein) will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

          (j)    Vote Required.    Other than the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, acting as a single class, with respect to the Amended and Restated Certificate of Designations (which consent is being obtained pursuant to Section 2(a) hereof), the Stockholder Approval (as defined herein) is the only vote of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve this Agreement and the transactions contemplated hereby.

        Section 4.    Representations and Warranties of Series A Holders.     Each Series A Holder, severally and not jointly, represents and warrants to the Company, as of the date hereof, as follows:

          (a)    Organization.    To the extent such Series A Holder is not an individual, such Series A Holder is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite limited partnership power (or the equivalent thereto) and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

          (b)    Authorization.    This Agreement has been duly and validly authorized, executed and delivered by such Series A Holder and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of such Series A Holder enforceable against it (or him) in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          (c)    Purchase for Investment.    Such Series A Holder acknowledges that not all of the Conversion Securities to be issued to such Series A Holder pursuant to the Transaction have been registered under the Securities Act and the rules and regulations thereunder or under any state securities laws. Such Series A Holder (i) is acquiring the Conversion Securities for its (or his) own account pursuant to an exemption from registration under the Securities Act solely for investment and not with a view to distribution in violation of the securities laws, (ii) will not sell or otherwise dispose of any of the Conversion Securities except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it (or he) is capable of evaluating the merits and risks of its (or his) investment in the Conversion Securities and of making an informed investment decision and (iv) is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act. Such Series A Holder has conducted its (or his) own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, prospects of the Company and its subsidiaries and acknowledges that it (or he) has been provided access to the personnel, properties, premises and records of the Company and its subsidiaries for such purposes. In entering into this Agreement, such Series A Holder has relied solely upon its (or his) own investigation and analysis and the representations and warranties of the Company set forth in Section 3 of this Agreement.

          (d)    Governmental Approvals.    No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting periods, is necessary for the consummation by such Series A Holder of the transactions contemplated by this Agreement, except for those that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on such Series A Holder's ability to perform its (or his) obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis, other than (i) such as may be required by the securities or blue sky laws of the various states and (ii) any approval required pursuant to Sections 5(a)(iv) and (v) and 5(b)(iv) and (v) . As of the date of this Agreement, such Series A Holder has not been advised by any Governmental Entity, and has no reasonable basis to believe, that any regulatory approvals, consents or statements of non-objection required or otherwise a condition to the consummation of the transactions contemplated by this Agreement will not be obtained.

          (e)    Ownership.    Such Series A Holder is the record and beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of the number of shares of Series A Preferred Stock and Voting Common Stock set forth next to such Series A Holder's name on Annex A, free and clear of any liens, claims, encumbrances, security interests, options, charges and restrictions of any kind (other than transfer restrictions imposed under applicable securities laws), and, other than as set forth on Annex A hereof, does not beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) or have the right to vote with respect to any equity securities of the Company.

          (f)    No Conflicts.    The execution, delivery and performance by such Series A Holder of this Agreement, the compliance by such Series A Holder with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Series A Holder under any of the terms, conditions or provisions of (A) to the extent such Series A Holder is not an individual, its certificate of incorporation or by-laws or other organizational documents, as applicable, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Series A Holder is a party or by which it may be bound, or to which such Series A Holder or any of its properties or assets may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such Series A Holder or any of its (or his) properties or assets except, in the case of clause (i)(B), for those occurrences that, individually or in the aggregate, have not had or would not reasonably be expected to have a material adverse effect on such Series A Holder's ability to perform its (or his) obligations under the Agreement or to consummate the transactions contemplated hereby on a timely basis.

          (g)    Brokers and Finders.    No such Series A Holder nor any of its Affiliates nor any of their respective officers, directors or employees has incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby.

          (h)    Non-Reliance.    Such Series A Holder is not relying upon, and has not relied upon, any statement, representation or warranty made by any Person, except for the representations and warranties by the Company contained in this Agreement.

          (i)    Proxy Statement Information.    None of the information supplied by such Series A Holder in writing for inclusion in the Proxy Statement related to the Stockholders Meeting will, at the time such information is provided to the Company, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

        Section 5.    Conditions Precedent.

          (a)   The obligations of the Series A Holders to consummate the Transaction at the Closing as contemplated hereunder are subject to the satisfaction (or waiver by all of the Institutional Series A Holders), prior to or on the Closing Date, of the following conditions; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 5(a)(vii) may not be waived by the Series A Holders acting individually or as a group:

              (i)  The representations and warranties of the Company in Section 3 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made on such date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date.

             (ii)  The Company shall have complied in all material respects with its obligations hereunder that are required to be complied with at or prior to the Closing.

            (iii)  No judgment, injunction, decree or other legal restraint shall prohibit or enjoin the consummation of the transactions contemplated by this Agreement.

            (iv)  Each Series A Holder shall have obtained all necessary regulatory approvals applicable to it or, in the case of a Requesting Series A Holder, such Requesting Series A Holder shall have received written confirmation from the Federal Reserve Board of its Non-Control Determination (as defined herein) as to such Requesting Series A Holder; provided, however, that no such regulatory approval or Non-Control Determination shall (A) impose any condition or requirement that would reasonably be expected to be materially burdensome to the Series A Holder (including any material constraints or restrictions on the Requesting Series A Holder's current business or investments but excluding, for the avoidance of doubt, any passivity commitments required as contemplated by Section 6(c)(ii)), or (B) impose any restraint or condition on any limited partner of the Requesting Series A Holder (including a requirement to file any application or notice under the BHC Act, the Change in Bank Control Act or any other federal or state banking law) (each a "Burdensome Condition"); provided, further, that it shall not be deemed to be a Burdensome Condition if the Series A Holder is otherwise permitted to receive shares of Non-Voting Common Stock pursuant to the Transaction; and provided, further, that the imposition of a Burdensome Condition in connection with a regulatory approval or Non-Control Determination shall constitute a denial of such regulatory approval or Non-Control Determination and such regulatory approval or Non-Control Determination shall be deemed not received for all purposes in this Agreement.

             (v)  The Company shall have obtained all necessary regulatory approvals applicable to it in order to consummate the transactions contemplated hereby, including approval to issue the Special PIK Dividend.

            (vi)  The Board of Directors shall not have modified or withdrawn the Recommendation (as defined herein).

           (vii)  (A) All actions necessary to effectuate the Transaction that require approval by the Company's stockholders under applicable law or requirements of a national securities exchange or any other matter that requires stockholder approval pursuant to this Agreement shall have been approved by the requisite vote of the outstanding shares of the Voting Common Stock and Series A Preferred Stock (on an as-converted basis), voting as a single class, entitled to vote at the Stockholders Meeting, including the Amended and Restated Certificate of Designations, and (B) the Transaction shall have been approved by the majority of the votes cast by the holders of our Voting Common Stock (but not including the votes of any holder of Series A Preferred Stock or any other stock of the Company held by any holder of Series A Preferred Stock or its (or his) Affiliates) at the Stockholders Meeting (such approvals, collectively, the "Stockholder Approval").

          (viii)  At the Closing, all shares of Conversion Securities (the "Shares"), other than shares of Non-Voting Common Stock but including shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock, shall be duly approved for listing on the NASDAQ Stock Market or other national securities exchange that, at such time, is the Company's primary listing exchange.

            (ix)  The Company shall have delivered an executed counterpart to the Investment Agreement Amendment (as defined herein) to the Series A Holders.

             (x)  The Company shall have issued to the holders of Series A Preferred Stock the payment-in-kind dividend due on August 15, 2011 pursuant to the Certificate of Designations.

          (b)   The obligations of the Company to consummate the Transaction at the Closing as contemplated hereunder are subject to the satisfaction (or waiver by the Company, which waiver shall require approval by the Special Committee), prior to or on the Closing Date, of the following conditions; provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in Section 5(b)(vi) may not be waived by the Company:

              (i)  The representations and warranties of such Series A Holder in Section 4 shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made as of such date, except for representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date.

             (ii)  Such Series A Holder shall have complied in all material respects with its obligations hereunder that are required to be complied with at or prior to the Closing.

            (iii)  No judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the transactions contemplated by this Agreement.

            (iv)  Such Series A Holder shall have obtained all necessary regulatory approvals applicable to it and, in the case of a Requesting Series A Holder only, such Requesting Series A Holder shall have received written confirmation from the Federal Reserve Board of its Non-Control Determination as to such Requesting Series A Holder.

             (v)  The Company shall have obtained all necessary regulatory approvals applicable to it in order to consummate the transactions contemplated hereby, including approval to issue the Special PIK Dividend.

            (vi)  The Company shall have obtained the Stockholder Approval.

           (vii)  At the Closing, all Shares (other than shares of Non-Voting Common Stock but including shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock) shall be duly approved for listing on the NASDAQ Stock Market or other national securities exchange that, at such time, is the Company's primary listing exchange.

          (viii)  The Series A Holders shall have delivered executed counterparts to the Investment Agreement Amendment to the Company.

        Section 6.    Covenants.

          (a)    Proxy Statement.    As promptly as practicable after the date hereof, but in no event more than 14 days after the date of this Agreement, the Company shall, at its sole expense, prepare and file with the SEC, subject to the reasonable review and comment of the Series A Holders and their counsel, a preliminary proxy statement relating to this Agreement and the transactions contemplated hereby; and the Company shall use commercially reasonable efforts to furnish the information required, subject to the reasonable review and comment of the Series A Holders and their counsel, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and thereafter, within five (5) Business Days of receiving SEC clearance, to mail the proxy statement to the Company's stockholders. Such preliminary proxy statement as filed with the SEC and the proxy statement and all related proxy materials subsequently mailed to the stockholders of the Company (as amended and supplemented from time to time) are herein referred to as the "Proxy Statement". Subject to Section 6(b)(iii), the Proxy

  Statement shall contain the Recommendation (as defined below). The Series A Holders shall as promptly as practicable provide the Company with all reasonable information concerning them which is reasonably necessary to be included in the Proxy Statement. The Company and the Series A Holders shall as promptly as practicable correct any information provided by them for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect such that the information provided by the Company and the Series A Holders for inclusion in the Proxy Statement will not, at the time of the mailing of the Proxy Statement and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Company shall take all steps necessary to file with the SEC any amendment or supplement to the Proxy Statement as to correct the same and to cause the Proxy Statement as corrected to be disseminated to the Company's stockholders, in each case to the extent required by applicable law.

          (b)    Stockholder Approval.

              (i)  The Company shall take all action necessary in accordance with applicable law and the Company's certificate of incorporation and by-laws to duly call, give notice of, convene and hold a special meeting of the Company's stockholders to take place as soon as reasonably possible following the date hereof for the purpose of obtaining the Stockholder Approval (the "Stockholders Meeting").

             (ii)  At the Stockholders Meeting, the Company shall present one or more proposals, that in the aggregate encompass the matters that are subject to the Stockholder Approval (collectively, the "Stockholder Approval Matters"), for the purpose of obtaining the Stockholder Approval and the Series A Holders entitled to vote on the Stockholder Approval Matters shall be present at the Stockholders Meeting in person or by proxy and will vote or cause to be voted all of the Series A Preferred Stock or Voting Common Stock, as applicable, held by it (or him) or its Affiliates and entitled to vote on any Stockholder Approval Matter in favor of the approval of such Stockholder Approval Matter.

            (iii)  The Board of Directors, acting on the recommendation of the Special Committee, shall recommend to the stockholders of the Company that they vote in favor of the approval of the Stockholder Approval Matters (the "Recommendation") and shall not withdraw or adversely modify or amend such Recommendation; provided, that the Board of Directors may withdraw, modify or amend the Recommendation if (A) the Board of Directors reasonably determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law and (B) prior to taking such action, the Board of Directors shall have given the Series A Holders at least five (5) Business Days notice of its intention to take such action and the opportunity to meet with the Company and its outside legal counsel and financial advisor.

          (c)    Regulatory Approvals.    The Company shall use its reasonable best efforts to obtain, as promptly as practicable, with cooperation from the Series A Holders as provided in Section 6(d) below, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow it to consummate the Transaction, including payment of the Special PIK Dividend. Each Series A Holder shall use its reasonable best efforts to obtain, as promptly as practicable, with cooperation from the Company as provided in Section 6(d) below, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow it to own or control the Common Stock it will own or control following the Closing, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority (and in each case taking into account Sections 8(c) and 8(d) of the Amended and Restated Certificate of Designations). Without limiting the foregoing, any Series A Holder (other than the Institutional Series A Holders) intending to rely on a non-control determination from the Federal Reserve Board in order to consummate the transactions contemplated by this Agreement and who has not as of the date hereof received such a non-control determination or is required to re-submit to the Federal Reserve Board a request for a non-control determination in order to own or control the Shares it is entitled to receive pursuant to the Transaction (each, a "Requesting Series A Holder") agrees (i) that it will promptly, and in any event within ten calendar days of this Agreement (or in the case of any Requesting Series A Holder that is an Additional Series A Holder, ten calendar days after such Requesting Series A Holder executes a Joinder) submit (or re-submit) to the Federal Reserve Board a request for determination that it shall not be deemed to "control" the Company or any subsidiary of the Company after the Closing for purposes of Sections 3 or 4 of the BHC Act by reason of the Conversion or the consummation of the other transactions contemplated by this Agreement (a "Non-Control Determination"), and (ii) it will provide (and, if and as required by the Federal Reserve Board, will cause any of its general partners, managers, managing members or management companies or other controlling entities, as applicable) customary passivity commitments in connection with its request to obtain such determination.

          (d)    Cooperation.    Each Series A Holder and the Company will, and will cause its Affiliates to, cooperate with the other and use reasonable best efforts to take, or cause to be taken, all actions in order to facilitate the successful consummation of the transactions contemplated hereby, including with respect to obtaining, as promptly as practicable, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection addressed in Section 6(c) above. Each Series A Holder and the Company shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, each Series A Holder and the Company shall cooperate with the other, shall reasonably consult with each other concerning all regulatory filings, applications and support materials to the extent not filed prior to the date hereof, and shall assist the other party in any appearances and proceedings before, bank regulatory authorities in connection with the transactions contemplated by this Agreement. Each Series A Holder and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, all the information relating to such other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any Governmental Entity (other than a state or federal banking regulatory authority) in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each agrees to act reasonably and as promptly as practicable. Each such party agrees to keep the other party apprised of the status of matters referred to in Section 6(c) and this Section 6(d). To the extent permitted by applicable law and to the extent such communications do not contain confidential information, each Series A Holder shall promptly furnish the Company, and the Company shall promptly furnish each Series A Holder, with copies of material written communications received by it or its subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

          (e)    Shelf Registration Statement.    As promptly as practicable after the Closing Date but in no event more than 21 days thereafter, the Company shall, at its sole expense, use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals, clearances and authorizations of, or any exemption by, all Governmental Entities necessary or advisable in order to include all Shares (including shares of Voting Common Stock issuable upon conversion of shares of Non-Voting Common Stock) in the Company's existing Form S-3 shelf registration statement on file with the SEC (File

  No. 333-165016) (the "Shelf Registration Agreement"). Upon receipt of the necessary approvals described in the preceding sentence (if any are needed), the Company shall as soon as practicable file a post-effective amendment to the Shelf Registration Statement to register the resale of the Shares (including shares of Voting Common Stock issuable upon conversion of shares of Non-Voting Common Stock) not already registered thereby, or will file a new shelf registration statement, to register the resale of such Shares not already registered thereby, and in each case will use commercially reasonable efforts to cause any such shelf registration statement (either the post-effective amendment to the Shelf Registration Statement, or the new shelf registration statement) to become effective as soon as practicable. For the avoidance of doubt, the post-effective amendment to Shelf Registration Statement or the new shelf registration statement, as applicable, and the rights and obligations of the Series A Holders and the Company with respect thereto, shall continue to be subject to the terms and conditions of Section 10 of the Investment Agreement.

          (f)    Section 368(a)(1)(E) Reorganization Tax Treatment.    The parties agree to treat the isolated transactions effected pursuant to this Agreement, which are not part of a plan to periodically increase the interests of the Series A Holders in the assets or earnings and profits of the Company, collectively as an exchange pursuant to a recapitalization within the meaning of Section 368(a)(1)(E) of the Code to which, in the case of the Series A Holders, Sections 354 and 356 of the Code apply, and not to take a position inconsistent with such treatment.

          (g)    Legends.

              (i)  Each Series A Holder agrees that all certificates or other instruments representing the Conversion Securities subject to this Agreement, which have not otherwise been registered pursuant to the Shelf Registration Statement, will bear a legend substantially to the following effect:

      THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

             (ii)  Each Series A Holder agrees that all certificates or other instruments representing the Conversion Securities subject to this Agreement, which have not otherwise been registered pursuant to the Shelf Registration Statement, will also bear a legend substantially to the following effect:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN A RECAPITALIZATION AGREEMENT, DATED AS OF JULY 27, 2011, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

            (iii)  Upon request of any Series A Holder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that the legend in clause (i) above is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause the legend in clause (i) to be removed from any certificate for any Conversion Securities held by such Series A Holder to be transferred in accordance with the terms of this Agreement and the legend in clause (ii) above shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. Each Series A Holder acknowledges that not all of the Conversion Securities have been registered under the

    Securities Act or under any state securities laws and agrees that it will not sell or otherwise dispose of any of the Conversion Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

          (h)    Transfer Restrictions.

            (i)    Each Series A Holder agrees that, until the Closing has occurred or this Agreement has been terminated, whichever occurs first, it (or he) shall not, directly or indirectly, without the prior written consent of the Company, which shall not be unreasonably withheld, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of any or all of the Series A Preferred Stock held or owned by it (or him), other than pursuant to Section 6(h)(ii) below. In addition, for a period of 90 days following the Closing Date, each Series A Holder shall not sell, transfer, assign or otherwise dispose of any Shares. In addition, any Institutional Series A Holder or any other Requesting Series A Holder who intends to sell, transfer, assign or otherwise dispose of, in whole or in part, Shares may do so only in accordance with and as permitted by guidance and policies established by the Federal Reserve Board as applicable and in effect at the time of transfer.

             (ii)  Notwithstanding the first two sentences of Section 6(h)(i), a Series A Holder shall be permitted to transfer any portion or all of its (or his) Series A Preferred Stock or Shares upon prior written notice to the Company under the following circumstances:

              (A)  Transfers to (x) any Affiliate of such Series A Holder that is under common control with such Series A Holder's ultimate parent, general partner or investment advisor, (y) any limited partner or shareholder of such Series A Holder or (z) by a Series A Holder who is an individual to (1) the spouse or children of such individual (collectively, the "Family Members"), (2) the estate of such individual, (3) any trust solely for the benefit of such individual and/or Family Member(s) and of which such individual and/or any such Family Member(s) is the trustee or are the trustees ("Family Trust") and (4) any partnership, corporation or limited liability company which is wholly owned and controlled by such individual and/or any such Family Member(s) ("Family Wealth Planning Entity"); provided, that any change in the beneficiaries of a Family Trust or the equity holders of a Family Wealth Planning Entity that results in such Family Trust not being solely for the benefit of such individual and/or the Family Member(s) or the Family Wealth Planning Entity not being wholly owned and controlled by such individual and/or the Family Member(s) shall be deemed to be a transfer not permitted by Section 6(h)(ii)(A); provided, further, that in any case such transfer shall only be permitted prior to the date that is 90 days following the Closing Date if (I) the transferee executes and delivers a Joinder to the Company and (II) such transfer does not result in the requirement that the transferee register as a bank holding company under the BHC Act with respect to the Bank or the Company (any such transferee shall then be included in the term "Series A Holder" for purposes of this Section 6(h));

              (B)  Transfers pursuant to a merger, tender offer, exchange offer or other business combination, an acquisition of substantially all of the assets of the Company or any of its subsidiaries or similar transaction or a change of control involving the Company or any of its subsidiaries; provided, that such transaction has been approved by the Board of Directors; and

              (C)  In the event that, as a result of any share repurchases, recapitalizations, redemptions or similar actions by the Company not caused by such Series A Holder, such Series A Holder reasonably determines, based on the advice of legal counsel and following consultation with the Company and, if the Company reasonably so requests, the

      Federal Reserve Board, that unless such Series A Holder disposes of all or a portion of its (or his) Series A Preferred Stock or Shares, as applicable, it (he) or any of its (his) Affiliates could reasonably be deemed to "control" the Company for purposes of the BHC Act or any rules or regulations promulgated thereunder (or any successor provision), then such Series A Holder shall be permitted to transfer that portion of the Series A Preferred Stock or Shares, as applicable, reasonably necessary to avoid such control determination; provided, that any such transfer may only be made in the manner described in the third sentence of Section 6(h)(i).

          (i)    No Change of Control.    The Company shall use reasonable best efforts to obtain all necessary irrevocable waivers and make all appropriate determinations so that the issuance of the Conversion Securities to the Series A Holders, collectively, will not trigger a "change of control" or other similar provision in any of the agreements to which the Company or any of its subsidiaries is a party, including without limitation any employment, "change in control," severance or other agreements and any benefit plan, which results in payments to the counterparty or the acceleration of vesting of benefits.

          (j)    COI Amendment.    The Company shall file the COI Amendment in the form attached to this Agreement as Exhibit B with the Delaware Secretary of State upon receipt of the Stockholder Approval for the COI Amendment, and such COI Amendment shall be in full force and effect as of the Closing Date. As soon as reasonably practicable following the date hereof, the Company and the Institutional Series A Holders shall negotiate in good faith and agree upon, in the event that Stockholder Approval of the COI Amendment is not obtained at the Stockholders Meeting, a form of certificate of designations with respect to a Series B preferred stock of the Company that shall provide (w) expressly that such Series B preferred stock has no voting rights other than as required by law; (x) for participation by the holders of such Series B preferred stock together with the holders of Voting Common Stock in any dividend declared with respect to the Voting Common Stock or any distribution upon liquidation, winding-up or dissolution of the Company; (y) to the extent the parties reasonably determine that a preference right is required under the Delaware General Corporation Law, for a liquidation preference of no more than $0.01 per share; and (z) for conversion of such shares of Series B preferred stock into shares of Voting Common Stock on the same conditions as the Non-Voting Common Stock could be converted pursuant to the COI Amendment. In the event that the Stockholder Approval of the COI Amendment is not obtained at the Stockholders Meeting, the Company shall promptly thereafter file with the Delaware Secretary of State the certificate of designations contemplated by the immediately preceding sentence, and such certificate of designations shall be in full force and effect as of the Closing Date.

          (k)    Amended and Restated Certificate of Designations.    The Company shall file the Amended and Restated Certificate of Designations in the form attached to this Agreement as Exhibit A with the Delaware Secretary of State, and such Amended and Restated Certificate of Designations shall be in full force and effect as of the Closing Date.

          (l)    Conversion of Voting Common Stock.    If at any time following the Closing, in the event that (i) the shares of Voting Common Stock held by any Series A Holder and its Affiliates as of the Closing Date (giving effect to the Transaction) would represent more than 9.9% (or any higher percentage set forth and permitted pursuant a Non-Control Determination with respect to such Series A Holder) of the then outstanding shares of Voting Common Stock for any reason (the number of shares of Voting Common Stock in excess of such percentage, the "Excess Shares") and (ii) any such Series A Holder has not received a Non-Control Determination as to such Series A Holder's ownership of such Excess Shares, then such Excess Shares shall automatically convert into an equal number of shares of Non-Voting Common Stock pursuant to the Company's Second Amended and Restated Certificate of Incorporation, as amended by the COI Amendment.

        Section 7.    Amendment of the Investment Agreement and Indemnification.

          (a)   The Company and the Series A Holders hereby amend, effective as of the Closing Date and subject to the Closing, the Investment Agreement such that the terms "Registrable Securities" (as defined in the Investment Agreement) shall include all Shares (including shares of Voting Common Stock issuable upon conversion of shares of Non-Voting Common Stock) issued pursuant to this Agreement (such amendments, the "Investment Agreement Amendment"), and the Company and the Series A Holders agree to evidence the Investment Agreement Amendment in a separate document.

          (b)   For the avoidance of doubt, except as specifically provided in Section 7(a) with respect to the Investment Agreement Amendment, the execution of this Agreement and the consummation of the Transaction shall not affect or modify any rights the Series A Holders may have under the Investment Agreement, including but not limited to the right of certain Series A Holders to cause a Board Representative (as defined in the Investment Agreement) to be elected or appointed to (i) the Company's Board of Directors or to appoint an Observer (as defined in the Investment Agreement) and (ii) the Bank's Board of Directors or to appoint a Bank Board Observer (as defined in the Investment Agreement) pursuant to Section 9 of such agreement.

          (c)   The Company and the Series A Holders shall have the same indemnification rights and obligations provided in Section 9(c) of the Investment Agreement with respect to (i) any inaccuracy in or breach of the other party's representations or warranties in this Agreement, (ii) any breach of other party's agreements or covenants in this Agreement and (iii) with the Company as the indemnifying party and the Series A Holders as the indemnified parties, any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company or any other person (other than the Company) relating to this Agreement or the transactions contemplated hereby, except that for the purposes hereof the timeframe set forth in Section 9(c)(v) of the Investment Agreement shall be twelve (12) months after the Closing Date of the Transaction contemplated by this Agreement.

        Section 8.    Termination.

          (a)   This Agreement may be terminated at any time prior to the Closing by written agreement of the Company (with the approval of the Special Committee) and the Series A Holders.

          (b)   This Agreement may be terminated at any time prior to the Closing by the Company on the one hand (with the approval of the Special Committee), or the Series A Holders on the other hand, by written notice to the other if there is a material breach of this Agreement by the other party such that Section 5(a) (in the case of a breach by the Company) or Section 5(b) (in the case of breach by the Series A Holders) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty (30) days after written notice thereof is given by the non-breaching party to the breaching party.

          (c)   This Agreement may be terminated at any time prior to the Closing by the Company on the one hand, or the Series A Holders on the other hand, by written notice thereof to the other at any time following the date that is 180 days from the date hereof if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement pursuant to this Section 8(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

          (d)   For purposes of this Section 8, the agreement of all of the Institutional Series A Holders shall constitute the agreement of all the Series A Holders.

          (e)   In the event of any termination of this Agreement as between the Company and the Series A Holders as provided in this Section 8, this Agreement (other than Sections 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 21 and 22 which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect as between the Company and the Series A Holders; provided, that nothing herein shall relieve any party from liability for a prior willful material breach of this Agreement. Notwithstanding any other provision of this Agreement, no party shall be liable to any other party for any indirect, consequential, special, incidental or punitive damages.

        Section 9.    Survival.     Each of the representations and warranties set forth in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months after the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period in accordance with the terms of this Agreement) and, except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

        Section 10.    Public Statements.     Neither the Company nor any Series A Holder shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, this Agreement or the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of the other; provided, however, that any party may, without the prior consent of the other parties issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the NASDAQ Stock Market.

        Section 11.    Notices.     All notices, communications and deliveries required or permitted by this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made and shall be deemed given or made (i) on the date delivered if delivered by telecopy or in person, (ii) on the third (3rd) Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or (iii) on the day after it is delivered, prepaid, to an overnight express delivery service that confirms to the sender delivery on such day, as follows:

          (a)   if to the Company, at:

      Guaranty Bancorp
      1331 17th Street Suite 345
      Denver, CO 80202-1566
      Attention:    Paul W. Taylor
      Facsimile:    (303) 675-1179
      E-mail: paul.taylor@gbnk.com

      with a copy (which shall not constitute notice) to:

      Jones & Keller, P.C.
      5613 DTC Parkway, Suite 970
      Greenwood Village, CO 80111
      Attention:    Zsolt K. Besskó, Esq.
      Facsimile:    (303) 376-8439
      E-mail: zbessko@joneskeller.com

          (b)   if to the Series A Holders, at the addresses designated in Annex A with a copy in the case of Patriot (which shall not constitute notice) to:

      Elias, Matz, Tiernan & Herrick L.L.P.
      734 15th Street, N.W., 11th Floor
      Washington, D.C. 20005
      Attention:    Raymond A. Tiernan, Esq.
                          Philip R. Bevan, Esq.
      Facsimile:    (202) 347-2172
      E-mail: rtier@emth.com
                    rbeva@emth.com

      with a copy in the case of Relational (which copy shall not constitute notice) to:

      Latham & Watkins LLP
      12636 High Bluff Drive, Suite 400
      San Diego, California 92130
      Attention:    Craig M. Garner, Esq.
      Facsimile:    (858) 523-5450
      E-mail: craig.garner@lw.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing in accordance with this Section 11. If notice is given pursuant to this Section 11 of any assignment to a permitted successor or assign of a party hereto, the notice shall be given as set forth above to such successor or permitted assign of such party.

        Section 12.    Assignment; Successors and Assigns.     This Agreement shall not be assigned by operation of law or otherwise, except that each Series A Holder may assign all or any portion of its rights under this Agreement to any of its Affiliates under common control with such Series A Holder's ultimate parent, general partner or investment advisor; provided, that any such assignment shall not relieve such Series A Holder of any liability or other obligation under this Agreement. This Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 13.    Entire Agreement.     This Agreement embodies the entire agreement and understanding between the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior written and prior or contemporaneous oral agreements and understandings between the parties with respect to the subject matter of this Agreement.

        Section 14.    Governing Law.     This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to conflicts of law principles or other principles that would require the application of any other law.

        Section 15.    Severability.     If any provision of this Agreement or the application thereof to any Person or circumstances is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

        Section 16.    Expenses.     With respect to any Institutional Series A Holder, in the event (i) the Closing occurs, or (ii) the transactions contemplated hereby with respect to such Institutional Series A Holder are not consummated other than due to a breach by such Institutional Series A Holder of any of its obligations under this Agreement, the Company will reimburse such Institutional Series A Holder for its reasonable documented out-of-pocket expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby, including the reasonable fees and expenses of counsel incurred by such Institutional Series A Holder and its Affiliates in connection with the transactions contemplated hereby; provided, that the Company shall not be obligated to reimburse any Institutional Series A Holder for amounts in excess of $50,000.

        Section 17.    Construction.     The following principles shall apply:

          (a)   the word "or" will not be exclusive;

          (b)   inclusion of items in a list will not be deemed to exclude other terms of similar import;

          (c)   all parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Person by reason of having drafted such provision;

          (d)   the word "include" and its correlatives means to include without limitation;

          (e)   terms that imply gender will include all genders;

          (f)    defined terms will have their meanings in the plural and singular case;

          (g)   references to Sections, Annexes and Exhibits are to the Sections, Annexes and Exhibits to this Agreement;

          (h)   the use of "will" as an auxiliary will not be deemed to be a mere prediction of future occurrences; and

          (i)    the headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement.

        Section 18.    Counterparts and Facsimiles.     For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

        Section 19.    Joinder.     This Agreement contemplates that additional Persons may execute a Joinder subsequent to the date hereof and become Additional Series A Holders. The terms of this Agreement shall be binding upon each Additional Series A Holder as of the date on which such Additional Series A Holder executes a Joinder and delivers it to the Company.

        Section 20.    Specific Performance.     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

        Section 21.    Amendment; Waiver.     No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by a duly authorized representative of such party; provided, however, that this Agreement may not be amended by either the Company or the Series A Holders in such a manner as to permit the waiver of the conditions set forth in Sections 5(a)(vii) and 5(b)(vi). No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party's obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized representative of the waiving party that makes express reference to the provision or provisions subject to such waiver. For purposes of this Section 21, the agreement of all of the Institutional Series A Holders with respect to any such amendment or waiver shall constitute the agreement of all the Series A Holders with respect to any such amendment or waiver.

        Section 22.    Several and Not Joint Obligations.     For the avoidance of doubt, the obligations of each Series A Holder under this Agreement are several and not joint with the obligations of any other Series A Holder, and no Series A Holder shall be responsible for the performance of the obligations of any other Series A Holder under this Agreement. Each Series A Holder shall be entitled to independently enforce its rights under this Agreement and the Company shall be entitled to independently enforce its rights under this Agreement with respect to each Series A Holder.

[Remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Guaranty Bancorp
By:	/s/ PAUL W. TAYLOR
Name:	Paul W. Taylor
Title:	CEO & President
Patriot Financial Partners, L.P.
By:	/s/ W. KIRK WYCOFF
Name:	W. Kirk Wycoff
Title:	Managing Partner
Patriot Financial Partners Parallel, L.P.
By:	/s/ W. KIRK WYCOFF
Name:	W. Kirk Wycoff
Title:	Managing Partner
Castle Creek Capital Partners IV, L.P.
By:	/s/ WILLIAM J. RUH
Name:	William J. Ruh
Title:	Managing Principal
Relational Investors Mid-Cap Fund I, L.P.
By:	/s/ HENRY W. WINSHIP
Name:	Henry W. Winship
Title:	Principal and Senior Managing Director
Relational Investors Mid-Cap Fund II, L.P.
By:	/s/ HENRY W. WINSHIP
Name:	Henry W. Winship
Title:	Principal and Senior Managing Director

Amended and Restated Series A Convertible Preferred Stock Transaction Agreement

ANNEX A

SCHEDULE OF SERIES A HOLDERS

NAME OF SERIES A HOLDER	ADDRESS OF SERIES A HOLDER	NUMBER OF SHARES OF VOTING COMMON STOCK CURRENTLY HELD	NUMBER OF SHARES OF SERIES A PREFERRED STOCK CURRENTLY HELD	NUMBER OF SHARES OF SERIES A PREFERRED STOCK HELD AFTER SPECIAL PIK DIVIDEND	NUMBER OF SHARES OF VOTING COMMON STOCK AFTER TRANSACTION	NUMBER OF SHARES OF NON-VOTING COMMON STOCK AFTER TRANSACTION(1)
Castle Creek Capital Partners IV, L.P.	P.O. Box 1329 Rancho Santa Fe, CA 92067	2,644,963	11,694	13,194	8,663,937	2,777,026
Patriot Financial Partners, L.P.	Cira Centre 2929 Arch Street, 27th Fl. Philadelphia, PA 19104-2868	0	19,944	22,501	15,000,667	0
Patriot Financial Partners Parallel, L.P.	Cira Centre 2929 Arch Street, 27th Fl. Philadelphia, PA 19104-2868	0	3,442	3,883	2,588,667	0
Relational Investors Mid-Cap Fund I, L.P.	12400 High Bluff Drive Suite 600 San Diego, CA 92130	0	11,694	13,194	7,440,343	1,355,657
Relational Investors Mid-Cap Fund II, L.P.	12400 High Bluff Drive Suite 600 San Diego, CA 92130	0	11,694	13,194	7,440,343	1,355,657

(1)
Estimated. Assuming such Series A Holder does not obtain a Non-Control Determination prior to the Closing.

Annex A-1

EXHIBIT A

        FORM OF AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR
SERIES A CONVERTIBLE PREFERRED STOCK
[See Appendix B of the Proxy Statement]

A-1

EXHIBIT B

        FORM OF AMENDMENT TO
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
 [See Appendix C of the Proxy Statement]

B-1

EXHIBIT C

FORM OF JOINDER

[Date]

        Reference is made to the Amended and Restated Series A Convertible Preferred Stock Transaction Agreement (as amended, supplemented or otherwise modified from time to time, the "Transaction Agreement"), dated as of August 9, 2011, by and among Guaranty Bancorp, a Delaware corporation (the "Company"), and each holder of Series A Convertible Preferred Stock listed on Annex A attached thereto and such other holders that may become party thereto from time to time (each, a "Series A Holder" and collectively, the "Series A Holders"). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Transaction Agreement.

        This Joinder supplements the Transaction Agreement and is delivered by the undersigned (the "Additional Series A Holder") pursuant to Section 19 of the Transaction Agreement. The Additional Series A Holder hereby agrees to be bound as a Series A Holder party to the Recapitalization Agreement by all of the terms, covenants and conditions set forth in the Transaction Agreement to the same extent that it would have been bound if it had been a signatory to the Transaction Agreement as a Series A Holder thereunder on the date of the Transaction Agreement.

        For the convenience of the parties hereto, this Joinder may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Joinder may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

        This Joinder shall be governed by, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to conflicts of law principles or other principles that would require the application of any other law.

[Remainder of this page intentionally left blank.]

C-1

        IN WITNESS WHEREOF, the Additional Series A Holder has caused this Joinder to be duly executed and delivered as of the date first above written.

[Additional Series A Holder]
By:	Name: Title:

AGREED TO AND ACCEPTED:

Guaranty Bancorp
By:	Name: Title:

C-2

Appendix B

        Proposed form of Amended and Restated Certificate of Designations for Series A Convertible Preferred Stock of Guaranty Bancorp

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS FOR
SERIES A CONVERTIBLE PREFERRED STOCK
OF GUARANTY BANCORP

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

        Guaranty Bancorp (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that, pursuant to authority conferred upon its Board of Directors by the Company's Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the DGCL, its Board of Directors, at a meeting duly called and held on ~~August 4, 2009,~~July 27, 2011, and stockholders, at a meeting duly called and held on September                 , 2011, duly approved and adopted the following resolution:

        RESOLVED, that~~, pursuant to the authority vested in the Board of Directors by the Company's Amended and Restated Certificate of Incorporation, the Board of Directors does hereby create, authorize and provide for the issuance of~~ the Certificate of Designations for Series A Convertible Preferred Stock~~, par value $0.001 per share, with a stated value of $1,000 per share, consisting of up to 73,280 shares, having the designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions that are set forth in the Company's Amended and Restated Certificate of Incorporation and in this Resolution~~ of the Company be and hereby is amended and restated as follows:

        Section 1.    Designation and Regulatory Capital Treatment.     There is hereby created out of the authorized and unissued shares of preferred stock of Guaranty Bancorp (the "Company") a series of preferred stock designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The number of shares constituting such series shall be ~~73,280.~~77,853. Such series shall have a par value per share of $0.001.

        The Company hereby acknowledges and confirms that, notwithstanding the treatment of the Series A Preferred Stock for purposes of the Delaware General Corporation Law, 8 Del C. § 101 et seq. (the "DGCL"), for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System appearing at 12 C.F.R. Part 225 (Appendix A) and 12 C.F.R. Part 225 (Appendix B), as applicable, and for purposes of subsequent regulatory reporting, the Series A Preferred Stock constitutes cumulative preferred stock as described therein and is subject to the limitations on cumulative preferred stock contained therein.

        Section 2.    Definitions.     The following terms have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

        "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

        "Applicable Regulatory Approval" means, with respect to a particular Holder, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such Holder to acquire the shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by it or to own or control such shares of Common Stock (taking into account Section 8(c)~~, Section 9(g)~~ and Section ~~9~~8(~~h~~d)) and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

        "Board of Directors" means the board of directors of the Company or, with respect to any action to be taken by such board of directors, any committee of the board of directors duly authorized to take such action.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which banks are required or permitted by law or executive order to be closed in the State of New York or Colorado.

        "Castle Creek" means Castle Creek Capital Partners ~~III~~IV, L.P.

        "Certificate of Designations" means this Amended and Restated Certificate of Designations of the Series A Preferred Stock.

        "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of the Company, as amended prior to the Issue Date and as amended by this Certificate of Designations and as may be further amended.

        "Closing Price" of the Voting Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) on any Trading Day means the reported last sale price per share (or, if no last sale price is reported, the average of the bid and ask prices per share or, if more than one in either case, the average of the average bid and the average ask prices per share) on such date as reported by the NASDAQ Stock Market, or, if the Voting Common Stock (or such other property) is not listed on the NASDAQ Stock Market, then as reported by the principal national securities exchange on which the Voting Common Stock (or such other property) is listed, or if the Voting Common Stock (or such other property) is not so listed or quoted on a U.S. national securities exchange, or, if no closing price for the Voting Common Stock (or such property) is so reported, the last quoted bid price for the Voting Common Stock (or such property) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Voting Common Stock (or such property) on that date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company. For the purposes of this Certificate of Designations, all references herein to the closing sale price and the last sale price reported of the Voting Common Stock (or other property) on the NASDAQ Stock Market shall be the closing sale price and last reported sale price as reflected on the website of the NASDAQ Stock Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price and the last reported sale price as reflected on the website of the NASDAQ Stock Market and as reported by Bloomberg Professional Service, the closing sale price and the last reported sale price on the website of the NASDAQ Stock Market shall govern.

        "Common Stock" means the ~~Company's common stock, par value $0.001 per share~~Voting Common Stock and the Non-Voting Common Stock.

        "Company" has the meaning set forth in the preamble.

        ~~"Conversion Date" has the meaning set forth in Section 10(a).~~

        ~~"Conversion Notice" has the meaning set forth in Section 9(b).~~

        "Conversion Price" means, for each share of Series A Preferred Stock, $~~1.80; provided, however, that:~~1.50.

          ~~(i)    in the event of the occurrence of an Unpaid Dividend as to a Dividend Payment Date (such Dividend Payment Date, the "First Missed Dividend Date") and the failure of the Company to pay such Unpaid Dividend by the Dividend Payment Date in the twelfth calendar month after the First Missed Dividend Date (such Dividend Payment Date, the "First Missed Dividend Adjustment Date"), the Conversion Price shall decrease on the first Business Day following the First Missed Dividend Adjustment Date by $0.04 with respect to the Unpaid Dividend relating to the First Missed Dividend Date and by an additional $0.04 with respect to each Unpaid Dividend, if any, as to a Dividend Payment Date after the First Missed Dividend Date to and including the First Missed Dividend Adjustment Date;~~

          ~~(ii)   in the event of the occurrence of an Unpaid Dividend as to a Dividend Payment Date after the First Missed Dividend Adjustment Date, the Conversion Price shall decrease on the first Business Day following such Dividend Payment Date by an additional $0.04;~~

          ~~(iii)  in the event of the occurrence of one or more Unpaid Dividends and the failure of the Company to pay such Unpaid Dividends by the Mandatory Conversion Date, and provided that such Unpaid Dividends have not by the Mandatory Conversion Date resulted in an adjustment to the Conversion Price pursuant to clause (i) or (ii) above, the Conversion Price shall be deemed to have decreased as of the first Business Day immediately preceding the Mandatory Conversion Price by an additional $0.04 with respect to each such Unpaid Dividend;~~

          ~~(iv)  the maximum adjustment pursuant to clauses (i), (ii) and (iii) above is $0.30 and in no event shall the downward adjustment of the Conversion Price pursuant to such clauses exceed $0.30; and~~

          ~~(v)   notwithstanding clauses (i) through (iv) above, in the event an adjustment in the Conversion Price occurs pursuant to Section 13, contemporaneously with such adjustment a corresponding adjustment shall be made in the $0.04 and $0.30 amounts used in this definition, including such amounts as they may previously have been adjusted pursuant to this clause (v) (each a "Reference Amount") so that, after giving effect to such adjustment, each reference to the applicable Reference Amount shall be to an adjusted amount that bears the same ratio to the respective Reference Amount that the Conversion Price as adjusted pursuant to Section 13 bears to $1.80 (or the then applicable Conversion Price).~~

        "Conversion Rate" means that number of Conversion Securities into which one share of Series A Preferred Stock shall be convertible pursuant to Section 8(a) ~~or 9(a)~~, determined by dividing the Liquidation Preference by the Conversion Price.

        "Conversion Securities" means shares of Voting Common Stock~~,~~ or Non-Voting Common Stock ~~or Series B Preferred Stock~~, as the case may be, as determined pursuant to Section ~~9~~8(~~h~~d).

        "Current Market Price" means, on any date, the average of the daily Closing Price per share of the Voting Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section ~~13.~~12.

        "DGCL" has the meaning set forth in the preamble.

        "Dividend Payment Date" has the meaning set forth in Section 4(a)(i).

        "Dividend Period" has the meaning set forth in Section 4(a).

        "Exchange Property" has the meaning set forth in Section ~~16~~15(a).

        "Ex-Date", when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section ~~13.~~12.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "Holder" means a Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Company and the Transfer Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

        "Investment Agreement" means the Investment Agreement, dated as of May 6, 2009, by and among the Company, Castle Creek, Patriot, Relational and the other investors that may become party thereto from time to time, as it may be amended from time to time.

        "Issue Date" means August 11, 2009, the original date of issuance of the Series A Preferred Stock.

        "Junior Securities" has the meaning set forth in Section 3.

        "Liquidation Preference" means, as to the Series A Preferred Stock, $1,000 per share, plus all accrued but unpaid dividends thereon.

        "Mandatory Conversion" has the meaning set forth in Section 8(a).

        "Mandatory Conversion Date" means ~~the fifth anniversary of the Issue Date.~~                , 2011.

        "Market Disruption Event" means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Voting Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the NASDAQ Stock Market or otherwise) in the Voting Common Stock (or such other property) or in any options, contracts or future contracts relating to the Voting Common Stock (or such other property), and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

        "Non-Voting Common Stock" means the non-voting Common Stock of the Company, par value $0.001 per share~~, contemplated by Section 9(e) of the Investment Agreement~~.

        "Option Dividend Termination Date" has the meaning set forth in Section 4(a)(i).

        ~~"Optional Conversion Date" has the meaning set forth in Section 9(e).~~

        ~~"Optional Convertibility Inception Date" means the earlier to occur of (i) the date of the second anniversary of the Issue Date and (ii) the date of consummation of a Reorganization Event.~~

        "Parity Securities" has the meaning set forth in Section 3.

        "Patriot" means, collectively, Patriot Financial Partners, L.P. and Patriot Financial Partners Parallel, L.P.

        "Person" means an individual, corporation, partnership, association, joint stock company, limited liability company, joint venture, trust, governmental entity, unincorporated organization or other legal entity.

        "PIK Dividends" has the meaning set forth in Section 4(a)(i)(B).

        "Relational" means collectively Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P.

        "Reorganization Event" has the meaning set forth in Section ~~16~~15(a)(iv).

        "Scheduled Trading Day" means a day that is scheduled to be a Trading Day on the primary U.S. national securities exchange or market on which the Voting Common Stock is listed or, if the Voting Common Stock is not listed on a U.S. national securities exchange, on the principal other market on which the Voting Common Stock is then traded.

        "Senior Securities" means any shares or equity securities that rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, senior to the Series A Preferred Stock.

        "Series A Preferred Stock" has the meaning set forth in Section 1.

        ~~"Series B Preferred Stock" means the series of the Company's preferred stock as contemplated by Section 9(e) of the Investment Agreement.~~

        "Special PIK Dividend" has the meaning set forth in Section 4(d).

        "Trading Day" means any day on which (i) there is no Market Disruption Event and (ii) the NASDAQ Stock Market is open for trading, or, if the Voting Common Stock (or any other securities, cash or other property into which the Series A Preferred Stock becomes convertible in connection with any Reorganization Event) is not listed on the NASDAQ Stock Market, any day on which the principal national securities exchange on which the Common Stock (or such other property) is listed is open for trading, or, if the Voting Common Stock (or such other property) is not listed on a national securities exchange, any Business Day. A "Trading Day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

        "Transfer Agent" means Computershare Investor Services, LLC, the Company's duly appointed transfer agent, registrar, conversion and dividend disbursing agent for the Series A Preferred Stock, or such other successor entity as the Company may, in its sole discretion, appoint from time to time.

        "Unpaid Dividend" means the Company's failure to declare and pay dividends (including PIK Dividends or cash dividends) for any calendar quarter on the applicable Dividend Payment Date for any reason, including but not limited to restrictions under the DGCL or imposed by federal or state banking regulations or as may be imposed in writing by the Company's primary federal or state banking regulators.

        "Voting Common Stock" means the Company's voting common stock, par value $0.001 per share.

        Section 3.    Ranking.     The Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, winding-up and dissolution of the Company, rank (i) on a parity with each other class or series of preferred stock established after the Issue Date by the Company the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities") and (ii) senior to the Common Stock and each other class or series of capital stock outstanding or established after the Issue Date by the Company the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to as "Junior Securities"). The Company has the right to authorize or issue additional shares or classes or series of Junior Securities or Parity Securities without the consent of the Holders subject to Section 6(b).

        Section 4.    Dividends.

          (a)   The Holders shall be entitled to receive with respect to each share of Series A Preferred Stock:

              (i)  from and after the Issue Date until the first Dividend Payment Date (as defined below) following the second anniversary of the Issue Date (the "Option Dividend Termination Date"), when, as and if declared by the Board of Directors, but only out of funds legally available therefor, dividends (subject to Section 4(b) below) on each February 15, May 15, August 15 and November 15, beginning on the first such date following the Issue Date (each, a "Dividend Payment Date"), at a rate per annum equal to 9.0% of the Liquidation Preference of each such share, payable at the Company's option with respect to each Dividend Period either in (A) cash or (B) additional shares of Series A Preferred Stock ("PIK Dividends") (provided that, to the extent payment of PIK Dividends on any Holder's shares of Series A Preferred Stock, taken as a whole, would result in the payment of a fractional share of Series A Preferred Stock to such Holder, to save the Company the trouble, expense and inconvenience of issuing fractional shares, such fractional share shall instead be paid in cash); and

             (ii)  from and after the Option Dividend Termination Date, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cash dividends (subject to Section 4(b) below) at a rate per annum equal to 9.0% of the Liquidation Preference of each such share, payable in arrears on each Dividend Payment Date. If any Dividend Payment Date is not a Business Day, then dividends will be payable on the first Business Day following such date and dividends shall accrue to the actual payment date.

            The term "Dividend Period" means each period from and including a Dividend Payment Date (or the Issue Date in the case of the first Dividend Period) to but excluding the next Dividend Payment Date. The amount of dividends payable for any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

          (b)   To the extent that any such dividends payable on the shares of Series A Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall cease to accrue and be payable and the Company shall have no obligation to pay, and the Holders shall have no right to receive, dividends accrued for the Dividend Period ending immediately prior to such Dividend Payment Date after such Dividend Payment Date, whether or not dividends are declared for any subsequent Dividend Period with respect to Series A Preferred Stock, Parity Securities, Junior Securities or any other class or series of capital stock or authorized preferred stock of the Company. Holders shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full dividends for each Dividend Period on the Series A Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or failure to make any dividend payment.

          (c)   Each dividend contemplated by Section 4(a) will be payable to Holders of record as they appear in the records of the Company at the close of business on the January 31, April 30, July 31 and October 31 immediately preceding the corresponding Dividend Payment Date.

          (d)   On the Mandatory Conversion Date, immediately prior to the effective time of the Mandatory Conversion, the Holders shall be entitled to receive with respect to each share of Series A Preferred Stock, a special, one-time, PIK Dividend of 0.10346 shares of Series A Preferred Stock ("Special PIK Dividend") (provided that, to the extent the payment of the Special PIK Dividend on any Holder's shares of Series A Preferred Stock, taken as a whole, would result in the payment of a fractional share of Series A Preferred Stock to such Holder, to save the Company the trouble, expense and inconvenience of issuing fractional shares, such fractional share shall instead be paid in cash). The Special PIK Dividend will be payable to Holders of record as they appear in the records of the Company at the close of business on                , 2011.

        Section 5.    Payment Restrictions.     During any time that any shares of Series A Preferred Stock are outstanding, the Company shall not (i) declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Common Stock or other Junior Securities, or (ii) redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Parity Securities (otherwise than pursuant to pro rata offers to purchase all or any pro rata portion of such Parity Securities and the Series A Preferred Stock), unless in each case full dividends on all outstanding shares of the Series A Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment (except for (w) dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Common Stock or other Junior Securities, (x) redemptions or purchases by conversion or exchange of Junior Securities for or into other Junior Securities, or of Parity Securities for or into other Parity Securities or Junior Securities, (y) purchases by the Company or its Affiliates as a broker, dealer, advisor, fiduciary, trustee or comparable capacity in connection with transactions effected by or for the account of customers of the Company or customers of any of its subsidiaries or in connection with the distribution or trading of such capital stock and (z) acquisitions of shares of Common Stock in respect of exercises of employee equity awards or any related tax withholding). When dividends are not paid in full (or declared and a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Stock and any Parity Securities, dividends declared on the Series A Preferred Stock and Parity Securities (whether cumulative or non-cumulative) shall only be declared pro rata so that the amount of dividends declared per share on the Series A Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of the Series A Preferred Stock (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior Dividend Periods) and such Parity Securities bear to each other.

        Section 6.    Voting Rights.

          (a)   The Holders of the Series A Preferred Stock shall vote together with the holders of Common Stock on all matters upon which the holders of Common Stock are entitled to vote. Each share of Series A Preferred Stock shall be entitled to such number of votes as the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible pursuant to the Conversion Rate at the time of the record date for any such vote (~~taking into account Section 9(h) hereof,~~ provided that solely for the purposes of determining the number of votes to which each share of Series A Preferred Stock is entitled pursuant to this Section 6(a), the Conversion Price utilized in the definition of Conversion Rate shall be deemed to be $2.00, subject to adjustment in accordance with the provisions of Section ~~13~~12 with the exception of subsection (b) thereof), and for the purpose of such calculation, shares of Common Stock sufficient for the full conversion of all shares of Series A Preferred Stock shall be deemed to be authorized for issuance under the Certificate of Incorporation on such date and shall be included in such calculation.

          (b)   So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the Holders of a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a single class with all other classes and series of Parity Securities having similar voting rights then outstanding and with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary to effect or validate:

              (i)  any amendment, alteration or repeal of any provision of the Certificate of Incorporation (including this Certificate of Designations) that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock or any Parity Security;

             (ii)  any amendment or alteration of the Certificate of Incorporation (including this Certificate of Designations) to authorize, create or increase, or to obligate the Company to authorize, issue or increase, the authorized amount of any Senior Securities that are convertible into shares of Common Stock; or

            (iii)  any merger or consolidation of the Company with or into any entity other than a corporation, or any merger or consolidation of the Company with or into any other corporation unless the surviving or resulting corporation, or a corporation controlling such corporation that issues shares or other securities in such merger or consolidation, will thereafter have no class or series of shares or other securities either authorized or outstanding ranking prior to the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up, except the same number of shares and the same amount of other securities with the same voting powers, preferences and special rights as the shares and securities of the Company respectively authorized and outstanding immediately before such merger or consolidation, and each share of Series A Preferred Stock outstanding immediately before such merger or consolidation is changed thereby into the same number of shares, with the same voting powers, preferences and special rights, of such corporation;

  provided, however, that if any such amendment, alteration or repeal described above would adversely affect one or more but not all series of preferred stock with like voting rights (including the Series A Preferred Stock for this purpose), then only the series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

          (c)   Notwithstanding anything to the contrary herein, Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series A Preferred Stock shall have been converted in accordance with the terms of this Certificate of Designations.

        Section 7.    Liquidation.

          (a)   In the event the Company voluntarily or involuntarily liquidates, dissolves or winds up, subject to the rights of any creditors of the Company or any holders of Senior Securities or Parity Securities, the Holders at the time shall be entitled to receive liquidating distributions per share of Series A Preferred Stock in an amount equal to the greater of (i) the amount of the Liquidation Preference per share of Series A Preferred Stock and (ii) the amount that the Holders would have received in respect of the Conversion Securities issuable upon conversion of such share of Series A Preferred Stock had they converted such share of Series A Preferred Stock immediately prior to such event, in each case out of assets legally available for distribution to the Company's stockholders, before any distribution of assets is made to the holders of the Common Stock, any other Conversion Securities or any other Junior Securities. After payment of the full amount of such liquidating distributions, Holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Company.

          (b)   In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

          (c)   The Company's consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company's property or business will not constitute its liquidation, dissolution or winding up.

        Section 8.    Automatic Conversion.

          (a)   Subject to Sections 8(b), 8(c) and ~~8(c~~8(d), each share of Series A Preferred Stock shall automatically convert ~~(unless previously converted at the option of the Holder in accordance with Section 9)~~effective as of                [a.m.][p.m.] on the Mandatory Conversion Date into a number of shares of Voting Common Stock equal to the Conversion Rate (the "Mandatory Conversion").

          (b)   Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 8 with respect to shares of the Series A Preferred Stock of any Holder shall occur unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.

          (c)   ~~Notwithstanding~~Subject to Section 8(d), notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 8 with respect to shares of Series A Preferred Stock held by any Holder shall be permitted to the extent such conversion would result in such Holder owning, together with its Affiliates, more than 14.9% (or~~,~~ 9.9% in the ~~cases~~ case of Castle Creek and 19.9% in the case of Patriot ~~only, 19.9%~~) of the outstanding shares of Voting Common Stock after giving effect to such conversion~~. Those shares of Series A Preferred Stock which are not convertible pursuant to the preceding sentence shall remain outstanding.~~, unless, with respect to Castle Creek and Relational, such Holder has received written confirmation from the Federal Reserve Board of its non-control determination as to the increase in such Holder's post-conversion ownership of the Company's Voting Common Stock to as high as        % and        % with respect to Castle Creek and Relational, respectively.

        ~~Section 9.    Early Conversion at the Option of the Holder.~~

          ~~(a)   Subject to Sections 9(f) and 9(g), beginning from the Optional Convertibility Inception Date until the Mandatory Conversion Date, shares of the Series A Preferred Stock are convertible, in whole or in part (unless previously converted at the option of the Holder thereof pursuant to a notice delivered in accordance with Section 9(b)), on the Optional Conversion Date into shares of Common Stock at the Conversion Rate.~~

          ~~(b)   Any written notice of conversion ("Conversion Notice") pursuant to this Section 9 shall be duly executed by the Holder, and specify:~~

              ~~(i)  the number of shares of Series A Preferred Stock to be converted;~~

             ~~(ii)  the name(s) in which such Holder desires the shares of Common Stock issuable upon conversion to be registered and whether such shares of Common Stock are to be issued in book-entry or certificated form (subject to compliance with applicable legal requirements if any of such certificates are to be issued in a name other than the name of the Holder);~~

            ~~(iii)  if certificates are to be issued, the address to which such Holder wishes delivery to be made of such new certificates to be issued upon such conversion; and~~

            ~~(iv)  any other transfer forms, tax forms or other relevant documentation required and specified by the Transfer Agent, if necessary, to effect the conversion.~~

          ~~(c)   If specified by the Holder in the Conversion Notice that shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be issued to a Person other than the Holder surrendering the shares of Series A Preferred Stock being converted, then the Holder shall pay or cause to be paid any transfer or similar taxes payable in connection with the shares of Common Stock so issued.~~

          ~~(d)   Upon receipt by the Transfer Agent of a completed and duly executed Conversion Notice, payment in compliance with Section 9(c), if applicable, and surrender of a certificate representing share(s) of Series A Preferred Stock to be converted (if held in certificated form), the Company shall, within three Business Days or as soon as possible thereafter, issue and shall instruct the Transfer Agent to register the number of shares of Common Stock to which such Holder shall be entitled upon conversion in the name(s) specified by such Holder in the Conversion Notice. If a Holder elects to hold its shares of Common Stock issuable upon conversion of the Series A Preferred Stock in certificated form, the Company shall promptly send or cause to be sent, by hand delivery (with receipt to be acknowledged) or by first-class mail, postage prepaid, to the Holder thereof, at the address designated by such Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock to which such Holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing shares of Series A Preferred Stock, only part of which are to be converted, the Company shall issue and deliver to such Holder or such Holder's designee in the manner provided in the immediately preceding sentence a new certificate or certificates representing the number of shares of Series A Preferred Stock that shall not have been converted.~~

          ~~(e)   The issuance by the Company of shares of Common Stock upon a conversion of shares of Series A Preferred Stock pursuant to this Section 9 shall be deemed effective immediately prior to the close of business on the day (the "Optional Conversion Date") of receipt by the Transfer Agent of the Conversion Notice and other documents, if any, set forth in Section 9(b), payment in compliance with Section 9(c), if applicable, and the surrender by such Holder or such Holder's designee of the certificate or certificates representing the shares of Series A Preferred Stock to be converted (if held in certificated form), duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto).~~

          ~~(f)    Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 9 with respect to shares of the Series A Preferred Stock of any Holder shall occur unless, with respect to such Holder, the Applicable Regulatory Approval has been obtained and remains in effect.~~

          ~~(g)   Notwithstanding anything to the contrary in this Certificate of Designations, no conversion pursuant to this Section 9 with respect to shares of Series A Preferred Stock held by any Holder shall be permitted to the extent such conversion would result in such Holder owning, together with its Affiliates, more than 14.9% (or, in the cases of Castle Creek and Patriot only, 19.9%) of the outstanding shares of Common Stock after giving effect to such conversion. Those shares of Series A Preferred Stock which are not convertible pursuant to the preceding sentence shall remain outstanding.~~

          (d)   ~~(h)~~ In the event that~~, as a result of the payment or potential payment of any PIK Dividend contemplated by Section 4(a)(i)(B) or the application of the proviso contained in the definition of Conversion Price,~~ (i) the shares of Series A Preferred Stock held by any Holder and its Affiliates would represent upon conversion more than 14.9% (or~~,~~ 9.9% in the ~~cases~~case of Castle Creek and 19.9% in the case of Patriot ~~only, 19.9%~~) of the outstanding shares of Voting Common Stock after giving effect to such conversion and taking into consideration any shares of Voting Common Stock otherwise beneficially owned by such Holder or any of its Affiliates (the number of shares of Series A Preferred Stock representing shares of Voting Common Stock upon conversion in excess of such percentage, the "Excess Shares") and (ii) any such Holder has not received written confirmation from the Federal Reserve Board of its non-control determination as to such Holder's post-conversion ownership of the Company's Voting Common Stock, up to        % in the case of Castle Creek and        % in the case of Relational, then for all purposes of this Section 8 ~~and this Section 9~~ such Excess Shares shall be ~~convertible~~converted into a number of shares of Non-Voting Common Stock ~~or, if at such time the Company is not authorized pursuant to the Certificate of Incorporation to issue shares of Non-Voting Common Stock, a number of shares of Series B Preferred Stock in each case~~ equivalent to the number of shares of Voting Common Stock into which such Excess Shares would otherwise have been convertible (including, without limitation, taking into account any adjustments to such number of shares of Voting Common Stock that would have been issuable in respect of the Excess Shares required by Section ~~13~~12). In such event, (i) each reference in this Section 8 ~~or this Section 9~~ to shares of Voting Common Stock issuable upon conversion of the Series A Preferred Stock shall be deemed a reference to the applicable Conversion Security and (ii) for purposes of the adjustment provisions in Section ~~13,~~12, the number of shares of Common Stock outstanding at any given point of time shall include the number of shares of Non-Voting Common Stock ~~or Series B Preferred Stock~~ then outstanding.

        Section 9.    ~~Section 10.~~ Conversion Procedures.

          (a)   On the Mandatory Conversion Date ~~or any Optional Conversion Date (each, a "Conversion Date")~~, any shares of Series A Preferred Stock converted to Conversion Securities shall cease to be outstanding, in each case, subject to the right of Holders of such shares to receive Conversion Securities into which such shares of Series A Preferred Stock are convertible.

          (b)   The Person or Persons entitled to receive the Conversion Securities issuable upon any such conversion shall be treated for all purposes as the record holder(s) of such Conversion Securities as of the close of business on the ~~applicable~~Mandatory Conversion Date. No allowance or adjustment, except as set forth in Section ~~13,~~12, shall be made in respect of dividends payable to holders of Conversion Securities of record as of any date prior to ~~such applicable~~the Mandatory Conversion Date. Prior to ~~such applicable~~the Mandatory Conversion Date, Conversion Securities issuable upon conversion of any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders of shares of Series A Preferred Stock shall have no rights with respect to Conversion Securities (including voting rights as applicable, rights to respond to tender offers for the Conversion Securities and rights to receive any dividends or other distributions on the Conversion Securities) by virtue of holding shares of Series A Preferred Stock.

          (c)   Shares of Series A Preferred Stock duly converted in accordance herewith, or otherwise reacquired by the Company, shall resume the status of authorized and unissued preferred stock of the Company, undesignated as to series and available for future issuance.

          (d)   In the event that a Holder of shares of Series A Preferred Stock shall not by written notice designate the name in which Conversion Securities to be issued upon conversion of such Series A Preferred Stock should be registered or the address to which the certificate or certificates representing such Conversion Securities should be sent, the Company shall be entitled to register such shares, and make such payment, in the name of the Holder of such Series A Preferred Stock as shown on the records of the Company and to send the certificate or certificates representing such Conversion Securities to the address of such Holder shown on the records of the Company.

        Section 10.    ~~Section 11.~~ Reservation of Conversion Securities.

          (a)   The Company shall at all times reserve and keep available out of its authorized and unissued Conversion Securities or shares held in the treasury of the Company, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of applicable Conversion Securities as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. For purposes of this Section ~~11~~10(a), the number of Conversion Securities that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

          (b)   Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, Conversion Securities held in the treasury of the Company (in lieu of the issuance of authorized and unissued Conversion Securities), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

          (c)   All Conversion Securities delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

          (d)   Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Preferred Stock, the Company shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

          (e)   The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Voting Common Stock issuable upon conversion of the Series A Preferred Stock and issuable upon conversion of any Non-Voting Common Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the ~~first~~ conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

        Section 11.    ~~Section 12.~~ Fractional Shares.

          (a)   No fractional Conversion Securities shall be issued as a result of any conversion of shares of Series A Preferred Stock.

          (b)   In lieu of any fractional Conversion Security otherwise issuable to a Holder in respect of ~~any~~ conversion pursuant to Section ~~8 or Section 9,~~8, the Company shall at its option either (i) issue to such Holder a whole Conversion Security, or (ii) to save the Company the trouble, expense and inconvenience of issuing fractional shares, pay an amount in cash (computed to the nearest cent) equal to such fraction times the average Closing Price of the Voting Common Stock for the five consecutive Trading Days ending on the second Trading Day immediately preceding the ~~applicable~~Mandatory Conversion Date.

          (c)   If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full Conversion Securities issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.

        Section 12.    ~~Section 13.~~ Anti-Dilution Adjustments.

          (a)   Except as provided in Section ~~13~~12(c), the Conversion Price shall be subject to the following adjustments:

              (i)  Stock Dividends and Distributions.    If the Company pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS0
OS1

    Where,

    OS0 = the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

    OS1 = the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

    For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include treasury shares. If any dividend or distribution described in this clause (i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

             (ii)  Subdivisions, Splits and Combination of the Common Stock.    If the Company subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS0
OS1

    Where,

    OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

    OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

    For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include treasury shares. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

            (iii)  Debt or Asset Distributions.    If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), in exchange for consideration in an amount less than the fair market value of the property so distributed then the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - FMV
SP0

    Where,

    SP0 = the Current Market Price per share of Common Stock on such date.

    FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

    In a "spin-off," where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPS

    Where,

    MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

    MPS = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

    In the event that such distribution described in this clause (iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

            (iv)  Cash Distributions.    If the Company makes a distribution consisting exclusively of cash to all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series A Preferred Stock pursuant to Section 4(a)(ii), (b) any cash that is distributed in a Reorganization Event or as part of a "spin-off" referred to in clause (iii) above, (c) any dividend or distribution in connection with the Company's liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Company or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 - DIV
SP0

    Where,

    SP0 = the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

    DIV = the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

    In the event that any distribution described in this clause (iv) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

             (v)  Self Tender Offers and Exchange Offers.    If the Company or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

OS0 × SP0
AC + (SP0 × OS1)

    Where,

    SP0 = the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

    OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

    OS1 = the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

    AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

    In the event that the Company, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

          (b)   The Company may make such decreases in the Conversion Price, in addition to any other decreases required by this Section ~~13,~~12, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

          (c)   (i) All adjustments to the Conversion Price shall be calculated to the nearest 1/10 of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on the Mandatory Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

             (ii)  No adjustment to the Conversion Price shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock (including without limitation pursuant to Section 4(a)), without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.

            (iii)  The Conversion Price shall not be adjusted:

              (A)  upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company's securities and the investment of additional optional amounts in shares of Common Stock under any plan;

              (B)  upon the issuance of any shares of Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

              (C)  upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the Issue Date and not amended thereafter;

              (D)  for a change in the par value or no par value of Common Stock; or

              (E)  for accrued and unpaid dividends on the Series A Preferred Stock, except to the extent set forth in the definition of Conversion Price.

          (d)   Whenever the Conversion Price is to be adjusted in accordance with Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), the Company shall: (i) compute the Conversion Price in accordance with Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), taking into account the one-cent threshold set forth in Section ~~13~~12(c); (ii) as soon as reasonably practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), taking into account the one cent threshold set forth in Section ~~13~~12(c) (or if the Company is not aware of such occurrence, as soon as reasonably practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and (iii) as soon as reasonably practicable following the determination of the revised Conversion Price in accordance with Section ~~13~~12(a) or Section ~~13~~12(b) (or the definition of Conversion Price), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined and setting forth the revised Conversion Price.

          (e)   Notwithstanding anything to the contrary in this Section ~~13~~12 or otherwise in this Certificate of Designations, the Company shall not take any action that would result in the Conversion Price being adjusted to below the then par value (if any) of the Conversion Securities deliverable upon conversion of the Series A Preferred Stock. Additionally, under no circumstances will the number of Conversion Securities deliverable upon conversion of the Series A Preferred Stock exceed (when taken together with all other outstanding shares of Common Stock) the applicable number of Conversion Securities that the Company is authorized to issue.

        Section 13.    ~~Section 14.~~ Replacement Certificates.

          (a)   The Company shall replace any mutilated stock certificate at the Holder's expense upon surrender of such stock certificate to the Company. The Company shall replace stock certificates that become destroyed, stolen or lost at the Holder's expense upon delivery to the Company of satisfactory evidence that the stock certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

          (b)   The Company shall not be required to issue any stock certificates representing the Series A Preferred Stock on or after the Mandatory Conversion Date~~, except for shares held by any Holder pursuant to Section 8(c) or 9(g)~~. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Company, upon delivery of the evidence and indemnity described in clause (a) above, shall deliver the Conversion Securities, or evidence of book-entry record ownership of such Conversion Securities, pursuant to the terms of the Series A Preferred Stock formerly evidenced by the certificate.

        Section 14.    ~~Section 15.~~ Redemptions.     The Series A Preferred Stock shall not be redeemable either at the Company's option or at the option of any Holder.

        Section 15.    ~~Section 16.~~ Reorganization Events.

          (a)   In the event of:

              (i)  any consolidation or merger of the Company with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person,

             (ii)  any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Company or another Person,

            (iii)  any reclassification of the Common Stock into securities including securities other than the Common Stock or

            (iv)  any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in clauses (i) through (iv), a "Reorganization Event"), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, remain outstanding but shall become convertible, at the option of the Holders, into the kind of securities, cash and other property receivable in such Reorganization Event by the holder (excluding the counterparty to the Reorganization Event or an affiliate of such counterparty) of that number of shares of Common Stock into which the share of Series A Preferred Stock would then be convertible assuming that on the date such option is exercised the Applicable Regulatory Approval has been obtained and remains in effect ~~and disregarding for these purposes Section 9(h)~~ (such securities, cash and other property, the "Exchange Property").

          (b)   In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section 8 shall be an amount equal to the Conversion Price in effect on the Mandatory Conversion Date.

          (c)   The above provisions of this Section ~~16~~15 shall similarly apply to successive Reorganization Events and the provisions of Section ~~13~~12 shall apply to any shares of capital stock of the Company (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

          (d)   The Company (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section ~~16.~~15.

        Section 16.    ~~Section 17.~~ No Impairment.     The Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against dilution or other impairment as provided herein.

        Section 17.    ~~Section 18.~~ Miscellaneous.

          (a)   All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 1331 17th Street Suite ~~300,~~345, Denver, CO 80202-1566, Attention: Chief Financial Officer, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the stock record books of the Company, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

          (b)   The Company shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Conversion Securities or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

~~[Signature page follows]~~

        IN WITNESS WHEREOF, the Company has caused this ~~Designation~~Certificate of Designations to be signed by its duly authorized officer, on ~~August 11, 2009.~~                        , 2011.

GUARANTY BANCORP
By:
	Name:	Paul W. Taylor
	Title:	Chief Executive ~~Vice President, Chief Financial and Operating~~ Officer and ~~Secretary~~President

[Signature Page to Amended and Restated Certificate of Designations]

Appendix C

        Proposed form of Amendment to Guaranty Bancorp's Second Amended and Restated Certificate of Incorporation.

 CERTIFICATE OF AMENDMENT
OF
THE SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GUARANTY BANCORP

        Guaranty Bancorp, a corporation duly organized and existing under the Delaware General Corporation Law (the "Company"), does hereby certify:

        1.     That at a meeting of the Board of Directors of the Company, a resolution was duly adopted setting forth the proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable and directing that the proposed amendment be considered at a meeting of the stockholders of the Company. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Company's Second Amended and Restated Certificate of Incorporation be amended by deleting in its entirety and restating that portion of Article FOURTH entitled "COMMON STOCK" to read as follows:

  "COMMON STOCK

  Voting Common Stock

  Except as may be provided in this Second Amended and Restated Certificate of Incorporation or required by law, the Voting Common Stock shall have voting rights in the election of directors and on all other matters presented to stockholders, with each holder of Voting Common Stock being entitled to one vote for each share of Voting Common Stock held of record by such holder on such matters.

  Subject to the rights of the holders of any series of Preferred Stock, holders of Voting Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Voting Common Stock from time to time out of assets or funds of the corporation legally available therefor. Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the corporation (whether voluntary or involuntary), the assets of the corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Voting Common Stock.

  Any holder of Voting Common Stock may at any time and from time to time elect to convert any number of shares of Voting Common Stock then held by such stockholder into an equal number of shares of Non-Voting Common Stock with the prior approval of the Board of Directors acting in its sole and absolute discretion or pursuant to a written agreement with the corporation expressly providing for such conversion.

  Non-Voting Common Stock

  Rights and Privileges.    Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided that, if the corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of Common

  Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, that any dividend on the Common Stock that is payable in Common Stock shall be paid only in Non-Voting Common Stock on the Non-Voting Common Stock and only in Voting Common Stock on the Voting Common Stock.

  Restrictions on Voting Rights.    The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of this Second Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or rights of the Non-Voting Common Stock contained herein in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the Voting Common Stock.

  Conversion Rights.    The right to convert shares of Non-Voting Common Stock shall be subject to the following:

              (i)  Subject to clause (ii) below, each holder of shares of Non-Voting Common Stock shall have the right, at any time and from time to time, at such holder's option, to convert any or all such holder's shares of Non-Voting Common Stock, in whole or in part, into an equal number of fully paid and non assessable shares of Voting Common Stock; provided that, notwithstanding anything in this Second Amended and Restated Certificate of Incorporation to the contrary, the Non-Voting Common Stock may not be converted into Voting Common Stock if such conversion would (i) require Applicable Regulatory Approval (that has not yet been received) or (ii) result in a number of shares of Voting Common Stock to be issued that would exceed the number of shares of Voting Common Stock authorized for issuance by the corporation; provided, however, that in the event that there shall not be sufficient shares of Voting Common Stock issued but not outstanding or authorized but unissued to permit the exercise in full of the rights contained in this Second Amended and Restated Certificate of Incorporation, the corporation shall use its best efforts to take all such action as may be necessary to promptly authorize sufficient additional shares of Voting Common Stock for issuance upon exercise of all such rights.

             (ii)  Notwithstanding the provisions of clause (i) above, shares of Non-Voting Common Stock beneficially owned by holders that own such shares by virtue of (x) having converted their shares of Preferred Stock or Voting Common Stock into shares of Non-Voting Common Stock or (y) the consummation of the transactions contemplated by that certain Series A Convertible Preferred Stock Transaction Agreement, dated as of July 27, 2011, among the corporation and the other parties thereto, as amended from time to time (such holders, collectively, the "Investors") or their affiliates, or any other transferee of any Investor or any such affiliate or any further transferee of such transferee who does not receive such shares of Non-Voting Common Stock in a Widely Dispersed Offering (a "Restricted Transferee") shall not, under any circumstance, be entitled to convert into Voting Common Stock pursuant to clause (i) above; provided, however, if (A) any Investor, its affiliates or a Restricted Transferee shall transfer any such shares of Non-Voting Common Stock to any other person in a Widely Dispersed Offering such that they are no longer beneficially owned by an Investor or its affiliates or such Restricted Transferee, as applicable, such transferred shares shall automatically be converted into Voting Common Stock pursuant to this Article FOURTH (subject to the limitations contained herein) or (B) the corporation ceases to be a bank holding company, then all shares of Non-Voting Common Stock shall automatically be converted into Voting Common Stock pursuant to this Article FOURTH without limitation as described herein.

            (iii)  "Applicable Regulatory Approval" means, with respect to a particular holder, all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection necessary to allow such holder to acquire the shares of Voting Common Stock issuable upon conversion of the Non-Voting Common Stock held by it or to own or control such shares of Voting Common Stock and the expiration or earlier termination of any required waiting period, including any approvals, consents or statements of non-objection required by any state or federal banking regulatory authority.

            (iv)  "Widely Dispersed Offering" means (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the corporation, or (iii) a transfer to a transferee that would control more than 50% of the voting securities of the corporation without any transfer from any Investor or its affiliates or a Restricted Transferee or its affiliates, as applicable.

  Conversion Mechanics.    Any conversion of shares of Non-Voting Common Stock into shares of Voting Common Stock pursuant to this Article FOURTH shall be subject to the following:

              (i)  A holder of shares of Non-Voting Common Stock that elects to exercise its conversion rights pursuant to clause (i) under "Conversion Rights" above shall provide notice to the corporation as follows: such holder shall surrender the certificate or certificates representing such shares at the office of the corporation (or any transfer agent of the corporation previously designated by the corporation to the holders of Non-Voting Common Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted. Such holder shall also provide to the corporation confirmation, reasonably acceptable to the corporation, that the holder has received Applicable Regulatory Approval, to the extent required in connection with such conversion. Unless the shares issuable upon conversion pursuant clause (i) under "Conversion Rights" above are to be issued in the same name as the name in which such shares of Non-Voting Common Stock are registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form reasonably satisfactory to the corporation, duly executed by the holder thereof or such holder's duly authorized attorney. As promptly as practicable, after the surrender by the holder of the certificates representing shares of Non-Voting Common Stock as aforesaid, the corporation shall issue and shall deliver to such holder or, on the holder's written order, to the holder's transferee, a certificate or certificates representing the number of shares of Voting Common Stock issuable upon conversion of such shares.

             (ii)  To the extent any Investor or its affiliates or any Restricted Transferee transfers or proposes to transfer any shares of Non-Voting Common Stock in a Widely Dispersed Offering, the transferor shall surrender to the corporation, on behalf of the transferee(s), the certificate or certificates representing such shares at the office of the corporation (or any transfer agent of the corporation previously designated by the corporation to the holders of Non-Voting Common Stock for this purpose) with a written notice of such transfer, the effective date of such transfer, together with a certificate affirming that such transfer has been made in or as a necessary condition of a Widely Dispersed Offering. As promptly as practicable, or to the extent that such transfer is in connection with a widespread public distribution, on the effective date of such transfer as set forth in the notice to the corporation, the corporation shall issue and shall deliver to the transferee(s), a certificate or certificates representing the number of shares of Voting Common Stock issuable upon conversion of such shares.

            (iii)  Each conversion shall be deemed to have been effected immediately prior to the close of business on the first business day on which the certificates representing shares of Non-Voting Common Stock shall have been surrendered and such notice received by the corporation as aforesaid or to the extent that such transfer is in connection with a widespread public distribution on the effective date of such transfer as set forth in the notice to the corporation (the "Conversion Date"). At such time on the Conversion Date: (A) the person in whose name or names any certificate or certificates representing shares of Voting Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Voting Common Stock represented thereby at such time; and (B) such shares of Non-Voting Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares surrendered for conversion shall immediately terminate except the right to receive the Voting Common Stock pursuant to this Article FOURTH.

            (iv)  Upon a conversion pursuant to this Article FOURTH, each converted share of Non-Voting Common Stock shall be retired."

        2.     That, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

        3.     That said amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Company has caused this certificate to be signed by its duly authorized officer on this    day of                    , 2011.

GUARANTY BANCORP.
By:
	Name:	Paul W. Taylor
	Title:	CEO & President

Appendix D

        Fairness Opinion of FIG Partners LLC, dated as of July 27, 2011

July 27, 2011

Special Committee of the Board of Directors
Guaranty Bancorp
1331 17th Street, Suite 345
Denver, CO 80202

Dear Members of the Special Committee:

        We understand that Guaranty Bancorp ("GBNK" or the "Company") intends enter into an agreement (the "Agreement") with the holders of the Company's Series A Preferred Stock ("Preferred Stock") that will call for the early conversion of the Preferred Stock into common shares, including the issuance of a special payment-in-kind dividend, based on mutual acceptable terms (the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Agreement.

        In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Transaction, the terms associated with it and its impact on the financial performance of the Company.

        FIG Partners LLC ("FIG"), as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience and knowledge of, the valuation of banking institutions. As you are aware, in the course of its daily trading activities, investment funds controlled by an affiliate (as such term is defined in Regulation 12G-2 promulgated under the Securities Exchange Act of 1934, as amended) of FIG and their affiliates may from time to time effect transactions and hold securities of GBNK, to the extent that we have any such position as of the date of this opinion it has been disclosed to GBNK. This opinion has been reviewed by FIG's compliance officer consistent with internal policy; it has not been reviewed by a fairness committee. In addition FIG has not had a material relationship with any party to the transaction for which we've received compensation during the prior two years.

        We were retained exclusively by the Special Committee of the Board of Directors of GBNK to act as its financial advisor in connection with the Transaction and in rendering this fairness opinion. We will receive compensation from GBNK in connection with our services, upon the delivery of this fairness opinion. GBNK has agreed to indemnify us for certain liabilities arising out of our engagement.

        During the course of our engagement and for the purposes of the opinion set forth herein, we have:

          (i)    reviewed the Agreement;

          (ii)   reviewed certain historical publicly available business and financial information concerning GBNK including among other things, quarterly and annual reports filed by the Company with the Securities and Exchange Commission;

          (iii)  reviewed certain internal financial statements and other financial and operating data concerning GBNK;

          (iv)  analyzed certain financial projections prepared by the management of GBNK;

          (v)   held discussions with members of the senior managements of GBNK for the purpose of reviewing the future prospects of GBNK, including financial forecasts related to the respective businesses, earnings, assets, liabilities and the amount and timing of cost savings expected to be achieved as a result of the Conversion;

          (vi)  reviewed the recent trading characteristics, financial performance and valuation metrics, to the extent publicly available, involving banks, thrifts and bank and thrift holding companies that we considered relevant; and

          (vii) performed such other analyses and considered such other factors as we have deemed appropriate.

        We also took into account our assessment of general economic, market and financial conditions and our experience in other transactions as well as our knowledge of the banking industry and our general experience in securities valuations.

        In rendering this opinion, we have assumed, without independent verification, the accuracy and completeness of the financial and other information and representations contained in the materials provided to us by GBNK and in the discussions with GBNK's management. In that regard, we have assumed that the financial forecasts, including, without limitation, the synergies and projections regarding under-performing and nonperforming assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available information and judgments and estimates of GBNK and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed that such allowances for GBNK are in the aggregate adequate to cover such losses. We were not retained to and did not conduct a physical inspection of any of the properties or facilities of GBNK or its subsidiaries. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of GBNK or any of its subsidiaries and we were not furnished with any such evaluations or appraisals.

        We have assumed that the Transaction will be consummated substantially in accordance with the terms set forth in the Agreement. We have further assumed that the Transaction will be accounted for properly under generally accepted accounting principles. We have assumed that the Transaction is, and will be, in compliance with all laws and regulations that are applicable to GBNK. In rendering this opinion, we have been advised by GBNK and we have assumed that there are no factors that would impede any necessary regulatory or governmental approval of the Transaction.

        Our opinion is based solely upon the information available to us and the economic, market and other circumstances, as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed in our engagement letter.

        This letter is solely for the information of the Special Committee and the Board of Directors of GBNK and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any proxy statement or any other document, except in each case in accordance with our prior written consent which shall not be unreasonably withheld; provided, however, that we hereby consent to the inclusion and reference to this letter in any proxy statement, information statement or tender offer document to be delivered to the holders of GBNK common stock in connection with the Transaction if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

        Subject to the foregoing and based on our experience as investment bankers, our activities and assumptions as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the terms associated with the Transaction, pursuant to the Agreement, and its impact on the financial performance of the Company, are fair, from a financial point of view, to the common shareholders of GBNK.

Sincerely,

FIG PARTNERS, LLC

Appendix E

        Audited Consolidated Financial Statements (including Notes thereto) of Guaranty Bancorp and Subsidiaries, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010

 Management's Report On Internal Control Over Financial Reporting

        The management of Guaranty Bancorp, including its consolidated subsidiary, is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation and fair presentation of published financial statements in accordance with U.S. generally accepted accounting principles. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

        Management maintains a comprehensive system of controls intended to ensure that transactions are executed in accordance with management's authorization, assets are safeguarded, and financial records are reliable. Management also takes steps to see that information and communication flows are effective and to monitor performance, including performance of internal control procedures.

        As of December 31, 2010, Guaranty Bancorp management assessed the effectiveness of the Company's internal control over financial reporting based on the framework established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that the Company's internal control over financial reporting as of December 31, 2010, is effective.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements should they occur. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the control procedures may deteriorate.

/s/ DANIEL M. QUINN Daniel M. Quinn President, Chief Executive Officer and Chairman of the Board	/s/ PAUL W. TAYLOR Paul W. Taylor Executive Vice President, Chief Financial and Operating Officer and Secretary

February 18, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

  Board of Directors and Stockholders
  Guaranty Bancorp
  Denver, Colorado

        We have audited the accompanying consolidated balance sheets of Guaranty Bancorp as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Bancorp as of December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Sherman Oaks, California February 18, 2011

GUARANTY BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2010 and 2009

	December 31, 2010	December 31, 2009
	(Dollars in thousands, except per share data)
Assets
Cash and due from banks	$141,465	$234,483
Securities available for sale, at fair value	389,530	221,134
Securities held to maturity (fair value of $12,425 and $10,428 at December 31, 2010 and December 31, 2009)	11,927	9,942
Bank stocks, at cost	17,211	17,160

Total investments	418,668	248,236

Loans, net of unearned discount	1,204,580	1,519,608
Less allowance for loan losses	(47,069)	(51,991)

Net loans	1,157,511	1,467,617

Loans held for sale	14,200	9,862
Premises and equipment, net	57,399	60,267
Other real estate owned and foreclosed assets	22,898	37,192
Other intangible assets, net	14,054	19,222
Other assets	43,857	50,701

Total assets	$1,870,052	$2,127,580

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$374,500	$366,103
Interest-bearing demand	535,078	523,971
Savings	79,100	71,816
Time	473,673	731,400

Total deposits	1,462,351	1,693,290

Securities sold under agreements to repurchase and federal funds purchased	30,113	22,990
Borrowings	163,239	164,364
Subordinated debentures	41,239	41,239
Interest payable and other liabilities	12,827	13,059

Total liabilities	1,709,769	1,934,942

Commitments and contingent liabilities	—	—
Stockholders' equity:
Preferred stock—$0.001 par value; 9% non-cumulative; 73,280 shares authorized, 66,025 shares issued and outstanding at December 31, 2010; 73,280 shares authorized, 60,434 shares issued and outstanding at December 31, 2009; liquidation preference of $66,025 at December 31, 2010; liquidation preference of $60,434 at December 31, 2009	64,818	59,227
Common stock—$0.001 par value; 150,000,000 shares authorized, 65,775,467 voting shares issued, 53,529,950 voting shares outstanding at December 31, 2010 (includes 1,768,186 shares of unvested restricted stock and 156,567 shares to be issued); 64,952,450 voting shares issued, 52,952,703 voting shares outstanding at December 31, 2009 (includes 1,381,105 shares of unvested restricted stock and 129,806 of shares to be issued)	66	65
Additional paid-in capital—Common stock	619,443	618,343
Shares to be issued for deferred compensation obligations	237	199
Accumulated deficit	(419,562)	(382,599)
Accumulated other comprehensive loss	(2,220)	(143)
Treasury Stock, at cost, 10,880,073 and 10,873,533 shares, respectively	(102,499)	(102,454)

Total stockholders' equity	160,283	192,638

Total liabilities and stockholders' equity	$1,870,052	$2,127,580

See "Notes to Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2010 and 2009

	Year Ended December 31,
	2010	2009
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$76,462	$89,625
Investment securities:
Taxable	7,701	3,479
Tax-exempt	2,662	3,033
Dividends	723	825
Federal funds sold and other	389	193

Total interest income	87,937	97,155

Interest expense:
Deposits	15,602	26,402
Securities sold under agreement to repurchase and federal funds purchased	132	140
Borrowings	5,267	5,284
Subordinated debentures	2,581	2,556

Total interest expense	23,582	34,382

Net interest income	64,355	62,773
Provision for loan losses	34,400	51,115

Net interest income, after provision for loan losses	29,955	11,658
Noninterest income:
Customer service and other fees	9,241	9,520
Net gains (losses) on sale of securities	313	(2)
Gain on sale of loans	1,196	—
Other-than-temporary impairment loss
Total impairment loss	(3,500)	—
Loss recognized in other comprehensive loss	—	—

Net impairment loss recognized in earnings	(3,500)	—
Other	852	861

Total noninterest income	8,102	10,379
Noninterest expense:
Salaries and employee benefits	26,042	26,547
Occupancy expense	7,399	7,609
Furniture and equipment	3,720	4,441
Amortization of intangible assets	5,168	6,278
Other real estate owned, net	14,909	5,898
Insurance and assessments	6,569	6,536
Professional fees	3,117	3,224
Other general and administrative	8,762	9,872

Total noninterest expense	75,686	70,405

Loss before income taxes	(37,629)	(48,368)
Income tax benefit	(6,290)	(19,161)

Net loss	(31,339)	(29,207)
Preferred stock dividends	(5,624)	(1,389)

Net loss applicable to common stockholders	$(36,963)	$(30,596)

Loss per common share—basic	$(0.72)	$(0.60)
Loss per common share—diluted	(0.72)	(0.60)
Weighted average common shares outstanding-basic	51,671,281	51,378,360
Weighted average common shares outstanding-diluted	51,671,281	51,378,360

See "Notes to Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss)

Years ended December 31, 2010 and 2009

	Preferred Shares Outstanding	Preferred Stock	Common Stock shares Outstanding and to be issued	Common Stock and Additional Paid-in Capital	Shares to be Issued	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Totals
			(In thousands, except share data)
Balance, December 31, 2008	—	$—	52,654,131	$617,253	$710	$(103,078)	$(352,003)	$(1,302)	$161,580
Comprehensive loss:
Net loss	—	—	—	—	—	—	(29,207)	—	(29,207)
Other comprehensive income	—	—	—	—	—	—	—	1,159	1,159

Total comprehensive loss	—	—	—	—	—	—	—	—	(28,048)
Stock compensation awards, net of forfeitures	—	—	205,597	—	—	—	—	—	—
Earned stock award compensation, net	—	—		1,155	—	—	—	—	1,155
Repurchase of common stock	—	—	(32,279)	—	—	(59)	—	—	(59)
Deferred compensation	—	—	125,254	—	172	—	—	—	172
Common shares issued	—	—	—	—	(683)	683	—	—	—
Preferred stock issued, net of expenses	59,053	57,846	—	—	—	—	—	—	57,846
Preferred stock dividends	1,381	1,381	—	—	—	—	(1,389)	—	(8)

Balance, December 31, 2009	60,434	59,227	52,952,703	618,408	199	(102,454)	(382,599)	(143)	192,638
Comprehensive loss:
Net loss	—	—	—	—	—	—	(31,339)	—	(31,339)
Other comprehensive loss	—	—	—	—	—	—	—	(2,077)	(2,077)

Total comprehensive loss	—	—	—	—	—	—	—	—	(33,416)
Stock compensation awards, net of forfeitures	—	—	583,787	—	—	—	—	—	—
Earned stock award compensation, net	—	—		1,101	—	—	—	—	1,101
Repurchase of common stock	—	—	(33,301)	—	—	(45)	—	—	(45)
Deferred compensation	—	—	26,761	—	38	—	—	—	38
Preferred stock dividends	5,591	5,591	—	—	—	—	(5,624)	—	(33)

Balance, December 31, 2010	66,025	$64,818	53,529,950	$619,509	$237	$(102,499)	$(419,562)	$(2,220)	$160,283

See "Notes to Consolidated Financial Statements"

GUARANTY BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2010 and 2009

	Year Ended December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities:
Net loss	$(31,339)	$(29,207)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	8,390	9,853
Provision for loan losses	34,400	51,115
Stock compensation, net	1,101	1,155
Other-than-temporary impairment (OTTI) of securities	3,500	—
Net loss (gain) on sale of securities	(313)	2
Gain on sale of loans	(1,196)	—
Net loss on sale and valuation adjustments on real estate owned, net	12,613	5,135
Other	(53)	(839)
Net change in:
Other assets	8,117	(14,682)
Interest payable and other liabilities	(232)	(27)

Net cash provided by operating activities	34,988	22,505

Cash flows from investing activities:
Activity in available for sale securities:
Sales, maturities, prepayments, and calls	118,843	28,907
Purchases	(294,535)	(145,295)
Activity in held to maturity securities and bank stocks:
Maturities, prepayments and calls	4,684	15,382
Purchases	(6,480)	(829)
Loan originations and principal collections, net	214,012	195,931
Proceeds from sale of loans transferred to held for sale	18,413	7,960
Proceeds from sales of other real estate owned and foreclosed assets	42,457	13,569
Proceeds from sales of premises and equipment	11	15
Additions to premises and equipment	(392)	(960)

Net cash provided by investing activities	97,013	114,680

Cash flows from financing activities:
Net decrease in deposits	(230,939)	(5,361)
Repayment of long-term debt	(1,125)	(2,040)
Net change in federal funds purchased and repurchase agreements	7,123	1,209
Repurchase of common stock	(45)	(59)
Issuance of preferred stock	—	57,846
Cash dividends on preferred stock	(33)	(8)

Net cash provided (used) by financing activities	(225,019)	51,587

Net change in cash and cash equivalents	(93,018)	188,772
Cash and cash equivalents, beginning of year	234,483	45,711

Cash and cash equivalents, end of year	$141,465	$234,483

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$21,561	$34,911
Income taxes refunded	(14,159)	(3,916)
Supplemental disclosure of noncash activities:
Loans transferred to other real estate owned and foreclosed assets	40,776	55,412
Loans transferred to loans held for sale	21,555	12,062
Preferred stock dividends	5,591	1,381

See "Notes to Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) Organization

        Guaranty Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

        Our principal business is to serve as a holding company for our subsidiaries. As of December 31, 2010 and 2009, Guaranty Bancorp had a single bank subsidiary, Guaranty Bank and Trust Company, referred to as Guaranty Bank or the Bank.

        References to "we" or "Company" means the Company on a consolidated basis with the Bank. References to "Guaranty" or to the "Holding Company" refer to the parent company on a stand-alone basis.

(2) Summary of Significant Accounting Policies

(a)    Nature of Operations and Principles of Consolidation

        The Bank is a full-service community bank offering an array of banking products and services to the communities it serves along the Front Range of Colorado, including accepting time and demand deposits and originating commercial loans (including energy loans), real estate loans, Small Business Administration guaranteed loans and consumer loans. The Bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, our customers' ability to repay their loans is dependent on the real estate and general economic conditions of the area, among other factors.

        All significant intercompany transactions and balances have been eliminated in consolidation.

        The accounting and reporting policies of the Company conform to generally accepted accounting principles in the United States of America.

(b)    Use of Estimates

        The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheet and income and expense for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the assessment for impairment of certain investment securities, the allowance for loan losses, deferred tax assets and liabilities, impairment of other intangible assets, stock compensation expense and other real estate owned. Assumptions and factors used in the estimates are evaluated on an annual basis or whenever events or changes in circumstance indicate that the previous assumptions and factors have changed. The result of the analysis could result in adjustments to the estimates.

(c)    Cash Flows

        Cash and cash equivalents on the Company's consolidated balance sheets include cash, balances due from banks, interest-bearing deposits in other financial institutions and federal funds sold that have an original maturity of three months or less. Interest-bearing deposits in other financial institutions

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

mature within one year and are carried at cost. Net cash flows are reported for customer loan and deposit transactions, interest bearing deposits in other financial institutions, borrowings, federal funds purchased and repurchase agreements.

(d)    Securities

        Debt securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Debt securities not classified as held to maturity are classified as available for sale. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

        Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

        Management evaluates securities for other-than-temporary impairment ("OTTI") on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.

(e)    Loans Held for Sale

        Loans held for sale are carried at the lower of aggregate cost, net of discounts or premiums and a valuation allowance, or estimated fair value. Estimated fair value is determined using forward commitments to sell loans to permanent investors, or current market rates for loans of similar quality and type. Net unrealized losses, if any, are recognized in a valuation allowance by charges to earnings. Discounts or premiums on loans held for sale are deferred until the related loan is sold. Loans held for sale consist of certain classified loans and are generally secured by real estate. Loans held for sale are sold with servicing rights released.

        Loans are considered sold when the Company surrenders control over the transferred assets to the purchaser, with standard representations and warranties. At such time, the loan is removed from the loan portfolio and a gain or loss is recorded on the sale. Gains and losses on loan sales are determined based on the difference between the carrying value of the assets sold, the estimated fair value of any assets or liabilities that are newly created as a result of the transaction, and the proceeds from the sale. Losses related to asset quality are recorded against the allowance for valuation losses at the time the loss is probable and quantifiable and charged to earnings.

(f)    Loans

        The Company extends real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio is represented by real estate and commercial loans throughout

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

the Front Range of Colorado. The ability of the Company's borrowers to honor their contracts is dependent upon the real estate and general economic conditions prevailing in Colorado, among other factors.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances, adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loans acquired in business combinations that have evidence of credit deterioration are recorded at the present value of expected amounts of principal and interest to be received, i.e., fair value. After acquisition, incurred losses are recognized in the allowance for loan losses. Accounting for our loans is performed consistently across all portfolio segments and classes.

        A portfolio segment is defined in recently issued accounting guidance as the level at which an entity develops and documents a systematic methodology to determine its allowance for credit losses. A portfolio class is defined in recent accounting guidance as a group of loans having similar initial measurement attributes, risk characteristics and methods for monitoring and assessing risk.

        Interest income is accrued on the unpaid principal balance. Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method without anticipating prepayments.

        The accrual of interest on loans is discontinued (and the loan is put on nonaccrual status) at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        The interest on nonaccrual loans is accounted for on the cash-basis method, until qualifying for a return to the accrual basis of accounting, payments received on nonaccrual loans are applied first to the principal balance of the loan. Loans are returned to accrual status after the borrower's financial condition has improved, when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

(g)    Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance for probable incurred loan losses. The allowance for loan losses is reported as a reduction of outstanding loan balances.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. An allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the loan portfolio and other extensions of credit. Our methodology for estimating our allowance has not changed during the current or prior annual reporting period and is consistent across all portfolio segments and classes of loans.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        Loans deemed to be uncollectible are charged off and deducted from the allowance. Our loan portfolio primarily consists of non-homogeneous commercial and real estate loans where charge-offs are considered on a loan by loan basis based on the facts and circumstances including management's evaluation of collateral values in comparison to book values on real estate-dependent loans. Charge-offs on smaller balance homogenous type loans such as overdrafts and ready reserves are recognized by the time the loan in question is 90 days past due. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. At the present time, we don't aggregate select loans for collective impairment evaluation, as such, all loans are subject to individual impairment evaluation should the facts and circumstances pertinent to a particular loan suggest that such evaluation is necessary. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        The general component covers all other loans not identified as impaired and is based on historical losses adjusted for current factors. The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding two years. In calculating the historical component of our allowance, we aggregate our loans into one of three portfolio segments: Real Estate, Commercial & Industrial and Consumer & Other. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. Actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: the concentration of watch and substandard loans as a percentage of total loans, levels of loan concentration within a portfolio segment or division of a portfolio segment and broad economic conditions.

(h)    Transfers of Financial Assets

        Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(i)    Other Real Estate Owned and Foreclosed Assets

        Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating revenues and expenses of such assets and reductions in the fair value of the assets are included in noninterest expense. Gains and losses on their disposition are also included in noninterest expense.

(j)    Premises and Equipment

        Land is carried at cost. Buildings, equipment and software are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the useful lives of the assets. Leasehold improvements are depreciated over the shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to forty years and equipment and software carry an estimated useful life of one to fifteen years. Repairs and maintenance are charged to noninterest expense as incurred.

(k)    Bank Stocks

        The Bank is a member of the Federal Home Loan Bank (FHLB) system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The Bank also owns Federal Reserve Bank (FRB) stock and Banker's Bank of the West (BBOW) stock. FHLB, FRB and BBOW stock is carried at cost, classified as a restricted security, and periodically reviewed for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

(l)    Other Intangible Assets

        Intangible assets acquired in a business combination are amortized over their estimated useful lives to their estimated residual values and evaluated for impairment whenever changes in circumstances indicate that such an evaluation is necessary.

        Core deposit intangible assets, referred to as CDI, are recognized at the time of acquisition based on valuations prepared by independent third parties or other estimates of fair value. In preparing such valuations, variables such as deposit servicing costs, attrition rates, and market discount rates are considered. CDI assets are amortized to expense over their useful lives, which we have estimated to range from 7 years to 15 years.

(m)    Impairment of Long-Lived Assets

        Long-lived assets, such as premises and equipment, and definite-lived intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell.

        Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying value or fair value less costs to sell, and are no longer depreciated.

(n)    Loan Commitments and Related Financial Instruments

        Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        The Company recognizes a liability in relation to these commitments intended to represent estimated future losses on these commitments. In calculating this estimate we consider the volume of off-balance sheet commitments, estimated utilization factors as well as risk factors determined based on the nature of the loan. Our liability for unfunded commitments is calculated quarterly with the balance presented in Other Liabilities in our Consolidated Balance Sheet.

(o)    Stock Incentive Plan

        The Company's Amended and Restated 2005 Stock Incentive Plan ("Plan") provides for up to 8,500,000 grants of stock options, stock awards, stock units awards, performance stock awards, stock appreciation rights, and other equity-based awards to key employees, nonemployee directors, consultants and prospective employees. As of December 31, 2010, the Company has only granted stock awards. The Company recognizes stock compensation cost for services received in a share-based payment transaction over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The compensation cost of employee and director services received in exchange for stock awards is based on the grant-date fair value of the award (as determined by quoted market prices). Stock compensation expense recognized reflects estimated forfeitures, adjusted as necessary for actual forfeitures. The Company has issued stock awards that vest based on service periods from three to four years, and stock awards that vest based on performance conditions. The maximum contractual term for the performance-based share awards is December 31, 2013. At the end of 2010, certain performance-based restricted stock awards were expected to vest prior to the end of the contractual term, while others were not expected to vest prior to the end of the contractual term, based on current projections in comparison to performance conditions. Should these expectations change, additional expense could be recorded or reversed in future periods.

(p)    Company-Owned Life Insurance

        The Company has life insurance policies on certain key executives and former key executives. At December 31, 2010 and 2009, the carrying value of the company-owned life insurance polices was $14,562,000 and $14,247,000, respectively, which is included in other assets on the Consolidated Balance Sheets. Company-owned life insurance is recorded at the amount that can be realized under the

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts likely due at settlement.

(q)    Deferred Compensation Plan

        The Company has a Deferred Compensation Plan (the "Plan") that allowed directors and certain key employees to voluntarily defer compensation prior to December 31, 2009. Compensation expense was recorded for the deferred compensation and a related liability was recognized. Participants elect designated investment options for the notional investment of their deferred compensation. The recorded obligations are adjusted for deemed income or loss related to the investments selected. Participants in the Plan were given the opportunity to elect to have all or a portion of their deferred compensation earn a rate of return equal to the total return on the Company's common stock. The Plan does not provide for diversification of a participant's assets allocated to Company common stock and assets allocated to Company common stock can only be settled with a fixed number of shares of stock. The deferred compensation obligation associated with Company common stock is classified as a component of stockholders' equity and the related shares are treated as shares to be issued and are included in total shares outstanding for accounting purposes. At December 31, 2010 and December 31, 2009, there were 156,567 and 129,806 shares, respectively, to be issued. Subsequent changes in the fair value of the common stock are not reflected in operations or stockholders' equity of the Company. Actual Company common stock held by the Company for the satisfaction of obligations of the Plan is classified as treasury stock. At the end of 2009, due primarily to a low participation rate and the overall administration costs, the Company determined not to offer eligible or existing participants the ability to defer any additional compensation in 2010. In December 2010, the Board approved the termination of the Company's Plan and it is expected that all remaining employee balances in the plan will be distributed in December 2011.

(r)    Income Taxes

        Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income, taking into account applicable tax planning strategies, and assessments of current and future economic and business conditions. This analysis is updated quarterly and adjusted as necessary. At December 31, 2010 and December 31, 2009, the Company had a net deferred tax asset of $14,340,000 and $10,170,000, respectively, which includes the unrealized loss on securities. At the end of the fourth quarter 2010, after consideration the Company's intent to hold the securities available for sale which are in a loss

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

position until maturity and various tax planning strategies, the Company has determined that a valuation allowance for deferred tax assets should be established in the amount of $8,500,000.

        At December 31, 2010 and December 31, 2009, the Company did not have any uncertain tax positions for which a tax benefit is disallowed under current accounting guidance. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company and the Bank are subject to U.S. federal income tax and State of Colorado tax. The Company is no longer subject to examination by Federal or State taxing authorities for years before 2007 except to the extent of the amount of the 2009 carryback claim for refund filed in 2010 with respect to 2004 and 2006. At December 31, 2010 and December 31, 2009, the Company did not have any unrecognized tax benefits. The Company does not expect the amount of any unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense. At December 31, 2010 and December 31, 2009, the Company does not have any amounts accrued for interest and/or penalties.

(s)    Segments of an Enterprise and Related Information

        The Company operates as a single segment. The operating information used by the Company's chief executive officer for purposes of assessing performance and making operating decisions about the Company is the consolidated financial data presented in this report. For the years ended 2010 and 2009, the Company had one active operating subsidiary, Guaranty Bank and Trust Company. The Company has determined that banking is its one reportable business segment.

(t)    Loss per Common Share

        Basic loss per common share represents the loss allocable to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted loss per share reflects additional common shares that would have been outstanding if potential dilutive common shares had been issued. The Company's obligation to issue shares of stock to participants in its deferred compensation plan has been treated as outstanding shares of stock in the basic earnings per common share calculation. Dilutive common shares that may be issued by the Company relate to convertible preferred stock and unvested common share grants subject to a service condition for the

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

years ended December 31, 2010 and 2009. The loss per common share has been computed based on the following:

	Year Ended December 31,
	2010	2009
Average common shares outstanding	51,671,281	51,378,360
Effect of dilutive preferred stock(1)	—	—
Effect of dilutive unvested stock grants(2)	—	—

Average shares outstanding and calculated diluted earnings per common share	51,671,281	51,378,360

(1)
The Company had 66,025 shares outstanding of convertible preferred stock at December 31, 2010 and 60,434 shares outstanding of convertible preferred stock at December 31, 2009. These shares are convertible into 36,680,556 and 33,574,444 shares of common stock of the Company at December 31, 2010 and 2009, respectively, based on a conversion price of $1.80. The impact of the future conversion of these shares is antidilutive for the years ending December 31, 2010 and 2009 due to the net loss attributable to common shareholders for those periods.

(2)
The impact of unvested stock grants of 1,768,186 and 1,381,105 at December 31, 2010 and 2009, respectively, are antidilutive due to the net loss attributable to common shareholders for those periods.

(u)    Other Comprehensive Income (Loss)

        Accounting principles require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income (loss), are components of comprehensive income (loss).

        The entire balance of other comprehensive income (loss) at December 31, 2010 and 2009 was due to unrealized gains (losses) on securities available for sale.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

        Following are the components of other accumulated comprehensive income (loss) and related tax effects for the periods indicated:

	Year Ended December 31,
	2010	2009
	(In thousands)
Net loss	$(31,339)	$(29,207)
Other comprehensive loss:
Change in net unrealized gains (losses), net	(6,536)	1,869
Less: Reclassification adjustments for net losses included in income, including impairment charges	3,187	2

Net unrealized holding gains (losses)	(3,349)	1,871
Income tax benefit (expense)	1,272	(712)

Other comprehensive income (loss)	(2,077)	1,159

Total comprehensive loss	$(33,416)	$(28,048)

(v)    Restrictions on Cash

        A portion of the cash on deposit with the Federal Reserve Bank of Kansas City (the "Federal Reserve") was required to meet regulatory reserve and clearing requirements. The clearing requirement was $500,000 at December 31, 2010 and 2009. At December 31, 2010 and 2009, there was no reserve requirement. An amount in excess of the reserve and clearing requirements is maintained in an interest bearing account with the Federal Reserve in lieu of maintaining federal funds sold balances with other financial institutions.

(w)    Dividend Restrictions

        Various banking laws applicable to the Bank limit the payment of dividends by the Bank to the Company or by the Company to both common and preferred stockholders. In addition, the Company signed a Written Agreement on January 22, 2010, which, among other things prohibits both the Company and the Bank from paying dividends without the prior written approval of the Federal Reserve and, in the case of the Bank, the Colorado Division of Banking (the "CDB"). Accordingly, our ability to pay dividends will be restricted until the Written Agreement is terminated.

        Under the terms of our trust preferred financings, including our related subordinated debentures, on September 7, 2000, February 22, 2001, June 30, 2003 and April 8, 2004, respectively, we cannot declare or pay any dividends or distributions (other than stock dividends) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under any of the subordinated debenture agreements has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to sixty consecutive months as long as we are in compliance with all covenants of the agreement. On July 31, 2009, we elected to defer regularly scheduled interest payments on each of our subordinated debentures until further notice. In addition, we are currently restricted from making payments of principal or interest on our subordinated

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

debentures or trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve.

        Under the terms of the Series A Convertible Preferred Stock issuance in 2009, we cannot declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any Common Stock or other junior securities unless full dividends on all outstanding shares of the Series A Preferred Stock have been paid or declared and set aside for payment. We continue to make paid-in-kind dividends in the form of additional shares of Series A Convertible Preferred Stock on a quarterly basis and expect to make these paid-in-kind dividends through August 15, 2011. After August 2011, any dividend on the Series A Convertible Preferred Stock must be in the form of cash. We are currently restricted from making cash dividends on our Series A Convertible Preferred Stock under the terms of our Written Agreement without the prior approval of the Federal Reserve and for as long as we defer payments of interest with respect to our subordinated debentures and related trust preferred securities. If we cannot make such cash dividends prior to the expiration of a one-year cure period, the conversion price of $1.80 per share will adjust downward in $0.04 increments for each missed quarterly dividend down to a floor of $1.50 per share.

(x)    Fair Values of Financial Instruments

        Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(y)    Loss Contingencies

        Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of a loss is probable and an amount or range of loss can be reasonably estimated. Loss contingencies at December 31, 2010 and 2009 are more fully disclosed in Note 15 to the consolidated financial statements.

(z)    Recently Issued Accounting Standards

  Adoption of New Accounting Standards:

        In April 2009, the FASB amended existing guidance for determining whether impairment is other-than-temporary for debt securities. The guidance requires an entity to assess whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income and 2) OTTI related to credit loss, which must be recognized in the income statement. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. Additionally, disclosures about other-than-temporary impairments for debt and equity securities were expanded. This guidance was

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. As the Company did not have any previously recognized impairment charges at adoption, there was no impact to the Company's consolidated financial position or results of operations upon adoption. However, the guidance affected the accounting for the 2010 OTTI.

        In January 2010, the FASB issued guidance clarifying the accounting for stockholder distributions where the stockholder has the ability to elect to have his/her distribution in the form of cash (up to a pre-determined maximum), stock or a combination of the two. The update provided that the stock portion of a distribution where the stockholder had the ability to elect the distribution as stock or cash (up to a pre-determined maximum) should be accounted for as a share issuance and thereby eliminate diversity in practice. The provisions of this update became effective for financial statements dated on or after December 15, 2009. The adoption of this standard did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        In January 2010, the FASB issued guidance requiring increased fair value disclosures. There are two components to the increased disclosure requirements set forth in the update: (1) a description of, as well as the disclosure of, the dollar amount of transfers in or out of level one or level two and (2) in the reconciliation for fair value measurements using significant unobservable inputs (level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements (that is, gross amounts shall be disclosed as opposed to a single net figure). Increased disclosures regarding the transfers in/out of level one and two were required for interim and annual periods beginning after December 15, 2009. The adoption of this portion of the standard has not had a material impact on the Company's consolidated financial position, results of operations or cash flows. Increased disclosures regarding the level three fair value reconciliation are required for fiscal years beginning after December 15, 2010.

        In July 2010, the FASB updated disclosure requirements with respect to the credit quality of financing receivables and the allowance for credit losses. According to the guidance, there are two levels of detail at which credit information must be presented—the portfolio segment level and class level. The portfolio segment level is defined as the level where financing receivables are aggregated in developing a Company's systematic method for calculating its allowance for credit losses. The class level is the second level at which credit information will be presented and represents the categorization of financing related receivables at a slightly less aggregated level than the portfolio segment level. Companies will now be required to provide the following disclosures as a result of this update: a rollforward of the allowance for credit losses at the portfolio segment level with the ending balances further categorized according to impairment method along with the balance reported in the related financing receivables at period end; additional disclosure of nonaccrual and impaired financing receivables by class as of period end; credit quality and past due/aging information by class as of period end; information surrounding the nature and extent of loan modifications and troubled-debt restructurings and their effect on the allowance for credit losses during the period; and detail of any significant purchases or sales of financing receivables during the period. The increased period-end disclosure requirements become effective for periods ending on or after December 15, 2010, with the exception of the additional disclosures surrounding troubled-debt restructurings which were deferred in December 2010 and will be required for annual and interim reporting periods ending on or after June 15, 2011. The increased disclosures for activity within a reporting period become effective for periods beginning on or after December 15, 2010. The provisions of this update expanded the

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(2) Summary of Significant Accounting Policies (Continued)

Company's current disclosures with respect to the credit quality of our financing receivables in addition to our allowance for loan losses.

  Newly Issued But Not Yet Effective Accounting Standards:

        In December 2010, the FASB issued an accounting standard update focused on the disclosure of supplementary pro-forma information in business combinations. The purpose of the update was to eliminate diversity in practice surrounding the interpretation of select revenue and expense pro-forma disclosures. The update provides guidance as to the acquisition date that should be selected when preparing the pro-forma financial disclosures, in the event that comparative financial statements are presented the acquisition date assumed for the pro-forma disclosure shall be the first day of the preceding, comparative year. The adoption of this standard is not expected to have a material impact on the Company's consolidated financial position, results of operations or cash flows.

(aa)    Reclassifications

        Certain reclassifications of prior year balances have been made to conform to the current year presentation. These reclassifications had no impact on the Company's consolidated financial position, results of operations or net change in cash and cash equivalents.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Securities

        The fair value of available for sale debt securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows at the dates presented:

	Fair Value	Gross unrealized gains	Gross unrealized losses	Amortized Cost
	(In thousands)
	December 31, 2010
Securities available for sale:
U.S. government agencies and government-sponsored entities	$21,770	$20	$—	$21,750
State and municipal	42,138	271	(3,544)	45,411
Mortgage-backed securities—agency/residential	310,810	3,053	(3,268)	311,025
Mortgage-backed securities—private/residential	3,606	16	(27)	3,617
Marketable equity	1,519	—	—	1,519
Other securities	9,687	17	(119)	9,789

Securities available for sale	$389,530	$3,377	$(6,958)	$393,111

	December 31, 2009
Securities available for sale:
U.S. government agencies and government-sponsored entities	$17,129	$—	$(329)	$17,458
State and municipal	60,827	820	(567)	60,574
Mortgage-backed securities—agency/residential	127,340	1,300	(889)	126,929
Mortgage-backed securities—private/residential	13,959	—	(567)	14,526
Marketable equity	1,519	—	—	1,519
Other securities	360	—	—	360

Securities available for sale	$221,134	$2,120	$(2,352)	$221,366

        The carrying amount, unrealized gains and losses, and fair value of securities held to maturity were as follows at the dates presented:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
	(In thousands)
December 31, 2010:
Mortgage-backed securities—agency/residential	$11,927	$498	$—	$12,425

December 31, 2009:
Mortgage-backed securities—agency/residential	$9,942	$486	$—	$10,428

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Securities (Continued)

        The proceeds from sales and calls of securities and the associated gains are listed below:

	Year Ended December 31,
	2010	2009
	(In thousands)
Proceeds	$40,330	$6,411
Gross Gains	370	4
Gross Losses	(57)	(6)

        The tax expense related to the 2010 net gain is approximately $119,000, and the tax benefit related to the 2009 net loss was not material.

        The amortized cost and estimated fair value of available for sale debt securities by contractual maturity at December 31, 2010 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for sale (AFS)
2010	Amortized cost	Fair value
	(In thousands)
Debt securities available for sale:
Due in one year or less	$23,259	$23,286
Due after one year through five years	2,125	2,226
Due after five years through ten years	4,182	4,337
Due after ten years	47,384	43,746

Total AFS excluding MBS and marketable equity securities	76,950	73,595
Mortgage-backed securities and marketable equity securities	316,161	315,935

Total available for sale	$393,111	$389,530

	Held to maturity
	Amortized cost	Fair value
	(In thousands)
Securities held to maturity:
Mortgage-backed securities—agency/residential	$11,927	$12,425

        Investment securities with carrying values of $389,734,000 and $187,905,000 were pledged at December 31, 2010 and 2009, respectively, as collateral for various lines of credit, public deposits and for other purposes as required or permitted by law. At December 31, 2010 and 2009, approximately $272,192,000 and $85,118,000 of securities, respectively, are pledged in excess of current pledging requirements or outstanding balances on our lines of credit.

        The following table presents the fair value and the unrealized loss on securities that were temporarily impaired and the length of time the individual securities have been in a continuous

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Securities (Continued)

unrealized loss position as of December 31, 2010. This table does not include the single municipal security for which an OTTI was recognized during 2010, as OTTI reduced the value of the security to its estimated fair value.

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
Description of securities:
State and municipal	$—	$—	$33,756	$(3,544)	$33,756	$(3,544)
Mortgage-backed securities agency/residential	205,241	(3,268)	—	—	205,241	(3,268)
Mortgage-backed securities private/residential	—	—	952	(27)	952	(27)
Other	4,544	(119)	—	—	4,544	(119)

Total temporarily impaired	$209,785	$(3,387)	$34,708	$(3,571)	$244,493	$(6,958)

        In determining whether or not there is an OTTI for debt securities, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intention to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an other-than-temporary impairment exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

        During 2010, the Company recognized a pre-tax impairment charge for the other-than-temporary decline in the fair value of a single municipal bond with an amortized cost of $4.6 million in the amount of $3.5 million. The OTTI was related to a local non-rated municipal bond where the underlying affordable housing project was abandoned by the bond's sponsor. In determining the amount of the OTTI, the Company considered the value of the underlying property collateralizing the bond in addition to amounts that the Company felt were recoverable from the project sponsor's guarantee. The entire OTTI of $3.5 million was recognized in the Company's earnings as we believe that it is unlikely that we will recover our original investment in the bond.

        The following table presents a rollforward of OTTI included in earnings (In thousands):

Accumulated credit losses as of December 31, 2009	$—
Initial credit losses recognized on securities identified as other-than-temporarily impaired	3,500

Ending accumulated credit losses as of December 31, 2010	$3,500

        At December 31, 2010, there were 18 individual securities in an unrealized loss position. Of the eighteen securities in an unrealized loss position at December 31, 2010, two individual securities have been in a continuous unrealized loss position for 12 months or longer. Management has evaluated these two securities in addition to the remaining 16 securities in an unrealized loss position and has determined that the decline in value since their purchase dates is primarily attributable to changes in

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Securities (Continued)

market interest rates. The Company does not intend to sell any of the 18 securities in an unrealized loss position and does not consider it likely that it will be required to sell any of the securities in question prior to recovery in their fair value. The 18 securities in an unrealized loss position do not include the single security for which the $3.5 million OTTI was taken as that particular security has been marked down to its estimated fair value as of December 31, 2010.

        All of the Bank's agency and mortgage-backed securities are backed by either a U.S. Government agency or government-sponsored agency, except for two private-label mortgage-backed securities with a total fair value of $3.6 million. These private-label securities are senior tranches that are rated AAA by two separate rating agencies at December 31, 2010.

        The Bank's municipal bond securities have all been rated investment grade or higher by various rating agencies or have been subject to an annual internal review process by management. This annual review process for non-rated securities considers a review of the issuers' current financial statements, including the related cash flows and interest payments.

        At December 31, 2010, there was a security of a single issuer with a book value of $37,300,000, or approximately 23.3% of stockholders' equity. This security is a hospital revenue bond, funded by revenues from a hospital within the Company's footprint. This amortizing tax-exempt bond carries an interest rate of 4.75% and a maturity of December 1, 2031. At December 31, 2010, the bond had an unrealized loss of approximately $3.5 million, or 9.5% of book value. In addition to its annual review of nonrated municipal bonds completed in the fourth quarter 2010, the Company reviews the financial statements of the hospital quarterly. To date, the bond has paid principal and interest in accordance with its contractual terms, including a principal payment of $720,000 in December 2010.

        We do not intend to sell any of the debt securities with an unrealized loss and do not believe that it is more likely than not that we will be required to sell a security in an unrealized loss position prior to a recovery in its value. The fair value of these debt securities is expected to recover as the bonds approach maturity. We concluded that the unrealized loss positions on these securities is a result of the level of market interest rates and not a result of the underlying issuers' ability to repay. Accordingly, we did not recognize any additional OTTI on the remaining securities in our investment portfolio, other than the $3.5 million of OTTI recognized on the single municipal bond as discussed above.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(3) Securities (Continued)

        The following table presents the fair value and the unrealized loss on securities that were temporarily impaired and the length of time the individual securities have been in a continuous unrealized loss position as of December 31, 2009:

	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
Description of securities:
U.S. government agencies and government-sponsored entities	$17,129	$(329)	$—	$—	$17,129	$(329)
State and municipal	37,453	(567)	—	—	37,453	(567)
Mortgage-backed securities agency/residential	50,163	(889)	—	—	50,163	(889)
Mortgage-backed securities private/residential	13,959	(567)	—	—	13,959	(567)

Total temporarily impaired	$118,704	$(2,352)	$—	$—	$118,704	$(2,352)

        At December 31, 2009, there were twelve individual securities in an unrealized loss position. There were no individual securities that had been in a continuous unrealized loss position for 12 months or longer at December 31, 2009. The securities fluctuate in value since their purchase dates primarily as a result of changes in market interest rates.

        At December 31, 2009, there was a security of a single issuer with a book value of $38,020,000, or approximately 19.7% of stockholders' equity. This security is a hospital revenue bond, funded by revenues from a hospital within the Company's footprint. At December 31, 2009, the bond had an unrealized loss of approximately $0.6 million, or 1.5% of book value.

(4) Bank Stocks

        The Company, through its subsidiary bank, is a member of both the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka, and is required to maintain an investment in the capital stock of each. The Federal Reserve, Federal Home Loan Bank and other bank stock are restricted in that they can only be redeemed by the issuer at par value. The Company's investment at December 31 was as follows:

	2010	2009
	(In thousands)
Federal Reserve Bank of Kansas City	$6,327	$6,534
Federal Home Loan Bank of Topeka	10,126	9,868
Other bank stock	758	758

Totals	$17,211	$17,160

        The investments in bank stocks are reviewed by management quarterly for potential other-than-temporary-impairment. This quarterly review considers the credit quality of the institution, the institution's ability to repurchase shares, the Company's carrying value in the shares relative to the

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(4) Bank Stocks (Continued)

share's book value. Based on each of these reviews, Management concluded that there was no other-than-temporary-impairment during 2010 or 2009.

(5) Loans

        A summary of the balances of loans at December 31 follows:

	2010	2009
	(In thousands)
Loans on real estate:
Residential and commercial	$680,895	$760,719
Construction	57,351	105,612
Equity lines of credit	50,289	54,852
Commercial loans	350,725	521,016
Agricultural loans	14,413	18,429
Lease financing	3,143	4,011
Installment loans to individuals	28,582	36,175
Overdrafts	565	358
SBA and other	20,443	20,997

	$1,206,406	$1,522,169
Less:
Allowance for loan losses	(47,069)	(51,991)
Unearned discount	(1,826)	(2,561)

Net Loans	$1,157,511	$1,467,617

        Activity in the allowance for loan losses is as follows:

	Year Ended December 31,
	2010	2009
	(In thousands)
Balance, beginning of period	$51,991	$44,988
Provision for loan losses	34,400	51,115
Loans charged off	(40,777)	(46,007)
Recoveries on loans previously charged-off	1,455	1,895

Balance, end of period	$47,069	$51,991

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Loans (Continued)

        A summary of transactions in the reserve for unfunded commitments for the periods indicated is as follows:

	Year Ended December 31,
	2010	2009
	(In thousands)
Balance, beginning of period	$243	$223
Provision (credit) for losses on unfunded commitments	(55)	20

Balance, end of period	$188	$243

        Under current US GAAP, the Company must present several additional disclosures relating to our loans and allowance for loan losses. The data is broken out into two subsets, portfolio segment and class. The portfolio segment level is defined as the level where financing receivables are aggregated in developing the Company's systematic method for calculating its allowance for credit losses. The class level is the second level at which credit information will be presented and represents the categorization of financing related receivables at a slightly less aggregated level than the portfolio segment level.

        The following table provides the ending balances in the Company's loans held for investment and allowance for loan losses, broken down by portfolio segment as of December 31, 2010. The table also provides additional detail as to the amount of our loans and allowance that correspond to individual versus collective impairment evaluation. The impairment evaluation corresponds to the Company's systematic methodology for estimating its Allowance for Loan Losses.

	Real Estate	Consumer and Installment	Commercial & Industrial and Other	Total
	(In thousands)
Loans
Individually evaluated	$66,942	$49	$10,630	$77,621
Collectively evaluated	888,303	6,288	232,368	1,126,959

Total	$955,245	$6,337	$242,998	$1,204,580

Allowance for Loan Losses
Individually evaluated	$5,826	$1	$832	$6,659
Collectively evaluated	33,648	251	6,511	40,410

Total	$39,474	$252	$7,343	$47,069

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Loans (Continued)

        The following is a summary comparison of impaired loans at December 31, 2010 and 2009:

	2010	2009
	(In thousands)
Impaired loans with a valuation allowance	$23,235	$21,039
Impaired loans without a valuation allowance	54,386	38,668

Total impaired loans	$77,621	$59,707

Valuation allowance related to impaired loans	$6,659	$6,603

        The following table provides additional detail of impaired loans broken out according to class as of December 31, 2010. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at December 31, 2010 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90-days or more past due and still accruing. The unpaid balance represents the recorded balance prior to any partial charge-offs.

	Recorded Investment	Unpaid Balance	Related Allowance	Average Recorded Investment YTD	Interest Income Recognized YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial and Residential Real Estate	$33,498	$42,132	$—	$26,865	$—
Construction Loans	—	2,084	—	5,593	—
Commercial Loans	16,639	18,811	—	10,823	—
Consumer Loans	2,082	2,620	—	1,313	—
Other	2,167	2,420	—	1,906	—

Total	$54,386	$68,067	$—	$46,500	$—

Impaired loans with a related allowance:
Commercial and Residential Real Estate	$20,482	$21,316	$5,723	$18,596	$—
Construction Loans	—	—	—	758	—
Commercial Loans	2,753	2,803	935	2,734	—
Consumer Loans	—	1	1	15	—
Other	—	—	—	33	—

Total	$23,235	$24,120	$6,659	$22,136	$—

Total Impaired Loans
Commercial and Residential Real Estate	$53,980	$63,448	$5,723	$45,461	$—
Construction Loans	—	2,084	—	6,351	—
Commercial Loans	19,392	21,614	935	13,557	—
Consumer Loans	2,082	2,621	1	1,328	—
Other	2,167	2,420	—	1,939	—

Total impaired loans	$77,621	$92,187	$6,659	$68,636	$—

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Loans (Continued)

        The following is a summary of nonaccrual loans and loans past due 90 days still on accrual status:

	2010	2009
	(In thousands)
Nonaccrual loans	$74,304	$59,584
Loans past due over 90 days still on accrual	$3,317	$123

        The book balance of troubled debt restructurings at December 31, 2010 is $23.6 million. Approximately $1.3 million in specific reserves have been established with respect to these loans as of December 31, 2010. As of December 31, 2010, the Company had no additional amounts committed on any loan classified as a troubled debt restructuring. The book balance of trouble debt restructurings as of December 31, 2009 was immaterial.

        The gross interest income that would have been recorded in the period that ended if the nonaccrual loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, if held for part of the period for December 31, 2010 and 2009, was $3,157,000 and $4,198,000, respectively.

        The following is a summary of interest recognized and cash-basis interest earned on impaired loans:

	Year Ended December 31,
	2010	2009
	(In thousands)
Average of individually impaired loans during year	$68,636	$61,816
Interest income recognized during impairment	$—	$203
Cash-basis interest income recognized	$—	$203

        The following table summarizes by class our loans classified as past due in excess of 30 days or more in addition to those loans classified as non-accrual:

	30 - 89 Days Past Due	90 Days + Past Due and Still Accruing	Non- Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and Residential Real Estate	$13,273	$2,124	$51,857	$67,254	$679,864
Construction Loans	—	—	—	—	57,265
Commercial Loans	6,349	953	18,438	25,740	350,194
Consumer Loans	605	240	1,842	2,687	79,316
Other	1,328	—	2,167	3,495	37,941

Total	$21,555	$3,317	$74,304	$99,176	$1,204,580

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(5) Loans (Continued)

Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

          Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

          Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

          Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

        As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Commercial & Residential Real Estate	Construction	Commercial Loans	Consumer	Other	Total
	(In thousands)
Pass	$589,301	$57,351	$290,573	$75,999	$33,896	$1,047,120
Special Mention	7,589	—	22,295	1	594	30,479
Substandard	84,006	—	37,858	3,435	3,508	128,807
Doubtful	—	—	—	—	—	—

Subtotal	680,896	57,351	350,726	79,435	37,998	1,206,406
Less: Unearned Discount	(1,032)	(86)	(532)	(119)	(57)	(1,826)

Loans, net of unearned discount	$679,864	$57,265	$350,194	$79,316	$37,941	$1,204,580

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(6) Premises and Equipment

        A summary of the cost and accumulated depreciation and amortization of premises and equipment at December 31 is as follows:

	2010	2009
	(In thousands)
Land	$13,693	$13,693
Buildings	45,038	45,032
Leasehold improvements	5,899	5,891
Equipment and software	16,253	16,176
Leasehold interest in land	684	684

Subtotal	$81,567	$81,476
Accumulated depreciation and amortization	(24,168)	(21,209)

Total premises and equipment	$57,399	$60,267

        Depreciation expense for the years ended December 31, 2010 and 2009 was approximately $3,223,000 and $3,575,000, respectively. Such amounts are classified in occupancy and furniture and equipment expense.

        Operating Leases:    Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2010 pertaining to banking premises, future minimum rent commitments under various operating leases are as follows (in thousands):

2011	$2,923
2012	2,354
2013	1,881
2014	1,683
2015	1,623
Thereafter	1,131

$11,595

        Certain leases contain options to extend the lease terms for five to twenty one years. The cost of such rentals is not included in the above rental commitments. Rent expense for the years ended December 31, 2010 and 2009 was $3,289,000 and $3,438,000, respectively.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(7) Other Real Estate Owned

        Changes in the carrying amount of the Company's other real estate owned for the years ended December 31, 2010 and 2009 were as follows (in thousands):

Balance as of December 31, 2008	$484
Additions to OREO	55,412
Sales proceeds	(13,569)
Losses and write-downs, net of gains	(5,135)

Balance as of December 31, 2009	$37,192
Additions to OREO	40,776
Sales Proceeds	(42,457)
Losses and write-downs, net of gains	(12,613)

Balance as of December 31, 2010	$22,898

        Expenses related to foreclosed assets include:

	2010	2009
	(Dollars in thousands)
Write-downs, net of gains on sales	$12,613	$5,135
Operating expenses, net of rental income	2,296	763

Total expenses related to foreclosed assets	$14,909	$5,898

(8) Other Intangible Assets

        Acquired intangible assets with a finite life are recorded on our balance sheets. These acquired intangible assets were capitalized as a result of past acquisitions and are being amortized over their estimated useful lives. At December 31, 2010 and 2009, the only such asset on the Company's balance sheet is the core deposit intangible, which is tested annually for impairment, and no impairment was deemed necessary.

        A summary of the core deposit intangible asset and the accumulated amortization is below:

		December 31,
	Useful life	2010	2009
		(In thousands)
Core deposit intangible assets	7 - 15 years	$62,975	$62,975
Accumulated amortization		(48,921)	(43,753)

Other intangible assets, net		$14,054	$19,222

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(8) Other Intangible Assets (Continued)

        Amortization expense for the years ended December 31, 2010 and 2009 was $5,168,000 and $6,278,000, respectively. Estimated amortization expense for the next five years, and thereafter, is as follows (amounts in thousands):

Total
Fiscal year ending:
2011	$4,091
2012	3,033
2013	2,566
2014	2,097
2015	1,416
Thereafter	851

$14,054

(9) Deposits

        The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2010 and 2009 was $168,343,000 and $288,588,000, respectively.

        At December 31, 2010 and 2009, the Bank had $174,728,000 and $254,636,000, respectively, in brokered time deposits. Additionally, the Bank had reciprocal time deposits with other depository institutions that are treated as brokered deposits for regulatory purposes of $5,143,000 and $36,616,000 at December 31, 2010 and 2009, respectively.

        At December 31, 2010, the scheduled maturities of interest-bearing time deposits for the next five years are as follows (amounts in thousands):

2011	$439,098
2012	29,777
2013	4,798

$473,673

(10) Securities Sold Under Agreements to Repurchase

        The following is a summary of information pertaining to securities sold under agreement to repurchase at December 31:

	2010	2009
	(Dollars in thousands)
Ending Balance	$29,832	$22,850
Weighted-average interest rate at year-end	0.45%	0.94%

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(10) Securities Sold Under Agreements to Repurchase (Continued)

        Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency and mortgage-backed securities held by the Company which have carrying values of $39.1 million and $25.0 million at December 31, 2010 and 2009, respectively.

        Information concerning securities sold under agreements to repurchase is summarized below:

	Year Ended December 31,
	2010	2009
	(Dollars in thousands)
Average daily balance during the year	$19,450	$15,557
Average interest rate during the year	0.67%	0.89%
Maximum month-end balance during the year	$29,832	$22,850

(11) Borrowings

        A summary of borrowings is as follows:

	Principal	Interest rate	Maturity date	Total committed
	(Dollars in thousands)
December 31, 2010
Short-term borrowings:
FHLB line of credit	$—		n/a	368,361

Total short-term borrowings	$—

Long-term borrowings:
FHLB term notes (fixed rate)	163,239	Range:2.52% - 6.22%	2011 - 2018	See below

Total borrowings	$163,239

December 31, 2009
Short-term borrowings:
FHLB line of credit	$—		n/a	195,338

Total short-term borrowings	$—

Long-term borrowings:
FHLB term notes (fixed rate)	164,364	Range:2.52% - 6.22%	2010 - 2018	See below

Total borrowings	$164,364

        Each advance with the Federal Home Loan Bank (FHLB) is payable at its maturity date, with a prepayment penalty if paid prior to maturity. The weighted-average rate on the FHLB term notes is 3.17% at December 31, 2010. At December 31, 2010, approximately $140 million of the FHLB fixed rate term notes with a weighted-average rate of 3.02% were convertible to floating rate on

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(11) Borrowings (Continued)

predetermined conversion dates at the discretion of the FHLB. If the notes are converted by the FHLB, the Bank has the option to prepay the advance without penalty. If the notes are not converted by the FHLB, the note becomes convertible quarterly thereafter, with the option to convert to floating rate continuing to be at the discretion of the FHLB. Five notes totaling $120 million have potential conversions in 2011—a $30 million note with a rate of 2.95%, a $10 million note with a rate of 3.16%, a $20 million note with a rate of 2.52%; a $40 million note with a rate of 3.17% and a $20 million note with a rate of 3.25% have their next quarterly conversion dates on 1/10/2011; 1/24/2011; 1/24/2011; 2/28/2011 and 9/19/2011, respectively. The FHLB did not elect to convert any of these advances to variable rate through February 18, 2011. The remaining convertible note of $20 million becomes convertible 1/23/2013 and bears an interest rate of 3.04%.

        The Bank has executed a specific pledging and security agreement with the FHLB in the amount of $368,361,000 at December 31, 2010, which encompassed certain loans and securities as collateral for these borrowings. The specific pledging and security agreement with the FHLB was $195,338,000 at December 31, 2009. The maximum credit allowance for future borrowings, including term notes and the line of credit, was $205,122,000 and $30,974,000 at December 31, 2010 and 2009, respectively.

        At December 31, 2010, the scheduled maturities of borrowings are as follows (in thousands):

2011	$2,975
2012	9
2013	50,193
2014	62
2015	—
Thereafter	110,000

Total borrowings	$163,239

(12) Income Taxes

        The components of the income tax benefit are as follows:

	Year ended December 31,
	2010	2009
	(In thousands)
Current tax benefit:
Federal	$(3,393)	$(14,199)
State	—	—

Total current tax benefit	(3,393)	(14,199)

Deferred tax benefit:
Federal	(10,220)	(3,458)
State	(1,177)	(1,504)

Total deferred tax benefit	(11,397)	(4,962)

Deferred tax valuation allowance	8,500	—

Total tax benefit	$(6,290)	$(19,161)

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Income Taxes (Continued)

        Income tax expense attributable to the loss from continuing operations differed from the amounts computed by applying the U.S. federal statutory tax rate to pretax loss from operations as a result of the following:

	Year ended December 31,
	2010	2009
Tax (benefit) at statutory federal rate	(35.0)%	(35.0)%
State tax, net of federal benefit	(3.3)%	(3.3)%
Tax exempt income	(2.7)%	(2.9)%
Change in valuation allowance	22.6%	—
Other	1.7%	1.6%

	(16.7)%	(39.6)%

        Current taxes receivable included in other assets totaled approximately $2,859,000 and $13,623,000 at December 31, 2010 and December 31, 2009, respectively. The Company's net deferred tax asset is included in other assets at December 31, 2010 and December 31, 2009.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Income Taxes (Continued)

        Deferred tax assets and liabilities result from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at December 31 are as follows:

	2010	2009
	(In thousands)
Deferred tax assets:
Allowance for loan losses	$17,891	$19,762
Other real estate owned	2,285	19
Other assets, accruals and other real estate owned	1,679	2,119
Other-than-temporary-impairment	1,330	—
Unrealized loss on securities	1,361	88
Net operating loss, AMT and other tax attribute carryforwards	9,266	1,207
Intangible assets	899	1,002
Stock compensation and other	537	871

Subtotal	35,248	25,068
Less: Valuation allowance	(8,500)	—

Deferred tax assets	26,748	25,068
Deferred tax liabilities:
Premises and equipment	4,782	5,320
Core deposit intangibles and fixed rate loan purchase accounting adjustments	5,356	7,366
FHLB stock, prepaid assets, equity investments and other liabilities	2,270	2,212

Total deferred tax liabilities	12,408	14,898

Deferred tax asset (liability)	$14,340	$10,170

        Realization of deferred tax assets is dependent upon generating future sufficient taxable income prior to their expiration. A valuation allowance to reflect management's estimate of the temporary deductible differences that may expire prior to their utilization has been recorded at year end 2010. In assessing the realization of deferred tax assets at December 31, 2010, the Company considered various tax planning strategies which could be implemented to generate taxable income in future taxable periods in which the deferred taxes are deductible, to partially support the current balance of deferred tax assets. Based on these factors, the Company believed that it was more likely than not that the Company will realize approximately $14.3 million of the benefits of these deductible differences at December 31, 2010, and therefore, a partial valuation allowance for deferred tax assets in the amount of $8.5 million was recorded at December 31, 2010.

        In assessing the realization of deferred tax assets at December 31, 2009, the Company considered whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, including tax planning strategies, during the periods in which those temporary differences become deductible. The Company determined that at December 31, 2009, it had sufficient prior year taxable income that was still available for carryback, as well as various tax planning strategies

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(12) Income Taxes (Continued)

which could be implemented to generate taxable income in future taxable periods in which the deferred taxes are deductible, to support the current balance of deferred tax assets. Based on these factors, the Company believed that it was more likely than not that the Company will realize the benefits of these deductible differences at December 31, 2009, and therefore, no valuation allowance for deferred tax assets was recorded at December 31, 2009.

        At December 31, 2010, the Company had a federal net operating loss carryforward of approximately $19.2 million expiring in 2030, and a state net operating loss carryforward of approximately $70.3 million which expires at various dates from 2029 through 2033. Deferred tax assets are recognized for net operating losses, subject to a valuation allowance, to the extent that the benefit is more likely than not to be realized.

        As of December 31, 2010 and December 31, 2009, the Company did not have any unrecognized tax benefits. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense and did not have any accrued interest and/or penalties at December 31, 2010 or 2009. The Company received approximately $3,000 and $27,000 of interest income on tax refunds in 2010 and 2009, respectively. No other interest or penalties related to tax matters were incurred during 2010 or 2009. The Company and its subsidiaries are subject to U.S. federal income tax, as well as state of Colorado income tax. The Company is no longer subject to examination by taxing authorities for years before 2007, except to the extent of the amount of the 2009 carryback claim for refund filed in 2010 with respect to 2004 and 2006, but could be subject to adjustment by taxing authorities up to the amount of the 2009 net operating loss expected to be carried back to years before 2007.

(13) Subordinated Debentures and Trust Preferred Securities

        The Company had a $41,239,000 aggregate balance of subordinated debentures outstanding with a weighted average cost of 5.87% at both December 31, 2010 and 2009. The subordinated debentures were issued in four separate series. Each issuance has a maturity of thirty years from its date of issue. The subordinated debentures were issued to trusts established by us, which in turn issued $40,000,000 of trust preferred securities. Generally and with certain limitations, the Company is permitted to call the debentures subsequent to the first five or ten years, as applicable, after issue if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trusts, the debentures or the preferred securities.

        In September 2000, a predecessor to the Company formed CenBank Statutory Trust I and completed an offering of $10.0 million, 10.6% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the predecessor of the Company and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Junior Subordinated Debentures (Debentures) issued. The Company assumed the predecessor's obligations relating to such securities upon the acquisition of the predecessor. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Distributions payable on the Preferred Securities are recorded as interest expense in the consolidated statements of income. These Debentures are unsecured, rank junior and are subordinate in right of payment to all senior debt of the Company. The Preferred Securities are subject to mandatory redemption upon repayment of the Debentures. The Company has the right, subject to events of

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) Subordinated Debentures and Trust Preferred Securities (Continued)

default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on September 7, 2030, which may be shortened by us to not earlier than March 7, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

        In February 2001, a predecessor to the Company formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the predecessor of the Company and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Junior Subordinated Debentures (Debentures) issued. The Company assumed the predecessor's obligations relating to such securities upon the acquisition of the predecessor. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on February 22, 2031, which may be shortened by us to not earlier than February 22, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

        In April 2004, a predecessor to the Company formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the predecessor of the Company and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Junior Subordinated Debentures (Debentures) issued. The Company assumed the predecessor's obligations relating to such securities upon the acquisition of the predecessor. Interest paid on the Debentures is distributed to the holders of the Preferred Securities. Terms and conditions of these Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The Debentures mature on April 15, 2034, which may be shortened by us to not earlier than April 15, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the Debentures or the Preferred Securities.

        In June 2003, a predecessor to the Company formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities (Preferred Securities), which are guaranteed by the Company. The Trust also issued common securities to the predecessor of the Company and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued. The Company assumed the predecessor's obligations relating to such securities upon the acquisition of the predecessor. Interest is paid quarterly and is distributed to the holders of the Preferred Securities. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the Debentures. The Debentures mature on July 7, 2033. The Guaranty Capital Trust III trust preferred issuance was initially callable on July 7, 2008 and remains callable on each quarterly interest payment date.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) Subordinated Debentures and Trust Preferred Securities (Continued)

        Under the terms of each subordinated debentures agreement, the Company has the ability to defer interest on the debentures for a period of up to sixty months as long as it is in compliance with all covenants of the agreement. On July 31, 2009, the Company notified the trustees of the four trusts that it will defer interest on all four of its subordinated debentures. Such a deferral is not an event of default under each subordinated debentures agreement and interest on the debentures continues to accrue during the deferral period. Prior to resuming the payment of interest on the subordinated debentures or calling the subordinated debentures, the Company must obtain prior written approval from the Federal Reserve Bank of Kansas City under the terms of its Written Agreement (see Note 22, Written Agreement for additional information). At December 31, 2010, the Company was in compliance with all covenants of the agreements.

        The Company is not considered the primary beneficiary of these Trusts (variable interest entities), therefore the trusts are not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability. The Company's investment in the common stock of each trust is included in other assets in the Consolidated Balance Sheets.

        Although the securities issued by each of the trusts are not included as a component of stockholders' equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the $40 million of securities issued by the trusts qualify as Tier 1 capital, along with the $64.8 million of 9% Series A Convertible Preferred Stock, up to a maximum of 25% of capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At December 31, 2010, approximately $32.3 million of the combined $104.8 million of the trusts' securities and preferred stock outstanding qualified as Tier 1 capital. The remaining $72.5 million is treated as Tier 2 capital.

        The Board of Governors of the Federal Reserve System, which is the holding company's banking regulator, has promulgated a modification of the capital regulations affecting trust preferred securities. Under this modification, beginning March 31, 2011, the Company is required to use a more restrictive formula to determine the amount of trust preferred securities that can be included in regulatory Tier I capital. The Company will be allowed to include in Tier I capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as stockholders' equity less certain intangibles, including core deposit intangibles, net of any related deferred income tax liability. The existing regulations in effect limit the amount of trust preferred securities that can be included in Tier I capital to 25% of the sum of core capital elements without a deduction for permitted intangibles. After adoption of this modification, the Company expects that its Tier 1 capital ratios will continue to remain well-capitalized for regulatory purposes.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(13) Subordinated Debentures and Trust Preferred Securities (Continued)

        The following table summarizes the terms of each subordinated debenture issuance at December 31, 2010 (dollars in thousands):

	Date Issued	Amount	Maturity Date	Call Date*	Fixed or Variable	Rate Adjuster	Rate at December 31, 2010	Next Rate Reset Date**
CenBank Trust I	9/7/2000	$10,310	9/7/2030	3/7/2011	Fixed	N/A	10.60%	N/A
CenBank Trust II	2/22/2001	5,155	2/22/2031	2/22/2011	Fixed	N/A	10.20%	N/A
CenBank Trust III	4/8/2004	15,464	4/15/2034	4/15/2011	Variable	LIBOR + 2.65%	2.94%	4/15/2011
Guaranty Capital Trust III	6/30/2003	10,310	7/7/2033	4/7/2011	Variable	LIBOR + 3.10%	3.39%	4/07/2011

*
Call date represents the earliest date that the Company can next call the debentures.

**
On January 7, 2011, the rate on the Guaranty Capital Trust III subordinated debentures reset to 3.40%. On January 15, 2011, the rate on the CenBank Trust III subordinated debentures reset to 2.95%.

(14) Commitments

        The Bank is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

        At December 31, the following financial instruments were outstanding whose contract amounts represented credit risk:

	2010	2009
	(In thousands)
Commitments to extend credit:
Variable	$214,442	$173,593
Fixed	23,169	131,509

Total commitments to extend credit	$237,611	$305,102

Standby letters of credit	$13,888	$14,917
Commercial letters of credit	—	11,000

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Several of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(14) Commitments (Continued)

make such commitments as are used for loans, including obtaining collateral, if necessary, at exercise of the commitment.

        Commitments to extend credit under overdraft protection agreements are commitments for possible future extensions of credit to existing deposit customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

        Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

        The Bank enters into commercial letters of credit on behalf of its customers who authorize a third party to draw drafts on the Bank up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Bank to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

(15) Contingencies

        In the ordinary course of our business, we are party to various legal actions, which we believe are incidental to the operation of our business. Although the ultimate outcome and amount of liability, if any, with respect to these other legal actions to which we are currently a party, cannot presently be ascertained with certainty, in the opinion of management, based upon information currently available to us, any resulting liability is not likely to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

(16) Employee Benefit Plans

        Substantially all employees are eligible to participate in the Company's 401(k) plan. Employees may contribute up to 100 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to a specified percentage of the employee's compensation as defined by the Plan. For years ended December 31, 2010 and 2009, matching contributions to the 401(k) plan were $656,000 and $597,000, respectively.

Stock-Based Compensation

        Under the Company's Amended and Restated 2005 Stock Incentive Plan (the "Incentive Plan"), the Company's Board of Directors may grant stock-based compensation awards to nonemployee directors, key employees, consultants and prospective employees under the terms described in the Incentive Plan. The allowable stock-based compensation awards include the grant of Options, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards, Stock Appreciation Rights and other Equity-Based Awards. The Incentive Plan provides that eligible participants may be granted shares of Company common stock that are subject to forfeiture until the grantee vests in the stock award based on the established conditions, which may include service conditions, established performance measures or both.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Employee Benefit Plans (Continued)

        Prior to vesting of the stock awards with a service vesting condition, each grantee shall have the rights of a stockholder with respect to voting of the granted stock. The recipient is not entitled to dividend rights with respect to the shares of granted stock until vesting occurs. Prior to vesting of the stock awards with performance vesting conditions, each grantee shall have the rights of a stockholder with respect to voting of the granted stock. The recipient is generally not entitled to dividend rights with the exception of performance-based shares granted prior to 2010 (which are not entitled to dividend rights until initial vesting occurs, at which time, the dividend rights will exist on vested and unvested shares of such performance-based shares, subject to termination of such rights under the terms of the Incentive Plan).

        Other than the stock awards with service and performance based vesting conditions, no grants have been made under the Incentive Plan.

        The Incentive Plan authorized grants of stock-based compensation awards of up to 8,500,000 shares of authorized Company voting common stock, subject to adjustments provided by the Incentive Plan. The number of authorized shares in the Incentive Plan was increased by 6,000,000 shares during 2010, after approval of the stockholders at the 2010 annual meeting of stockholders. As of December 31, 2010 and 2009, there were 1,768,186 and 1,381,105 shares of unvested stock granted (net of forfeitures), with 5,941,028 and 524,815 shares available for grant under the Incentive Plan, respectively.

        Of the 1,768,186 shares unearned at December 31, 2010, approximately 884,000 shares are expected to vest. Approximately 605,000 shares of performance-based shares granted to executives in 2005 through 2007 have a performance-criterion based on an earnings-per-share goal that must be met by December 31, 2012. Based on an analysis performed in 2008, it was determined that these 605,000 shares would not vest. Should this expectation change, additional compensation expense could be recorded in future periods. In addition, there are 633,687 shares of restricted stock outstanding with a performance condition and we expect that 422,458 of these 633,687 shares will vest and that the remaining shares will expire unvested. These 633,687 shares were granted to executives in August 2010 with the vesting contingent upon various performance criteria. Specifically, 422,458 of these performance-shares granted in August 2010 will vest upon the meeting of equally-weighted return on asset and net income performance measures over a two and a half year period, dependent upon the termination of the Written Agreement dated January 22, 2010. The specific amount of shares to be vested is determined by where the metric's actual performance would fall within a 90% ("threshold level") to 110% ("maximum level") range of the performance target ("target level"). The number of vested shares would be determined on a continuous scale by interpolation, with 25% of the targeted shares vesting at the threshold level, 100% of the targeted shares vesting at the target level and 200% percent of the targeted shares vesting at the maximum level. Management expects that the targeted performance goals will be met, which is the level currently being expensed over the vesting period based upon management's latest analysis. This results in 211,229 shares that are expected to vest and 211,229 shares that are not expected to vest. Should this expectation change, additional compensation expense could be recorded in future periods or previously recognized expense could be reversed. In addition, the remaining 211,229 of the 633,687 performance shares granted to the top three executives in August 2010 will vest contingent upon the termination of the Written Agreement and certain time-based vesting criteria. These shares are expected to vest on or prior to their expiration date of December 31, 2013. Should this expectation change, previously recognized expense could be reversed.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Employee Benefit Plans (Continued)

        A summary of the status of unearned stock awards and the change during the year is presented in the table below:

	Shares	Weighted Average Fair Value on Award Date
Unearned at December 31, 2009	1,381,105	$7.15
Awarded	823,017	1.19
Forfeited	(239,230)	5.87
Vested	(196,706)	1.36

Unearned at December 31, 2010	1,768,186	$4.68

        The Company recognized $1,101,000 and $1,155,000 in stock-based compensation expense for the years ended December 31, 2010 and December 31, 2009, respectively. As discussed above, the performance-based shares have performance criterion that must be met on or before the respective expiration dates in order for the performance-based shares to fully or partially vest. Based on management's analysis, the Company may determine that meeting certain performance criteria is, or is not, likely in order to recognize the appropriate level of expense. Should our current expectations change, additional expense could be recorded or reversed in future periods. The total income tax effect recognized in the income statement for share-based compensation arrangements was a $144,000 and $282,000 expense for the years ended December 31, 2010 and 2009, respectively. The 2010 and 2009 income tax effect related to share-based compensation arrangements included $563,000 and $721,000, respectively, in expense related to the write-off of the deferred tax asset for the difference between the grant date value of the award as compared to fair value of the award upon vesting.

        At December 31, 2010, compensation cost of $1,036,000 related to unearned awards not yet recognized is expected to be recognized over a weighted-average period of 2.5 years.

        A summary of the Company's awards for the years ended December 31, 2010 and 2009 is presented in the table below:

	Year Ended December 31,
	2010	2009
Number of shares granted	823,017	409,500
Weighted-average grant-date fair value	$1.19	$1.29
Number of shares that vested	196,706	244,837
Fair value of shares vested	$268,021	$399,784
Tax benefit realized	$101,875	$151,958

Deferred Compensation Plan

        The Company maintains a Deferred Compensation Plan for a select group of management or highly compensated employees and non-employee members of the Board. The plan, which is meant to be an unfunded deferred compensation plan, is intended to be exempt from certain requirements of the Employee Retirement Income Security Act of 1974. The plan allowed the participants to defer up to 80% of their salary and up to 100% of their bonus or incentive compensation, and up to 100% of cash

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(16) Employee Benefit Plans (Continued)

fees in the case of directors, until termination or upon the occurrence of other specified events (e.g., disability, previously specified dates, and unforeseeable emergencies). The plan permited participants to elect to have deferred amounts deemed to be invested in various investment funds or Company common stock. The plan does not guarantee any minimum rate of return. Participation in the plan was voluntary and participants may change their elections annually or otherwise as permitted by the plan and applicable regulations governing the deferred tax treatment of the plan. The Company was permitted, in its sole discretion, to make additional contributions to participants' accounts. The Company did not make any additional contributions to participants' accounts in 2010 or 2009. At the end of 2009, due primarily to a low participation rate and the overall administration costs, the Company determined not to offer eligible or existing participants the ability to defer any additional compensation in 2010. In December 2010, the Board approved the termination of the plan and it is expected that all remaining participant balances in the plan will be distributed in December 2011.

        Deferred compensation expense of $38,000 was booked in 2010 compared to $176,000 in 2009. The deferred compensation liability was $565,000 and $668,000 at December 31, 2010 and 2009, respectively, and is reported with interest payable and other liabilities on the consolidated balance sheets. Additionally, for participants who elected to defer compensation through Company stock, the Company has recorded Stock to be Issued as a component of stockholders' equity in the amount of $237,000 and $199,000 at December 31, 2010 and 2009, respectively.

(17) Related-Party Transactions

        The Company has granted loans to directors and their affiliates amounting to $0 and $300,000 at December 31, 2010 and 2009, respectively. There were no related-party loans on past due or non-accrual status.

        Activity during 2010 regarding outstanding loans to certain related-party loan customers (directors of the Company, including companies in which they are principal owners) was as follows (in thousands):

Balance, December 31, 2009	$300
Advances	—
Repayments	(300)

Balance, December 31, 2010	$—

        Deposits from related parties held by the Company at December 31, 2010 and 2009 amounted to $903,000 and $1,245,000, respectively.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

  Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

  Level 2—Significant other observable inputs other than Level 1 prices such as quoted prices in markets that are not active, quoted prices for similar assets, or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset.

  Level 3—Significant unobservable inputs that reflect a reporting entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        The fair values of securities available for sale are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

        The fair value of loans held for sale is based upon binding contracts and quotes from third party investors (Level 2 inputs).

        Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is determined based on appraisals performed by qualified licensed appraisers hired by the Company. Appraised and reported values may be discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

        The fair values of derivatives are generally derived from market-observable data such as interest rates, volatilities, and information derived from or corroborated by that market-observable data, which generally fall into Level 2 inputs. However, a significant input into the fair value of the derivatives is a credit valuation adjustment, which uses credit spreads that are typically derived by management or obtained from a third party data provider that provides an implied credit spread for public entities. As a result, the credit spreads are generally unobservable to the market, rendering them a Level 3 input.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, and/or where valuations are adjusted to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used. At December 31, 2010, the Company had two investments classified as Level 3 investments, which are the hospital municipal bond and a local revenue bond on which the $3.5 million OTTI was taken during 2010. Management's best estimate consists of both internal and external

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value (Continued)

support on the Level 3 investments. As it relates to the hospital municipal bond, management estimates the future cash flows, discounted at a higher risk-adjusted discount rate, based on the nature and size of the bond. As it relates to the local revenue bond, management estimates the fair value based on the current financial position of the underlying project and appraisals of the underlying collateral, discounted based on management's historical knowledge and expertise. Subsequent to inception, management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

Financial Assets and Liabilities Measured on a Recurring Basis

        Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(In thousands)
Assets/Liabilities at December 31, 2010
U.S. government agencies and government-sponsored entities	$—	$21,770	$—	$21,770
State and municipal	—	7,368	34,770	42,138
Mortgage-backed securities—agency/residential	—	310,810	—	310,810
Mortgage-backed securities—private/residential	—	3,606	—	3,606
Marketable equity	—	1,519	—	1,519
Other securities	—	9,687	—	9,687
Derivative Assets	—	—	373	373
Derivative Liabilities	—	—	(352)	(352)
Assets at December 31, 2009
U.S. government agencies and government-sponsored entities	$—	$17,129	$—	$17,129
State and municipal	—	23,374	37,453	60,827
Mortgage-backed securities—agency/residential	—	127,340	—	127,340
Mortgage-backed securities—private/residential	—	13,959	—	13,959
Marketable equity	—	1,519	—	1,519
Other securities	—	360	—	360
Derivative Assets	—	—	206	206
Derivative Liabilities	—	—	(151)	(151)

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value (Continued)

        There were no transfers between Level 1 and Level 2 during the year. See Note 19, Derivatives and Hedging Activity, for further discussion of the valuation of the derivatives as of December 31, 2010.

        The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2010:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivative Assets and Liabilities	State and Municipal Securities
	(In thousands)
Balance, December 31, 2009	$55	$37,453
Total unrealized gains (losses) included in:
Net Loss	(34)	—
Other Comprehensive Loss	—	(2,977)
Purchases, sales, issuances and settlements, net	—	(720)
Transfers in and (out) of Level 3	—	4,514
Other than temporary impairment recognized	—	(3,500)

Balance December 31, 2010	$21	$34,770

        The transfer in to Level 3 of $4,514,000 represents the carrying cost of a single municipal security that was subject to a $3.5 million OTTI during 2010. As discussed in Note 3, the OTTI was recognized after the issuer decided to abandon an affordable housing project funded by the issuance of municipal bonds. The remaining value of the issuance was determined based on the value of the property collateralizing the bond in addition to management's estimates of amounts thought to be recoverable from the issuer.

        The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2009:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Net Derivative Assets and Liabilities	State and Municipal Securities
	(In thousands)
Balance, December 31, 2008	$—	$35,897
Total unrealized gains (losses) included in:
Net Income	55	—
Other Comprehensive Income	—	2,246
Purchases, sales, issuances and settlements, net	—	(690)
Transfers in and (out) of level three	—	—

Balance December 31, 2009	$55	$37,453

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value (Continued)

Financial Assets and Liabilities Measured on a Non-Recurring Basis

        The following represent assets and liabilities measured at fair value on a non-recurring basis as of December 31, 2010 and 2009. The valuation methodology used to measure the fair value of these loans is described earlier in the Note.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
Assets at December 31, 2010
Impaired loans	$—	$—	$28,749	$28,749
Loans held for sale	—	—	14,200	14,200
Assets at December 31, 2009
Impaired loans	$—	$—	$23,357	$23,357
Loans held for sale	—	—	9,862	9,862

        Impaired loans, which are usually measured for impairment using the fair value of collateral, had a carrying amount of $77,621,000 at December 31, 2010, after a partial charge-off of $14,566,000. In addition, these loans have a specific valuation allowance of $6,659,000 at December 31, 2010. Of the $77,621,000 impaired loan portfolio at December 31, 2010, $35,408,000 were carried at fair value as a result of the aforementioned charge-offs and specific valuation allowances. The remaining $42,213,000 were carried at cost at December 31, 2010, as the fair value of the collateral on these loans exceeded the book value for each individual credit. Charge-offs and changes in specific valuation allowances during 2010 on impaired loans carried at fair value at December 31, 2010 resulted in additional provision for loan losses of $42,458,000.

        Loans held for sale, which are carried at the lower of cost or fair value, were carried at the fair value of $14,200,000 as of December 31, 2010. As of December 31, 2010, a single loan consisting of an outstanding balance of $24,034,000, net of charge-offs, represents the balance in Loans held for sale.

        At December 31, 2009, impaired loans had a carrying amount of $59,707,000, after a partial charge-off of $9,372,188. In addition, these loans have a specific valuation allowance of $6,603,000 at December 31, 2009. Of the $59,707,000 impaired loan portfolio at December 31, 2009, $30,235,000 were carried at fair value as a result of the aforementioned charge-offs and specific valuation allowances. The remaining $29,472,000 were carried at cost at December 31, 2009, as the fair value of the collateral on these loans exceeded the book value for each individual credit. Charge-offs and changes in specific valuation allowances during 2009 on impaired loans carried at fair value at December 31, 2009 resulted in additional provision for loan losses of $14,289,000.

        Loans held for sale, which are carried at the lower of cost or fair value, were carried at the fair value of $9,862,000, which is made up of the original outstanding balance of $16,023,000, net of charge-offs taken at the date the loans were transferred to held for sale of $6,161,000. There were no additional charges to earnings in 2009 for changes in the fair value for loans held for sale.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value (Continued)

Nonfinancial Assets and Liabilities Measured on a Non-Recurring Basis

        Nonfinancial assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(In thousands)
Assets at December 31, 2010 Other real estate owned and foreclosed assets	$—	$—	$22,898	$22,898
Assets at December 31, 2009 Other real estate owned and foreclosed assets	$—	$—	$37,192	$37,192

        Other real estate owned is valued at the time the loan is foreclosed upon and the asset is transferred to other real estate owned. The value is based primarily on third party appraisals, less costs to sell. The appraisals are generally discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. Other real estate owned is reviewed and evaluated on at least an annual basis for additional impairment and adjusted accordingly, based on the same factors identified above. Other real estate owned had a carrying amount of $22,898,000 at December 31, 2010, which is made up of an outstanding balance of $34,538,000, with a valuation allowance of $11,640,000. OREO, write-downs and sales in 2010 resulted in the valuation allowance increasing by $8,688,000 during 2010. Other real estate owned had a carrying amount of $37,192,000 at December 31, 2009, which was made up of an outstanding balance of $40,144,000, with a valuation allowance of $2,952,000. Changes in the valuation allowance on other real estate owned outstanding at December 31, 2009 resulted in a write-down of $2,922,000 during 2009.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value (Continued)

Fair Value of Financial Instruments

        The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Carrying amount	Fair value	Carrying amount	Fair value
	(In thousands)
Financial assets:
Cash and cash equivalents	$141,465	$141,465	$234,483	$234,483
Securities available for sale	389,530	389,530	221,134	221,134
Securities held to maturity	11,927	12,425	9,942	10,428
Bank stocks	17,211	n/a	17,160	n/a
Loans, net	1,157,511	1,181,003	1,467,617	1,494,649
Loans held for sale	14,200	14,200	9,862	9,862
Accrued interest receivable	5,910	5,910	6,675	6,675
Interest rate swaps, net	21	21	55	55
Financial liabilities:
Deposits	1,462,351	1,464,117	1,693,290	1,700,549
Federal funds purchased and sold under agreements to repurchase	30,113	30,113	22,990	22,990
Subordinated debentures	41,239	33,744	41,239	33,768
Long-term borrowings	163,239	173,213	164,364	171,345
Accrued interest payable	5,419	5,419	3,398	3,398

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Therefore, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

        The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

  (a)    Cash and Cash Equivalents

        The carrying amounts of cash and short-term instruments approximate fair values.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value (Continued)

  (b)    Securities and Bank Stocks

        Fair values for securities available for sale and held to maturity are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. For positions that are not traded in active markets or are subject to transfer restrictions (i.e., bonds valued with Level 3 inputs), management uses a combination of reviews of the underlying financial statements, appraisals and management's judgment regarding credit quality and intent to sell in order to determine the value of the bond.

        It is not practical to determine the fair value of bank stocks due to restrictions placed on the transferability of FHLB stock, Federal Reserve Bank stock and Bankers' Bank of the West stock. These three stocks comprise the balance of bank stocks.

  (c)    Loans

        Loans excludes loans held for sale as these fair values are disclosed on a separate line on the table. For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Impaired loans are valued at the lower of cost or fair value as described above in this note.

        Loans held for sale are carried at lower cost or fair value. The fair value of loans held for sale is based upon binding contracts and quotes from third party investors.

  (d)    Interest Rate Swaps, net

        The fair value for interest rate swaps are determined by netting the discounted future fixed cash receipts, or payments, and the discounted expected variable cash payments, or receipts. The variable cash payments, or receipts, are based on an expectation of future interest rates derived from forward interest rate curves.

  (e)    Deposits

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  (f)    Short-term Borrowings

        The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(18) Fair Value (Continued)

  (g)    Long-term Borrowings

        The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  (h)    Subordinated Debentures

        The fair values of the Company's Subordinated Debentures are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  (i)    Accrued Interest Receivable/Payable

        The carrying amounts of accrued interest approximate fair value.

  (j)    Off-balance Sheet Instruments

        Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of commitments is not material.

(19) Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

        The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities. The Company's existing interest rate derivatives result from a service provided to certain qualifying customers and, therefore, are not used to manage interest rate risk in the Company's assets or liabilities. The Company manages a matched book with respect to its derivative instruments in order to minimize its net risk exposure resulting from such transactions.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Derivatives and Hedging Activities (Continued)

Fair Values of Derivative Instruments on the Consolidated Balance Sheet

        The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of December 31, 2010 and 2009.

	Asset Derivatives	Liability Derivatives
	(In thousands)
As of December 31, 2010:
Derivatives not designated as hedging instruments
Interest Rate Products	$373	$352

Total derivatives not designated as hedging instruments	$373	$352

As of December 31, 2009:
Derivatives not designated as hedging instruments
Interest Rate Products	$206	$151

Total derivatives not designated as hedging instruments	$206	$151

        The asset derivatives are classified in other assets on the balance sheet and the liability derivatives are classified in interest payable and other liabilities on the consolidated balance sheet.

Non-designated Hedges

        None of the Company's derivatives are designated as qualifying hedging relationships. Derivatives not designated as hedges are not speculative and result from a service the Company provides to certain customers, which the Company implemented during the first quarter of 2009. The Company executes interest rate swaps with commercial banking customers to facilitate the customer's respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements under FASC Topic 815, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of December 31, 2010, the Company had two interest rate swaps with customers with a total notional amount of $23,136,000, and two offsetting interest rate swaps with a total notional amount of $23,136,000; for an aggregate notional amount of $46,271,000 related to this program. During 2010, the Company recognized a net loss of $34,000 related to changes in fair value of these swaps. As of December 31, 2009, the Company had two interest rate swaps with customers with a notional amount of $24,419,000 and two offsetting interest rate swaps with a total notional amount of $24,419,000; for an aggregate notional amount of $48,838,000 related to this program. During 2009, the Company recognized a net gain of $55,000 related to changes in fair value of these swaps.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(19) Derivatives and Hedging Activities (Continued)

Effect of Derivative Instruments on the Consolidated Income Statement

        The tables below present the effect of the Company's derivative financial instruments on the Consolidated Income Statement for 2010 and 2009:

		Amount of Loss Recognized in Income on Derivative
	Location of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments		2010	2009
		(In thousands)
Interest Rate Products	Other non-interest income	$(34)	$55

Total		$(34)	$55

(20) Regulatory Capital Matters

        The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 2010, that the Company and its bank subsidiary met all capital adequacy requirements to which they are subject.

        As of December 31, 2010, the most recent notifications from the Company's bank regulatory agencies categorized the bank subsidiary as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios, as set forth in the following table. Prompt corrective action provisions are not applicable to bank holding companies. There are no conditions or events since that notification that management believes have changed the categorization of the Company or its bank subsidiary as well capitalized.

        During 2010, the Written Agreement discussed in Note 22 required both the Company and the Bank to submit an acceptable written plan for capital. As of December 31, 2010, both the Company and the Bank are in compliance with their approved written plans for capital.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Regulatory Capital Matters (Continued)

        The Company's and the Bank's actual capital amounts and ratios for 2010 and 2009 are presented in the table below.

	Actual		Minimum Capital Adequacy Requirement		Minimum to be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
As of December 31, 2010:
Total capital to risk weighted assets:
Consolidated	$210,846	14.99%	$112,561	8.00%	N/A	N/A
Guaranty Bank	197,839	14.07	112,457	8.00	140,571	10.00%
Tier 1 capital to risk weighted assets:
Consolidated	120,633	8.57	56,280	4.00	N/A	N/A
Guaranty Bank	179,901	12.80	56,229	4.00	84,343	6.00
Tier 1 capital to average assets:
Consolidated	120,633	6.25	77,272	4.00	N/A	N/A
Guaranty Bank	179,901	9.33	77,154	4.00	96,443	5.00
As of December 31, 2009:
Total capital to risk weighted assets:
Consolidated	$243,271	13.80%	$141,011	8.00%	N/A	N/A
Guaranty Bank	225,588	12.82	140,793	8.00	175,991	10.00%
Tier 1 capital to risk weighted assets:
Consolidated	166,152	9.43	70,506	4.00	N/A	N/A
Guaranty Bank	203,216	11.55	70,396	4.00	105,594	6.00
Tier 1 capital to average assets:
Consolidated	166,152	7.89	84,214	4.00	N/A	N/A
Guaranty Bank	203,216	9.66	84,116	4.00	105,145	5.00

Dividend Restrictions

        Holders of voting common stock are entitled to dividends out of funds legally available for such dividends when, if and as declared by the Board of Directors. The Company has not paid dividends on its common stock since its inception.

        Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to the Company, and may therefore limit our ability to pay dividends on our common stock. In addition, the Written Agreement discussed in Note 22 prohibits both the Company and the Bank from paying dividends without the prior written approval of the Federal Reserve, and, in the case of the Bank, the CDB. Accordingly, our ability to pay dividends will be restricted until the Written Agreement is terminated.

        Under the terms of our trust preferred financings, including our related subordinated debentures, on September 7, 2000, February 22, 2001, June 30, 2003 and April 8, 2004, respectively, we cannot declare or pay any dividends or distributions (other than stock dividends) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(20) Regulatory Capital Matters (Continued)

default under any of the subordinated debenture agreements has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to sixty consecutive months as long as we are in compliance with all covenants of the agreement. On July 31, 2009, we elected to defer regularly scheduled interest payments on each of our subordinated debentures until further notice. In addition, we are currently restricted from making payments of principal or interest on our subordinated debentures or trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve.

        Under the terms of the Series A Convertible Preferred Stock issuance in 2009 discussed in Note 21, we cannot declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any common stock or other junior securities unless full dividends on all outstanding shares of the Series A Convertible Preferred Stock have been paid or declared and set aside for payment. In addition, we are currently restricted from making cash dividends on our Series A Convertible Preferred Stock under the terms of our Written Agreement without the prior approval of the Federal Reserve and for as long as we defer payments of interest with respect to our subordinated debentures and related trust preferred securities. We continue to make paid-in-kind dividends in the form of additional shares of Series A Convertible Preferred Stock on a quarterly basis and expect to make these paid-in-kind dividends through August 15, 2011.

        Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our Board of Directors may deem relevant.

(21) Preferred Stock

        On August 11, 2009, the Company issued 59,053 shares of 9% non-cumulative Series A Convertible Preferred Stock, which resulted in additional capital of $57,846,000, net of expenses. The liquidation preference for the Series A Convertible Preferred Stock is $1,000 per share. The Series A Convertible Preferred Stock is not redeemable. Each share of Series A Convertible Preferred Stock will automatically convert into shares of the Company's common stock on the fifth anniversary of the issuance date of the Series A Convertible Preferred Stock, or August 11, 2014, subject to certain limitations. The preferred stock holders may elect to convert their shares of Series A Convertible Preferred Stock into shares of the Company's common stock prior to the mandatory conversion of the Series A Convertible Preferred Stock following the earlier of the second anniversary of the issuance date the Series A Convertible Preferred Stock, or August 11, 2011, and the occurrence of certain events resulting in the conversion, exchange or reclassification of the Company's common stock. Each share of Series A Convertible Preferred Stock will be convertible into shares of the Company's common stock at a conversion price of $1.80 per share, adjustable downward in $0.04 increments to $1.50 per share in the event of certain nonpayments of dividends (whether paid in cash or in kind) on the Series A Convertible Preferred Stock. The conversion price of the Series A Convertible Preferred Stock is subject to customary anti-dilution adjustments. Due to the conversion price adjustment resulting from nonpayment of dividends, for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System, and for purposes of regulatory reporting, the Series A

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(21) Preferred Stock (Continued)

Convertible Preferred Stock is treated as cumulative preferred stock (e.g., a restricted core capital element for Tier 1 capital purposes).

        During 2009 and 2010, shareholders of the Series A Convertible Preferred Stock have received paid-in-kind dividends in the form of additional shares of Series A Convertible Preferred Stock at the prescribed dividend rate. Any fractional shares were paid in cash. This resulted in 5,591 and 1,381 additional shares of Series A Convertible Preferred Stock to be issued in 2010 and 2009, respectively. Under the terms of the Series A Convertible Preferred Stock agreement, the Company may pay paid-in-kind dividends through August 2011, and thereafter, any dividend must be in the form of cash. We are currently restricted from making cash dividends on our Series A Convertible Preferred Stock under the terms of our Written Agreement without the prior approval of the Federal Reserve and for as long as we defer payments of interest with respect to our subordinated debentures and related trust preferred securities.

(22) Written Agreement

        On January 22, 2010, the Company and the Bank entered into a Written Agreement with the Federal Reserve and the CDB. The Written Agreement required the Bank to submit written plans within certain timeframes to the Federal Reserve and the CDB that addressed the following items: board oversight, credit risk management practices, commercial real estate concentrations, problem assets, reserves for loan and lease losses, capital, liquidity, brokered deposits, earnings and overall condition. The Agreement also required the Company to submit to the Federal Reserve a written plan that addresses capital and a written statement of the Company's annual cash flow projections. All plans were timely submitted to the appropriate regulatory agencies and all plans requiring approval by such regulatory agencies were approved.

        In addition, the Written Agreement permits contractual rollovers and renewals of brokered deposits, but places restrictions on the Bank in accepting any new brokered deposits. The Written Agreement also provides that written approval must be obtained from the federal regulators prior to appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer and making indemnification and severance payments. Further, the Written Agreement provides that prior written approval must be obtained from the Federal Reserve, and in the case of the Bank, the CDB, prior to paying dividends. Prior written approval must also be obtained from the Federal Reserve before the Company can incur, increase or guarantee any debt, take any other form of payment representing a reduction in capital from the Bank, or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) Parent Company Only Condensed Financial Information

        The following is condensed financial information of Guaranty Bancorp (parent company only):

Balance Sheets
(Parent Company Only)
December 31, 2010 and 2009

	2010	2009
	(In thousands)
ASSETS
Cash	$18,529	$743
Time deposits with banks	—	18,043
Investment in subsidiaries	186,393	214,989
Other assets	2,517	3,938

Total assets	$207,439	$237,713

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Subordinated debentures	$41,239	$41,239
Other liabilities	5,917	3,836

Total liabilities	47,156	45,075

Stockholders' equity:
Preferred stock	64,818	59,227
Common stock	66	65
Common stock—additional paid-in capital	619,443	618,343
Stock to be issued	237	199
Accumulated deficit	(419,562)	(382,599)
Accumulated other comprehensive loss	(2,220)	(143)
Treasury stock	(102,499)	(102,454)

Total stockholders' equity	160,283	192,638

Total liabilities and stockholders' equity	$207,439	$237,713

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) Parent Company Only Condensed Financial Information (Continued)

Statements of Operations
(Parent Company Only)
Years ended December 31, 2010 and 2009

	2010	2009
	(In thousands)
Income:
Interest income on other investments	$—	$2
Charges for services—subsidiary bank	3,813	4,221
Other	1,378	227

Total income	5,191	4,450
Expenses:
Interest expense	2,581	2,562
Salaries and benefits	2,524	3,423
Professional services	1,771	1,783
Other	1,433	896

Total expenses	8,309	8,664

Loss before federal income taxes and equity in undistributed net income of subsidiaries	(3,118)	(4,214)
Income tax benefit	(319)	(1,821)

Loss before equity in undistributed net income of subsidiaries	(2,799)	(2,393)
Equity in undistributed loss of subsidiaries	(28,540)	(26,814)

Net loss	(31,339)	(29,207)
Preferred stock dividends	(5,624)	(1,389)

Net loss attributable to common stockholders	$(36,963)	$(30,596)

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(23) Parent Company Only Condensed Financial Information (Continued)

Statements of Cash Flows
(Parent Company Only)
Years ended December 31, 2010 and 2009

	Years ended December 31,
	2010	2009
	(In thousands)
Cash flows from operating activities
Net loss	$(31,339)	$(29,207)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	7	7
Gain on sale of assets	(789)	—
Equity based compensation	276	125
Deferred compensation—shares to be issued	38	172
Net change in:
Other assets	1,414	(30)
Other liabilities	2,081	(923)
Equity in loss of consolidated subsidiaries	28,540	26,814

Net cash provided (used) by operating activities	228	(3,042)

Cash flow from investing activities:
Purchase of assets from affiliates	(13,709)	—
Proceeds from sale of assets	14,498	—
Loan principal collections	—	454
Investments in subsidiaries	(1,196)	(40,000)

Net cash used by investing activities	(407)	(39,546)

Cash flows from financing activities:
Repurchase of common stock	(45)	(59)
Proceeds from issuance of preferred stock	—	57,846
Dividends paid	(33)	(8)

Net cash provided (used) by financing activities	(78)	57,779

Net change in cash and cash equivalents	(257)	15,191
Cash and cash equivalents, beginning of year	18,786	3,595

Cash and cash equivalents, end of year	$18,529	$18,786

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) Quarterly Results of Operations (Unaudited)

2010 Quarterly Results of Operations

	Quarter Ended
	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	(Amounts in thousands, except share data)
Interest income	$20,641	$21,922	$22,053	$23,321
Interest expense	5,247	5,726	5,920	6,689

Net interest income	15,394	16,196	16,133	16,632
Provision for loan losses	19,500	2,500	8,400	4,000

Net interest income after provision for loan losses	(4,106)	13,696	7,733	12,632
Noninterest income	(598)	2,553	3,725	2,422
Noninterest expense	16,429	22,712	18,419	18,126

Loss before income taxes	(21,133)	(6,463)	(6,961)	(3,072)
Income tax benefit	—	(2,456)	(2,607)	(1,227)

Net loss	(21,133)	(4,007)	(4,354)	(1,845)
Preferred stock dividends	(1,453)	(1,421)	(1,390)	(1,360)

Net loss attributable to common stockholders	$(22,586)	$(5,428)	$(5,744)	$(3,205)

Loss per common share—basic and diluted	$(0.44)	$(0.11)	$(0.11)	$(0.06)

        In the fourth quarter 2010, an additional provision for loan losses was recorded as a result of additional charge-offs due primarily to updated valuations and broker opinions received in order to more quickly dispose of certain of the nonperforming assets. In addition, noninterest income was negatively affected in the fourth quarter 2010 due to a $3.5 million other-than-temporary impairment. Additionally, no tax benefit was recorded in the fourth quarter 2010 as the Company determined that a partial valuation allowance with respect to the deferred tax asset was required.

        The third quarter noninterest expense is higher due mostly to additional write-downs with respect to decisions to dispose of certain other real estate owned at amounts less than the recorded balance, which was based on a discounted appraised value.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements (Continued)

(24) Quarterly Results of Operations (Unaudited) (Continued)

2009 Quarterly Results of Operations

	Quarter Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
	(Amounts in thousands, except share data)
Interest income	$24,051	$23,469	$24,775	$24,860
Interest expense	7,767	8,558	8,915	9,142

Net interest income	16,284	14,911	15,860	15,718
Provision for loan losses	10,005	20,000	18,605	2,505

Net interest income after provision for loan losses	6,279	(5,089)	(2,745)	13,213
Noninterest income	2,420	2,450	2,627	2,915
Noninterest expense	19,834	17,409	17,714	15,481

Income (loss) before income taxes	(11,135)	(20,048)	(17,832)	647
Income tax expense (benefit)	(9,250)	(3,147)	(6,975)	211

Net income (loss)	(1,885)	(16,901)	(10,857)	436
Preferred stock dividends	(1,389)	—	—	—

Net income (loss) attributable to common stockholders	$(3,274)	$(16,901)	$(10,857)	$436

Earnings (loss) per share—basic and diluted	$(0.07)	$(0.33)	$(0.21)	$0.01

Appendix F

        Management's Discussion and Analysis of Financial Condition and Results of Operations, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010

ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This section should be read in conjunction with the disclosure regarding "Forward-Looking Statements and Factors that Could Affect Future Results" set forth in the beginning of Part I of this report, as well as the discussion set forth in "Item 1A. Risk Factors" and "Item 8. Financial Statements and Supplementary Data."

  Overview

        We are a bank holding company providing banking and other financial services throughout our targeted Colorado markets to consumers and to small and medium-sized businesses, including the owners and employees of those businesses. We offer an array of banking products and services to the communities we serve, including accepting time and demand deposits and originating commercial loans including energy loans, real estate loans, Small Business Administration guaranteed loans and consumer loans. We derive our income primarily from interest received on real estate related loans, commercial loans and leases and consumer loans and, to a lesser extent, interest on investment securities, fees received in connection with servicing loan and deposit accounts and fees from trust services. Our major operating expenses are the interest we pay on deposits and borrowings and general operating expenses. We rely primarily on locally generated deposits to provide us with funds for making loans.

        We are subject to competition from other financial institutions and our operating results, like those of other financial institutions operating exclusively or primarily in Colorado, are significantly influenced by economic conditions in Colorado, including the strength of the local real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact our financial condition, results of operations and cash flows.

        Guaranty Bancorp has a single bank subsidiary, Guaranty Bank and Trust Company. This structure is a result of a combination of four separate acquisitions in 2004 and 2005 and two divestitures in 2006. As detailed in Item 1—Business, Centennial Bank Holdings, Inc. became Guaranty Bancorp effective May 12, 2008.

Application of Critical Accounting Policies and Accounting Estimates

        Our accounting policies are integral to understanding the financial results reported. Our most complex accounting policies require management's judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. We have established detailed policies and procedures that are intended to ensure valuation methods are well controlled and consistently applied from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of our current accounting policies that we believe are critical or involve significant management judgment.

Allowance for Loan Losses

        The loan portfolio is the largest category of assets on our balance sheet. We determine probable incurred losses inherent in our loan portfolio and establish an allowance for those losses by considering factors including historical loss rates, expected cash flows and estimated collateral values. In assessing these factors, we use organizational history and experience with credit decisions and related outcomes. The allowance for loan losses represents our best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. We evaluate our allowance for loan losses quarterly. If our underlying assumptions later prove to be inaccurate based on subsequent loss evaluations, the allowance for loan losses is adjusted.

        We estimate the appropriate level of allowance for loan losses by separately evaluating impaired and nonimpaired loans. A specific allowance is assigned to an impaired loan when expected cash flows or collateral do not justify the carrying amount of the loan. The methodology used to assign an allowance to a nonimpaired loan is more subjective. Generally, the allowance assigned to nonimpaired loans is determined by applying historical loss rates by portfolio segment to existing loans with similar risk characteristics, adjusted for qualitative factors including the volume and severity of identified classified loans, changes in economic conditions, changes in credit policies or underwriting standards, and changes in the level of credit risk associated with specific industries and markets. Because the economic and business climate in any given industry or market, and its impact on any given borrower, can change rapidly, the risk profile of the loan portfolio is continually assessed and adjusted when appropriate. Notwithstanding these procedures, there still exists the possibility that our assessment could prove to be significantly incorrect and that an immediate adjustment to the allowance for loan losses would be required.

        We estimate the appropriate level of loan loss allowance by conducting a detailed review of a number of smaller portfolio segments that comprise our loan portfolio. We segment the loan portfolio into as many components as practical. Each component would normally have similar characteristics, such as risk classification, past due status, type of loan, industry or collateral. The risk profile of certain segments of the loan portfolio may be improving, while the risk profile of others may be deteriorating. As a result, changes in the appropriate level of the allowance for different segments may offset one another. Adjustments to the allowance represent the aggregate impact from the analysis of all loan segments.

Other Real Estate Owned and Foreclosed Assets

        Other real estate owned or other foreclosed assets acquired through loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. The adjustment at the time of foreclosure is recorded through the allowance for loan losses. Due to the subjective nature of establishing the fair value when the asset is acquired, the actual fair value of the other real estate owned or foreclosed asset could differ from the original estimate. If it is determined that fair value declines subsequent to foreclosure, the valuation allowance is adjusted through a charge to noninterest expense. Operating costs associated with the assets after acquisition are also recorded as noninterest expense. Gains and losses on the disposition of other real estate owned and foreclosed assets are netted and recognized in noninterest expense.

Investment in Debt and Equity Securities

        We classify our investments in debt and equity securities as either held to maturity or available for sale. Securities classified as held to maturity are recorded at cost or amortized cost. Available for sale securities are carried at fair value. Fair value calculations are based on quoted market prices when such prices are available. If quoted market prices are not available, estimates of fair value are computed using a variety of techniques, including extrapolation from the quoted prices of similar instruments or recent trades for thinly traded securities, fundamental analysis, or through obtaining purchase quotes. Due to the subjective nature of the valuation process, it is possible that the actual fair values of these investments could differ from the estimated amounts, thereby affecting our financial position, results of operations and cash flows. If the estimated value of investments is less than the cost or amortized cost, we evaluate whether an event or change in circumstances has occurred that may have a significant adverse effect on the fair value of the investment. If such an event or change has occurred and we determine that the impairment is other-than-temporary, we expense the impairment of the investment in the period in which the event or change occurred.

Deferred Income Tax Assets/Liabilities

        Our net deferred income tax asset arises from differences in the dates that items of income and expense enter into our reported income and taxable income. From an accounting standpoint, deferred tax assets are reviewed to determine if a valuation allowance is required based on both positive and negative evidence currently available. Positive evidence includes the historical levels of our taxable income, estimates of our future taxable income including tax planning strategies, the reversals of deferred tax liabilities and taxes available in carry-back years. Negative evidence primarily includes a cumulative three-year loss for financial reporting purposes. Additionally, current and future economic and business conditions are considered.

        Additionally, the Company reviews its uncertain tax positions annually. An uncertain tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount actually recognized is the largest amount of tax benefit that is greater than 50% likely to be recognized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. A significant amount of judgment is applied to determine both whether the tax position meets the "more likely than not" test as well as to determine the largest amount of tax benefit that is greater than 50% likely to be recognized. Differences between the position taken by management and that of taxing authorities could result in a reduction of a tax benefit or increase to tax liability, which could adversely affect future income tax expense.

Intangible Assets

        Core deposit and customer relationships, which are intangible assets with a finite life, are recorded on our balance sheets. These intangible assets were capitalized as a result of past acquisitions and are being amortized over their estimated useful lives of up to 15 years. Core deposit intangible assets with finite lives are tested for impairment when changes in events or circumstances indicate that their carrying amount may not be recoverable. Core deposits were tested for impairment during 2009 and 2010 and we determined that no impairment had occured.

        This discussion has highlighted those accounting policies that we consider to be critical to our financial reporting process. However, all the accounting policies are important, and therefore you are encouraged to review each of the policies included in Note 2 to "Notes to Consolidated Financial Statements" in Item 8, "Financial Statements and Supplementary Data", to gain a better understanding of how our financial performance is measured and reported.

RESULTS OF OPERATIONS

        The following table presents certain key aspects of our performance.

Table 1

	Year Ended December 31,			Change—Favorable (Unfavorable)
	2010	2009	2008	2010 v 2009	2009 v 2008
	(Dollars in thousands, except per share data)
Results of Operations:
Interest income	$87,937	$97,155	$121,312	$(9,218)	$(24,157)
Interest expense	23,582	34,382	41,750	10,800	7,368

Net interest income	64,355	62,773	79,562	1,582	(16,789)
Provision for loan losses	34,400	51,115	33,775	16,715	(17,340)

Net interest income after provision for loan losses	29,955	11,658	45,787	18,297	(34,129)
Noninterest income	8,102	10,379	10,620	(2,277)	(241)
Noninterest expense	75,686	70,405	319,656	(5,281)	249,251

Loss before income taxes	(37,629)	(48,368)	(263,249)	10,739	214,881
Income tax benefit	(6,290)	(19,161)	(6,513)	(12,871)	12,648

Net loss	(31,339)	(29,207)	(256,736)	(2,132)	227,529
Preferred stock dividends	(5,624)	(1,389)	—	(4,235)	(1,389)

Net loss applicable to common stockholders	$(36,963)	$(30,596)	$(256,736)	$(6,367)	$226,140

Common Share Data:
Basic loss per common share	$(0.72)	$(0.60)	$(5.03)	$(0.12)	$4.43
Diluted loss per common share	$(0.72)	$(0.60)	$(5.03)	$(0.12)	$4.43
Average common shares outstanding	51,671,281	51,378,360	51,044,372	292,921	333,988
Diluted average common shares outstanding	51,671,281	51,378,360	51,044,372	292,921	333,988
Average equity to average assets	9.57%	8.68%	15.54%	10.25%	(44.14)%
Return on average equity	(16.44)%	(16.37)%	(71.99)%	(0.43)%	77.26%
Return on average assets	(1.57)%	(1.42)%	(11.19)%	(10.56)%	87.31%

				Percent Change
	Year Ended December 31,
				2010 v 2009	2009 v 2008
	2010	2009	2008
Selected Balance Sheet Ratios:
Total risk based capital to risk weighted assets	14.99%	13.80%	10.61%	8.62%	30.07%
Loans, net of unearned discount to deposits	82.37%	89.74%	107.52%	(8.21)%	(16.53)%
Allowance for loan losses to loans, net of unearned discount	3.91%	3.42%	2.46%	14.21%	39.08%

2010 Compared to 2009

        The Company's net loss for 2010 was $31.3 million, or $0.72 loss per basic and diluted common share, compared to a net loss of $29.2 million or $0.60 loss per basic and diluted common share for the same period in 2009. Included in the basic and diluted common share computation for 2010 are $5.6 million in preferred stock dividends paid in the form of additional shares of Series A convertible preferred stock. The loss before income taxes was $37.6 million in 2010 compared to $48.4 million in 2009, a decrease in the loss before income tax of $10.8 million. The primary causes for the decrease in the loss before income tax are a $16.7 million reduction in provision for loan losses in 2010 as compared to 2009 resulting from reduced levels of nonperforming and classified loans during 2010, a $1.6 million increase in net interest income in 2010 primarily attributable to a decrease in the Bank's cost of funds, a $1.2 million gain on the sale of loans held for sale recorded in 2010, and decreases in most categories of non-interest expense in 2010. These items were partially offset by the $3.5 million OTTI recognized on a single municipal bond in 2010 and increased OREO expense in 2010 primarily due to write-downs of the Bank's OREO properties resulting from valuation adjustments and sales.

        The Company's total risk capital ratio increased by 119 basis points to 14.99% at December 31, 2010 as compared to 13.80% at December 31, 2009. This increase in our capital ratio is primarily the result of a reduction in total risk-weighted assets due to a shift in our risk-weighted assets from higher risk-weighted loans to lower risk-weighted investment securities and overnight funds.

2009 Compared to 2008

        The Company's net loss for 2009 was $29.2 million, or $0.60 loss per basic and diluted common share, compared to a net loss of $256.7 million or $5.03 loss per basic and diluted common share for the same period in 2008. Included in the basic and diluted common share computation for 2009 is a $1.4 million preferred stock dividend paid in the form of additional shares of Series A convertible preferred stock. The primary cause for the decrease in net loss in 2009 as compared to 2008 is that there was no goodwill impairment charge in 2009 as compared to the $250.7 million goodwill impairment charge recorded during the third quarter 2008. Other changes in net income were a $16.8 million decrease in net interest income, primarily as a result of the Company being asset sensitive and interest rates being significantly lower in 2009 as compared to 2008. The increase in provision for loan losses of $17.3 million was primarily due to the increase in non-performing loans and the deterioration of the economic conditions during 2009 as compared to 2008. This is highlighted by a 96 basis point increase in our allowance for loan losses to loans, net to 3.42% at December 31, 2009 as compared to 2.46% at December 31, 2008.

        Without the goodwill impairment charge in 2008, the 2008 noninterest expense was $68.9 million, compared to $70.4 million in 2009, an increase of $1.5 million. This increase is primarily the result of a $4.3 million increase in expenses related to other real estate owned, a $3.6 million increase in insurance and assessments expenses and a $0.4 million increase in other general and administrative expenses. These increases were primarily offset by a $4.5 million decrease in salaries and employee benefits, a $1.1 million decrease in occupancy and furniture & equipment expense and a $1.2 million decrease in the amortization of intangible assets. The primary reasons for these changes are discussed below under noninterest expense.

        The Company's total risk capital ratio increased by 319 basis points to 13.80% at December 31, 2009 as compared to 10.61% at December 31, 2008. This increase is primarily the result of the issuance of $57.8 million, net of expenses, of Series A convertible preferred stock in August 2009.

Net Interest Income and Net Interest Margin

        Net interest income is our primary source of income and represents the difference between income on interest-earning assets and expense on interest-bearing liabilities.

        The following table summarizes the Company's net interest income and related spread and margin for the periods indicated:

Table 2

	Year Ended December 31,
	2010	2009	2008
	(Dollars in thousands)
Net interest income	$64,355	$62,773	$79,562
Interest rate spread	3.09%	2.71%	3.35%
Net interest margin	3.47%	3.26%	4.05%
Net interest margin, fully tax equivalent	3.55%	3.34%	4.14%

        The following table presents, for the years indicated, average assets, liabilities and stockholders' equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon, is excluded from the computation of yields earned.

Table 3

	Year Ended December 31,
	2010			2009
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of unearned fees(1)(2)(3)	$1,379,917	$76,462	5.54%	$1,686,136	$89,625	5.32%
Investment securities(1)
Taxable	246,842	7,701	3.12%	79,483	3,479	4.38%
Tax-exempt	56,438	2,662	4.72%	63,972	3,033	4.74%
Bank Stocks(4)	17,154	723	4.22%	20,639	825	4.00%
Other earning assets	153,679	389	0.25%	75,887	193	0.25%

Total interest-earning assets	1,854,030	87,937	4.74%	1,926,117	97,155	5.04%
Non-earning assets:
Cash and due from banks	24,662			26,829
Other assets	113,330			101,339

Total assets	$1,992,022			$2,054,285

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$168,449	$327	0.19%	$148,972	$368	0.25%
Money market	341,734	2,663	0.78%	309,493	2,753	0.89%
Savings	75,614	174	0.23%	71,645	215	0.30%
Time certificates of deposit	618,442	12,438	2.01%	722,793	23,066	3.19%

Total interest-bearing deposits	1,204,239	15,602	1.30%	1,252,903	26,402	2.11%
Borrowings:
Repurchase agreements	19,450	131	0.67%	15,557	139	0.89%
Federal funds purchased	92	1	0.87%	141	1	0.69%
Subordinated debentures	41,239	2,581	6.26%	41,239	2,556	6.20%
Borrowings	164,153	5,267	3.21%	166,766	5,284	3.17%

Total interest-bearing liabilities	1,429,173	23,582	1.65%	1,476,606	34,382	2.33%
Noninterest bearing liabilities:
Demand deposits	356,632			387,597
Other liabilities	15,591			11,671

Total liabilities	1,801,396			1,875,874
Stockholders' Equity	190,626			178,411

Total liabilities and stockholders' equity	$1,992,022			$2,054,285

Net interest income		$64,355			$62,773

Net interest margin			3.47%			3.26%

(1)
Yields on loans and securities have not been adjusted to a tax-equivalent basis. Net interest margin on a fully tax-equivalent basis would have been 3.55% and 3.34% for the year ended December 31, 2010 and December 31, 2009, respectively. The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38%.

(2)
The loan average balances include nonaccrual loans.

(3)
Net loan fees of $2.2 million and $3.2 million for the year ended December 31, 2010 and 2009, respectively, are included in the yield computation.

(4)
Includes Bankers' Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

Table 4

	Year Ended December 31, 2010 Compared to Year Ended December 31, 2009
	Net Change	Rate	Volume
	(In thousands)
Interest income:
Gross Loans, net of unearned fees	$(13,163)	$4,016	$(17,179)
Investment Securities
Taxable	4,222	(667)	4,889
Tax-exempt	(371)	(16)	(355)
Bank Stocks	(102)	48	(150)
Other earning assets	196	(1)	197

Total interest income	(9,218)	3,380	(12,598)
Interest expense:
Deposits:
Interest-bearing demand	(41)	(105)	64
Money market	(90)	(564)	474
Savings	(41)	(54)	13
Time certificates of deposit	(10,628)	(7,644)	(2,984)
Repurchase agreements	(8)	486	(494)
Federal funds purchased	—	—	—
Subordinated debentures	25	25	—
Borrowings	(17)	71	(88)

Total interest expense	(10,800)	(7,785)	(3,015)

Net interest income	$1,582	$11,165	$(9,583)

2010 Compared to 2009

        For the year ended December 31, 2010, the Company's net interest income increased by $1.6 million to $64.4 million as compared to $62.8 million for the same period in 2009. This increase in net interest income during 2010 is attributable to an $11.2 million favorable rate variance offset by a $9.6 million unfavorable volume variance.

        The $11.2 million favorable rate variance in 2010 as compared to 2009 is a result of the 21 basis point increase in our 2010 net interest margin to 3.47% as compared to 3.26% in 2009. Contributing to the 21 basis point increase in net interest margin was a 68 basis point decline in our cost of funds in 2010 compared to 2009, which was strongly impacted by a 118 basis point reduction in the cost of our certificates of deposit. The cost of our certificates of deposits declined as higher-cost time deposits matured and were partially replaced with time deposits with lower rates. Additionally, there was a favorable 22 basis point increase in average loan yields in 2010 as compared to 2009, primarily as a result of the Bank's continued strategy to implement a minimum or floor rate with respect to renewed variable rate loans.

        Partially offsetting the favorable rate variance of $11.2 million in 2010 was an unfavorable volume variance of $9.6 million. The 2010 unfavorable volume variance is primarily the result of $72.1 million decrease in overall earning assets during 2010. In addition, there was a shift in the makeup of our earning assets from higher-yielding loans to lower-yielding investments and cash and cash equivalents during 2010. During 2010, our average loan balances with an average rate of 5.54% declined by approximately $306.2 million while average investments with an average rate of 3.46% increased by $156.3 million and average overnight cash balances with an average rate of 0.25% increased by $77.8 million. The 2010 decline in time deposits mitigated the overall impact of the unfavorable volume variance. In 2010, the average balance of our time deposits decreased by $104.4 million, primarily as a result of management's efforts to allow higher cost brokered deposits to mature without being renewed. In 2011, approximately $340.6 million of time deposits with an average rate of 2.43% are expected to mature. This amount includes $164.6 million of brokered deposits with an average rate of 3.06% that will mature in 2011. Management expects that these maturities will continue to reduce our overall cost of deposits because any new time deposits will be replaced at lower rates if overall key rates (i.e. targeted federal funds, prime, LIBOR) remain stable during 2011.

        The following table presents, for the years indicated, average assets, liabilities and stockholders' equity, as well as the net interest income from average interest-earning assets and the resultant yields expressed in percentages. Non-accrual loans are included in the calculation of average loans and leases while non-accrued interest thereon, is excluded from the computation of yields earned.

Table 5

	Year Ended December 31,
	2009			2008
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of unearned fees(1)(2)(3)	$1,686,136	$89,625	5.32%	$1,797,357	$112,844	6.28%
Investment securities(1)
Taxable	79,483	3,479	4.38%	53,215	2,991	5.62%
Tax-exempt	63,972	3,033	4.74%	69,830	3,404	4.88%
Bank Stocks(4)	20,639	825	4.00%	31,503	1,647	5.23%
Other earning assets	75,887	193	0.25%	14,763	426	2.89%

Total interest-earning assets	1,926,117	97,155	5.04%	1,966,668	121,312	6.17%
Non-earning assets:
Cash and due from banks	26,829			36,846
Other assets	101,339			291,594

Total assets	$2,054,285			$2,295,108

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$148,972	$368	0.25%	$150,210	$763	0.51%
Money market	309,493	2,753	0.89%	507,610	9,968	1.96%
Savings	71,645	215	0.30%	70,243	397	0.56%
Time certificates of deposit	722,793	23,066	3.19%	514,362	21,434	4.17%

Total interest-bearing deposits	1,252,903	26,402	2.11%	1,242,425	32,562	2.62%
Borrowings:
Repurchase agreements	15,557	139	0.89%	18,698	390	2.09%
Federal funds purchased	141	1	0.69%	6,181	137	2.21%
Subordinated debentures	41,239	2,556	6.20%	41,239	3,328	8.07%
Borrowings	166,766	5,284	3.17%	170,038	5,333	3.14%

Total interest-bearing liabilities	1,476,606	34,382	2.33%	1,478,581	41,750	2.82%
Noninterest bearing liabilities:
Demand deposits	387,597			440,359
Other liabilities	11,671			19,522

Total liabilities	1,875,874			1,938,462
Stockholders' Equity	178,411			356,646

Total liabilities and stockholders' equity	$2,054,285			$2,295,108

Net interest income		$62,773			$79,562

Net interest margin			3.26%			4.05%

(1)
Yields on loans and investment securities have not been adjusted to a tax-equivalent basis. Net interest margin on a fully tax-equivalent basis would have been 3.34% and 4.14% for the year ended December 31, 2009 and December 31, 2008, respectively.

(2)
The loan average balances include nonaccrual loans.

(3)
Net loan fees of $3.2 million and $3.4 million for the year ended December 31, 2009 and 2008, respectively, are included in the yield computation.

(4)
Includes Bankers' Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

Table 6

	Year Ended December 31, 2009 Compared to Year Ended December 31, 2008
	Net Change	Rate	Volume
	(In thousands)
Interest income:
Gross Loans, net of unearned fees	$(23,219)	$(16,544)	$(6,675)
Investment Securities
Taxable	488	(396)	884
Tax-exempt	(371)	(91)	(280)
Bank Stocks	(822)	(333)	(489)
Other earning assets	(233)	65	(298)

Total interest income	(24,157)	(17,299)	(6,858)
Interest expense:
Deposits:
Interest-bearing demand	(395)	(389)	(6)
Money market	(7,215)	(4,211)	(3,004)
Savings	(182)	(190)	8
Time certificates of deposit	1,632	(2,235)	3,867
Repurchase agreements	(251)	(194)	(57)
Federal funds purchased	(136)	(56)	(80)
Subordinated debentures	(772)	(772)	0
Borrowings	(49)	56	(105)

Total interest expense	(7,368)	(7,991)	623

Net interest income	$(16,789)	$(9,308)	$(7,481)

2009 Compared to 2008

        For the year ended December 31, 2009, the Company's net interest income declined by $16.8 million to $62.8 million as compared to $79.6 million for the same period in 2008. This decline is attributable to a $9.3 million unfavorable rate variance and a $7.5 million unfavorable volume variance.

        The $9.3 million unfavorable rate variance is due mostly to a $17.3 million unfavorable rate variance on interest-earning assets, partially offset by a $8.0 million favorable rate variance on interest bearing liabilities. The $17.3 million rate variance related to interest-earning assets is due to the 113 basis point decline in the yield on interest-earning assets during 2009. The yield on interest-earning assets fell from 6.17% to 5.04% year-over-year. This decrease in yield is partially a result of 56% of our loan portfolio being variable rate loans tied to an index such as prime, federal funds or LIBOR. Although many of these loans have interest rate floors, the overall decline in interest rates discussed above caused the average yield on loans for the Company to decrease by 96 basis points from 6.28% for the year ended December 31, 2008 to 5.32% in 2009. During 2008, the prime rate fell from 7.25% at December 31, 2007 to 3.25% at December 31, 2008, a decrease of 400 basis points. Although the prime rate stayed at 3.25% through 2009, because it was at higher rates throughout most of 2008, this caused a decline in overall interest income on variable rate loans in 2009. A significant portion of the Company's variable rate loans renewed throughout 2009 with higher rates due primarily to floors being added to the loans.

        Additionally, the yield on other earning assets, which mostly represented federal funds sold and interest earning deposits at banks, declined by 264 basis points. In 2008, this category did not affect the overall yield on interest-earning assets significantly as this category only represented 0.8% of all interest-earning assets. In 2009, this category represented 3.9% of all interest-earning assets causing it to have a more significant impact on the overall yield on interest-earning assets. Similarly, the yields on investment securities declined during 2009 while the average balances in these categories increased.

        Partially offsetting the impact of the decline in yield on interest-earning assets was a favorable reduction in the cost of interest-bearing liabilities by 49 basis points during 2009. The cost of interest-bearing liabilities declined from 2.82% in 2008 to 2.33% in 2009, mostly due to a decline in interest-bearing deposits. In particular, the cost of time deposits declined by 98 basis points during 2009 due to the renewals of time deposits at lower rates.

        The $7.5 million unfavorable volume variance is primarily the result of a $40.6 million decline in total interest-earning assets. Most of this decline is a result of a $111.2 million decline in average loan balances throughout 2009. The actual balance of loans outstanding at December 31, 2009, was $1.52 billion, compared to average loan balances during 2009 of $1.69 billion, a difference of $166.5 million.

Provision for Loan Losses

        The provision for loan losses in each year represents a charge against earnings. The provision is the amount required to maintain the allowance for loan losses at a level that, in our judgment, is adequate to absorb probable incurred loan losses in the loan portfolio. The provision for loan losses is based on our allowance methodology and reflects our judgments about the adequacy of the allowance for loan losses. In determining the amount of the provision, we consider certain quantitative and qualitative factors including our historical loan loss experience, the volume and type of lending we conduct, the results of our credit review process, the amounts and severity of classified, criticized and nonperforming assets, regulatory policies, general economic conditions, underlying collateral values and other factors regarding collectability and impairment. The amount of expected loss on our loan portfolio is influenced by the collateral value associated with our loans. Loans with greater collateral value lessen our exposure to loan loss provision.

        For further discussion of the methodology and factors impacting management's estimate of the allowance for loan losses, see "Financial Condition—Allowance for Loan Losses" below. For a discussion of impaired loans and associated collateral values, see "Financial Condition—Nonperforming Assets and Other Impaired Loans" below.

2010 Compared to 2009

        The provision for loan losses decreased by $16.7 million to $34.4 million for the year ended December 31, 2010 as compared to $51.1 million in 2009.

        Of the $34.4 million of provision for loan losses in 2010, approximately $39.4 million was related to impaired loans and related charge-offs, offsetting this was a decrease in the general component of our allowance in the amount of $5.0 million. The decrease in the general component of our Allowance for Loan Losses during 2010 was primarily attributable to the overall decrease in Classified and Watch list loans throughout 2010, as well as a reduction in overall charge-offs during 2010. The Company determined that the provision for loan losses made during 2010 was sufficient to maintain our allowance for loan losses at a level necessary for the probable incurred losses inherent in the loan portfolio as of December 31, 2010. As a percent of loans, our allowance increased to 3.91% at December 31, 2010 compared to 3.42% at December 31, 2009.

        The $16.7 million decrease in the provision for loan losses was partially attributable to the $4.8 million reduction in net charge-offs in 2010 as compared to 2009. Net charge-offs were $39.3 million in 2010 as compared to $44.1 million in 2009. Additionally, the general component of the allowance for loan losses declined in 2010 as a result of an overall improvement in the underlying credit quality factors, including the overall volume and severity of classified and watch-list loans. In 2010, the provision for loan losses was approximately $4.9 million less than actual charge-offs, whereas, the provision for loan losses exceeded actual 2009 charge-offs by approximately $7.0 million.

2009 Compared to 2008

        The provision for loan losses increased by $17.3 million to $51.1 million for the year ended December 31, 2009 as compared to $33.8 million in 2008.

        Of the $51.1 million of provision for loan losses in 2009, approximately $37.0 million was related to impaired loans and related charge-offs. Provision for loan losses of $14.1 million was made for the general component of the allowance for loan losses, which was primarily due to the impact of net charge-offs during the year on the historical loss and economic condition components of our allowance for loan losses. The Company determined that the provision for loan losses made during 2009 was sufficient to maintain our allowance for loan losses at a level necessary for the probable incurred losses inherent in the loan portfolio as of December 31, 2009. The provision for loan losses was driven primarily from an increase in nonperforming loans (nonperforming loans were $59.7 million at December 31, 2009 as compared to $54.8 million at December 31, 2008) and related charge-offs, primarily due to weakness in the performance of residential construction, land and land development loans. Net charge-offs were $44.1 million in 2009 as compared to $14.5 million in 2008.

        Our allowance for loan losses compared to loans, net increased to 3.42% at December 31, 2009 compared to 2.46% at December 31, 2008.

Noninterest Income

        The following table presents our major categories of noninterest income:

Table 7

				Change—Increase / (Decrease)
	Year Ended December 31,
				2010 v 2009	2009 v 2008
	2010	2009	2008
	(In thousands)
Customer service and other fees	$9,241	$9,520	$9,682	$(279)	$(162)
Gain (loss) on sale of securities	313	(2)	138	315	(140)
Gain on sale of loans	1,196	—	—	1,196	—
Other-than-temporary impairment (OTTI) of securities	(3,500)	—	—	(3,500)	—
Other income	852	861	800	(9)	61

Total noninterest income	$8,102	$10,379	$10,620	$(2,277)	$(241)

2010 Compared to 2009

        Noninterest income decreased by $2.3 million in 2010 compared to 2009. The decline in noninterest income is primarily attributable to a $3.5 million credit-related other-than-temporary-impairment (OTTI) recognized on a single, non-rated municipal bond. The sponsor of this local revenue bond made a decision to abandon the underlying project, thereby causing a default to occur in the fourth quarter when the bond's sponsor failed to make scheduled interest payments. The amount of the credit impairment on this bond was estimated using the expected cash flows from the underlying collateral and guarantee supporting this revenue bond. Offsetting the OTTI in 2010 was a gain recognized on the sale of loans during the second quarter 2010.

        In addition, customer service and other fees decreased by approximately $0.3 million in 2010 as compared to 2009 due mostly to a reduction in business analysis fees primarily from business customers moving from analysis fee accounts to reduced-fee business checking accounts.

2009 Compared to 2008

        Noninterest income remained relatively flat in 2009, with a $0.2 million, or 2%, decline in 2009 as compared to 2008. The decline in noninterest income is mostly due to customer service and other fees, which declined primarily as a result of a decline in NSF and ATM fees, partially offset by an increase in analysis account fees due to a lower earnings credit on compensating balances.

Noninterest Expense

        The following table presents the major categories of noninterest expense:

Table 8

				Change—Increase / (Decrease)
	Year Ended December 31,
				2010 v 2009
	2010	2009	2008		2009 v 2008
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$26,042	$26,547	$31,086	$(505)	$(4,539)
Occupancy expense	7,399	7,609	7,815	(210)	(206)
Furniture and equipment	3,720	4,441	5,290	(721)	(849)
Impairment of goodwill	—	—	250,748	—	(250,748)
Amortization of intangible assets	5,168	6,278	7,433	(1,110)	(1,155)
Other real estate owned	14,909	5,898	1,612	9,011	4,286
Insurance and assessments	6,569	6,536	2,956	33	3,580
Professional fees	3,117	3,224	3,256	(107)	(32)
Other general and administrative	8,762	9,872	9,460	(1,110)	412

Total noninterest expense	$75,686	$70,405	$319,656	$5,281	$(249,251)

2010 Compared to 2009

        Noninterest expense for the year ended December 31, 2010 increased by $5.3 million to $75.7 million compared with the same period in 2009. This increase is mostly attributable to a $9.0 million increase in other real estate owned expense offset by decreases in most other categories of noninterest expense.

        The increase in expenses for other real estate owned in 2010 as compared to 2009 is mostly due to a $7.7 million increase in net write-downs related to valuation adjustments and sales, as well as a $1.3 million increase in property holding expenses, including taxes, appraisals, insurance and other real estate operating expenses resulting from the heightened level of other real estate owned properties held by the Company during 2010. The Bank reduced the level of other real estate owned during the fourth quarter through the sale of two properties valued at $21.8 million. These two sales contributed to the $14.3 million decrease in other real estate owned properties from $37.2 million at December 31, 2009 to $22.9 million at December 31, 2010. The fair value of other real estate owned is discussed in Note 18, Fair Value, to "Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements". Generally, the fair value of the other real estate owned is based on appraised values less estimated costs to sell the other real estate owned. As updated appraisals are obtained related to other real estate owned or a sales agreement is entered into, any decline from the previous appraised value will affect the amount of other real estate owned expense through write-down in value.

        Salaries and employee benefits expense declined by $0.5 million in 2010 compared to 2009. This decline is partially a result of a decrease in base salaries as the number of full-time equivalent employees decreased from 387 at the beginning of 2009 to 366 at the end of 2010. In addition, there was a $0.2 million decrease in incentives and bonuses, as well as a $0.2 million reduction in stock based compensation expense. Incentives and bonuses decreased as a result of the 2010 loss being partially attributable to items that directly affect the payment of incentives and bonuses. The decrease in stock-based compensation expense was due mostly to a reduction in the number of unvested restricted stock shares as a result of the vested grants not being fully replaced with new grants. Overall base salary and employee benefit expense is expected to remain consistent with 2010 levels throughout 2011 as employee levels are not expected to change significantly. However, incentive and bonus expense could reflect an increase in 2011 if financial performance measures tied to the incentive and bonus program are met, including reductions in nonperforming assets, improvements in net interest margin and increases in both low-cost deposits and higher-yielding quality earning assets.

        On a combined basis, occupancy and furniture & equipment expense declined by $0.9 million, or 7.7%, to $11.1 million in 2010 as compared to $12.1 million in 2009. This decline is primarily attributable to lower depreciation expense, lower maintenance and repairs expense and lower rent expense in 2010 as compared to 2009 due mostly to the restructuring of the leases and select assets becoming fully depreciated.

        Amortization expense decreased in 2010 by $1.1 million, or 17.7%, as a result of accelerated amortization methods. Amortization expense is projected to decrease by $1.1 million, or 20.8%, in 2011 as compared to 2010 as presented in Note 8, Other Intangible Assets, to "Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements".

        Insurance and assessments expense remained relatively level during 2010 at $6.6 million as compared to $6.5 million in 2009. Included within this expense category are FDIC insurance assessments, which decreased by $0.1 million in 2010 as compared to 2009 despite a $0.9 million one-time special assessment charged to expense in 2009. It is expected that overall FDIC insurance expense will decrease further in 2011 due to an overall lower assessment rate coupled with a change in how FDIC insurance premiums are calculated effective April 1, 2011. Starting April 1, 2011, FDIC insurance assessments will be based on total assets less common equity as compared to total deposits in the past. In addition to adjusting the assessment base, the FDIC is lowering the assessment rates by 5 to 10 basis points. These two changes are expected to lower our FDIC insurance by approximately $1.1 million on an annualized basis, assuming that our Risk Category does not change. Actual assets and common equity at the end of each quarter and any changes to the FDIC insurance rates could affect this estimate for 2011.

        The $1.1 million decrease in other general and administrative expense to $8.8 million in 2010 as compared to $9.9 million in 2009 is mostly due to a one-time settlement expense charged to expense in the fourth quarter 2009 related to a dispute with a vendor.

2009 Compared to 2008

        Noninterest expense for the year ended December 31, 2009 decreased by $249.2 million to $70.4 million compared with the same period in 2008. Excluding the $250.7 million goodwill impairment, noninterest expense increased by $1.5 million in 2009 as compared to 2008. This increase is primarily the result of a $4.3 million increase in expenses related to other real estate owned, a $3.6 million increase in insurance and assessments expense and a $0.4 million increase in other general and administrative expenses. These increases were partially offset by a $4.5 million decrease in salaries and employee benefits, a $1.1 million decrease in occupancy and furniture & equipment expense and a $1.2 million decrease in the amortization of intangible assets.

        Salaries and employee benefits expense declined by $4.5 million, or 14.6%, in 2009 as compared to 2008. This decline is primarily a result of a $4.2 million decrease in base salaries and employee benefit expense, primarily as a result of a decline in full-time equivalent employees by 68 from June 30, 2008 to December 31, 2009. At the end of the second quarter 2008, the Company announced a major effort to better align our expenses with the current size of our business. This effort was expected to reduce overall noninterest expense by approximately $6.0 million once fully implemented. A significant portion of these annualized savings were expected to be from salaries and employee benefits expense and the salary and employee benefit portion of this goal was achieved in 2009. In addition to the overall decline in base salaries and employee benefits, incentive and bonus expense declined by $1.9 million compared to 2008, but was offset by a $1.6 million increase to equity based compensation expense compared to 2008. Incentive and bonus expense declined due to the loss in 2009 being attributable to items that directly affected incentives and bonuses, including a decline in average loan balances, higher provision for loan losses and higher overall loan workout expenses. The increase in equity based compensation expense in 2009 was due mostly to a $2.9 million reversal of equity based compensation in 2008, which caused 2008 expense to be lower than expected. This reversal in 2008 was made due to a change in expectation regarding the vesting criteria for performance-based shares. It was determined that it is no longer expected that the performance-based shares will meet their vesting condition, which is based on earnings per common share, prior to their expiration date of December 31, 2012. Should this expectation change, additional expense could be recorded in future periods.

        On a combined basis, occupancy and furniture & equipment expense declined by $1.1 million, or 8.1%, to $12.1 million in 2009 as compared to $13.1 million in 2008. This decline was primarily attributable to lower depreciation expense and lower maintenance and repairs expense in 2009 as compared to 2008 due mostly to the closure of two branches in 2008, as well as lower depreciation expense due to the outsourcing of certain data processing functions in late 2008.

        Amortization expense decreased in 2009 by $1.2 million, or 15.5%, as a result of accelerated amortization methods.

        Other real estate owned expense increased by $4.3 million to $5.9 million in 2009 as compared to $1.6 million in 2008. The increase in expenses for other real estate owned in 2009 as compared to 2008 is mostly due to valuation adjustments of other real estate owned, as well as $1.0 million of property holding expenses, including taxes and insurance. The total balance of other real estate owned at December 31, 2009 is $37.2 million, with most of this balance attributable to foreclosures during 2009.

        The increase in insurance and assessments expense of $3.6 million to $6.5 million in 2009 is mostly related to higher FDIC insurance assessment rates on deposits in 2009 as compared to 2008, as well as a $0.9 million special assessment charged by the FDIC. This special assessment was charged on all banks as a percentage of net assets in the second quarter 2009.

        The $0.4 million increase in other general and administrative expense to $9.9 million in 2009 as compared to $9.5 million in 2008 is mostly due to higher loan workout related expenses.

Income Taxes Benefit

2010 Compared to 2009

        The effective tax benefit rate in 2010 was 16.7% as compared to 39.6% in 2009. In 2010, the primary differences between the expected tax benefit rate and the actual tax benefit rate are state taxes, tax-exempt income and the establishment of a valuation allowance against the Company's deferred tax asset. In 2009, the primary difference between the expected benefit rate and the actual benefit rate was state taxes and tax-exempt income. For further information regarding differences between the expected tax rate and the actual tax rate, see Note 12, Income Taxes under "Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements".

        Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. At the end of 2010, based on various tax planning strategies, the Company has determined that a partial valuation allowance for deferred tax assets is required in the amount of $8.5 million. This analysis will be updated quarterly and adjusted as necessary.

2009 Compared to 2008

        The effective tax benefit rate in 2009 was 39.6% as compared to 2.5% in 2008. In 2009, the primary differences between the expected tax benefit rate and the actual tax benefit rate are state taxes and tax-exempt income. In 2008, the primary difference between the expected benefit rate and the actual benefit rate was the significant goodwill impairment charge, which was not deductible for income tax purposes.

        Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income, applicable tax planning strategies, and assessments of current and future economic and business conditions. This analysis is updated quarterly and adjusted as necessary. At the end of 2009, based on the Company's ability to carry-back a portion of its potential tax losses generated in future years to prior years and various tax planning strategies, the Company determined that a valuation allowance for deferred tax assets was not required.

FINANCIAL CONDITION

        At December 31, 2010, the Company had total assets of $1.9 billion, compared to $2.1 billion at December 31, 2009. The primary causes of the decline of total assets were a decrease in loans of $315 million and a decrease in cash and equivalents of $93 million, partially offset by $170 million increase in the securities portfolio. There was a continued shift to more liquid assets during 2010 as reflected in the growth of our securities portfolio. During 2010, the Company continued to maintain a sufficient amount of liquidity by employing strategies to offset projected cash outflows caused by maturing higher rate certificates of deposit with reductions in overnight funds and proceeds from maturing loans.

        Despite the $93 million decrease in cash and cash equivalents during 2010, the Company continues to have an excess of $125 million of overnight funding liquidity in addition to available secured lines of credit as a result of our increase in investment securities. The cash and cash equivalents continue to reduce our net interest margin as these overnight funds only earned 0.25% in 2010 as compared to an average investment yield of 3.46% in 2010 and an average loan yield of 5.54% in 2010. The Company continues to evaluate alternatives to reduce the level of low-yielding overnight funds, including not renewing certain maturing time deposits, the purchase of new investment securities and growing loan balances.

        At December 31, 2009, we had total assets of $2.1 billion, compared to $2.1 billion at December 31, 2008. Although total assets at December 31, 2009 remained consistent with the balance at the end of the prior year, there was a shift to more liquid assets during 2009, including investment securities and short-term funding due to current economic conditions. Total loans declined by $307 million from $1.8 billion as of December 31, 2008 to $1.5 billion as of December 31, 2009. During this same time period, the Company's investments increased by $104 million from $144 million as of December 31, 2008 to $248 million as of December 31, 2009, and total cash and cash equivalents increased by $189 million to $235 million at December 31, 2009 as compared to $46 million at December 31, 2008. The increase in cash and cash equivalents during 2009 was primarily a result of the decline in loan balances, coupled with the issuance of $57.8 million, net of expenses, of preferred stock in the third quarter of 2009.

        The following table sets forth certain key consolidated balance sheet data:

Table 9

	December 31,
	2010	2009	2008
	(In thousands)
Cash and due from banks	$141,465	$234,483	$45,711
Total investments	418,668	248,236	144,264
Total loans	1,204,580	1,519,608	1,826,333
Total assets	1,870,052	2,127,580	2,102,741
Earning assets	1,761,620	1,985,059	1,989,884
Deposits	1,462,351	1,693,290	1,698,651

Loans

        The following table sets forth the amount of our loans outstanding at the dates indicated:

Table 10

	December 31
	2010		2009		2008		2007		2006
	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
	(Dollars in thousands)
Real Estate:
Residential and commercial	$731,184	61%	$815,571	54%	$730,300	40%	$762,102	43%	$734,680	38%
Construction	57,351	5%	105,612	7%	268,306	15%	235,236	13%	427,465	22%
Commercial	350,725	29%	521,016	34%	746,241	41%	679,717	38%	647,915	33%
Agricultural	14,413	1%	18,429	1%	22,738	1%	39,506	2%	51,338	3%
Consumer	28,582	2%	36,175	2%	38,352	2%	40,835	2%	50,222	3%
Leases receivable and other	24,151	2%	25,366	2%	23,996	1%	27,653	2%	27,653	1%

	1,206,406	100%	1,522,169	100%	1,829,933	100%	1,785,049	100%	1,939,273	100%
Less: Allowance for loan losses	(47,069)		(51,991)		(44,988)		(25,711)		(27,899)
Unearned discount	(1,826)		(2,561)		(3,600)		(3,402)		(4,121)

Net Loans	$1,157,511		$1,467,617		$1,781,345		$1,755,936		$1,907,253

Loans held for sale at lower of cost or market	$14,200		$9,862		$5,760		$492		$—

        There were $788.5 million of real estate loans at December 31, 2010 as compared to $921.2 million at December 31, 2009, a decrease of $132.7 million as management continues its efforts to decrease exposure to land, land development and commercial real-estate loans as discussed below.

        Under joint guidance from the FDIC, the Federal Reserve and the Office of the Comptroller of the Currency on sound risk management practices for financial institutions with concentrations in commercial real estate lending, a financial institution may have a concentration in commercial real estate lending if, among other factors, (i) total reported loans for construction, land development, and other land represent 100% or more of total capital or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land development and other land and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, represent 300% or more of total capital. For our Bank, the total reported construction, land development and other land represented 85% of capital at December 31, 2010 as compared to 110% at December 31, 2009. Further, the Bank's total commercial real estate loans to total capital was 300% at December 31, 2010, as compared to 329% of capital at December 31, 2009. Loans secured by commercial real estate, as prescribed under the regulatory concentration guidelines, decreased by $148.6 million, or 20%, to $594.1 million at December 31, 2010, as compared to $742.6 million at December 31, 2009.

        Management employs heightened risk management practices, including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. Loans secured by commercial real estate are recorded on the balance sheet as either a commercial real estate loan or commercial loan depending on the purpose of the loan, not the underlying collateral. The overall decline in loans in 2010 is partially attributable to management's efforts to mitigate overall risk within the loan portfolio through the reduction of real estate loans and loans secured by real estate. Further, management worked to reduce the volume of lower yielding syndicated and participated loans.

        Total loans, net of unearned discount (excluding loans held for sale), decreased by $315 million, or 20.7%, from December 31, 2009 to December 31, 2010. Average loans declined by $306.2 million in 2010 as compared to 2009.

        With respect to group concentrations, most of the Company's business activity is with customers in the state of Colorado. At December 31, 2010, the Company did not have any significant concentrations in any particular industry.

Loan maturities

        The following table shows the amounts of loans outstanding at December 31, 2010, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. The table also presents, for loans with maturities over one year, an analysis with respect to fixed interest rate loans and floating interest rate loans. The table excludes unearned discount.

Table 11

	Maturity				Rate Structure for Loans with Maturities over One Year
	One Year or Less	One through Five Years	Over Five Years	Total	Fixed Rate	Floating Rate
	(In thousands)
Real estate—residential and commercial	$191,744	$398,691	$140,749	$731,184	$295,191	$244,249
Real estate—construction	24,422	32,920	9	57,351	8,924	24,005
Commercial	201,205	107,470	42,050	350,725	63,013	86,507
Agricultural	7,910	4,754	1,749	14,413	3,937	2,566
Consumer	9,306	17,902	1,374	28,582	19,163	113
Leases receivable and other	632	6,223	17,296	24,151	2,272	21,247

Total	$435,219	$567,960	$203,227	$1,206,406	$392,500	$378,687

Nonperforming Assets and Other Impaired Loans

        Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, we employ frequent monitoring procedures in order to appropriately classify assets including moving a loan to nonperforming status. This is accomplished through a risk rating system described below that identifies the overall potential amount of risk associated with each loan in our loan portfolio. This monitoring and rating system is designed to help management determine current and potential problems so that corrective actions can be taken promptly.

        Loans are generally placed on nonaccrual status when they become 90 days or more past due or at such time as management determines, after considering economic and business conditions and an analysis of the borrower's financial condition, that the timely recognition of principal and interest is doubtful.

        A loan is impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans consist of our nonaccrual loans, loans that are 90 days or more past due, and other loans for which we determine that noncompliance with contractual terms of the loan agreement is probable. Losses on individually identified impaired loans that are not collateral dependent are measured based on the present value of expected future cash flows discounted at the original effective interest rate of each loan. For loans that are collateral dependent, impairment is measured based on the fair value of the collateral less estimated selling costs.

Table 12

	December 31,
	2010	2009
	(Dollars in thousands)
Nonperforming assets:
Nonaccrual loans and leases, not restructured	$74,304	$59,584
Other impaired loans	3,317	123

Total nonperforming loans	$77,621	$59,707

Other real estate owned and foreclosed assets	22,898	37,192

Total nonperforming assets	$100,519	$96,899

Impaired Loans:
Nonperforming loans	$77,621	$59,707
Allocated allowance for loan losses	(6,659)	(6,603)

Net investment in impaired loans	$70,962	$53,104

Impaired loans with a valuation allowance	$23,235	$21,039
Impaired loans without a valuation allowance	54,386	38,668

Total impaired loans	$77,621	$59,707

Valuation allowance related to impaired loans	$6,659	$6,603

Valuation allowance as a percent of impaired loans	8.6%	11.1%

Nonaccrual loans to loans, net of unearned discount	6.17%	3.93%
Nonperforming assets to total assets	5.38%	4.55%
Allowance for loan losses to nonperforming loans	60.64%	87.08%

        Nonperforming assets of $100.5 million at December 31, 2010 reflected an increase of $3.6 million from the December 31, 2009 balance of $96.9 million. Although nonperforming assets increased slightly during 2010, the overall level of classified assets declined during 2010 as discussed further below.

        At December 31, 2010, approximately $7.3 million, or 9%, of all nonperforming loans outstanding were residential construction, land and land development. At December 31, 2009, approximately $25.8 million, or 43%, of all nonperforming loans were residential construction, land and land development loans.

        At December 31, 2010, approximately $42.8 million, or 55%, of all nonperforming loans outstanding were commercial real estate loans. At December 31, 2009, approximately $12.2 million, or 21%, of all nonperforming loans were commercial real estate loans.

        The Company's loss exposure on its nonperforming loans continues to be mitigated by collateral positions on these loans. The allocated allowance for loan losses associated with impaired loans is generally computed based upon the related collateral value of the loans. The collateral values are determined by recent appraisals, but are generally discounted significantly by management based on historical collateral dispositions, changes in market conditions since the last valuation and management's expertise and knowledge of the client and the client's business. Annually, or more frequently based on facts and circumstances, management reviews all real estate loan relationships in excess of $500,000. If, based on an internal evaluation of the property's value, it is determined that the market or property conditions reflect a potential significant decline in value, an updated appraisal is obtained. Similarly, upon the renewal, extension or refinancing of a real estate loan with new monies, an appraisal is obtained if based on an internal evaluation it is determined that there has been a significant decline in value. Appraisals are required for all new commercial real estate loans in excess of $1,000,000; all new loans secured by residential real estate loans in excess of $250,000; renewals, extensions or refinancing with the advance of new monies if there is evidence of market or property deterioration; and any foreclosure of other real estate in excess of $250,000.

        Other real estate owned was $22.9 million at December 31, 2010, compared to $37.2 million at December 31, 2009. The balance at December 31, 2010 was comprised of 35 separate properties of which $11.1 million was land; $11.4 million was commercial real estate including multi-family units; and $0.4 million was residential real estate. The balance at December 31, 2009 was comprised of 27 separate properties of which $15.4 million was land; $20.5 million was commercial real estate including multi-family units; and $1.3 million was residential real estate.

        At December 31, 2010, no additional funds are committed to be advanced in connection with impaired loans.

        At December 31, 2010, there were seven construction loans with a remaining interest reserve of approximately $1.1 million. At December 31, 2009 there were fourteen construction loans with a remaining interest reserve of approximately $3.3 million. Additionally, at December 31, 2010, the book value of loans modified in troubled debt restructurings was $23.6 million compared to an immaterial amount at December 31, 2009; December 31, 2008; December 31, 2007 and December 31, 2006.

        The following table presents our nonperforming assets at the dates indicated:

Table 13

	At December 31,
	2010	2009	2008	2007	2006
	(Dollars in thousands)
Nonaccrual loans, not restructured	$74,304	$59,584	$54,594	$19,309	$32,852
Accruing loans past due 90 days or more	3,317	123	228	527	3

Total nonperforming loans (NPLs)	77,621	59,707	54,822	19,836	32,855
Other real estate owned and foreclosed assets	22,898	37,192	484	3,517	1,207

Total nonperforming assets (NPAs)	$100,519	$96,899	$55,306	$23,353	$34,062

Selected ratios:
NPLs to loans, net of unearned discount	6.44%	3.93%	3.00%	1.11%	1.69%
NPAs to total assets	5.38%	4.55%	2.63%	0.98%	1.25%

        The Company has an internal risk rating system of classified loans as pass, watch, special mention, substandard, doubtful and loss. These internal guidelines are based on the definitions in the Uniform Agreement on the Classification of Assets and Appraisal of Securities Held by Banks and Thrifts issued by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Office of Thrift Supervision. In particular, loans internally classified as substandard, doubtful or loss are considered adversely classified loans. Each internal risk classification is judgmental, but based on objective and subjective factors/criteria. The internal risk ratings focus on an evaluation of the borrowers' ability to meet future debt service and performance to plan under stress versus only their current condition. As described below under "Allowance for Loan Losses", the Company adjusts the general component of its allowance for loan losses for the trends in the volume and severity of adversely classified loans.

        At December 31, 2010, the amount of loans that the Company has internally considered to be adversely classified, other than impaired loans, has declined to $51.2 million as compared to $101.0 million at December 31, 2009; $119.7 million at December 31, 2008; $54.7 million at December 31, 2007 and $40.3 million at December 31, 2006.

Allowance for Loan Losses

        The allowance for loan losses is maintained at a level that, in our judgment, is adequate to absorb probable incurred loan losses in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectability, including the level and trends in delinquent, nonaccrual and adversely classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors including industry conditions, competition and regulatory requirements.

        Our methodology for evaluating the adequacy of the allowance for loan losses has two basic elements: first, the specific identification of impaired loans and the measurement of an estimated loss for each individual loan identified; and second, estimating a nonspecific allowance for probable losses on all other loans. Impaired loans are discussed in the previous section. The specific allowance for impaired loans and the allowance calculated for probable incurred losses on other loans are combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses at each quarter end and any shortfall is covered by an additional provision for loan losses.

        In estimating the nonspecific allowance for loan losses, we group the balance of the loan portfolio into portfolio segments that have common characteristics, such as loan type, collateral type or risk rating. For each nonspecific allowance portfolio segment, we apply loss factors to calculate the required allowance. These loss factors are based upon historical loss rates and adjusted for qualitative factors affecting loan portfolio collectability as described above. Higher net charge-offs combined with a declining loan portfolio during 2010 and 2009 directly increased the historical loss factor. This also had a direct impact on the economic concerns factor which looks at historical losses by type of loan and applies a loss factor based on both historical losses and management's estimate of the economic climate for the remaining loans in the portfolio. Future changes in our historical losses rates compared to recent years will directly affect this component of the allowance for loan losses. The increase in the historical loss component during 2009 and 2010 was more than offset by a decline in the portion of the general component of the allowance for loan losses based on the volume and severity of classified assets. Management utilizes the risk weightings of loans and computes a factor for the volume and severity of classified loans as defined under the regulatory definitions of "substandard"' and "doubtful" that are not otherwise treated as impaired loans. In addition, management utilizes changes in the volume and severity of loans included on our internal watch list. As both regulatory classified loans and internal watch list loans declined in 2010, this part of the general component of the allowance for loan losses declined during 2010.

        The table below summarizes loans held for investment, average loans held for investment, nonperforming assets and changes in the allowance for loan losses arising from net charge-offs and additions to the allowance from provisions charged to operating expense:

Table 14

	2010	2009	2008	2007	2006
	(Dollars in thousands)
Balance, beginning of period	$51,991	$44,988	$25,711	$27,899	$27,475
Loan charge-offs:
Real estate—residential and commercial	20,048	6,945	2,639	12,354	2,186
Real estate—construction	16,398	32,153	11,956	12,469	2,044
Commercial	1,983	4,213	1,340	2,825	1,154
Agricultural	54	3	17	654	40
Consumer	194	281	275	497	477
Leases receivable and other	2,100	2,412	—	174	26

Total loan charge-offs:	40,777	46,007	16,227	28,973	5,927

Recoveries:
Real estate—residential and commercial	378	763	596	906	359
Real estate—construction	469	563	744	279	65
Commercial	316	455	259	385	1,023
Agricultural	—	9	15	394	84
Consumer	84	100	115	134	223
Leases receivable and other	208	5	—	21	—

Total loan recoveries	1,455	1,895	1,729	2,119	1,754

Net loan charge-offs	39,322	44,112	14,498	26,854	4,173
Provision for loan losses(1)	34,400	51,115	33,775	24,666	4,597

Balance, end of period	$47,069	$51,991	$44,988	$25,711	$27,899

Loans held for investment	$1,204,580	$1,519,608	$1,826,333	$1,781,647	$1,947,487
Average loans held for investment	1,376,560	1,682,580	1,797,304	1,868,856	1,975,055
Nonperforming assets	100,519	96,899	55,306	23,353	32,855
Selected ratios:
Net charge-offs to average loans held for investment	2.86%	2.62%	0.81%	1.44%	0.21%
Provision for the allowance for loans to average loans held for investment	2.50%	3.04%	2.50%	1.38%	0.23%
Allowance for loans to loans held for investment at end of period	3.91%	3.42%	2.46%	1.44%	1.43%
Allowance for loans to non-performing assets	46.83%	53.65%	81.34%	110.10%	84.91%

(1)
The provision for loan losses noted in the consolidated statements of income (loss) for the year ended December 31, 2006, includes a provision for loan losses of $4,597,000 and a recovery on the reserve for unfunded commitments of $307,000.

        At December 31, 2010, the allowance for loan losses was $47.1 million, or 3.91% of total loans held for investment. This compares to an allowance for loan loss of $52.0 million, or 3.42% of total loans held for investment at December 31, 2009.

        The decrease in the allowance for loan losses is due to the reduction in the overall loan portfolio and more specifically, the reduction in classified and watch list loans. Actual net charge-offs related to loans were $39.3 million in 2010, as compared to $44.1 million in 2009, a decrease of $4.8 million. Charge-offs are taken on loans when management determines that after review of all possible sources of repayment, including future cash flows, collateral values and the financial strength of guarantors or co-makers, that there is no longer a reasonable probability that the principal can be collected.

        Net charge-offs have an impact on the historical loss and economic condition components of our allowance for loan losses computation. The Company utilizes a rolling history of net charge-offs to calculate our historical loss component. As periods with higher than average charge-offs roll out of the historical loss computation, the general component of the Company's allowance should be reduced, resulting in decreased provision expense in future periods.

        Approximately $6.7 million, or 14.1%, of the $47.1 million allowance for loan losses at December 31, 2010, relates to loans specifically reserved. This compares to a specific reserve of $6.6 million, or 12.7%, of the total allowance for loan losses at December 31, 2009. In addition to the $6.7 million specific reserve against impaired loans, the balance of impaired loans at December 31, 2010 and 2009 reflects a reduction of approximately $14. 6 million and $9.4 million, respectively, related to previous partial charge-offs.

        The general component of the allowance as a percent of overall loans, net of unearned discount, was 3.36% at December 31, 2010 as compared to 2.99% at December 31, 2009. The increase in the general component as a percent of loans, net of unearned discount, is due primarily to the impact of elevated charge-offs on the various parts of our general component calculation, partially offset by a reduction of the impact of lower classified and watch list loans on the general component calculation.

        The following table allocates the allowance for loan losses based on our judgment of inherent losses to the listed classes of loans which correspond closely to how we classify loans for internal management reporting purposes. This differs from the portfolio segment breakout of the allowance for loan losses as illustrated in Note 5, Loans, under "Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements. While we have allocated the allowance to various portfolio classes for purposes of this table, the allowance for loan losses is general and is available for the portfolio in its entirety.

Table 15

	At December 31,
	2010		2009		2008		2007		2006
	Allocation of the Allowance	Percent of Allocation to Total	Allocation of the Allowance	Percent of Allocation to Total	Allocation of the Allowance	Percent of Allocation to Total	Allocation of the Allowance	Percent of Allocation to Total	Allocation of the Allowance	Percent of Allocation to Total
	(Dollars in thousands)
Real estate—residential and commercial	$31,099	66.1%	$28,035	54.0%	$17,579	39.1%	$16,072	62.5%	$6,150	22.0%
Real estate—construction	6,924	14.7	13,253	25.5	18,696	41.6	4,180	16.3	8,520	30.5
Commercial	7,090	15.1	10,000	19.2	8,000	17.8	4,087	15.9	8,452	30.3
Agricultural	140	0.3	173	0.3	97	0.2	387	1.5	2,071	7.4
Consumer	284	0.6	388	0.7	559	1.2	909	3.5	2,027	7.3
Leases receivable and other	1,532	3.2	142	0.3	57	0.1	76	0.3	679	2.5

Total	$47,069	100.0%	$51,991	100.0%	$44,988	100.0%	$25,711	100.0%	$27,899	100.0%

        During 2010, the majority of the allowance for loan losses remains allocable to real estate loans. This allocation is attributable to the level of risk in the real estate loan portfolio in consideration of historical losses impacting the classification.

        During 2009, the allocation of the allowance for losses attributable to real estate loans increased by $5.0 million to $41.3 million at December 31, 2009 compared to $36.3 million at December 31, 2008. The increase in this allocation is due to a higher general reserve associated with real estate loans due mostly to actual charge-offs during 2008 and 2009.

        At December 31, 2010, loans included as impaired as part of the allowance for loan losses included approximately $14.6 million of partial charge-offs for loans expected to be repaid from the underlying collateral. In addition, there is another $6.7 million of specific allowance related to impaired loans as of December 31, 2010. During 2011, it is possible that the $6.7 million of specific allowance could be charged-off if the loan is disposed of, foreclosed upon or restructured. Additional charge-offs may occur in 2011 if loans become impaired during 2011. Management is not able to estimate the amount of anticipated 2011 charge-offs due to the non-homogeneous nature of our loan portfolio.

  Securities

        We manage our investment portfolio principally to provide collateral for certain deposits, in particular public deposits, as well as to balance our overall interest rate risk. To a lesser extent, we manage our investment portfolio to provide earnings with a view to minimizing credit risk.

        The carrying value of our portfolio of investment securities at the dates indicated are as follows:

Table 16

	At December 31,
	2010	2009	2008
	(In thousands)
Securities available for sale:
U.S. Treasury securities	$—	$—	$3,495
U.S. Government agencies and government-sponsored entities	21,770	17,129	2,510
State and municipal	42,138	60,827	63,015
Mortgage backed securities—agency/residential	310,810	127,340	31,965
Mortgage backed securities—private/residential	3,606	13,959	—
Marketable equity	1,519	1,519	1,345
Other securities	9,687	360	544

Total securities available for sale	$389,530	$221,134	$102,874

Securities held to maturity:
Mortgage-backed—agency/residential	$11,927	$9,942	$13,114

Bank Stocks, at cost	$17,211	$17,160	$28,276

        Securities available for sale are carried at fair value, while securities held to maturity and bank stocks are carried at historical cost.

        Fair values for municipal securities are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Characteristics utilized by matrix pricing include insurer, credit support, state of issuance, and bond rating. These factors are used to incorporate additional spreads and municipal curves. A separate curve structure is used for bank-qualified municipal bonds versus general market municipals. For the bank-qualified municipal bonds, active quotes are obtained when available.

        Fair values for U.S. Treasury securities, U.S. government agencies and government-sponsored entities and mortgage backed securities are determined using a combination of daily closing prices, evaluations, income data, security master (descriptive) data, and terms and conditions data. Additional data used to compute the fair value of U.S. mortgage-backed pass-through issues (FHLMC, FNMA, GNMA, and SBA pools) includes daily composite seasoned, pool-specific, and generic coupon evaluations, and factors and descriptive data for individual pass-through pools. Additional data used to compute the fair value of U.S. collateralized mortgage obligations include daily evaluations and descriptive data. Additional data used to compute the fair value of mortgage backed securities—private/residential include independent bond ratings.

        Two municipal bonds were priced using significant unobservable inputs at December 31, 2010. The first revenue bond has a par value of approximately $37.3 million and repayment is based on cash flows from a local hospital. Management reviewed the financials of the hospital, had discussions with hospital management and reviewed the underlying collateral for the municipal bond to determine an appropriate benchmark risk-adjusted interest rate based on transactions with similar risks. At December 31, 2010, this hospital revenue bond had an unrealized loss of approximately $3.5 million, all of which was determined to be related to temporary changes in interest rates. The second revenue bond had a par value of approximately $4.6 million, prior to an other-than-temporary-impairment of $3.5 million. The repayment of this bond is primarily based on cash flows from the construction and sale of low-income housing units, grants and the guarantee of the project's sponsor. During the fourth quarter 2010, the bond defaulted for non-payment of monthly interest payments. Based on management's review of the project, an independent appraisal of the underlying collateral and discussions with the bond's sponsor who abandoned the project, it was determined that a credit related other-than-temporary impairment of $3.5 million should be taken in 2010.

        The carrying value of our investment securities at December 31, 2010 totaled $418.7 million compared to $248.2 million at December 31, 2009, an increase of $170.5 million. The increase in overall securities balances during 2010 is primarily related to a shift from loan balances to investment securities. Nearly all of the 2010 investment portfolio purchases were bonds guaranteed by a U.S. government agency or U.S. government-sponsored agency.

        The balance of bank stocks increased slightly by $0.1 million during 2010. Bank stocks are comprised mostly of stock of the Federal Reserve Bank of Kansas City, the Federal Home Loan Bank of Topeka and Bankers' Bank of the West. These stocks have restrictions placed on their transferability as only members of the entities can own the stock.

        The following table shows the maturities of investment securities at December 31, 2010, December 31, 2009, and the weighted average yields of such securities, including the benefit of tax-exempt securities:

Table 17

	At December 31, 2010
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
	(Dollars in thousands)
Securities available for sale:
U.S. Government agencies and sponsored entities	$21,770	0.50%	$—	0.00%	$—	0.00%	$—	0.00%
State and municipal	1,516	7.70%	2,226	6.58%	4,337	7.70%	34,059	7.52%
Mortgage backed securities—agency/residential	—	0.00%	—	0.00%	3,310	4.62%	307,500	3.52%
Mortgage backed securities—private/residential	—	0.00%	—	0.00%	—	0.00%	3,606	3.20%
Marketable equity	—	0.00%	1,519	0.88%	—	0.00%	—	0.00%
Other securities	—	0.00%	—	0.00%	—	0.00%	9,687	5.25%

Total securities available for sale	$23,286	1.85%	$3,745	4.27%	$7,647	6.39%	$354,852	4.03%

Securities held to maturity:

Mortgage-backed	$—	0.00%	$—	0.00%	$—	0.00%	$11,927	4.86%

	At December 31, 2009
	Within One Year		After One Year but within Five Years		After Five Years but within Ten Years		After Ten Years
	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)	Amount	Yield(1)
	(Dollars in thousands)
Securities available for sale:
U.S. Government agencies and sponsored entities	$—	0.00%	$—	0.00%	$4,967	2.97%	$12,162	5.08%
State and municipal	1,428	7.13%	11,633	7.00%	6,048	7.60%	41,717	7.67%
Mortgage backed securities—agency/residential	—	0.00%	—	0.00%	5,482	4.59%	121,859	3.58%
Mortgage backed securities—private/residential	—	0.00%	—	0.00%	—	0.00%	13,959	5.38%
Marketable equity	—	0.00%	1,519	0.88%	—	0.00%	—	0.00%
Other securities	360	6.25%	—	0.00%	—	0.00%	—	0.00%

Total securities available for sale	$1,788	6.95%	$13,152	6.29%	$16,497	5.17%	$189,697	4.91%

Securities held to maturity:

Mortgage-backed	$—	0.00%	$—	0.00%	$—	0.00%	$9,942	5.58%

(1)
Yield is computed on a fully-tax equivalent basis for municipal bonds.

        At both December 31, 2010 and 2009, we held $17.2 million of other equity securities consisting of bank stocks with no maturity date, which are not reflected in the above schedule.

        At December 31, 2010, there was a security of a single issuer with a book value of $37,300,000, or approximately 23.3% of stockholders' equity. This security is a hospital revenue bond, funded by revenues from a hospital within the Company's footprint. This amortizing tax-exempt bond carries an interest rate of 4.75% and a maturity of December 1, 2031. At December 31, 2010, the bond had an unrealized loss of approximately $3.5 million, or 9.5% of book value. In addition to its annual review of nonrated municipal bonds completed in the fourth quarter 2010, the Company reviews the financial statements of the hospital quarterly. To date, the bond has paid principal and interest in accordance with its contractual terms, including a principal payment of $720,000 in December 2010.

Deposits

        Total deposits were $1.5 billion at December 31, 2010, as compared to $1.7 billion at December 31, 2009.

        At December 31, 2010, noninterest bearing deposits constituted 25.6% of total deposits compared to 21.6% of total deposits at December 31, 2009, an increase of 4 percentage points. Throughout 2010, total noninterest bearing deposits increased from $366.1 million at December 31, 2009 to $374.5 million at December 31, 2010.

        Our interest bearing demand deposits, including money market and savings accounts, increased by $18.4 million, to $614.2 million at December 31, 2010 as compared to $595.8 million at December 31, 2009.

        The following table shows the average amount and average rate paid on the categories of deposits for each of the periods indicated:

Table 18

	At December 31,
	2010		2009		2008
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Noninterest bearing
Noninterest bearing deposits	$356,632	0.00%	$387,597	0.00%	$440,359	0.00%
Interest bearing
Interest bearing demand	168,449	0.19%	148,972	0.25%	150,210	0.51%
Money market	341,734	0.78%	309,493	0.89%	507,610	1.96%
Savings	75,614	0.23%	71,645	0.30%	70,243	0.56%
Time	618,442	2.01%	722,793	3.19%	514,362	4.17%

Total interest bearing deposits	1,204,239	1.30%	1,252,903	2.11%	1,242,425	2.62%

Total deposits	$1,560,871	1.00%	$1,640,500	1.61%	$1,682,784	1.94%

        Additionally, the following table shows the maturities of time certificates of deposit and other time deposits of $100,000 or more, including brokered deposits, at the dates indicated:

Table 19

	At December 31,
	2010	2009
	(In thousands)
Due in three months or less	$56,884	$85,658
Due in over three months through six months	43,559	48,716
Due in over six months through twelve months	58,155	136,476
Due in over twelve months	9,745	17,738

Totals	$168,343	$288,588

        The following table presents the mix of our deposits by type based on average balances for each of the periods indicated.

Table 20

	At December 31,
	2010		2009
	Average Balance	% of Total	Average Balance	% of Total
	(Dollars in thousands)
Noninterest bearing deposits	$356,632	22.85%	$387,597	23.63%
Interest bearing demand	168,449	10.79%	148,972	9.08%
Money market	341,734	21.89%	309,493	18.87%
Savings	75,614	4.84%	71,645	4.37%
Time	618,442	39.63%	722,793	44.05%

Total deposits	$1,560,871	100.00%	$1,640,500	100.00%

        Overall average time deposits decreased by $104.4 million, or 14.4%, to $618.4 million for 2010 compared to $722.8 million for 2009. The actual balance of time deposits decreased by $257.7 million during 2010 to $473.7 million at December 31, 2010 compared to $731.4 million at December 31, 2009.

        The December 31, 2010 time deposit balance includes approximately $5.1 million from the CDARS® program, and $174.7 million of brokered deposits. At December 31, 2009, time deposits included approximately $36.6 million from the CDARS® program, and $254.6 million in brokered deposits. Brokered deposits, including CDARS® deposits, comprised 12.2% of total deposits at December 31, 2010 compared to 16.9% at December 31, 2009. Overall time deposits as a percent of total deposits were 32.4% at December 31, 2010 as compared to 43.2% at December 31, 2009. The overall cost of time deposits decreased from 3.19% in 2009 to 2.01% in 2010.

Borrowings

Subordinated Debentures and Trust Preferred Securities

        In September 2000, the predecessor to the Company formed CenBank Statutory Trust I and completed an offering of $10.0 million 10.6% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to the predecessor and used the net proceeds from the offering to purchase $10.3 million in principal amount of 10.6% Subordinated Debentures. Interest paid on the 10.6% Debentures is distributed to the holders of the 10.6% Preferred Securities. Distributions payable on the 10.6% Preferred Securities are recorded as interest expense in the consolidated statements of income. These 10.6% Debentures are unsecured, junior rank and are subordinate in right of payment to all senior debt of the Company. The 10.6% Preferred Securities are subject to mandatory redemption upon repayment of the 10.6% Debentures. We have the right, subject to events of default, to defer payments of interest on the 10.6% Debentures at any time by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the 10.6% Debentures. The 10.6% Debentures mature on September 7, 2030, which may be shortened by us to not earlier than March 7, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.6% Debentures or the 10.6% Preferred Securities. The CenBank Trust I trust preferred issuance became callable semi-annually starting on September 7, 2010.

        In February 2001, the predecessor to the Company formed CenBank Statutory Trust II and completed an offering of $5.0 million 10.2% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to the predecessor and used the net proceeds from the offering to purchase $5.2 million in principal amount of 10.2% Subordinated Debentures. Interest paid on the 10.2% Debentures is distributed to the holders of the 10.2% Preferred Securities. Terms and conditions of the 10.2% Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The 10.2% Debentures mature on February 22, 2031, which may be shortened by us to not earlier than February 22, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the 10.2% Debentures or the 10.2% Preferred Securities.

        In April 2004, the predecessor to the Company formed CenBank Statutory Trust III and completed an offering of $15.0 million LIBOR plus 2.65% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to the predecessor and used the net proceeds from the offering to purchase $15.5 million in principal amount of floating rate Subordinated Debentures. Interest paid on the floating rate Debentures is distributed to the holders of the floating rate Preferred Securities. Terms and conditions of the floating rate Debentures are substantially similar to those as described under the CenBank Statutory Trust I. The floating rate Debentures mature on April 15, 2034, which may be shortened by us to not earlier than April 15, 2011, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the Trust, the floating rate Debentures or the floating rate Preferred Securities.

        In June 2003, Guaranty Corporation formed Guaranty Capital Trust III and completed an offering of $10.0 million LIBOR plus 3.10% Cumulative Trust Preferred Securities, which are guaranteed by us. The Trust also issued common securities to Guaranty and used the net proceeds from the offering to purchase $10.3 million in principal amount of Junior Subordinated Debt Securities issued by Guaranty. We assumed Guaranty's obligations relating to such securities upon our acquisition of Guaranty. Interest paid on the debt securities is distributed to the holders of the Preferred Securities. We have the right, subject to events of default, to defer payments of interest on the subordinated debt securities at any time by extending the interest payment period for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period, provided that no extension period may extend beyond the redemption or maturity date of the subordinated debt securities. The subordinated debt securities mature on July 7, 2033. These securities became callable effective July 7, 2008. The Company has not called these securities as these variable rate securities provide $10.0 million of additional Tier 1 capital. These securities remain callable at the end of each quarter.

        Under the terms of the Written Agreement, regulatory approval is required prior to the call of any trust preferred issuance. Management does not expect to call any of its callable trust preferred securities in 2011.

        Under the terms of each subordinated debentures agreement, the Company has the ability to defer interest on the debentures for a period of up to sixty months as long as it is in compliance with all covenants of the agreement. On July 31, 2009, the Company notified the trustees of the four trusts that it would defer interest on all four of its subordinated debentures. Such a deferral is not an event of default under each subordinated debentures agreement and interest on the debentures continues to accrue during such deferral period. Prior to paying any interest on the subordinated debentures, the Company must obtain prior written approval from the Federal Reserve Bank of Kansas City under the terms of its Written Agreement (see Note 22, Written Agreement under "Item 8. Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements" for additional information).

        The Company is not considered the primary beneficiary of these Trusts (variable interest entities), therefore the trusts are not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability. The Company's investment in the common stock of each trust is included in other assets on the consolidated balance sheets.

        Although the securities issued by each of the trusts are not included as a component of stockholders' equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the $40 million of securities issued by the trusts qualify as Tier 1 capital, along with the $64.8 million of Series A Convertible Preferred Stock, up to a maximum of 25% of capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At December 31, 2010, approximately $32.3 million of the combined $104.8 million of the trusts' securities and preferred stock outstanding qualified as Tier 1 capital. The remaining $72.5 million is treated as Tier 2 capital.

        The Board of Governors of the Federal Reserve System, which is the holding company's banking regulator, has promulgated a modification of the capital regulations affecting trust preferred securities. Under this modification, beginning March 31, 2011, the Company is required to use a more restrictive formula to determine the amount of trust preferred securities that can be included in regulatory Tier I capital. The Company will be allowed to include in Tier I capital an amount of trust preferred securities equal to no more than 25% of the sum of all core capital elements, which is generally defined as stockholders' equity less certain intangibles, including core deposit intangibles, net of any related deferred income tax liability. The existing regulations in effect limit the amount of trust preferred securities that can be included in Tier I capital to 25% of the sum of core capital elements without a deduction for permitted intangibles. After implementation of this modification, we expect that our Tier 1 capital ratios will remain above the well-capitalized thresholds for regulatory purposes.

Other Borrowings

        At December 31, 2010, our outstanding borrowings were $163,239,000 as compared to $164,364,000 at December 31, 2009.

        The borrowings at December 31, 2010 consisted of 15 separate fixed-rate term notes with the FHLB at our bank subsidiary level, with remaining maturities ranging from 11 to 85 months. Each advance with the Federal Home Loan Bank (FHLB) is payable at its maturity date, with a prepayment penalty if paid prior to maturity. Approximately $140 million of the FHLB term advances at December 31, 2010 have Bermudan conversion options to a variable rate. If the notes are converted by the FHLB, the Bank has the option to prepay the advance without penalty. If the notes are not converted by the FHLB, the note becomes convertible quarterly thereafter, with the option to convert to floating rate continuing to be at the discretion of the FHLB. Five notes have potential conversions in 2011—a $30 million note with a rate of 2.95%, a $10 million note with a rate of 3.16%, a $20 million note with a rate of 2.52%; a $40 million note with a rate of 3.17% and a $20 million note with a rate of 3.25% have their next quarterly conversion dates on 1/10/2011; 1/24/2011; 1/24/2011; 2/28/2011 and 9/19/2011, respectively. The FHLB did not elect to convert any of these advances to a variable rate on conversions dates prior to February 18, 2011. The remaining $20 million of term note has its first conversion option available in 2013. Our bank subsidiary also had availability of approximately $205.1 million on its line of credit with the FHLB at December 31, 2010, but there was no balance outstanding on this line of credit as of that date.

        The total commitment, including balances outstanding, for borrowings at the Federal Home Loan Bank for the term notes and the line of credit at December 31, 2010 and December 31, 2009 was $368.4 million and $195.3 million, respectively. The interest rate on the line of credit varies with the federal funds rate, and was 0.26% and 0.18% at December 31, 2010 and December 31, 2009, respectively. The term notes have fixed interest rates that range from 2.52% to 6.22%. The weighted-average rate on the FHLB term notes was 3.17% at December 31, 2010.

        The Company had executed a specific pledging and security agreement with the FHLB in the amount of $368,361,000 at December 31, 2010, which encompassed certain loans and securities as collateral for these borrowings. The carrying amount of loans and securities used for the specific pledging and security agreement at December 31, 2010, was $324,161,000 and $200,882,000, respectively. The maximum credit allowance for future borrowings, including term notes and the line of credit, was $205,122,000 and $30,974,000 at December 31, 2010 and 2009, respectively.

CAPITAL

        Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to total risk-weighted assets of at least 4%, a ratio of Tier 1 capital to total average assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to total risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for high risk loans, and adding the products together.

Table 21

	Ratio at December 31, 2010	Ratio at December 31, 2009	Minimum Capital Requirement	Minimum Requirement for "Well Capitalized" Institution
Total Risk-Based Capital Ratio
Consolidated Guaranty Bancorp	14.99%	13.80%	8.00%	N/A
Guaranty Bank and Trust Company	14.07%	12.82%	8.00%	10.00%
Tier 1 Risk Based Capital Ratio
Consolidated Guaranty Bancorp	8.57%	9.43%	4.00%	N/A
Guaranty Bank and Trust Company	12.80%	11.55%	4.00%	6.00%
Leverage Ratio
Consolidated Guaranty Bancorp	6.25%	7.89%	4.00%	N/A
Guaranty Bank and Trust Company	9.33%	9.66%	4.00%	5.00%

        The overall increase in total risk-based regulatory capital ratios from 2009 to 2010 is attributable to a reduction in our risk-weighted assets caused by combination of a reduction in total assets and a shift in the mix of earning assets from higher risk-weighted loans to lower risk-weighted assets including U.S. government agency and U.S. government-sponsored agency securities. The decreases in the Consolidated Tier 1 Risk-Based and Leverage ratios are the result of a decrease in our capital as result of the 2010 loss combined with a corresponding decrease in the amount of restricted core capital elements included in Tier 1 capital as a result of the 25% of Tier 1 capital limitation.

        In August 2009, the Company issued 59,053 shares of 9% non-cumulative Series A Convertible Preferred Stock, which resulted in additional capital of $57,846,000, net of expenses. The liquidation preference for the Series A Convertible Preferred Stock is $1,000 per share. The Series A Convertible Preferred Stock is not redeemable. Each share of Series A Convertible Preferred Stock will automatically convert into shares of the Company's common stock on the fifth anniversary of the issuance date of the Series A Convertible Preferred Stock, or August 11, 2014, subject to certain limitations. The preferred stock holders may elect to convert their shares of Series A Convertible Preferred Stock into shares of the Company's common stock prior to the mandatory conversion of the Series A Convertible Preferred Stock following the earlier of the second anniversary of the issuance date the Series A Convertible Preferred Stock, or August 11, 2011, and the occurrence of certain events resulting in the conversion, exchange or reclassification of the Company's common stock. Each share of Series A Convertible Preferred Stock will be convertible into shares of the Company's common stock at a conversion price of $1.80 per share, adjustable downward in $0.04 increments to $1.50 per share in the event of certain nonpayments of dividends (whether paid in cash or in kind) on the Series A Convertible Preferred Stock. The conversion price of the Series A Convertible Preferred Stock is subject to customary anti-dilution adjustments. Due to the conversion price adjustment resulting from nonpayment of dividends, for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System, and for purposes of regulatory reporting, the Series A Convertible Preferred Stock is treated as cumulative preferred stock (e.g., a restricted core capital element for Tier 1 capital purposes). However, upon conversion of the Series A Convertible Preferred Stock into common stock, it is expected that the Company's consolidated Tier 1capital ratios will increase significantly.

Dividend Restrictions

        Holders of voting common stock are entitled to dividends out of funds legally available for such dividends when, and if, declared by the Board of Directors. The Company has not paid dividends since its inception.

        Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to the Company, and may therefore limit our ability to pay dividends on our common stock. In addition, the Written Agreement discussed in Note 22 prohibits both the Company and the Bank from paying dividends without the prior written approval of the Federal Reserve, and, in the case of the Bank, the CDB. Accordingly, our ability to pay dividends will be restricted until the Written Agreement is terminated.

        Under the terms of our trust preferred financings, including our related subordinated debentures, on September 7, 2000, February 22, 2001, June 30, 2003 and April 8, 2004, respectively, we cannot declare or pay any dividends or distributions (other than stock dividends) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under any of the subordinated debenture agreements has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to sixty consecutive months as long as we are in compliance with all covenants of the agreement. On July 31, 2009, we elected to defer regularly scheduled interest payments on each of our subordinated debentures until further notice. In addition, we are currently restricted from making payments of principal or interest on our subordinated debentures or trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve.

        Under the terms of the Series A Convertible Preferred Stock issuance in 2009 discussed in Note 21, we cannot declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any common stock or other junior securities unless full dividends on all outstanding shares of the Series A Convertible Preferred Stock have been paid or declared and set aside for payment. In addition, we are currently restricted from making cash dividends on our Series A Convertible Preferred Stock under the terms of our Written Agreement without the prior approval of the Federal Reserve and for as long as we defer payments of interest with respect to our subordinated debentures and related trust preferred securities. We continue to make paid-in-kind dividends in the form of additional shares of Series A Convertible Preferred Stock on a quarterly basis and expect to make these paid-in-kind dividends through August 15, 2011.

        Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our Board of Directors may deem relevant.

        During 2010 and 2009, shareholders of the Series A Convertible Preferred Stock have received paid-in-kind dividends in the form of additional shares of Series A Preferred Stock at the prescribed dividend rate. Any fractional shares were paid in cash. This resulted in the issuance of 5,591 and 1,381 additional shares of Series A Convertible Preferred Stock in 2010 and 2009, respectively. Under the terms of the Series A Convertible Preferred Stock designations, the Company may pay paid-in-kind dividends through August 2011, and thereafter, any dividend must be in the form of cash. We are currently restricted from making cash dividends on our Series A Convertible Preferred Stock under the terms of our Written Agreement without the prior approval of the Federal Reserve and for as long as we defer payments of interest with respect to our subordinated debentures and related trust preferred securities. If we cannot make such cash dividends prior to the expiration of a one-year cure period, the conversion price of $1.80 per share will adjust downward in $0.04 increments for each missed quarterly dividend down to a floor of $1.50 per share.

LIQUIDITY

        The Bank relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time. We deal with such fluctuations by using existing liquidity sources.

        The Bank's primary sources of liquidity are its liquid assets. At December 31, 2010, the Company had $141.5 million of cash and cash equivalents, including $124.2 million of interest bearing deposits at banks (most of which was held at the Federal Reserve Bank of Kansas City) that could be used for the Bank's immediate liquidity needs. Further, the Company had $14.8 million of excess pledging related to customer accounts that require collateral at December 31, 2010 and $48.3 million of securities that are unavailable for pledging.

        When the level of liquid assets (our primary liquidity) does not meet our liquidity needs, other available sources of liquid assets (our secondary liquidity), including the purchase of federal funds, sales of loans, discount window borrowings from the Federal Reserve, and our lines of credit with the Federal Home Loan Bank of Topeka (FHLB) and other correspondent banks are employed to meet current and presently anticipated funding needs. At December 31, 2010, the Bank had approximately $205.1 million of availability on its FHLB line, $35.0 million of availability on its secured federal funds lines with correspondent banks, and $29.1 million of availability with the Federal Reserve discount window.

        The FDIC temporarily increased the individual account deposit insurance from $100,000 per account to $250,000 per account through December 31, 2013, which became permanent with the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) on July 21, 2010. The FDIC also implemented a Transaction Account Guarantee (TAG) program, which provided for full FDIC coverage for transaction accounts, regardless of dollar amounts. Although the TAG program expired on December 31, 2010, the Dodd-Frank Act continued mandated FDIC-insurance coverage for all non-interest bearing accounts in insured depository institutions through December 31, 2012. As of December 31, 2010, the Bank had approximately 283 accounts with approximately $101.1 million of balances in excess of $250,000 covered under the TAG program of which the majority of the accounts continued to have unlimited FDIC insurance coverage under the Dodd-Frank Act. Concerns regarding the overall banking industry or the Company could have an adverse effect on future deposit levels.

        Under the terms of the Written Agreement, the Bank can continue to rollover or renew existing brokered deposits, but cannot obtain any new brokered deposits. Since December 31, 2009, the Company has elected not to renew nearly all of its $121.4 million of maturing brokered deposits due primarily to the excess of $100 million in overnight funding balances maintained throughout 2010 as well as continued growth of non-time deposit accounts. During 2011, approximately $163.4 million of brokered deposits are expected to mature, although the Company may renew or rollover a portion of those brokered deposits as needed for liquidity and balance sheet planning. The Bank will continue to monitor and update its rates in order to rollover and obtain new time deposits from its local markets and/or directly through the internet.

        The holding company relies primarily on cash flow from the Bank as a primary source of liquidity. The Bank pays a management fee for its share of expenses paid by the holding company, as well as for services provided by the holding company. The Written Agreement prohibits the Bank from paying dividends or making other distributions to the Holding Company without the prior written approval of the Federal Reserve and CDB. Accordingly, the Bank's ability to pay dividends or make other distributions to the holding company and the holding company's ability to pay cash dividends on its common or preferred stock will be restricted until the Written Agreement is terminated.

        The holding company requires liquidity for the payment of interest on the subordinated debentures (if approved by our regulators), for operating expenses, principally salaries and benefits, for repurchases of our common stock, and, if declared by our board of directors, for the payment of dividends to our stockholders. The Written Agreement prohibits the Company from paying dividends or making other distributions without the prior written approval of the Federal Reserve. Accordingly, our ability to pay dividends to our stockholders will be restricted until the Written Agreement is terminated. Under the terms of our trust preferred financings, we may defer payment of interest on the subordinated debentures and related trust preferred securities for a period of up to sixty consecutive months as long as we are in compliance with all covenants of the agreement. On July 31, 2009, we gave notice that we would defer regularly scheduled interest payments on each of our subordinated debentures until further notice. During the deferral period, the Company may not pay cash dividends to stockholders of any class of stock, including our Series A Convertible Preferred Stock, with the exception of cash dividends paid to preferred stockholders representing fractional shares of preferred in kind dividends. In addition, we are currently restricted from making payments of principal or interest on our subordinated debentures or trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve.

        As of December 31, 2010, the holding company had approximately $18.5 million of cash on hand. Based on current cash flow projections for the holding company, we estimate that cash balances maintained by the holding company are sufficient to meet the operating needs of the holding company for over three years assuming that the holding company continues to defer interest on its trust preferred securities.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        See Note 2 of the Notes to Consolidated Financial Statements contained in "Item 8. Financial Statements and Supplementary Data" for information on recent accounting pronouncements and their impact, if any, on our consolidated financial statements.

 Appendix G

        Quantitative and Qualitative Disclosures About Market Risk, as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. To that end, management actively monitors and manages our interest rate risk exposure. We have not entered into any market risk sensitive instruments for trading purposes. We manage our interest rate sensitivity by matching the re-pricing opportunities on our earning assets to those on our funding liabilities. We use various asset/liability strategies to manage the re-pricing characteristics of our assets and liabilities designed to ensure that exposure to interest rate fluctuations is limited to our guidelines of acceptable levels of risk-taking. Balance sheet hedging strategies, including the terms and pricing of loans and deposits and managing the deployment of our securities, are used to reduce mismatches in interest rate re-pricing opportunities of portfolio assets and their funding sources.

        Our Asset Liability Management Committee, or ALCO, addresses interest rate risk. The committee is composed of members of our senior management. The ALCO monitors interest rate risk by analyzing the potential impact on the net portfolio of equity value and net interest income from potential changes in interest rates, and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages our balance sheet in part to maintain the potential impact on net portfolio value and net interest income within acceptable ranges despite changes in interest rates.

        Our exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO and our board of directors. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in net portfolio value and net interest income in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within board-approved limits, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits.

        We monitor and evaluate our interest rate risk position on a quarterly basis using net interest income simulation analysis under 100 and 200 basis point change scenarios (see below). Each of these analyses measures different interest rate risk factors inherent in the financial statements

Net Interest Income Modeling

        The Company's primary interest rate risk tool, the Net Interest Income Simulation Analysis, measures interest rate risk and the effect of interest rate changes on net interest income. This analysis incorporates all of the Company's assets and liabilities together with forecasted changes in the balance sheet and assumptions that reflect the current interest rate environment. Through these simulations, management estimates the impact on net interest income of a 100 and 200 basis point upward or downward change of market interest rates over a one year period. Assumptions are made to project rates for new loans and deposits based on historical analysis, management outlook and repricing strategies. Asset prepayments and other market risks are developed from industry estimates of prepayment speeds and other market changes. Since the results of these simulations can be significantly influenced by assumptions utilized, management evaluates the sensitivity of the simulation results to changes in assumptions.

        The following table shows the net interest income increase or decrease over the next twelve months as of December 31, 2010 and 2009:

Table 22

MARKET RISK:

	Annualized Net Interest Income
	December 31, 2010 Amount of Change	December 31, 2009 Amount of Change
	(In thousands)
Rates in Basis Points
300	$1,485	$7,106
200	(240)	3,812
100	(686)	1,266
Static	—	—
(100)	236	827
(200)	(2,479)	188

        Overall, the Company believes that it is asset sensitive as the company is positioned to be favorably impacted by a 300 basis point rise in rates. However, at December 31, 2010, the Company is positioned to be slightly unfavorably impacted by a 100 or 200 rise in rates. This is a result of projecting that many of our loans subject to a floor would not reprice until rates rise more significantly, whereas, our deposits would reprice upward. The most common minimum floor rate is between 5.0% and 5.5%. As rates begin to rise, the loan rate may continue to be at the minimum rate. However, at a 300 basis point rate shock, most of the variable rate loans should reprice at an amount above the floor and such impact should more than offset any increase in liability costs based on our modeling. Another reason that the Company is less asset sensitive at December 31, 2010 as compared to December 31, 2009, is the reduction in the level of overnight funds. Overnight funds are expected to reprice immediately to the full extent of any change in rates. Management also anticipates that deposit rates, other than time deposit rates, would increase immediately in a rising rate environment, but to a lesser degree than overnight fund rates.

        In a falling rate environment, the Company is projected to have an increase in net interest income under a 100 basis point decline and a decrease in net interest income under the 200 basis point decline. The cause of the favorable projection under the 100 basis point decline is the immediately responsiveness of interest bearing liabilities compared to interest bearing assets. Again, with a significant portion of our loans subject to a floor, many of our earning assets would not reprice downward in a falling rate environment.

        The target federal funds rate is currently set by the FOMC at a rate between 0 and 25 basis points. The prime rate has historically been set at a rate of 300 basis points over the target federal funds rate. The Company's interest rate risk modeling has an assumption that prime would continue to be set at a rate of 300 basis points over the target federal funds rate, therefore, a 200 basis point decline in overall rates would only have between a 0 and 25 basis point decline in both federal funds and the prime rate. Further, other rates that are currently below 1% or 2% (e.g. U.S. Treasuries, LIBOR, etc.) are modeled to not fall below 0% with an overall 100 or 200 basis point decrease in rates. Many of our variable rate loans are set to an index tied to prime, federal funds or LIBOR, therefore, a further decrease in rates would not have a substantial impact on loan yields. It is projected that loans would continue to yield similar amounts as a result of the floors discussed above, whereas deposit costs would immediately trend downward. The unfavorable projection under the 200 basis point decline reflects the fact that it is not possible for many of the Company's deposit rates to fall 100 or 200 basis points due to the current rates already being below 100 basis points at December 31, 2010. Under a 200 basis point decline, the loss of gross interest income in a falling rate environment is expected to exceed the reduction in interest expense in a falling rate environment.

Appendix H

        Unaudited Consolidated Financial Statements (including Notes thereto) of Guaranty Bancorp and Subsidiaries, as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011

PART I—FINANCIAL INFORMATION

ITEM 1.    Unaudited Condensed Consolidated Financial Statements

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(Dollars in thousands)
Assets
Cash and due from banks	$134,896	$141,465
Securities available for sale, at fair value	375,921	389,530
Securities held to maturity (fair value of $16,787 and $12,425 at June 30, 2011 and December 31, 2010)	16,277	11,927
Bank stocks, at cost	16,608	17,211

Total investments	408,806	418,668

Loans, net of unearned discount	1,091,132	1,204,580
Less allowance for loan losses	(38,855)	(47,069)

Net loans	1,052,277	1,157,511

Loans held for sale	14,200	14,200
Premises and equipment, net	56,118	57,399
Other real estate owned and foreclosed assets	28,362	22,898
Other intangible assets, net	11,998	14,054
Other assets	40,403	43,857

Total assets	$1,747,060	$1,870,052

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$419,731	$374,500
Interest-bearing demand	527,207	535,078
Savings	86,139	79,100
Time	313,106	473,673

Total deposits	1,346,183	1,462,351

Securities sold under agreements to repurchase and federal funds purchased	17,608	30,113
Borrowings	163,211	163,239
Subordinated debentures	41,239	41,239
Interest payable and other liabilities	13,085	12,827

Total liabilities	1,581,326	1,709,769

Stockholders' equity:
Preferred stock—$0.001 par value; 9% non-cumulative; 73,280 shares authorized, 69,013 shares issued and outstanding at June 30, 2011; 73,280 shares authorized, 66,025 shares issued and outstanding at December 31, 2010; liquidation preference of $69,013 at June 30, 2011; liquidation preference of $66,025 at December 31, 2010.	67,806	64,818
Common stock—$0.001 par value; 150,000,000 shares authorized, 66,862,049 voting shares issued, 53,389,052 voting shares outstanding at June 30, 2011 (includes 1,518,625 shares of unvested restricted stock and 156,567 shares to be issued); 65,775,467 voting shares issued, 53,529,950 voting shares outstanding at December 31, 2010 (includes 1,768,186 shares of unvested restricted stock and 156,567 of shares to be issued).	67	66
Additional paid-in capital—common stock	619,788	619,443
Shares to be issued for deferred compensation obligations	237	237
Accumulated deficit	(420,643)	(419,562)
Accumulated other comprehensive income (loss)	1,038	(2,220)
Treasury stock, at cost, 10,922,581 and 10,880,073 shares, respectively	(102,559)	(102,499)

Total stockholders' equity	165,734	160,283

Total liabilities and stockholders' equity	$1,747,060	$1,870,052

See "Notes to Unaudited Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,999	$19,449	$30,533	$40,233
Investment securities:
Taxable	2,918	1,615	5,983	3,131
Tax-exempt	497	704	986	1,424
Dividends	163	182	329	367
Federal funds sold and other	86	103	175	219

Total interest income	18,663	22,053	38,006	45,374

Interest expense:
Deposits	1,886	3,994	4,515	8,707
Securities sold under agreement to repurchase and federal funds purchased	17	33	41	76
Borrowings	1,303	1,314	2,592	2,615
Subordinated debentures	710	579	1,401	1,211

Total interest expense	3,916	5,920	8,549	12,609

Net interest income	14,747	16,133	29,457	32,765
Provision for loan losses	1,000	8,400	3,000	12,400

Net interest income, after provision for loan losses	13,747	7,733	26,457	20,365
Noninterest income:
Customer service and other fees	2,386	2,254	4,700	4,468
Gain (loss) on sale of securities	(312)	1	402	15
Gain on sale of loans	—	1,196	—	1,196
Other	262	274	514	468

Total noninterest income	2,336	3,725	5,616	6,147
Noninterest expense:
Salaries and employee benefits	6,320	6,472	12,935	13,035
Occupancy expense	1,792	1,836	3,675	3,726
Furniture and equipment	913	967	1,807	1,943
Amortization of intangible assets	1,028	1,300	2,056	2,600
Other real estate owned, net	466	3,115	1,229	5,864
Insurance and assessments	966	1,825	2,191	3,637
Professional fees	914	739	1,822	1,616
Other general and administrative	2,275	2,165	4,435	4,124

Total noninterest expense	14,674	18,419	30,150	36,545

Income (loss) before income taxes	1,409	(6,961)	1,923	(10,033)
Income tax benefit	—	(2,607)	—	(3,834)

Net income (loss)	1,409	(4,354)	1,923	(6,199)
Preferred stock dividends	(1,518)	(1,390)	(3,004)	(2,750)

Loss applicable to common stockholders	$(109)	$(5,744)	$(1,081)	$(8,949)

Loss per common share—basic:	$0.00	$(0.11)	$(0.02)	$(0.17)
Loss per common share—diluted:	0.00	(0.11)	(0.02)	(0.17)
Weighted average common shares outstanding—basic	51,919,637	51,660,603	51,809,240	51,633,972
Weighted average common shares outstanding—diluted	51,919,637	51,660,603	51,809,240	51,633,972

See "Notes to Unaudited Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income (Loss)

	Preferred Shares Outstanding	Preferred Stock	Common Stock Shares Outstanding and to be issued	Common Stock and Additional Paid-in Capital	Shares to be Issued	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Totals
	(In thousands, except share data)
Balance, December 31, 2009	60,434	$59,227	52,952,703	$618,408	$199	$(102,454)	$(382,599)	$(143)	$192,638
Comprehensive loss:
Net loss	—	—	—	—	—	—	(6,199)	—	(6,199)
Other comprehensive loss	—	—	—	—	—	—	—	1,987	1,987

Total comprehensive loss									(4,212)
Stock compensation awards, net of forfeitures	—	—	(42,566)	—	—	—	—	—	—
Earned stock award compensation, net	—	—	—	588	—	—	—	—	588
Repurchase of common stock	—	—	(23,098)	—	—	(31)	—	—	(31)
Deferred compensation	—	—	26,761	—	38	—	—	—	38
Preferred share dividends	2,734	2,734	—	—	—	—	(2,750)	—	(16)

Balance, June 30, 2010	63,168	$61,961	52,913,800	$618,996	$237	$(102,485)	$(391,548)	$1,844	$189,005

Balance, December 31, 2010	66,025	$64,818	53,529,950	$619,509	$237	$(102,499)	$(419,562)	$(2,220)	$160,283
Comprehensive income:
Net Income	—	—	—	—	—	—	1,923	—	1,923
Other comprehensive income	—	—	—	—	—	—	—	3,258	3,258

Total comprehensive income									5,181
Stock compensation awards, net of forfeitures	—	—	(98,390)	—	—	—	—	—	—
Earned stock award compensation, net	—	—	—	346	—	—	—	—	346
Repurchase of common stock	—	—	(42,508)	—	—	(60)	—	—	(60)
Preferred share dividends	2,988	2,988	—	—	—	—	(3,004)	—	(16)

Balance, June 30, 2011	69,013	$67,806	53,389,052	$619,855	$237	$(102,559)	$(420,643)	$1,038	$165,734

See "Notes to Unaudited Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2011	2010
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$1,923	$(6,199)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,511	4,260
Provision for loan losses	3,000	12,400
Stock compensation, net	346	588
Gain on sale of securities	(402)	(15)
Gain on sale of loans	—	(1,196)
Loss, net and valuation adjustments on real estate owned	824	5,044
Other	(705)	(58)
Net change in:
Other assets	1,456	(3,112)
Interest payable and other liabilities	(11)	14,701

Net cash provided by operating activities	9,942	26,413

Cash flows from investing activities:
Activity in available for sale securities:
Sales, maturities, prepayments, and calls	132,437	30,819
Purchases	(112,874)	(87,974)
Activity in held to maturity securities and bank stocks:
Maturities, prepayments and calls	1,560	2,636
Purchases	(5,180)	(6,485)
Loan originations and principal collections, net	86,263	107,989
Proceeds from sale of loans held for sale	2,512	17,263
Proceeds from sales of other real estate owned and foreclosed assets	7,722	14,646
Additions to premises and equipment	(174)	(192)

Net cash provided by investing activities	112,266	78,702

Cash flows from financing activities:
Net decrease in deposits	(116,168)	(149,019)
Repayment of long-term debt	(28)	(88)
Net change in federal funds purchased and repurchase agreements	(12,505)	(5,743)
Repurchase of common stock	(60)	(31)
Cash dividends on preferred stock	(16)	(16)

Net cash used by financing activities	(128,777)	(154,897)

Net change in cash and cash equivalents	(6,569)	(49,782)
Cash and cash equivalents, beginning of period	141,465	234,483

Cash and cash equivalents, end of period	$134,896	$184,701

See "Notes to Unaudited Consolidated Financial Statements."

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

(1) Organization, Operations and Basis of Presentation

        Guaranty Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended.

        Our principal business is to serve as a holding company for our subsidiaries. As of June 30, 2011, Guaranty Bancorp had a single bank subsidiary, Guaranty Bank and Trust Company, referred to as Guaranty Bank or the Bank. Please refer to the Company's annual report on Form 10-K for the year ended December 31, 2010 for information on other subsidiaries of the Company.

        Reference to "Bank" means Guaranty Bank, and references to "we" or "Company" means Guaranty Bancorp on a consolidated basis with the Bank, if applicable. References to "Guaranty Bancorp" or to the "holding company" refer to the parent company on a stand-alone basis.

        The Bank is a full-service community bank offering an array of banking products and services to the communities it serves along the Front Range of Colorado, including accepting time and demand deposits and originating commercial loans (including energy loans), real estate loans, Small Business Administration guaranteed loans and consumer loans. The Bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. Substantially all loans are secured by specific items of collateral, including business assets, consumer assets, and commercial and residential real estate. Commercial loans are generally expected to be repaid from the operating cash flows of the borrower's businesses. There are no significant concentrations of loans to any one industry or customer. However, our customers' ability to repay their loans is dependent on the real estate and general economic conditions of the area, among other factors.

  (a)    Basis of Presentation

        The accounting and reporting policies of the Company conform to generally accepted accounting principles in the United States of America. All significant intercompany balances and transactions have been eliminated in consolidation. Our financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the periods presented. All such adjustments are of a normal and recurring nature. We have evaluated all subsequent events through the date the financial statements were issued.

        Certain information and note disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The interim operating results are not necessarily indicative of operating results for the year. For further information, refer to the consolidated financial statements and notes included in the Company's annual report on Form 10-K for the year ended December 31, 2010.

  (b)    Use of Estimates

        The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and income and expense for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes include the assessment for impairment of certain investment securities, the allowance for loan losses, deferred tax assets and

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

liabilities, impairment of other intangible assets, stock compensation expense and valuation of other real estate owned. Assumptions and factors used in the estimates are evaluated on an annual basis or whenever events or changes in circumstance indicate that the previous assumptions and factors have changed. The result of the analysis could result in adjustments to the estimates.

  (c)    Loans, loan commitments and related financial instruments

        The Company extends real estate, commercial, agricultural and consumer loans to customers. A substantial portion of the loan portfolio consists of real estate and commercial loans throughout the Front Range of Colorado. The ability of the Company's borrowers to honor their contracts is dependent upon the real estate and general economic conditions prevailing in Colorado, among other factors.

        Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances, adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Loans acquired in business combinations that have evidence of credit deterioration are recorded at the present value of expected amounts of principal and interest to be received, i.e., fair value. After acquisition, incurred losses are recognized in the allowance for loan losses. Accounting for our loans is performed consistently across all portfolio segments and classes.

        A portfolio segment is defined in accounting guidance as the level at which an entity develops and documents a systematic methodology to determine its allowance for credit losses. A class is defined in accounting guidance as a group of loans having similar initial measurement attributes, risk characteristics and methods for monitoring and assessing risk.

        Interest income is accrued on the unpaid principal balance. Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method without anticipating prepayments.

        The accrual of interest on loans is discontinued (and the loan is put on nonaccrual status) at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

        The interest on nonaccrual loans is accounted for on the cash-basis method, until qualifying for a return to the accrual basis of accounting, payments received on nonaccrual loans are applied first to the principal balance of the loan. Loans are returned to accrual status after the borrower's financial condition has improved, when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

        Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        The Company recognizes a liability in relation to these commitments intended to represent estimated future losses on these commitments. In calculating this estimate, we consider the volume of

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

off-balance sheet commitments, estimated utilization factors as well as risk factors determined based on the nature of the loan. Our liability for unfunded commitments is calculated quarterly with the balance presented in Other Liabilities in our Consolidated Balance Sheet.

  (d)    Allowance for Loan Losses

        The allowance for loan losses is a valuation allowance for probable incurred loan losses. The allowance for loan losses is reported as a reduction of outstanding loan balances.

        The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect borrowers' ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. An allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known and inherent risks in the loan portfolio and other extensions of credit. Our methodology for estimating our allowance has not changed during the current or prior annual reporting period and is consistent across all portfolio segments and classes of loans.

        Loans deemed to be uncollectible are charged off and deducted from the allowance. Our loan portfolio primarily consists of non-homogeneous commercial and real estate loans where charge-offs are considered on a loan by loan basis based on the facts and circumstances, including management's evaluation of collateral values in comparison to book values on real estate-dependent loans. Charge-offs on smaller balance homogenous type loans such as overdrafts and ready reserves are recognized by the time the loan in question is 90 days past due. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.

        The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. All loans are subject to individual impairment evaluation should the facts and circumstances pertinent to a particular loan suggest that such evaluation is necessary. Factors considered by management in determining impairment include payment status and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

        The general component covers all other loans not identified as impaired and is based on historical losses adjusted for current factors. The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding two years. In calculating the historical component of our allowance, we aggregate our loans into one of three portfolio segments: Real Estate, Commercial & Industrial and Consumer & Other. Risk factors impacting loans in each of the portfolio segments include broad deterioration of property values, reduced consumer and business spending as a result of continued high unemployment and reduced credit availability and lack of confidence in a sustainable recovery. The actual loss experience is adjusted for management's estimate of the impact of other factors based on the risks present for each portfolio segment. These other factors include consideration of the following: the overall level of concentrations and trends of substandard and watch loans, loan concentrations within a portfolio segment or division of a portfolio segment, identification of certain loan types with higher risk than other loans, existing internal risk factors and management's evaluation of the impact of local and national economic conditions on each of our loan types.

  (e)    Other Real Estate Owned and Foreclosed Assets

        Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating revenues and expenses of such assets and reductions in the fair value of the assets are included in noninterest expense. Gains and losses on their disposition are also included in noninterest expense.

  (f)    Other Intangible Assets

        Intangible assets acquired in a business combination are amortized over their estimated useful lives to their estimated residual values and evaluated for impairment whenever changes in circumstances indicate that such an evaluation is necessary.

        Core deposit intangible assets, referred to as CDI, are recognized at the time of acquisition based on valuations prepared by independent third parties or other estimates of fair value. In preparing such valuations, variables such as deposit servicing costs, attrition rates, and market discount rates are considered. CDI assets are amortized to expense over their useful lives, which we have estimated to range from 7 years to 15 years.

  (g)    Stock Incentive Plan

        The Company's Amended and Restated 2005 Stock Incentive Plan ("Plan") provides for up to 8,500,000 grants of stock options, stock awards, stock units awards, performance stock awards, stock appreciation rights, and other equity-based awards to key employees, nonemployee directors, consultants and prospective employees. As of June 30, 2011, the Company has only granted stock awards. The Company recognizes stock compensation cost for services received in a share-based payment transaction over the required service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The compensation cost of employee and director services received in exchange for stock awards is based on the grant-date fair value of the award (as determined by

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

quoted market prices). Stock compensation expense recognized reflects estimated forfeitures, adjusted as necessary for subsequent changes in estimates and actual forfeitures. The Company has issued stock awards that vest based on service periods from three to four years, and stock awards that vest based on performance conditions. The maximum contractual term for the performance-based share awards is December 31, 2013. As of June 30, 2011, certain performance-based restricted stock awards were expected to vest prior to the end of the contractual term, while others were not expected to vest prior to the end of the contractual term, based on current projections in comparison to performance conditions. Should these expectations change, additional expense could be recorded or reversed in future periods.

  (h)    Deferred Compensation Plan

        The Company has a Deferred Compensation Plan (the "Plan") that previously allowed directors and certain key employees to voluntarily defer compensation prior to December 31, 2009. Due primarily to a low participation rate and the overall administration costs, the Company has not granted eligible or existing participants the ability to defer any additional compensation since January 1, 2010. Compensation expense was recorded for the deferred compensation and a related liability was recognized. Participants with deferred balances elect designated investment options for the notional investment of their deferred compensation. The recorded obligations are adjusted for deemed income or loss related to the investments selected. Participants in the Plan were given the opportunity to elect to have all or a portion of their deferred compensation earn a rate of return equal to the total return on the Company's common stock. The Plan does not provide for diversification of a participant's assets allocated to Company common stock and assets allocated to Company common stock can only be settled with a fixed number of shares of stock. The deferred compensation obligation associated with Company common stock is classified as a component of stockholders' equity and the related shares are treated as shares to be issued and are included in total shares outstanding for accounting purposes. At both June 30, 2011 and December 31, 2010, there were 156,567 shares to be issued. Subsequent changes in the fair value of the common stock are not reflected in operations or stockholders' equity of the Company. Actual Company common stock held by the Company for the satisfaction of obligations of the Plan is classified as treasury stock. In December 2010, the Board approved the termination of the Company's Plan and it is expected that all remaining employee balances in the plan will be distributed in December 2011.

  (i)    Income Taxes

        Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date.

        Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income, taking into account applicable tax planning strategies, and assessments of current and future economic and business conditions. This analysis is updated quarterly and adjusted as necessary. At June 30, 2011 and December 31, 2010, the Company had a net deferred tax asset of $12,441,000 and $14,340,000, respectively. . At the end of the second quarter 2011, after consideration of various tax planning strategies, the Company determined that the valuation allowance for deferred tax assets should be adjusted from $8,425,000 to $8,075,000.

        At June 30, 2011 and December 31, 2010, the Company did not have any uncertain tax positions for which a tax benefit is disallowed under current accounting guidance. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded.

        The Company and the Bank are subject to U.S. federal income tax and State of Colorado tax. The Company is no longer subject to examination by Federal or State taxing authorities for years before 2007 except to the extent of the amount of the 2009 carryback claim for refund filed in 2010 with respect to 2004 and 2006. At June 30, 2011 and December 31, 2010, the Company did not have any unrecognized tax benefits. The Company does not expect the amount of any unrecognized tax benefits to significantly increase in the next twelve months. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense. At June 30, 2011 and December 31, 2010, the Company did not have any amounts accrued for interest and/or penalties.

  (j)    Derivative Financial Instruments

        Management utilizes derivative financial instruments exclusively to accommodate the needs of its customers through the use of interest rate swaps. Derivative financial instruments are not used to manage interest rate risk in the Company's assets or liabilities. The Company offsets each interest rate swap to minimize its net risk exposure resulting from such transactions and accordingly has not elected to qualify for hedge accounting treatment addressed under current provisions of GAAP. All derivative financial instruments are stated at fair value in the Consolidated Statements of Condition with changes in fair value reported in current period earnings. See Note 11 for further information.

  (k)    Earnings (Loss) per Common Share

        Basic loss per common share represents the loss allocable to common stockholders divided by the weighted average number of common shares outstanding during the period. When there is a loss, generally there is no difference between basic and diluted loss per common shares as any potential additional common shares are typically anti-dilutive as they decrease the loss per common share. The Company's obligation to issue shares of stock to participants in its deferred compensation plan has been treated as outstanding shares of stock in the basic earnings per common share calculation. Dilutive common shares that may be issued by the Company relate to convertible preferred stock and

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

unvested common share grants subject to a service condition for the three and six months ended June 30, 2011 and 2010. The loss per common share has been computed based on the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Average common shares outstanding	51,919,637	51,660,603	51,809,240	51,633,972
Effect of dilutive preferred stock(1)	—	—	—	—
Effect of dilutive unvested stock grants(2)	—	—	—	—

Average shares outstanding for calculated diluted earnings per common share	51,919,637	51,660,603	51,809,240	51,633,972

(1)
The Company had 69,013 shares outstanding of convertible preferred stock at June 30, 2011 and 63,168 shares outstanding of convertible preferred stock at June 30, 2010. These shares were convertible into 38,340,556 and 35,093,333 shares of common stock of the Company at June 30, 2011 and June 30, 2010, respectively, based on a conversion price of $1.80. The impact of the future conversion of these shares is anti-dilutive for the three and six months ending June 30, 2011 and 2010 due to the net loss attributable to common shareholders for those periods.

(2)
The impact of unvested stock grants of 1,518,625 and 1,221,835 at June 30, 2011 and 2010, respectively, were anti-dilutive due to the net loss attributable to common shareholders for those periods.

  (l)    Recently Issued Accounting Standards

  Adoption of New Accounting Standards:

        In January 2010, the FASB issued guidance requiring increased fair value disclosures. There are two components to the increased disclosure requirements set forth in the update: (1) a description of, as well as the disclosure of, the dollar amount of transfers in or out of level one or level two and (2) in the reconciliation for fair value measurements using significant unobservable inputs (level 3), a reporting entity should present separately information about purchases, sales, issuances and settlements (that is, gross amounts shall be disclosed as opposed to a single net figure). Increased disclosures regarding the transfers in/out of level one and two were required for interim and annual periods beginning after December 15, 2009. Increased disclosures regarding the level three fair value reconciliation are required for fiscal years beginning after December 15, 2010. Where necessary, we have added the required disclosures to our financial statement footnotes.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

        In July 2010, the FASB updated disclosure requirements with respect to the credit quality of financing receivables and the allowance for credit losses. According to the guidance, there are two levels of detail at which credit information must be presented—the portfolio segment level and class level. The portfolio segment level is defined as the level where financing receivables are aggregated in developing a company's systematic method for calculating its allowance for credit losses. The class level is the second level at which credit information will be presented and represents the categorization of financing related receivables at a slightly less aggregated level than the portfolio segment level. Companies are now required to provide the following disclosures as a result of this update: a rollforward of the allowance for credit losses at the portfolio segment level with the ending balances further categorized according to the impairment method along with the balance reported in the related financing receivables at period end; additional disclosure of nonaccrual and impaired financing receivables by class as of period end; credit quality and past due/aging information by class as of period end; information surrounding the nature and extent of loan modifications and troubled-debt restructurings and their effect on the allowance for credit losses during the period; and detail of any significant purchases or sales of financing receivables during the period. The increased period-end disclosure requirements became effective for periods ending on or after December 15, 2010, with the exception of the additional disclosures surrounding troubled-debt restructurings, which were deferred in December 2010 in order to correspond to the expected clarification guidance to be issued with respect to troubled-debt restructurings. This expected clarification guidance was issued in April 2010, thus, the additional disclosures surrounding troubled-debt restructurings will be required for annual and interim reporting periods beginning on or after June 15, 2011. The increased disclosures for activity within a reporting period became effective for periods beginning on or after December 15, 2010. The provisions of this update expanded the Company's current disclosures with respect to the credit quality of our financing receivables in addition to our allowance for loan losses.

  Newly Issued But Not Yet Effective Accounting Standards:

        In April 2011, the FASB issued an accounting standard updated to amend previous guidance with respect to troubled debt restructurings. This updated guidance is designed to assist creditors with determining whether or not a restructuring constitutes a troubled debt restructuring. In particular, additional guidance has been added to help creditors determine whether a concession has been granted and whether a debtor is experiencing financial difficulties. Both of these conditions are required to be met for a restructuring to constitute a troubled debt restructuring. The amendments in the update are effective for the first interim period beginning on or after June 15, 2011, and should be applied retrospectively to the beginning of the annual period of adoption. Also of note is that the update deferred the additional required disclosures surrounding troubled debt restructurings to interim and annual periods beginning after June 15, 2011. The additional troubled debt restructuring disclosures which will be required in the third quarter 2011 include the amount and type of troubled debt restructurings which occurred during the period in addition to the amount and type of defaults of troubled debt restructurings that had been restructured in the preceding 12 months. The provisions of this update are not expected to have a material impact on the Company's financial position, results or operations or cash flows.

        In May 2011, the FASB issued an accounting standards update to improve the comparability between US GAAP fair value accounting and reporting requirements and International Financial Reporting Standards (IFRS) fair value accounting and reporting requirements. Additional disclosures

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(1) Organization, Operations and Basis of Presentation (Continued)

required by the update include: (i) disclosure of quantitative information regarding the unobservable inputs used in any fair value measurement classified as Level 3 in the fair value hierarchy in addition to an explanation of the valuation techniques used in valuing Level 3 items and information regarding the sensitivity in the valuation of Level 3 items to changes in the values assigned to unobservable inputs; (ii) categorization by level within the fair value hierarchy of items not recognized on the Statement of Financial Position at fair value but for which fair values are required to be disclosed; and (iii) instances where the fair values disclosed for non-financial assets were based on a highest and best use assumption when in fact the assets are not being utilized in that capacity. The amendments in the update are effective for interim and annual periods beginning on or after December 15, 2011. The provisions of this update are not expected to have a material impact on the Company's financial position, results or operations or cash flows.

        In June 2011, the FASB issued an accounting standards update to increase the prominence of items included in Other Comprehensive Income and facilitate the convergence of US GAAP with IFRS. The update prohibits continued presentation of Other Comprehensive Income in the statement of Stockholders' Equity. The update requires that all non-owner changes in stockholders' equity be presented in either a single continuous statement of comprehensive income or in two separate but continuous statements. The amendments in the update are effective for interim and annual periods beginning on or after December 15, 2011. The provisions of this update are only expected to change the manner in which our other comprehensive income is disclosed.

  (m)    Reclassifications

        Certain reclassifications of prior year balances have been made to conform to the current year presentation. These reclassifications had no impact on the Company's consolidated financial position, results of operations or net change in cash and cash equivalents.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Securities

        The fair value of available for sale debt securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows at the dates presented:

	Fair value	Gross unrealized gains	Gross unrealized losses	Amortized cost
	(In thousands) June 30, 2011
Securities available for sale:
State and municipal	$42,577	$202	$(813)	$43,188
Mortgage-backed—agency / residential	321,824	3,994	(1,500)	319,330
Mortgage-backed—private / residential	851	—	—	851
Marketable equity	1,519	—	—	1,519
Other securities	9,150	—	(208)	9,358

Total securities available for sale	$375,921	$4,196	$(2,521)	$374,246

	December 31, 2010
Securities available for sale:
U.S. government agencies and government-sponsored entities	$21,770	$20	$—	$21,750
State and municipal	42,138	271	(3,544)	45,411
Mortgage-backed—agency / residential	310,810	3,053	(3,268)	311,025
Mortgage-backed—private / residential	3,606	16	(27)	3,617
Marketable equity	1,519	—	—	1,519
Other securities	9,687	17	(119)	9,789

Total securities available for sale	$389,530	$3,377	$(6,958)	$393,111

        The carrying amount, unrecognized gains and fair value of securities held to maturity were as follows at the dates presented:

	Amortized Cost	Gross unrecognized gains	Gross unrecognized losses	Fair value
	(In thousands)
June 30, 2011:
Mortgage-backed securities—agency/residential	$16,277	$568	$(58)	$16,787

December 31, 2010:
Mortgage-backed securities—agency/residential	$11,927	$498	$—	$12,425

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Securities (Continued)

        The amortized cost and estimated fair value of available for sale debt securities by contractual maturity at June 30, 2011 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties.

	Available for sale (AFS)
	Amortized cost	Fair value
	(In thousands)
Securities available for sale:
Due in one year or less	$1,514	$1,515
Due after one year through five years	1,916	1,982
Due after five years through ten years	2,457	2,592
Due after ten years	46,659	45,638

Total AFS, excluding MBS, marketable equity and other securities	52,546	51,727
Mortgage-backed securities, marketable equity and other securities	321,700	324,194

Total securities available for sale	$374,246	$375,921

	Held to maturity
	Amortized cost	Fair value
	(In thousands)
Securities held to maturity:
Mortgage-backed securities—agency/residential	$16,277	$16,787

        The following tables present the fair value and the unrealized loss on securities that were temporarily impaired as of June 30, 2011 and December 31, 2010, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 months		12 months or more		Total
June 30, 2011	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
Description of securities:
Available for sale:
State and municipal	$—	$—	$36,487	$(813)	$36,487	$(813)
Mortgage-backed securities—agency/residential	116,305	(1,500)	—	—	116,305	(1,500)
Other	9,150	(208)	—	—	9,150	(208)
Held to maturity:
Mortgage-backed securities—agency/residential	5,121	(58)	—	—	5,121	(58)

Total temporarily impaired	$130,576	$(1,766)	$36,487	$(813)	$167,063	$(2,579)

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Securities (Continued)

	Less than 12 months		12 months or more		Total
December 31, 2010	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(In thousands)
Description of securities:
Available for sale:
State and municipal	$—	$—	$33,756	$(3,544)	$33,756	$(3,544)
Mortgage-backed securities—agency/residential	205,241	(3,268)	—	—	205,241	(3,268)
Mortgage-backed securities—private/residential	—	—	952	(27)	952	(27)
Other	4,544	(119)	—	—	4,544	(119)

Total temporarily impaired	$209,785	$(3,387)	$34,708	$(3,571)	$244,493	$(6,958)

        In determining whether or not there is an other-than-temporary-impairment (OTTI) for debt securities, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the Company has the intention to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. The assessment of whether an OTTI exists involves a high degree of subjectivity and judgment and is based on the information available to management at a point in time.

        During the fourth quarter 2010, the Company recognized a pre-tax impairment charge for the other-than-temporary decline in the fair value of a single municipal bond with an amortized cost of $4.6 million in the amount of $3.5 million. The OTTI was related to a local non-rated municipal bond where the underlying affordable housing project was abandoned by the bond's sponsor. In determining the amount of the OTTI, the Company considered the value of the underlying property collateralizing the bond in addition to amounts that the Company felt were recoverable from the project sponsor's guarantee. The entire OTTI of $3.5 million was recognized in the Company's 2010 earnings as we believed that it was unlikely that we would recover our original investment in the bond based on our evaluation of amounts recoverable from the property and discussions with the project's sponsor. No changes to the OTTI were taken in the first or second quarter 2011 based on management's updated assessment of this bond as of June 30, 2011.

        The following table presents a rollforward of OTTI included in earnings (In thousands):

Accumulated credit losses as of December 31, 2010	$3,500
Changes to credit losses recognized on securities identified as other-then-temporarily-impaired	—

Ending accumulated credit losses as of June 30, 2011	$3,500

        At June 30, 2011, there were 12 individual securities in an unrealized loss position. Of the 12 securities in an unrealized loss position at June 30, 2011, one individual security has been in a continuous unrealized loss position for 12 months or longer. Management has evaluated this security in addition to the remaining 11 securities in an unrealized loss position and has determined that the

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(2) Securities (Continued)

decline in value since their purchase dates is primarily attributable to changes in market interest rates. At June 30, 2011, the Company did not intend to sell any of the 12 securities in an unrealized loss position and did not consider it likely that it would be required to sell any of the securities in question prior to recovery in their fair value. The 12 securities in an unrealized loss position do not include the single security for which the $3.5 million OTTI was taken, as that particular security had previously been marked down to its estimated fair value and that estimate of fair value did not change during the first or second quarter of 2011.

        All of the Bank's agency and mortgage-backed securities are backed by either a U.S. Government agency or government-sponsored agency, except for one private-label mortgage-backed security with a total fair value of $0.9 million. This private-label security is a senior tranche that is rated AAA at June 30, 2011.

        The Bank's municipal bond securities have all been rated investment grade or higher by various rating agencies or have been subject to an annual internal review process by management. This annual review process for non-rated securities considers a review of the issuers' current financial statements, including the related cash flows and interest payments.

        At June 30, 2011, there was a security of a single issuer with a book value of $37,300,000, or approximately 22.5% of stockholders' equity. This security is a hospital revenue bond, funded by revenues from a hospital within the Company's footprint. This amortizing tax-exempt bond carries an interest rate of 4.75% and a maturity of December 1, 2031. At June 30, 2011, the bond had an unrealized loss of approximately $0.8 million, or 2.2% of book value. In addition to its annual review of nonrated municipal bonds completed in the fourth quarter 2010, the Company reviews the financial statements of the hospital quarterly. To date, the bond has paid principal and interest in accordance with its contractual terms.

        We concluded that the unrealized loss positions on securities is a result of the level of market interest rates and not a result of the underlying issuers' ability to repay. Accordingly, we did not recognize any additional OTTI on the securities in our investment portfolio in 2011.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(3) Loans

        A summary of net loans held for investment by loan type at the dates indicated is as follows:

	June 30, 2011	December 31, 2010
	(In thousands)
Loans on real estate:
Residential and commercial	$675,283	$680,895
Construction	45,421	57,351
Equity lines of credit	48,129	50,289
Commercial loans	258,990	350,725
Agricultural loans	14,193	14,413
Lease financing	3,143	3,143
Installment loans to individuals	25,912	28,582
Overdrafts	869	565
SBA and other	20,736	20,443

	1,092,676	1,206,406
Less:
Allowance for loan losses	(38,855)	(47,069)
Unearned discount	(1,544)	(1,826)

Net Loans	$1,052,277	$1,157,511

        Activity in the allowance for loan losses for the period indicated is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Balance, beginning of period	$46,879	$52,015	$47,069	$51,991
Provision for loan losses	1,000	8,400	3,000	12,400
Loans charged-off	(9,997)	(13,918)	(12,847)	(18,189)
Recoveries on loans previously charged-off	973	369	1,633	664

Balance, end of period	$38,855	$46,866	$38,855	$46,866

        Our additional disclosures relating to loans and the allowance for loan losses are broken out into two subsets, portfolio segment and class. The portfolio segment level is defined as the level where financing receivables are aggregated in developing the Company's systematic method for calculating its allowance for credit losses. The class level is the second level at which credit information will be presented and represents the categorization of financing related receivables at a slightly less aggregated level than the portfolio segment level.

        The following table provides detail for the ending balances in the Company's allowance for loan losses and loans held for investment broken down by portfolio segment as of the dates indicated. In addition, the table also provides a rollforward by portfolio segment of our allowance for loan losses for the current period only. The detail provided for the amount of our allowance for loan losses and loans individually versus collectively evaluated for impairment (i.e., the general component versus the specific

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(3) Loans (Continued)

component of the allowance for loan losses) correspond to the Company's systematic methodology for estimating its allowance for loan losses.

	Real Estate	Consumer and Installment	Commercial & Industrial and Other	Total
	(In thousands)
Allowance for Loan Losses
Balance as of December 31, 2010	$39,474	$252	$7,343	$47,069
Charge-offs	(11,946)	(72)	(829)	(12,847)
Recoveries	1,519	29	85	1,633
Provision	3,292	3	(295)	3,000

Balance as of June 30, 2011	$32,339	$212	$6,304	$38,855

Balances at June 30, 2011:
Allowance for Loan Losses
Individually evaluated	$3,224	$—	$953	$4,177
Collectively evaluated	29,115	212	5,351	34,678

Total	$32,339	$212	$6,304	$38,855

Loans
Individually evaluated	$40,179	$20	$3,618	$43,817
Collectively evaluated	846,637	5,349	195,329	1,047,315

Total	$886,816	$5,369	$198,947	$1,091,132

Balances at December 31, 2010:
Allowance for Loan Losses
Individually evaluated	$5,826	$1	$832	$6,659
Collectively evaluated	33,648	251	6,511	40,410

Total	$39,474	$252	$7,343	$47,069

Loans
Individually evaluated	$66,942	$49	$10,630	$77,621
Collectively evaluated	888,303	6,288	232,368	1,126,959

Total	$955,245	$6,337	$242,998	$1,204,580

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(3) Loans (Continued)

        The following table details key information regarding the Company's impaired loans at the dates indicated:

	June 30, 2011	December 31, 2010
	(In thousands)
Impaired loans with a valuation allowance	$14,768	$23,235
Impaired loans without a valuation allowance	29,049	54,386

Total impaired loans	$43,817	$77,621

Valuation allowance related to impaired loans	$4,177	$6,659

        The following table provides additional detail of impaired loans broken out according to class as of the dates indicated.

June 30, 2011	Recorded Investment(1)	Unpaid Balance(2)	Related Allowance	Average Recorded Investment YTD	Interest Income Recognized YTD(3)
	(In thousands)
Impaired loans with no related allowance:
Commercial and Residential Real Estate	$24,117	$36,171	$—	$23,972	$—
Construction Loans	418	2,502	—	279	—
Commercial Loans	1,983	2,108	—	8,620	—
Consumer Loans	1,820	2,169	—	2,011	—
Other	711	929	—	1,244	—

Total	$29,049	$43,879	$—	$36,126	$—

Impaired loans with a related allowance:
Commercial and Residential Real Estate	$9,951	$10,689	$2,666	$21,102	$—
Construction Loans	—	—	—	—	—
Commercial Loans	3,183	3,351	1,081	3,695	—
Consumer Loans	334	334	136	112	—
Other	1,300	1,373	294	830	—

Total	$14,768	$15,747	$4,177	$25,739	$—

Total Impaired Loans
Commercial and Residential Real Estate	$34,068	$46,860	$2,666	$45,074	$—
Construction Loans	418	2,502	—	279	—
Commercial Loans	5,166	5,459	1,081	12,315	—
Consumer Loans	2,154	2,503	136	2,123	—
Other	2,011	2,302	294	2,074	—

Total impaired loans	$43,817	$59,626	$4,177	$61,865	$—

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(3) Loans (Continued)

December 31, 2010	Recorded Investment(1)	Unpaid Balance(2)	Related Allowance	Average Recorded Investment YTD	Interest Income Recognized YTD(3)
	(In thousands)
Impaired loans with no related allowance:
Commercial and Residential Real Estate	$33,498	$42,132	$—	$26,865	$—
Construction Loans	—	2,084	—	5,593	—
Commercial Loans	16,639	18,811	—	10,823	—
Consumer Loans	2,082	2,620	—	1,313	—
Other	2,167	2,420	—	1,906	—

Total	$54,386	$68,067	$—	$46,500	$—

Impaired loans with a related allowance:
Commercial and Residential Real Estate	$20,482	$21,316	$5,723	$18,596	$—
Construction Loans	—	—	—	758	—
Commercial Loans	2,753	2,803	935	2,734	—
Consumer Loans	—	1	1	15	—
Other	—	—	—	33	—

Total	$23,235	$24,120	$6,659	$22,136	$—

Total Impaired Loans
Commercial and Residential Real Estate	$53,980	$63,448	$5,723	$45,461	$—
Construction Loans	—	2,084	—	6,351	—
Commercial Loans	19,392	21,614	935	13,557	—
Consumer Loans	2,082	2,621	1	1,328	—
Other	2,167	2,420	—	1,939	—

Total impaired loans	$77,621	$92,187	$6,659	$68,636	$—

(1)
The recorded investment represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. As nearly all of our impaired loans at June 30, 2011 are on nonaccrual status, recorded investment excludes any insignificant amount of accrued interest receivable on loans 90 days or more past due and still accruing.

(2)
The unpaid balance represents the recorded balance prior to any partial charge-offs.

(3)
Interest income recognized year-to-date may exclude an insignificant amount of interest income on matured loans that are 90 days or more past due, but that are still accruing as they are in the process of being renewed.

        The following table is a summary of nonaccrual loans and loans past due 90 days still on accrual status:

	June 30, 2011	December 31, 2010
	(In thousands)
Nonaccrual loans	$42,142	$74,304
Loans past due over 90 days still on accrual	$1,675	$3,317

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(3) Loans (Continued)

        The book balance of troubled debt restructurings at June 30, 2011 and December 31, 2010 was $13.3 million and $23.6 million, respectively. Approximately $0.4 million and $1.3 million in specific reserves have been established with respect to these loans as of June 30, 2011 and December 31, 2010, respectively. As of June 30, 2011 and December 31, 2010, the Company had no additional amounts committed on any loan classified as a troubled debt restructuring.

        The following table is a summary of interest recognized and cash-basis interest earned on impaired loans:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Average of individually impaired loans during period	$53,988	$68,231	$61,865	$65,390
Interest income recognized during impairment	$—	$—	$—	$—
Cash-basis interest income recognized	$—	$—	$—	$—

        The gross year-to-date interest income that would have been recorded in the current period had the nonaccrual loans been current in accordance with their original terms was $1,812,000 for the six months ending June 30, 2011 and $2,597,000 for the six months ending June 30, 2010.

        The following table summarizes our past due loans by class as of the dates indicated:

June 30, 2011	30 - 89 Days Past Due	90 Days + Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and Residential Real Estate	$1,624	$1,573	$32,495	$35,692	$674,329
Construction Loans	—	—	418	418	45,357
Commercial Loans	1,064	102	5,064	6,230	258,624
Consumer Loans	978	—	2,154	3,132	74,805
Other	1,084	—	2,011	3,095	38,017

Total	$4,750	$1,675	$42,142	$48,567	$1,091,132

December 31, 2010	30 - 89 Days Past Due	90 Days + Past Due and Still Accruing	Non-Accrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and Residential Real Estate	$13,273	$2,124	$51,857	$67,254	$679,864
Construction Loans	—	—	—	—	57,265
Commercial Loans	6,349	953	18,438	25,740	350,194
Consumer Loans	605	240	1,842	2,687	79,316
Other	1,328	—	2,167	3,495	37,941

Total	$21,555	$3,317	$74,304	$99,176	$1,204,580

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(3) Loans (Continued)

        The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

        Special Mention.    Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

        Substandard.    Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

        Doubtful.    Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

        The following table provides detail for the risk category of loans by class of loans based on the most recent analysis performed as of the dates indicated:

June 30, 2011	Commercial & Residential Real Estate	Construction	Commercial Loans	Consumer	Other	Total
	(In thousands)
Pass	$613,662	$45,003	$242,262	$71,036	$34,358	$1,006,321
Special Mention	1,910	—	1,670	99	1,057	4,736
Substandard	59,711	418	15,058	3,775	2,657	81,619
Doubtful	—	—	—	—	—	—

Subtotal	675,283	45,421	258,990	74,910	38,072	1,092,676
Less: Unearned Discount	(954)	(64)	(366)	(106)	(54)	(1,544)

Loans, net of unearned discount	$674,329	$45,357	$258,624	$74,804	$38,018	$1,091,132

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(3) Loans (Continued)

December 31, 2010	Commercial & Residential Real Estate	Construction	Commercial Loans	Consumer	Other	Total
	(In thousands)
Pass	$589,301	$57,351	$290,573	$75,999	$33,896	$1,047,120
Special Mention	7,589	—	22,295	1	594	30,479
Substandard	84,006	—	37,858	3,435	3,508	128,807
Doubtful	—	—	—	—	—	—

Subtotal	680,896	57,351	350,726	79,435	37,998	1,206,406
Less: Unearned Discount	(1,032)	(86)	(532)	(119)	(57)	(1,826)

Loans, net of unearned discount	$679,864	$57,265	$350,194	$79,316	$37,941	$1,204,580

(4) Other Real Estate Owned

        Changes in the carrying amount of the Company's other real estate owned for June 30, 2011 and June 30, 2010 were as follows (in thousands):

Balance as of December 31, 2009	$37,192
Additions to OREO	12,796
Sales Proceeds	(14,646)
Losses and write-downs, net of gains	(5,044)

Balance as of June 30, 2010	$30,298

Balance as of December 31, 2010	$22,898
Additions to OREO	14,010
Sales Proceeds	(7,722)
Losses and write-downs, net of gains	(824)

Balance as of June 30, 2011	$28,362

Expenses related to foreclosed assets include:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Write-downs, net of gains on sales	$278	$2,413	$824	$5,044
Operating expenses, net of rental income	188	702	405	820

Total expenses related to foreclosed assets	$466	$3,115	$1,229	$5,864

(5) Other Intangible Assets

        Other intangible assets with definite lives are amortized over their respective estimated useful lives to their estimated residual values. The amortization expense represents the estimated decline in the

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(5) Other Intangible Assets (Continued)

value of the underlying customer deposits acquired through past acquisitions. As of June 30, 2011 and December 31, 2010, the Company's only intangible asset was its Core Deposit Intangible.

        The following table presents the gross amounts of core deposit intangible assets and the related accumulated amortization at the dates indicated:

	Useful life	June 30, 2011	December 31, 2010
		(In thousands)
Core deposit intangible assets	7 - 15 years	$62,975	$62,975
Accumulated amortization		(50,977)	(48,921)

Other intangible assets, net		$11,998	$14,054

  Following is the aggregate amortization expense recognized in each period:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Amortization expense	$1,028	$1,300	$2,056	$2,600

(6) Borrowings

        At June 30, 2011, our outstanding borrowings were $163,211,000 as compared to $163,239,000 at December 31, 2010. These borrowings at June 30, 2011 consisted of term notes at the Federal Home Loan Bank ("FHLB"). We also maintain a line of credit at the FHLB. However, as of June 30, 2011 and December 31, 2010, there was no balance outstanding on this line of credit.

        The Bank has executed a specific pledging and security agreement with the FHLB in the amount of $335,407,000 at June 30, 2011 and $368,361,000 at December 31, 2010, which encompasses certain loans and securities as collateral for these borrowings. The maximum credit allowance for future borrowings, including term notes and the line of credit, was $172,195,000 at June 30, 2011 and $205,122,000 at December 31, 2010.

        The interest rate on the line of credit varies with the federal funds rate, and was 0.20% at June 30, 2011. The term notes have fixed interest rates that range from 2.52% to 6.22%, with a weighted average rate of 3.17%.

(7) Subordinated Debentures and Trust Preferred Securities

        The Company had a $41,239,000 aggregate balance of subordinated debentures outstanding with a weighted average cost of 5.87% as of both June 30, 2011 and December 31, 2010. The subordinated debentures were issued in four separate series. Each issuance has a maturity of thirty years from its date of issue. The subordinated debentures were issued to trusts established by the Company ("Trusts"), which in turn issued $40 million of trust preferred securities. Generally and with certain limitations, the Company is permitted to call the debentures subsequent to the first five or ten years, as applicable, after issue if certain conditions are met, or at any time upon the occurrence and

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(7) Subordinated Debentures and Trust Preferred Securities (Continued)

continuation of certain changes in either the tax treatment or the capital treatment of the Trusts, the debentures or the preferred securities. As of June 30, 2011, the Company was in compliance with all financial covenants of these subordinated debentures.

        Under the terms of each subordinated debentures agreement, the Company has the ability to defer interest on the debentures for a period of up to sixty months as long as it is in compliance with all covenants of the agreement. On July 31, 2009, the Company notified the trustees of the four trusts that it would defer interest on all four of its subordinated debentures. Such a deferral is not an event of default under each subordinated debentures agreement and interest on the debentures continues to accrue during such deferral period. Prior to paying any interest on the subordinated debentures, the Company must obtain prior written approval from the Federal Reserve Bank of Kansas City under the terms of its Written Agreement.

        The Company is not considered the primary beneficiary of these Trusts (variable interest entities), therefore the trusts are not consolidated in the Company's financial statements, but rather the subordinated debentures are shown as a liability. The Company's investment in the common stock of each Trust is included in other assets in the consolidated balance sheets.

        Although the securities issued by each of the Trusts are not included as a component of stockholders' equity in the consolidated balance sheets, the securities are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the $40 million of securities issued by the trusts, along with the $67.8 million of 9% Series A Convertible Preferred Stock, qualify as Tier 1 capital up to a maximum of 25% of capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At June 30, 2011, approximately $29.8 million of the combined $107.8 million of the Trusts' securities and preferred stock outstanding qualified as Tier 1 capital. The remaining $78.0 million is treated as Tier 2 capital.

        The Board of Governors of the Federal Reserve System, which is the holding company's banking regulator, has promulgated a modification of the capital regulations affecting restricted core capital elements, including trust preferred securities and cumulative preferred stock. Under this modification, beginning March 31, 2011, the Company was required to use a more restrictive formula to determine the amount of restricted core capital elements that could be included in regulatory Tier 1 capital. Under the current regulations, the Company is allowed to include in Tier 1 capital an amount of restricted core capital elements equal to no more than 25% of the sum of all qualifying core capital elements, including qualifying restricted core capital elements. For purposes of both Tier 1 capital and the 25% limitation, certain intangibles, including core deposit intangibles, net of any related deferred income tax liability are deducted. The adoption of this modification did not have a material impact on the inclusion of our restricted core capital elements for purposes of Tier 1 capital.

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, certain trust preferred securities will no longer be eligible to be included as Tier 1 capital for regulatory purposes. However, an exception to this statutory prohibition applies to securities issued prior to May 19, 2010 by bank holding companies with less than $15 billion of total assets. As we have less than $15 billion in total assets and had issued all of our trust preferred securities prior to May 19, 2010, our trust preferred securities will continue to be eligible to be treated as Tier 1 capital, subject to other rules and limitations.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(7) Subordinated Debentures and Trust Preferred Securities (Continued)

        The Guaranty Capital Trust III trust preferred issuance on June 30, 2003, became callable at each quarterly interest payment date starting on July 7, 2008. The CenBank Trust III trust preferred issuance became callable at each quarterly interest payment date starting on April 15, 2009. The CenBank Trust I trust preferred issuance became callable semi-annually starting on September 7, 2010. The CenBank Trust II trust preferred issuance became callable semi-annually starting on February 22, 2011. The Company has not called any of its trust preferred issuances on their respective call dates. Under the terms of the Written Agreement, regulatory approval is required prior to the call of any trust preferred issuance.

        The following table summarizes the terms of each subordinated debenture issuance at June 30, 2011 (dollars in thousands):

	Date Issued	Amount	Maturity Date	Next Call Date	Fixed or Variable	Rate Adjuster	Current Rate	Next Rate Reset Date
CenBank Trust I	9/7/2000	$10,310	9/7/2030	9/7/2011	Fixed	N/A	10.60%	N/A
CenBank Trust II	2/22/2001	5,155	2/22/2031	8/22/2011	Fixed	N/A	10.20%	N/A
CenBank Trust III	4/8/2004	15,464	4/15/2034	7/15/2011	Variable	LIBOR + 2.65%	2.93%	7/15/2011
Guaranty Capital Trust III	6/30/2003	10,310	7/7/2033	7/7/2011	Variable	LIBOR + 3.10%	3.38%	7/7/2011

(8) Commitments

        The Bank is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

        At the dates indicated, the following financial instruments were outstanding whose contract amounts represented credit risk:

	June 30, 2011	December 31, 2010
	(In thousands)
Commitments to extend credit:
Variable	$233,956	$214,442
Fixed	32,041	23,169

Total commitments to extend credit	$265,997	$237,611

Standby letters of credit	$12,932	$13,888

        At June 30, 2011, the rates on the fixed rate commitments to extend credit ranged from 2.09 to 8.25%.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(8) Commitments (Continued)

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Some of the commitments may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral, if necessary, at exercise of the commitment.

        Commitments to extend credit under overdraft protection agreements are commitments for possible future extensions of credit to existing deposit customers. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

        Stand-by letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank generally holds collateral supporting those commitments if deemed necessary.

        The Bank enters into commercial letters of credit on behalf of its customers who authorize a third party to draw drafts on the Bank up to a stipulated amount and with specific terms and conditions. A commercial letter of credit is a conditional commitment on the part of the Bank to provide payment on drafts drawn in accordance with the terms of the commercial letter of credit.

(9) Fair Value Measurements and Fair Value of Financial Instruments

        Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

        Basis of Fair Value Measurement:

    Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

    Level 2—Significant other observable inputs other than Level 1 prices such as quoted prices in markets that are not active, quoted prices for similar assets, or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset.

    Level 3—Prices or valuation techniques that require inputs that are both significant to the fair value measurement and are unobservable (i.e., supported by little or no market activity).

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        The fair values of securities available for sale are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities (Level 2 inputs).

        The fair value of loans held for sale is based upon binding contracts and quotes from third party investors (Level 2 inputs).

        Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or fair value. Fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral may be real estate and/or business assets including equipment, inventory and/or accounts receivable and is valued based on appraisals performed by qualified licensed appraisers hired by the Company. Appraised and reported values may be discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

        The fair value of derivatives is generally derived from market-observable data such as interest rates, volatilities, and information derived from or corroborated by that market-observable data, which generally fall into Level 2 inputs. However, a significant input into the fair value of the derivatives is a credit valuation adjustment, which uses credit spreads that are typically derived by management or obtained from a third party data provider that provides an implied credit spread for public entities. As a result, the credit spreads are generally unobservable to the market, rendering them a Level 3 input.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, and/or where valuations are adjusted to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used. Management's best estimate consists of both internal and external support on the Level 3 investment. Internal cash flow models using a present value formula along with indicative exit pricing obtained from broker/dealers were used to determine the fair value for the Level 3 investment. Subsequent to inception, management only changes Level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalizations and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Financial Assets and Liabilities Measured on a Recurring Basis

  Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(In thousands)
Assets/Liabilities at June 30, 2011
State and municipal	$—	$5,075	$37,502	$42,577
Mortgage-backed securities—agency/residential	—	321,824	—	321,824
Mortgage-backed securities—private/residential	—	851	—	851
Marketable equity	—	1,519	—	1,519
Other securities	—	9,150	—	9,150
Derivative assets	—	—	282	282
Derivative liabilities	—	—	(276)	(276)
Assets/Liabilities at December 31, 2010
U.S. government agencies and government-sponsored entities	$—	$21,770	$—	$21,770
State and municipal	—	7,368	34,770	42,138
Mortgage-backed securities—agency/residential	—	310,810	—	310,810
Mortgage-backed securities—private/residential	—	3,606	—	3,606
Marketable equity	—	1,519	—	1,519
Other securities	—	9,687	—	9,687
Derivative assets	—	—	373	373
Derivative liabilities	—	—	(352)	(352)

        There were no transfers of financial assets and liabilities among Level 1, Level 2 and Level 3 during 2011.

        See Note 11, Derivatives and Hedging Activity, for further discussion of the valuation of the derivatives as of June 30, 2011.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the three and six months ended June 30, 2011:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Three months ended June 30, 2011		Six Months Ended June 30, 2011
	Net Derivative Assets and Liabilities	State and Municipal Securities	Net Derivative Assets and Liabilities	State and Municipal Securities
	(In thousands)
Beginning Balance	$14	$35,353	$21	$34,770
Total unrealized gains (losses) included in:
Net loss	(8)	—	(15)	—
Other comprehensive income	—	2,149	—	2,732
Purchases, sales, issuances, and settlements, net	—	—	—	—
Transfers in and (out) of level three	—	—	—	—

Balance June 30, 2011	$6	$37,502	$6	$37,502

        For the three and six months ended June 30, 2011, the entire amount of other comprehensive income (loss) for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) consisted of changes in unrealized gains (losses).

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Financial Assets and Liabilities Measured on a Nonrecurring Basis

        The following represent impaired loans measured at fair value on a non-recurring basis as of June 30, 2011 and December 31, 2010. The valuation methodology used to measure the fair value of these loans is described earlier in the Note.

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(In thousands)
Assets at June 30, 2011
Impaired loans:
Commercial and Residential Real Estate	$—	$—	$12,451	$12,451
Construction	—	—	—	—
Commercial	—	—	2,102	2,102
Consumer	—	—	882	882
Other	—	—	1,324	1,324

Total impaired loans	$—	$—	$16,759	$16,759

Loans held for sale	$—	$—	$14,200	$14,200
Assets at December 31, 2010
Impaired loans	$—	$—	$28,749	$28,749
Loans held for sale	$—	$—	$14,200	$14,200

        Total impaired loans, which are usually measured for impairment using the fair value of collateral, had a carrying amount of $39,640,000 at June 30, 2011 (after netting a $4,177,000 specific valuation allowance included in the allowance for loan losses) of which $16,759,000 was carried at fair value (after netting a $4,177,000 specific valuation allowance included in the allowance for loan losses) and $22,881,000 was carried at cost. The $16,759,000 of impaired loans carried at fair value were carried at fair value as a result of either a partial charge-off or the aforementioned specific valuation allowance. There have been $15,809,000 of cumulative partial charge-offs through June 30, 2011 on these impaired loans carried at fair value. The impaired loans carried at cost at June 30, 2011 were carried at cost as the fair value of the collateral on these loans exceeded the book value for each individual credit. Charge-offs and changes in specific valuation allowances during 2011 on impaired loans carried at fair value at June 30, 2011 resulted in an additional specific provision for loan losses of $1,066,000 during the second quarter 2011 and $8,733,000 for the six months ended June 30, 2011. This specific provision was partially offset by a $5,733,000 reduction to the general component of the allowance for loan losses.

        Loans held for sale, which are carried at the lower of cost or fair value, were carried at the fair value of $14,200,000 as of June 30, 2011 and December 31, 2010. As of June 30, 2011 and December 31, 2010, a single commercial real estate loan consisting of an outstanding balance of $24,351,000, less charge-offs, represented the balance in Loans held for sale.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

        At December 31, 2010, impaired loans had a carrying amount of $70,962,000 (after netting the $6,659,000 specific valuation allowance) of which $28,749,000 was carried at fair value (after netting the aforementioned $6,659,000 specific valuation allowance) and $42,213,000 were carried at cost. The $28,749,000 of impaired loans carried at fair value were carried at fair value as a result of either a partial charge-off or the aforementioned specific valuation allowance. There were $14,566,000 of cumulative partial charge-offs at December 31, 2010. The impaired loans carried at cost at December 31, 2010, were carried at cost as the fair value of the collateral on these loans exceeded the book value for each individual credit.

        Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on the same factors identified above.

Nonfinancial Assets and Liabilities Measured on a Nonrecurring Basis

        Nonfinancial assets and liabilities measured at fair value on a nonrecurring basis are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(In thousands)
Assets at June 30, 2011
Other real estate owned and foreclosed assets	$—	$—	$28,362	$28,362
Assets at December 31, 2010
Other real estate owned and foreclosed assets	$—	$—	$22,898	$22,898

        Other real estate owned is valued at the time the loan is foreclosed upon and the asset is transferred to other real estate owned. The value is based primarily on third party appraisals, less costs to sell. The appraisals are sometimes further discounted based on management's historical knowledge, changes in market conditions from the time of valuation, and/or management's expertise and knowledge of the client and client's business. Such discounts are typically significant and result in a Level 3 classification of the inputs for determining fair value. Other real estate owned is reviewed and evaluated on at least an annual basis for additional impairment and adjusted accordingly, based on the same factors identified above.

        Other real estate owned had a carrying amount of $28,362,000 at June 30, 2011, which is made up of an outstanding balance of $42,228,000, with a valuation allowance of $13,866,000. OREO, write-downs and sales in 2011 resulted in the valuation allowance increasing by $1,539,000 in the second quarter 2011.

        Other real estate owned had a carrying amount of $22,898,000 at December 31, 2010, which was made up of an outstanding balance of $34,538,000, with a valuation allowance of $11,640,000.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

Fair Value of Financial Instruments

        The estimated fair values, and related carrying amounts, of the Company's financial instruments are as follows:

	June 30, 2011		December 31, 2010
	Carrying amount	Fair value	Carrying amount	Fair value
	(In thousands)
Financial assets:
Cash and cash equivalents	$134,896	$134,896	$141,465	$141,465
Securities available for sale	375,921	375,921	389,530	389,530
Securities held to maturity	16,277	16,787	11,927	12,425
Bank stocks	16,608	n/a	17,211	n/a
Loans, net	1,052,277	1,074,542	1,157,511	1,181,003
Loans held for sale	14,200	14,200	14,200	14,200
Accrued interest receivable	4,883	4,883	5,910	5,910
Interest rate swaps, net	6	6	21	21
Financial liabilities:
Deposits	1,346,183	1,346,545	1,462,351	1,464,117
Securities sold under agreements to repurchase and federal funds purchased	17,608	17,608	30,113	30,113
Subordinated debentures	41,239	33,698	41,239	33,744
Long-term borrowings	163,211	173,615	163,239	173,213
Accrued interest payable	6,603	6,603	5,419	5,419

        The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

        Nonfinancial instruments are excluded from the above disclosure. Therefore, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

        The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

  (a)    Cash and Cash Equivalents

        The carrying amounts of cash and short-term instruments approximate fair values.

  (b)    Securities and Bank Stocks

        Fair values for securities available for sale and held to maturity are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities.

        It is not practical to determine the fair value of bank stocks due to restrictions placed on the transferability of FHLB stock, Federal Reserve Bank stock and Bankers' Bank of the West stock. These three stocks comprise the balance of bank stocks.

  (c)    Loans

        Loans, net of unearned fees excludes loans held for sale as these fair values are disclosed on a separate line on the table. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for other loans (e.g., commercial real estate loans, investment property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Impaired loans are valued at the lower of cost or fair value as described above in this note.

        Loans held for sale are carried at the lower of cost or fair value. The fair value of loans held for sale is based upon binding contracts and quotes from third party investors.

  (d)    Interest Rate Swaps, net

        The fair value for interest rate swaps are determined by netting the discounted future fixed cash receipts, or payments, and the discounted expected variable cash payments, or receipts. The variable cash payments, or receipts, are based on an expectation of future interest rates derived from forward interest rate curves.

  (e)    Deposits

        The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flows calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

  (f)    Short-term Borrowings

        The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values.

  (g)    Long-term Borrowings

        The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(9) Fair Value Measurements and Fair Value of Financial Instruments (Continued)

  (h)    Subordinated Debentures

        The fair values of the Company's subordinated debentures are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  (i)    Accrued Interest Payable

        The carrying amounts of accrued interest approximate fair value.

  (j)    Off-balance Sheet Instruments

        Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of commitments is not material.

(10) Stock-Based Compensation

        Under the Company's Amended and Restated 2005 Stock Incentive Plan (the "Incentive Plan"), the Company's Board of Directors may grant stock-based compensation awards to nonemployee directors, key employees, consultants and prospective employees under the terms described in the Incentive Plan. The allowable stock-based compensation awards include the grant of Options, Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards, Stock Appreciation Rights and other Equity-Based Awards. The Incentive Plan provides that eligible participants may be granted shares of Company common stock that are subject to forfeiture until the grantee vests in the stock award based on the established conditions, which may include service conditions, established performance measures or both.

        Prior to vesting of the stock awards with a service vesting condition, each grantee shall have the rights of a stockholder with respect to voting of the granted stock. The recipient is not entitled to dividend rights with respect to the shares of granted stock until vesting occurs. Prior to vesting of the stock awards with performance vesting conditions, each grantee shall have the rights of a stockholder with respect to voting of the granted stock. The recipient is generally not entitled to dividend rights with the exception of performance-based shares granted prior to 2010 (which are not entitled to dividend rights until initial vesting occurs, at which time, the dividend rights will exist on vested and unvested shares of such performance-based shares, subject to termination of such rights under the terms of the Incentive Plan).

        Other than the stock awards with service and performance based vesting conditions, no grants have been made under the Incentive Plan.

        The Incentive Plan authorized grants of stock-based compensation awards of up to 8,500,000 shares of authorized Company voting common stock, subject to adjustments provided by the Incentive Plan. As of June 30, 2011 and December 31, 2010, there were 1,518,625 and 1,768,186 shares of unvested stock granted (net of forfeitures), with 6,039,418 and 5,941,028 shares available for grant under the Incentive Plan, respectively. Of the 1,518,625 shares unearned at June 30, 2011, approximately 921,000 shares are expected to vest.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(10) Stock-Based Compensation (Continued)

        Of the 689,773 shares of restricted stock outstanding with a performance condition, we expect that 175,607 shares will vest and that the remaining shares will expire unvested. The performance shares that are expected to vest relate to a portion of the shares granted to Paul Taylor, our current Chief Executive Officer, in August 2010, February 2011 and May 2011. A portion of the shares expected to vest have a time vesting schedule contingent upon the termination of our Written Agreement dated January 22, 2010. The remaining performance shares are contingent upon the meeting of certain return on asset and net income performance measures, as well as the termination of our Written Agreement. The specific number of these performance-based shares expected to vest that are subject to return on asset and net income performance measures is determined by where the metric's actual performance falls within a 90% ("threshold level") to 110% ("maximum level") range of the performance target ("target level"). The number of vested shares would be determined on a continuous scale by interpolation, with 25% of the targeted shares vesting at the threshold level, 100% of the shares vesting at the target level and 200% of the targeted shares vesting at the maximum level. Management expects that the targeted performance goals will be met, which is the level currently being expensed over the vesting period. Should this expectation change, additional compensation expense could be recorded in future periods or previously recognized expense could be reversed.

        A summary of the status of unearned stock awards and the change during the period is presented in the table below:

	Shares	Weighted Average Fair Value on Award Date
Unearned at December 31, 2010	1,768,186	$4.68
Awarded	1,086,582	1.31
Forfeited	(1,184,972)	3.70
Vested	(151,171)	1.42

Unearned at June 30, 2011	1,518,625	$3.15

        The Company recognized $346,000 and $588,000 in stock-based compensation expense for services rendered for the six months ended June 30, 2011 and June 30, 2010, respectively. The total income tax effect recognized on the consolidated balance sheets for share-based compensation arrangements was a $127,000 write-off of the deferred tax asset for the difference between the grant date value of the award as compared to fair value of the award upon vesting. There was no direct income statement effect for the six months ended June 30, 2011 for taxes related to share-based compensation due to the deferred tax valuation allowance. The total income tax effect recognized on the consolidated statements of condition for share-based compensation arrangements was a $115,000 expense for the six months ended June 30, 2010. At June 30, 2011, compensation cost of $957,000 related to nonvested awards not yet recognized is expected to be recognized over a weighted-average period of 2.7 years. The fair value of awards that vested in the six months ended June 30, 2011 was approximately $214,000.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(11) Derivatives and Hedging Activities

Risk Management Objective of Using Derivatives

        The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities. The Company's existing interest rate derivatives result from a service provided to certain qualifying customers and, therefore, are not used to manage interest rate risk in the Company's assets or liabilities. The Company manages a matched book with respect to its derivative instruments in order to minimize its net risk exposure resulting from such transactions.

Fair Values of Derivative Instruments on the Consolidated Balance Sheet

        The table below presents the fair value of the Company's derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of June 30, 2011.

	Asset Derivatives	Liability Derivatives
	(In thousands)
As of June 30, 2011:
Derivatives not designated as hedging instruments
Interest rate products	$282	$276

Total derivatives not designated as hedging instruments	$282	$276

        The asset and liability derivatives are respectively classified in other assets and interest payable and other liabilities in the consolidated balance sheet.

Non-designated Hedges

        None of the Company's derivatives are designated as qualifying hedging relationships. Derivatives not designated as hedges are not speculative and result from a service the Company provides to certain customers, which the Company implemented during the first quarter of 2009. The Company executes interest rate swaps with commercial banking customers to facilitate the customer's respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements under FASC Topic 815, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings.

        As of June 30, 2011, the Company had two interest rate swaps with customers with a total notional amount of $21,975,000, and two offsetting interest rate swaps with a total notional amount of $21,975,000, for an aggregate notional amount of $43,950,000 related to this program. As of December 31, 2010, the Company had two interest rate swaps with customers with a total notional amount of $23,136,000, and two offsetting interest rate swaps with a total notional amount of $23,136,000, for an aggregate notional amount of $46,271,000 related to this program.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(11) Derivatives and Hedging Activities (Continued)

Effect of Derivative Instruments on the Consolidated Income Statement

		Amount of Gain (Loss) Recognized in Income on Derivative
		Three Months Ended June 30,		Six Months Ended June 30,
	Location of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments		2011	2010	2011	2010
		(In thousands)
Interest rate products	Other noninterest income	$(8)	$(1)	$(15)	$(19)

Total		$(8)	$(1)	$(15)	$(19)

(12) Capital Ratios

        The Company's capital ratios are above the regulatory capital threshold of "well-capitalized" at June 30, 2011 and December 31, 2010 as follows:

	Ratio at June 30, 2011	Ratio at December 31, 2010	Minimum Capital Requirement	Minimum Requirement for "Well Capitalized" Institution
Total Risk-Based Capital Ratio
Consolidated	16.22%	14.99%	8.00%	N/A
Guaranty Bank and Trust Company	15.39%	14.07%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio
Consolidated	9.00%	8.57%	4.00%	N/A
Guaranty Bank and Trust Company	14.12%	12.80%	4.00%	6.00%
Leverage Ratio
Consolidated	6.71%	6.25%	4.00%	N/A
Guaranty Bank and Trust Company	10.53%	9.33%	4.00%	5.00%

(13) Written Agreement

        On January 22, 2010, the Company and the Bank entered into a Written Agreement with the Federal Reserve Bank of Kansas City ("Federal Reserve") and the Colorado Division of Banking ("CDB"). The Written Agreement requires the Bank to submit written plans within certain timeframes to the Federal Reserve and the CDB that addressed the following items: board oversight, credit risk management practices, commercial real estate concentrations, problem assets, reserves for loan and lease losses, capital, liquidity, brokered deposits, earnings and overall condition. The Agreement also requires the Company to submit to the Federal Reserve a written plan that addresses capital and a written statement of the Company's annual cash flow projections. All written plans required to be submitted under the Written Agreement have been timely submitted and approved by the Federal Reserve and/or CDB, respectively.

        In addition, the Written Agreement places restrictions on the Bank accepting any new brokered deposits, but continues to permit contractual rollovers and renewals of brokered deposits. The Written Agreement also provides that written approval must be obtained from the federal regulators prior to

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(13) Written Agreement (Continued)

appointing any new director or senior executive officer or changing the responsibilities of any senior executive officer and making indemnification and severance payments. Further, the Written Agreement provides that prior written approval must be obtained from the Federal Reserve, and in the case of the Bank, the CDB, prior to paying dividends. Prior written approval must also be obtained from the Federal Reserve before the Company can incur, increase or guarantee any debt, take any other form of payment representing a reduction in capital from the Bank, or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities.

(14) Total Comprehensive Income (Loss)

        The following table presents the components of other comprehensive income and total comprehensive income (loss) for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands)
Net income (loss)	$1,409	$(4,354)	$1,923	$(6,199)
Other comprehensive income:
Change in net unrealized gains, net	6,646	3,526	5,658	3,221
Less: Reclassification adjustments for net losses (gains) included in income, including impairment charges	312	(1)	(402)	(15)

Net unrealized holding gains	6,958	3,525	5,256	3,206
Income tax expense	(2,645)	(1,340)	(1,998)	(1,219)

Other comprehensive income	4,313	2,185	3,258	1,987

Total comprehensive income (loss)	$5,722	$(2,169)	$5,181	$(4,212)

(15) Preferred Stock

        On August 11, 2009, the Company issued 59,053 shares of 9% non-cumulative Series A Convertible Preferred Stock, which resulted in additional capital of $57,846,000, net of expenses. The liquidation preference for the Series A Convertible Preferred Stock is $1,000 per share. The Series A Convertible Preferred Stock is not redeemable. Each share of Series A Convertible Preferred Stock will automatically convert into shares of the Company's common stock on the fifth anniversary of the issuance date of the Series A Convertible Preferred Stock, or August 11, 2014, subject to certain limitations. The preferred stock holders may elect to convert their shares of Series A Convertible Preferred Stock into shares of the Company's common stock prior to the mandatory conversion of the Series A Convertible Preferred Stock following the earlier of the second anniversary of the issuance date the Series A Convertible Preferred Stock, or August 11, 2011, and the occurrence of certain events resulting in the conversion, exchange or reclassification of the Company's common stock. Each share of Series A Convertible Preferred Stock will be convertible into shares of the Company's common stock at a conversion price of $1.80 per share, adjustable downward in $0.04 increments to $1.50 per share in the event of certain nonpayments of dividends (whether paid in cash or in kind) on the Series A Convertible Preferred Stock. The conversion price of the Series A Convertible Preferred Stock is

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(15) Preferred Stock (Continued)

subject to customary anti-dilution adjustments. Due to the conversion price adjustment resulting from nonpayment of dividends, for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System, and for purposes of regulatory reporting, the Series A Convertible Preferred Stock is treated as cumulative preferred stock (e.g., a restricted core capital element for Tier 1 capital purposes). The Company has paid quarterly dividends in the form of additional shares of Series A Convertible Preferred Stock since November 2009. The outstanding balance, net of stock issuance costs, of Series A Convertible Preferred Stock was $67,806,000 and $64,818,000 at June 30, 2011 and December 31, 2010, respectively. The liquidation preference for the Series A Convertible Preferred Shares was $69,013,000 and $66,025,000 at June 30, 2011 and December 31, 2010, respectively.

(16) Legal Contingencies

        In the ordinary course of our business, we are party to various legal actions, which we believe are incidental to the operation of our business. Although the ultimate outcome and amount of liability, if any, with respect to these legal actions to which we are currently a party, cannot presently be ascertained with certainty, in the opinion of management, based upon information currently available to us, any resulting liability is not likely to have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

(17) Subsequent Events

        On July 27, 2011, the Company and the principal holders of the Company's Series A Convertible Preferred Stock entered into a Transaction Agreement whereby the parties agreed, subject to stockholder and regulatory approval, to effectuate an accelerated mandatory conversion of the outstanding Series A Convertible Preferred Stock at a conversion price of $1.50 per share. As part of the agreement and transaction, the Company agreed to issue a special paid-in kind (PIK) dividend in the aggregate amount of approximately 7,300 shares of Series A Convertible Preferred Stock to all holders of the Series A Convertible Preferred Stock, with any fractional shares to be paid in cash. Upon receipt of stockholder and regulatory approval, we expect to consummate the transaction either late in the third quarter 2011 or during the fourth quarter 2011. As a result of the transaction, the holders of Series A Preferred Stock are expected to receive, in the aggregate, approximately 51,902,000 shares of our common stock.

        If the Series A Convertible Preferred Stock is not converted early and remains outstanding under its original terms, the Company expects to declare and pay the Series A Convertible Preferred Stockholders a PIK dividend of 1,546 shares of Series A Convertible Preferred Stock in August 2011 and up to $19,051,000 in a combination of gross future cash dividends and/or reductions in conversion price for missed cash dividends from November 2011 to the mandatory conversion in August 2014. If the accelerated mandatory conversion transaction is consummated as expected, the Company will not declare or pay any future cash dividends to the Series A Convertible Preferred Stockholders. Accounting standards provide that net income applicable to common stockholders for the period of the accelerated conversion be reduced by the excess of the fair value of the common stock transferred to the Series A Convertible Preferred Stockholders in the accelerated conversion over the fair value of the common stock that would have been issued under the original conversion terms. Based on the Company's common stock price of $1.37 per share on July 27, 2011, the reduction in net income applicable to common stockholders for the excess fair value would be approximately $17,408,000.

GUARANTY BANCORP AND SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements (Continued)

(17) Subsequent Events (Continued)

Fluctuations in the Company's stock price between July 27, 2011 and the date of regulatory and shareholder approval will impact the excess fair value of the accelerated conversion, with increases in the stock price resulting in an increase in the excess fair value and a reduction in net income applicable to common stockholders.

Appendix I

        Management's Discussion and Analysis of Financial Condition and Results of Operations, as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011

ITEM 2.    Management's Discussion and Analysis of Financial Condition and Results of Operations

        This MD&A should be read together with our unaudited Condensed Consolidated Financial Statements and unaudited Statistical Information included elsewhere in this Report, Part II, Item 1A of this Report, and Items 1, 1A, 7, 7A and 8 of our 2010 Annual Report on Form 10-K. Also, please see the disclosure in the "Forward-Looking Statements and Factors that Could Affect Future Results" section in this Report for certain other factors that could cause actual results or future events to differ materially from those anticipated in the forward-looking statements included in this Report or from historical performance.

Overview

        Guaranty Bancorp is a bank holding company with its principal business to serve as a holding company to its bank subsidiary. Unless the context requires otherwise, the terms "Company," "us," "we," and "our" refer to Guaranty Bancorp on a consolidated basis. References to the "Bank" refer to Guaranty Bank and Trust Company, our bank subsidiary.

        Through the Bank, we provide banking and other financial services throughout our targeted Colorado markets to consumers and mostly small and medium-sized businesses, including the owners and employees of those businesses. These banking products and services include accepting time and demand deposits, originating commercial loans, including energy loans, real estate loans, including construction loans, Small Business Administration guaranteed loans and consumer loans. The Bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. We derive our income primarily from interest, including loan origination fees, received on loans and, to a lesser extent, interest on investment securities and other fees received in connection with servicing loan and deposit accounts. Our major operating expenses include interest we pay on deposits and borrowings and general operating expenses. We rely primarily on locally generated deposits to provide us with funds for making loans.

        We are subject to competition from other financial institutions and our operating results, like those of other financial institutions operating exclusively or primarily in Colorado, are significantly influenced by economic conditions in Colorado, including the strength of the real estate market. In addition, both the fiscal and regulatory policies of the federal government and regulatory authorities that govern financial institutions and market interest rates also impact our financial condition, results of operations and cash flows.

Earnings Summary

        Table 1 summarizes certain key financial results for the periods indicated:

Table 1

	Three Months Ended June 30,			Six Months Ended June 30,
	2011	2010	Change- Favorable (Unfavorable)	2011	2010	Change- Favorable (Unfavorable)
	(In thousands, except share data and ratios)
Results of Operations:
Interest income	$18,663	$22,053	$(3,390)	$38,006	$45,374	$(7,368)
Interest expense	3,916	5,920	2,004	8,549	12,609	4,060

Net interest income	14,747	16,133	(1,386)	29,457	32,765	(3,308)
Provision for loan losses	1,000	8,400	7,400	3,000	12,400	9,400

Net interest income after provision for loan losses	13,747	7,733	6,014	26,457	20,365	6,092
Noninterest income	2,336	3,725	(1,389)	5,616	6,147	(531)
Noninterest expense	14,674	18,419	3,745	30,150	36,545	6,395

Income (loss) before income taxes	1,409	(6,961)	8,370	1,923	(10,033)	11,956
Income tax benefit	—	(2,607)	(2,607)	—	(3,834)	(3,834)

Net income (loss)	1,409	(4,354)	5,763	1,923	(6,199)	8,122
Preferred stock dividends	(1,518)	(1,390)	(128)	(3,004)	(2,750)	(254)

Net loss applicable to common stockholders	$(109)	$(5,744)	$5,635	$(1,081)	$(8,949)	$7,868

Common Share Data:
Basic loss per common share	$0.00	$(0.11)	$0.11	$(0.02)	$(0.17)	$0.15
Diluted loss per common share	$0.00	$(0.11)	$0.11	$(0.02)	$(0.17)	$0.15
Average common shares outstanding	51,919,637	51,660,603	259,034	51,809,240	51,633,972	175,268
Diluted average common shares outstanding	51,919,637	51,660,603	259,034	51,809,240	51,633,972	175,268
Average equity to average assets	9.24%	9.59%	(3.65)%	8.92%	9.48%	(5.91)%
Return on average equity	3.46%	(9.11)%	N/M	2.39%	(6.48)%	N/M
Return on average assets	0.32%	(0.87)%	N/M	0.21%	(0.61)%	N/M

N/M = Not meaningful

	June 30, 2011	June 30, 2010	Percent Change
Selected Balance Sheet Ratios:
Total risk-based capital to risk-weighted assets	16.22%	14.80%	9.59%
Loans, net of unearned discount to deposits	81.05%	88.99%	(8.92)%
Allowance for loan losses to loans, net of unearned discount	3.56%	3.41%	4.40%

        The $1.4 million second quarter 2011 net income (excluding the preferred stock dividend) is a $5.8 million improvement from the second quarter 2010 net loss of $4.4 million (excluding the preferred stock dividend). On a pre-tax basis, the improvement in net income was $8.4 million for the second quarter 2011 as compared to the same quarter in 2010 primarily due to approximately $10.0 million in lower costs associated with problem assets and a $1.1 million net reduction in all other noninterest expenses, partially offset by a $1.4 million reduction in noninterest income due mostly to a change in net gains/losses on sale of assets and a $1.4 million reduction in net interest income due primarily to lower loan balances.

        For the six-months ended June 30, 2011, net income was $1.9 million before preferred stock dividends compared to a net loss of $6.2 million before preferred stock dividends for the same period in 2010. After giving effect to the preferred stock dividends, the loss per basic and diluted common share for the first six months of 2011 was approximately $0.02 per share compared to a loss per basic and diluted common share of $0.17 for the same period in 2010. The improvement in net income is due mostly to a $9.4 million reduction in provision for loan losses and a $6.4 million reduction in noninterest expense primarily related to other real estate owned. These expense reductions were partially offset by a $3.3 million decrease in net interest income for the year-to-date period in 2011 as compared to 2010 due mostly to a reduced level of earning assets in 2011 as well as a $0.5 million decrease in noninterest income due primarily to a net decrease in gains on the sale of assets.

  Net Interest Income and Net Interest Margin

        Net interest income, which is our primary source of income, represents the difference between interest earned on assets and interest paid on liabilities. The interest rate spread is the difference between the yield on our interest-bearing assets and liabilities. Net interest margin is net interest income expressed as a percentage of average interest-earning assets.

        The following table summarizes the Company's net interest income and related spread and margin for the current quarter and prior four quarters:

Table 2

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(Dollars in thousands)
Net interest income	$14,747	$14,710	$15,394	$16,196	$16,133
Interest rate spread	3.18%	3.05%	3.02%	3.17%	3.10%
Net interest margin	3.56%	3.42%	3.39%	3.53%	3.47%
Net interest margin, fully tax equivalent	3.62%	3.49%	3.46%	3.61%	3.55%

        Second quarter 2011 net interest income of $14.7 million remained level compared to the first quarter 2011, and decreased by $1.4 million from the second quarter 2010. The Company's net interest margin of 3.56% for the second quarter 2011 reflected an increase of fourteen basis points from the first quarter 2011 and an increase of nine basis points from the second quarter 2010.

        Net interest income decreased by $1.4 million in the second quarter 2011 as compared to the same quarter in 2010, with $2.0 million related to an unfavorable volume variance partially offset by a $0.6 million favorable rate variance (see Table 5). The volume variance was primarily attributable to a $302.0 million decrease in average loan volume as the Company worked to reduce its overall risk profile. This decrease in loan volume, coupled with an 11 basis point decrease in loan yield, contributed to a $4.5 million decrease in loan interest income. This decrease was partially offset by a $2.1 million decrease in deposit cost and a $1.3 million increase in interest on taxable investments. The cost of deposits decreased from 1.31% in the second quarter 2010 to 0.79% in the second quarter 2011 due primarily to a reduction in time deposit expense as the Company actively worked to reduce the level of brokered time deposits. The increase in taxable investments was due to purchases of securities intended to partially offset the decline in loan balances. The average balance of taxable investment securities increased by $125.3 million in the second quarter 2011 as compared to the same quarter in 2010. The Company believes that it remains asset sensitive at the end of the second quarter 2011, whereby an increase in rates will have a favorable impact on overall net interest income, especially with greater increases in overall rates (see Table 18).

        Net interest income in the second quarter 2011 remained relatively flat when compared to the first quarter 2011. There were offsetting changes in interest income and interest expense in the second quarter 2011 as compared to the first quarter 2011. The decrease in interest income in the second quarter 2011 compared to the prior linked quarter is due mostly to a $72.4 million decrease in average loan volume, partially offset by a 9 basis point increase in loan yields. Offsetting this decrease in interest income was a $0.7 million decrease in deposit interest cost due primarily to a decline in time deposit interest costs due to management's continued strategy to reduce non-core time deposits. The average time deposit volume decreased by $104.3 million in the second quarter 2011 as compared to the first quarter 2011. During the first six months of 2011, the Company had approximately $99.7 million of brokered deposits mature, with most of the maturities occurring late in the first quarter and early in the second quarter. Throughout the remainder of 2011, the Company has approximately $69.3 million of brokered time deposits maturing with a weighted average cost of 3.43% that the Company does not expect to renew.

        The following table summarizes the Company's net interest income and related spread and margin for the year-to-date periods presented:

Table 3

	Six Months Ended
	June 30, 2011	June 30, 2010
Net interest income	$29,457	$32,765
Interest rate spread	3.11%	3.10%
Net interest margin	3.49%	3.48%
Net interest margin, fully tax equivalent	3.55%	3.56%

        For the six month period ended June 30, 2011, net interest income decreased by $3.3 million, or 10.1%, as compared to the same period in 2010. This decrease is due to a $3.5 million unfavorable volume variance partially offset by a $0.2 million favorable rate variance (see Table 5).

        The $3.5 million unfavorable volume variance for the year-to-date period in 2011 as compared to the same period in 2010 results from the combination of a $194.8 million decrease in average earning assets and a continued shift in allocation from higher yielding loan balances to lower yielding investment securities. Average loan balances decreased by $302.7 million for the first six months of 2011 as compared to the same period in 2010. Average investment securities and bank stocks increased by $139.9 million for the year-to-date period in 2011 as compared to the same period in 2010. The yields on investment securities were 3.62% for the first six months of 2011 as compared to a loan yield of 5.34% during the same period. This shift from higher yielding loans to lower yielding investments negatively impacted our margin in 2011. Partially offsetting the decline and unfavorable change in mix in earning assets was a decrease in higher cost time deposit balances. Average time deposits decreased by $283.2 million for the first six months of 2011 as compared to the same period in 2010, creating a favorable $2.6 million volume variance.

        The favorable rate variance of $0.2 million for year-to-date 2011 is primarily attributable to a 15 basis point increase in the yield on taxable investment securities combined with a 33 basis point decrease in the cost of interest-bearing liabilities due mostly to the maturity of higher-cost time deposits. These favorable changes were partially offset by a 23 basis point reduction in loan yield resulting mostly from increased competition in the sustained low rate environment.

        The following table presents, for the periods indicated, average assets, liabilities and stockholders' equity, as well as the net interest income from average interest-earning assets and the resultant annualized yields and costs expressed in percentages.

Table 4

	Three Months Ended June 30,
	2011			2010
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of unearned fees(1)(2)(3)	$1,116,801	$14,999	5.39%	$1,418,768	$19,449	5.50%
Investment securities(1)
Taxable	336,974	2,918	3.47%	211,670	1,615	3.06%
Tax-exempt	41,685	497	4.79%	57,668	704	4.90%
Bank Stocks(4)	16,540	163	3.93%	17,131	182	4.28%
Other earning assets	151,451	86	0.23%	161,611	103	0.25%

Total interest-earning assets	1,663,451	18,663	4.50%	1,866,848	22,053	4.74%
Non-earning assets:
Cash and due from banks	8,399			23,276
Other assets	95,690			109,403

Total assets	$1,767,540			$1,999,527

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$188,381	$75	0.16%	$170,065	$85	0.20%
Money market	343,681	429	0.50%	325,245	667	0.82%
Savings	86,145	43	0.20%	74,360	46	0.25%
Time certificates of deposit	343,433	1,339	1.56%	648,506	3,196	1.98%

Total interest-bearing deposits	961,640	1,886	0.79%	1,218,176	3,994	1.31%
Borrowings:
Repurchase agreements	17,157	17	0.40%	17,674	32	0.74%
Federal funds purchased(5)	1	—	0.65%	239	1	0.91%
Subordinated debentures(6)	46,702	710	6.10%	44,016	579	5.28%
Borrowings	163,273	1,303	3.20%	164,283	1,314	3.21%

Total interest-bearing liabilities	1,188,773	3,916	1.32%	1,444,388	5,920	1.64%
Noninterest bearing liabilities:
Demand deposits	408,106			352,171
Other liabilities	7,396			11,268

Total liabilities	1,604,275			1,807,827
Stockholders' Equity	163,265			191,700

Total liabilities and stockholders' equity	$1,767,540			$1,999,527

Net interest income		$14,747			$16,133

Net interest margin			3.56%			3.47%

(1)
Yields on loans and securities have not been adjusted to a tax-equivalent basis. Net interest margin on a fully tax-equivalent basis would have been 3.62% and 3.55% for the three months ended June 30, 2011 and 2010, respectively. The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38%.

(2)
The loan average balances and rates include nonaccrual loans.

(3)
Net loan fees of $0.4 million and $0.5 million for the three months ended June 30, 2011 and 2010, respectively, are included in the yield computation.

(4)
Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

(5)
The interest expense related to federal funds purchased for the second quarter 2011 rounded to zero.

(6)
Includes accrued interest on deferred interest on Trust Preferred Securities.

	Six Months Ended June 30,
	2011			2010
	Average Balance	Interest Income or Expense	Average Yield or Cost	Average Balance	Interest Income or Expense	Average Yield or Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets:
Gross loans, net of unearned fees(1)(2)(3)	$1,152,810	$30,533	5.34%	$1,455,494	$40,233	5.57%
Investment securities(1)
Taxable	347,884	5,983	3.47%	190,129	3,131	3.32%
Tax-exempt	41,460	986	4.80%	58,855	1,424	4.88%
Bank Stocks(4)	16,691	329	3.97%	17,123	367	4.33%
Other earning assets	143,841	175	0.25%	175,878	219	0.25%

Total interest-earning assets	1,702,686	38,006	4.50%	1,897,479	45,374	4.82%
Non-earning assets:
Cash and due from banks	19,782			24,404
Other assets	95,952			111,159

Total assets	$1,818,420			$2,033,042

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$184,957	$148	0.16%	$167,413	$164	0.20%
Money market	350,005	950	0.55%	330,383	1,393	0.85%
Savings	83,844	83	0.20%	73,641	91	0.25%
Time certificates of deposit	395,301	3,334	1.70%	678,535	7,059	2.10%

Total interest-bearing deposits	1,014,107	4,515	0.90%	1,249,972	8,707	1.40%
Borrowings:
Repurchase agreements	19,610	41	0.42%	18,452	75	0.82%
Federal funds purchased(5)	24	—	1.13%	146	1	0.89%
Subordinated debentures(6)	46,342	1,401	6.10%	43,689	1,211	5.59%
Borrowings	163,249	2,592	3.20%	164,305	2,615	3.21%

Total interest-bearing liabilities	1,243,332	8,549	1.39%	1,476,564	12,609	1.72%
Noninterest bearing liabilities:
Demand deposits	404,562			352,551
Other liabilities	8,369			11,126

Total liabilities	1,656,263			1,840,241
Stockholders' Equity	162,157			192,801

Total liabilities and stockholders' equity	$1,818,420			$2,033,042

Net interest income		$29,457			$32,765

Net interest margin			3.49%			3.48%

(1)
Yields on loans and securities have not been adjusted to a tax-equivalent basis. Net interest margin on a fully tax-equivalent basis would have been 3.55% and 3.56% for the six months ended June 30, 2011 and 2010, respectively. The tax-equivalent basis was computed by calculating the deemed interest on municipal bonds and tax-exempt loans that would have been earned on a fully taxable basis to yield the same after-tax income, net of the interest expense disallowance under Internal Revenue Code Sections 265 and 291, using a combined federal and state marginal tax rate of 38%.

(2)
The loan average balances and rates include nonaccrual loans.

(3)
Net loan fees of $0.8 million and $1.1 million for the six months ended June 30, 2011 and 2010, respectively, are included in the yield computation.

(4)
Includes Bankers Bank of the West stock, Federal Agricultural Mortgage Corporation (Farmer Mac) stock, Federal Reserve Bank stock and Federal Home Loan Bank stock.

(5)
The interest expense related to federal funds purchased for the six months ended June 30, 2011 rounded to zero.

(6)
Includes accrued interest on deferred interest on Trust Preferred Securities.

        The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

Table 5

	Three Months Ended June 30, 2011 Compared to Three Months Ended June 30, 2010			Six Months Ended June 30, 2011 Compared to Six Months Ended June 30, 2010
	Net Change	Rate	Volume	Net Change	Rate	Volume
	(In thousands)
Interest income:
Gross Loans, net of unearned fees	$(4,450)	$(387)	$(4,063)	$(9,700)	$(1,625)	$(8,075)
Investment Securities
Taxable	1,303	242	1,061	2,852	145	2,707
Tax-exempt	(207)	(16)	(191)	(438)	(24)	(414)
Bank Stocks	(19)	(13)	(6)	(38)	(29)	(9)
Other earning assets	(17)	(11)	(6)	(44)	(5)	(39)

Total interest income	(3,390)	(185)	(3,205)	(7,368)	(1,538)	(5,830)
Interest expense:
Deposits:
Interest-bearing demand	(10)	(21)	11	(16)	(37)	21
Money market	(238)	(278)	40	(443)	(532)	89
Savings	(3)	(17)	14	(8)	(26)	18
Time certificates of deposit	(1,857)	(571)	(1,286)	(3,725)	(1,162)	(2,563)
Repurchase agreements	(15)	(14)	(1)	(34)	(39)	5
Federal funds purchased	(1)	(1)	—	(1)	(1)	—
Subordinated debentures	131	94	37	190	114	76
Borrowings	(11)	(3)	(8)	(23)	(6)	(17)

Total interest expense	(2,004)	(811)	(1,193)	(4,060)	(1,689)	(2,371)

Net interest income	$(1,386)	$626	$(2,012)	$(3,308)	$151	$(3,459)

  Provision for Loan Losses

        The provision for loan losses represents a charge against earnings. The provision is the amount required to maintain the allowance for loan losses at a level that, in our judgment, is adequate to absorb probable incurred loan losses in the loan portfolio. The provision for loan losses is based on our allowance methodology and reflects our judgments about the adequacy of the allowance for loan losses. In determining the amount of the provision, we consider certain quantitative and qualitative factors, including our historical loan loss experience, the volume and type of lending we conduct, the results of our credit review process, the amounts and severity of classified, criticized and nonperforming assets, regulatory policies, general economic conditions, underlying collateral values and other factors regarding collectability and impairment. The amount of expected loss on our loan portfolio is influenced by the collateral value associated with our loans. Loans with greater collateral values lessen our exposure to loan loss provision.

        In the second quarter 2011, the Company recorded a provision for loan losses of $1.0 million, compared to $8.4 million in the second quarter 2010. On a year-to-date basis in 2011, the Company recorded a provision for loan losses of $3.0 million as compared to $12.4 million for the same period in 2010.

        The provision for loan losses in the second quarter 2011 consisted of approximately $1.1 million related to the change in the specific component of the allowance for loan losses, net of charge-offs, partially offset by a $0.1 million decrease to the general component of the allowance for loan losses. The general component of the provision for loan losses is significantly affected by historical charge-offs, the level of classified loans, the overall level of loans and management's judgment with respect to current economic conditions.

        The Company determined that the provision for loan losses made during the second quarter 2011 was sufficient to maintain our allowance for loan losses at a level which reflects the probable incurred losses inherent in the loan portfolio as of June 30, 2011.

        Net charge-offs in the second quarter 2011 were $9.0 million, as compared to $13.5 million for the same quarter in 2010. Most of the net charge-offs in the second quarter 2011 were specifically allocated for at March 31, 2011. Net charge-offs for the first six months of 2011 were $11.2 million as compared to $17.5 million for the same period in 2010.

        For a discussion of impaired loans and associated collateral values, see "Balance Sheet Analysis—Nonperforming Assets and Other Impaired Loans" below.

        For further discussion of the methodology and factors impacting management's estimate of the allowance for loan losses, see "Balance Sheet Analysis—Allowance for Loan Losses" below.

  Noninterest Income

        The following table presents the major categories of noninterest income for the current quarter and prior four quarters:

Table 6

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(In thousands)
Noninterest income:
Customer service and other fees	$2,386	$2,314	$2,430	$2,343	$2,254
Gain (loss) on sale of securities	(312)	714	216	82	1
Gain on sale of loans	—	—	—	—	1,196
Other-than-temporary impairment (OTTI) of securities	—	—	(3,500)	—	—
Other	262	252	256	128	274

Total noninterest income	$2,336	$3,280	$(598)	$2,553	$3,725

        Excluding the $1.2 million gain on sale of loans, the $0.2 million decrease in noninterest income between the second quarter 2011 as compared to the same quarter in 2010 is primarily due to a $0.3 million loss on sale of securities recognized in the second quarter 2011.

        The $0.9 million decrease in noninterest income in the second quarter 2011 as compared to the first quarter 2011 reflects a $1.0 million swing in gain/loss on sale of securities from the $0.7 million gain recognized in the first quarter to the $0.3 million loss recognized in the second quarter. The sale of securities was done primarily to reduce duration within the investment portfolio. During the quarter, the average life of our bond portfolio was reduced by approximately seven months.

        The following table presents the major categories of noninterest income for the year-to-date periods presented:

Table 7

	Six Months Ended
	June 30, 2011	June 30, 2010
	(In thousands)
Noninterest income:
Customer service and other fees	$4,700	$4,468
Gain on sale of securities	402	15
Gain on sale of loans	—	1,196
Other	514	468

Total noninterest income	$5,616	$6,147

        For the six months ended June 30, 2011, noninterest income increased by $0.7 million compared to the same period in 2010, excluding the $1.2 million gain on sale of loans. This increase is the result of a $0.4 million increase in net gains on sale of securities. Customer service and other fees increased by $0.2 million year-over-year, primarily as a result of heightened overdraft and interchange fee income.

  Noninterest Expense

        The following table presents, for the quarters indicated, the major categories of noninterest expense:

Table 8

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,320	$6,615	$6,456	$6,551	$6,472
Occupancy expense	1,792	1,883	1,783	1,890	1,836
Furniture and equipment	913	894	927	850	967
Amortization of intangible assets	1,028	1,028	1,283	1,285	1,300
Other real estate owned	466	763	1,209	7,836	3,115
Insurance and assessment	966	1,225	1,336	1,596	1,825
Professional fees	914	908	824	677	739
Other general and administrative	2,275	2,160	2,611	2,027	2,165

Total noninterest expense	$14,674	$15,476	$16,429	$22,712	$18,419

        The $3.7 million decrease in noninterest expense in the second quarter 2011 as compared to the same period in 2010 is primarily the result of a $2.6 million decrease in other real estate owned expense and a $0.9 million decrease in insurance and assessment expenses.

        Amortization of intangible assets declined by $0.3 million in the current quarter as compared to the same period last year due to accelerated amortization of intangible assets associated with previous acquisitions.

        The $2.6 million decrease in other real estate owned expense in the second quarter 2011 as compared to the same period in 2010 is mostly due to a decrease in write-downs on other real estate owned properties resulting from valuation adjustments and sales.

        Insurance and assessments decreased by $0.9 million in the second quarter 2011 as compared to the same quarter in 2010. The decrease is attributable to an improvement in our risk category used to determine the FDIC insurance assessment and to a lesser extent, an overall decline in total deposits, which were used as the assessment base until April 1, 2011. Effective April 1, 2011, the FDIC insurance assessment rules have changed as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act. These new rules changed the assessment base from total deposits to average total assets less tangible capital, but also significantly lowered the assessment rates, causing a net favorable impact on our FDIC insurance premiums. The Company expects that these new rules will have a favorable impact on FDIC insurance assessments for the remainder of 2011. Had these new rules been in effect for the first quarter 2011, our FDIC insurance premium would have been reduced by approximately $0.2 million.

        On a linked quarter basis, the $0.8 million decrease in noninterest expense is due mostly to a $0.3 million decrease in expenses related to other real estate owned, a decrease of $0.3 million in salaries and employee benefit expenses and a decrease of $0.3 million in insurance and assessment expense. The decrease in other real estate owned expense is due mostly to a reduction in net write-downs on other real estate owned properties resulting from valuation adjustments and sales. The decrease in salaries and employee benefit expenses is due to a $0.2 million decrease in payroll taxes and a decrease in average full-time employees during the quarter.

        The following table presents, for the year-to-date periods indicated, the major categories of noninterest expense:

Table 9

	Six Months Ended
	June 30, 2011	June 30, 2010
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$12,935	$13,035
Occupancy expense	3,675	3,726
Furniture and equipment	1,807	1,943
Amortization of intangible assets	2,056	2,600
Other real estate owned	1,229	5,864
Insurance and assessment	2,191	3,637
Professional fees	1,822	1,616
Other general and administrative	4,435	4,124

Total noninterest expense	$30,150	$36,545

        Noninterest expense for the six months ended June 30, 2011 decreased by $6.4 million compared to the same period in 2010 primarily due to a $4.6 million decrease in expenses associated with other real estate owned and a $1.4 million decrease in insurance and assessments.

        On a year-to-date basis in 2011, amortization of intangible asset expense decreased by $0.5 million as compared to 2010 due to the use of accelerated methods to amortize the core deposit intangible asset.

        Other real estate owned expense decreased by $4.6 million on a year-to-date basis in 2011 as compared to 2010 is mostly due to a decrease in write-downs on other real estate owned properties resulting from valuation adjustments and sales.

        Insurance and assessment expense decreased $1.4 million on a year-to-date basis in 2011 compared to 2010 primarily to a favorable change in our risk classification in the third quarter 2010 as well as the change in the FDIC insurance assessment rules on April 1, 2011 as discussed above.

  Income Taxes

        The Company did not record any tax benefit or expense for the first six months of 2011 as compared to a tax benefit of 38.2% for the same period in 2010. The primary difference between the expected benefit and the effective tax benefit for the second quarter and first six months of 2010 was tax-exempt income.

        Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In assessing the realization of deferred tax assets, management evaluates both positive and negative evidence, including the existence of any cumulative losses in the current year and the prior two years, the amount of taxes paid in available carry-back years, the forecasts of future income, taking into account applicable tax planning strategies, and assessments of current and future economic and business conditions. This analysis is updated quarterly and adjusted as necessary. In 2010, based on various tax planning strategies, the Company recorded a partial valuation allowance for deferred tax assets in the amount of $8.5 million. Based upon the updated quarterly analysis at June 30, 2011, this partial valuation allowance was reduced by approximately $0.3 million.

BALANCE SHEET ANALYSIS

        The following sets forth certain key consolidated balance sheet data:

Table 10

	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(In thousands)
Cash and cash equivalents	$134,896	$184,777	$141,465	$109,770	$184,701
Total investments	408,806	409,126	418,668	401,131	312,293
Total loans	1,091,132	1,126,083	1,204,580	1,289,492	1,374,208
Total assets	1,747,060	1,834,457	1,870,052	1,933,146	1,983,798
Earning assets	1,639,995	1,725,208	1,761,620	1,776,923	1,848,132
Deposits	1,346,183	1,438,320	1,462,351	1,512,479	1,544,271

        At June 30, 2011, the Company had total assets of $1.7 billion, which represented a $123.0 million decline as compared to December 31, 2010 and a $236.7 million decline as compared to June 30, 2010. The decline in assets from December 31, 2010 is mostly due to a $113.4 million decrease in loans, net of unearned discount, partially offset by an $8.2 million decrease in allowance for loan losses. Other decreases include $6.6 million in cash and due from banks, $9.9 million in investments and $6.8 million in other assets categories partially offset by a $5.5 million increase in other real estate owned. The loan decline was due mostly to a $91.7 million decrease in commercial loans and a $19.7 million decrease in real estate loans.

        In the second quarter 2011, our classified loans declined by $25.5 million with another decrease of $17.2 million in loans internally classified as special mention or watch. In addition to this $42.7 million decline in classified and watch rated loans, other real estate owned decreased by $5.2 million in the second quarter 2011. These declines were the result of the continued execution of our strategic plan to reduce problem assets.

        Pass-rated loans consist of all loans not otherwise adversely classified or included on our internal watch list. As described above, loans that are adversely classified or on our internal watch list decreased by $42.7 million in the second quarter. As total loans declined by $35.0 million in the second quarter 2011, our pass-rated loans increased by $7.7 million during the second quarter 2011.

        The following table sets forth the amount of our loans outstanding at the dates indicated:

Table 11

	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(In thousands)
Real estate—Residential and Commercial	$675,283	$659,018	$680,895	$740,106	$754,019
Real estate—Construction	45,421	50,539	57,351	56,624	83,389
Equity lines of credit	48,129	49,399	50,289	51,903	51,221
Commercial	258,990	305,627	350,725	370,281	411,605
Agricultural	14,193	12,582	14,413	16,088	17,968
Consumer	25,912	26,942	28,582	30,303	31,936
Leases receivable and other	24,748	23,521	24,151	26,236	26,289

Total gross loans	1,092,676	1,127,628	1,206,406	1,291,541	1,376,427
Less: allowance for loan losses	(38,855)	(46,879)	(47,069)	(41,898)	(46,866)
Unearned discount	(1,544)	(1,545)	(1,826)	(2,049)	(2,219)

Loans, net of unearned discount	$1,052,277	$1,079,204	$1,157,511	$1,247,594	$1,327,342

Loans held for sale at lower of cost or market	$14,200	$14,200	$14,200	$—	$1,150

        There were $768.8 million of real estate loans at June 30, 2011 compared to $788.5 million at December 31, 2010 and $888.6 million at June 30, 2010.

        Under joint guidance from the FDIC, the Federal Reserve and the Office of the Comptroller of the Currency on sound risk management practices for financial institutions with concentrations in commercial real estate lending, a financial institution may have elevated concentration risk if it has, among other factors, (i) total reported loans for construction, land development, and other land representing 100% or more of capital, or (ii) total reported loans secured by multifamily and non-farm residential properties, loans for construction, land development and other land and loans otherwise sensitive to the general commercial real estate market, including loans to commercial real estate related entities, representing 300% or more of total capital. For our Bank, the total reported loans for construction, land development and land represented 73% of capital at June 30, 2011, as compared to 85% at December 31, 2010 and 101% at June 30, 2010. For our Bank, the total reported commercial real estate loans (excluding loans held for sale) represented 259% of capital at June 30, 2011, as compared to 293% at December 31, 2010, and 315% at June 30, 2010. Management employs heightened risk management practices with respect to commercial real estate lending, including board and management oversight and strategic planning, development of underwriting standards, risk assessment and monitoring through market analysis and stress testing. Loans secured by commercial real estate are recorded on the balance sheet as either a commercial real estate loan or commercial loan depending on the purpose of the loan, not the underlying collateral. The overall decline in loans in 2011 and 2010 is partially attributable to management's efforts to mitigate overall risk within the loan portfolio through the reduction of real estate loans and loans secured by real estate. Further, management has worked to reduce the volume of lower yielding syndicated and participated loans.

        With respect to group concentrations, most of the Company's business activity is with customers in the state of Colorado. At June 30, 2011, the Company did not have any significant concentrations in any particular industry.

  Nonperforming Assets and Other Impaired Loans

        Credit risk related to nonperforming assets arises as a result of lending activities. To manage this risk, we employ frequent monitoring procedures and take prompt corrective action when necessary. We employ a risk rating system that identifies the potential risk associated with loans in our loan portfolio. This monitoring and rating system is designed to help management determine current and potential problems so that corrective actions can be taken promptly.

        Generally, loans are placed on nonaccrual status when they become 90 days or more past due or at such earlier time as management determines timely recognition of interest to be in doubt. Accrual of interest is discontinued on a loan when we believe, after considering economic and business conditions and analysis of the borrower's financial condition and the underlying collateral value, that the collection of interest is doubtful.

        The following table summarizes the loans for which the accrual of interest has been discontinued, loans with payments more than 90 days past due and still accruing interest and other real estate owned. For reporting purposes, other real estate owned consists of all real estate, other than bank premises, actually owned or controlled by us, including real estate acquired through foreclosure.

Table 12

	Three Months Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$42,142	$62,650	$74,304	$65,921	$64,339
Other impaired loans	1,675	1,506	3,317	4,420	1,065

Total nonperforming loans	$43,817	$64,156	$77,621	$70,341	$65,404

Other real estate owned and foreclosed assets	28,362	33,611	22,898	45,700	30,298

Total nonperforming assets	$72,179	$97,767	$100,519	$116,041	$95,702

Nonperforming loans	$43,817	$64,156	$77,621	$70,341	$65,404
Allocated allowance for loan losses	(4,177)	(12,136)	(6,659)	(3,539)	(3,716)

Net investment in impaired loans	$39,640	$52,020	$70,962	$66,802	$61,688

Accruing loans past due 90 days or more	$1,675	$1,506	$3,317	$4,420	$1,065

Loans past due 30-89 days	$4,750	$14,593	$21,555	$21,876	$33,050

Loans charged-off	$9,997	$2,851	$14,635	$7,953	$13,918
Recoveries	(973)	(661)	(306)	(485)	(369)

Net charge-offs	$9,024	$2,190	$14,329	$7,468	$13,549

Provision for loan losses	$1,000	$2,000	$19,500	$2,500	$8,400

Allowance for loan losses	$38,855	$46,879	$47,069	$41,898	$46,866

Allowance for loan losses to loans, net of unearned discount	3.56%	4.16%	3.91%	3.25%	3.41%
Allowance for loan losses to nonaccrual loans	92.20%	74.83%	63.35%	63.56%	72.84%
Allowance for loan losses to nonperforming assets	53.83%	47.95%	46.83%	36.11%	48.97%
Allowance for loan losses to nonperforming loans	88.67%	73.07%	60.64%	59.56%	71.66%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	6.45%	8.43%	8.19%	8.69%	6.81%
Annualized net charge-offs to average loans	3.24%	0.75%	4.51%	2.19%	3.83%
Nonaccrual loans to loans, net of unearned discount	3.86%	5.56%	6.17%	5.11%	4.68%
Loans 30-89 days past due to loans, net of unearned discount	0.44%	1.30%	1.79%	1.70%	2.40%

        The $20.3 million decrease in nonperforming loans during the second quarter 2011 is the result of sales and payoffs totaling $9.0 million, upgrades totaling $1.9 million, with the remainder of the decrease being made up of charge-offs, net of new additions. The majority of the charge-offs taken in the second quarter had been specifically allocated for as of March 31, 2011.

        At June 30, 2011, residential construction, land and land development loans accounted for $6.7 million, or 15.3%, of all nonperforming loans. At December 31, 2010, approximately $7.3 million, or 9.3%, of all nonperforming loans were residential construction, land and land development loans. At June 30, 2011, approximately $25.2 million, or 57.5%, of all nonperforming loans outstanding were commercial real estate loans. At December 31, 2010, approximately $42.8 million, or 55.2%, of all nonperforming loans were commercial real estate loans.

        The Company has an internal risk rating system of classifying loans as pass, watch, special mention, substandard, doubtful and loss. These internal guidelines are based on the definitions in the Uniform Agreement on the Classification of Assets and Appraisal of Securities Held by Banks and Thrifts issued by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve System. In particular, loans internally classified as substandard, doubtful or loss are considered adversely classified loans. During the second quarter 2011, the amount of accruing loans that the Company has internally considered to be adversely classified declined to $39.5 million at June 30, 2011, as compared to $54.5 million at December 31, 2010 and $95.2 million at June 30, 2010.

        In addition to adversely classified loans, the Company has loans that are considered to be Special Mention or Watch loans. The amount of loans that the Company has internally considered to be Special Mention or Watch decreased by approximately 36% from June 30, 2010 to June 30, 2011. Each internal risk classification is judgmental, but based on both objective and subjective factors/criteria. The internal risk ratings focus on an evaluation of the borrowers' ability to meet future debt service and performance to plan and consider potential adverse market or economic conditions. As described below under "Allowance for Loan Losses", the Company adjusts the general component of its allowance for loan losses for the trends in the volume and severity of adversely classified and watch list loans.

        Net charge-offs in the second quarter 2011 were $9.0 million as compared to $2.2 million in the first quarter 2011 and $13.5 million in the second quarter 2010. Approximately $7.9 million of the charge-offs in the second quarter 2011 related to three loan relationships with an outstanding balance prior to the charge-offs of $22.2 million.

        Other real estate owned is $28.4 million at June 30, 2011, compared to $33.6 million at March 31, 2011 and $30.3 million at June 30, 2010. The $5.2 million decrease in other real estate owned at June 30, 2011 as compared to March 31, 2011 is primarily due to sales during the quarter.

        The balance of other real estate owned at June 30, 2011 is comprised of approximately 37 separate properties, of which $9.7 million was land; $18.5 million was commercial real estate; and $0.2 million was residential real estate. The balance at December 31, 2010 was comprised of approximately 35 separate properties, of which $11.1 million was land; $11.4 million was commercial real estate, including multi-family units; and $0.4 million was residential real estate.

        At June 30, 2011 and December 31, 2010, no additional funds are committed to be advanced in connection with impaired loans.

        At June 30, 2011, there were four loans with a remaining interest reserve of approximately $0.8 million. At December 31, 2010, there were seven loans with a remaining interest reserve of approximately $1.1 million.

        As of June 30, 2011, we had $13.3 million of loans with terms that were modified in troubled debt restructurings, with a total allocated allowance for loan loss of $0.4 million. As of December 31, 2010, we had $23.6 million of loans with terms that were modified in troubled debt restructurings, with a total allocated allowance for loan loss of $1.3 million. The troubled debt restructurings are included in impaired loans above. The Company has not committed additional funds to borrowers whose loans are classified as troubled debt restructurings.

  Allowance for Loan Losses

        The allowance for loan losses is maintained at a level that, in our judgment, is adequate to absorb probable incurred losses in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, historical loss experience, and other significant factors affecting loan portfolio collectability, including the volume and severity of delinquent and classified loans, trends in volume and terms of loans, levels and trends in credit concentrations, effects of changes in underwriting standards, policies, procedures and practices, national and local economic trends and conditions, changes in capabilities and experience of lending management and staff, and other external factors, including industry conditions, competition and regulatory requirements.

        The ratio of allowance for loan losses to total loans was 3.56% at June 30, 2011, as compared to 3.91% at December 31, 2010 and 3.41% at June 30, 2010.

        Our methodology for evaluating the adequacy of the allowance for loan losses has two basic elements: first, identifying impaired loans and measuring an estimated loss for each individual loan; second, estimating an allowance for probable incurred losses on other loans.

        The specific allowance for impaired loans and the allowance calculated for probable incurred losses on other loans are combined to determine the required allowance for loan losses. The amount calculated is compared to the actual allowance for loan losses balance at each quarter end and any shortfall is charged against income as an additional provision for loan losses. For further discussion of the provision for loan losses, see "Provision for Loan Losses" above.

        In estimating the allowance for probable incurred losses on other loans, we group the balance of the loan portfolio into segments that have common characteristics, such as loan type or risk rating. For each nonspecific allowance portfolio segment, we apply loss factors to calculate the required allowance based upon actual historical loss rates adjusted for qualitative factors affecting loan portfolio collectability as described above. Management also looks at risk ratings of loans and computes a factor for the volume and severity of classified loans using assigned risk ratings under regulatory definitions of "watch", "special mention", "substandard"', "doubtful" and "loss". Loans graded as either doubtful or loss are treated as impaired and are included as part of the specific reserve computed above. Loans segregated by risk rating categories watch, special mention or substandard are evaluated for trends in volume and severity.

        The provision for loan losses recorded in 2011 was required in order for the Company to maintain the allowance for loan losses at a level necessary for the probable incurred losses inherent in the loan portfolio as of June 30, 2011. For further discussion of the provision for loan losses, see "Provision for Loan Losses" above.

        Approximately $4.2 million, or 10.8%, of the $38.9 million allowance for loan losses at June 30, 2011, relates to loans with specific allowance allocations. This compares to a specific reserve of $6.7 million, or 14.1%, of the total allowance for loan losses at December 31, 2010.

        The general component of the allowance for loan losses as a percent of overall loans, net of unearned discount, was 3.18% at June 30, 2011, as compared to 3.36% at December 31, 2010.

        The following table provides a summary of the activity within the allowance for loan losses account for the periods presented:

Table 13

	Six Months Ended June 30,
	2011	2010
	(In thousands)
Balance, beginning of period	$47,069	$51,991
Loan charge-offs:
Real estate—Residential and Commercial	9,266	2,278
Real estate—Construction	2,679	14,490
Commercial	574	1,188
Agricultural	—	54
Consumer	73	130
Lease receivable and other	255	49

Total loan charge-offs	12,847	18,189

Recoveries:
Real estate—Residential and Commercial	1,017	268
Real estate—Construction	501	130
Commercial	79	215
Consumer	29	43
Lease receivable and other	7	8

Total loan recoveries	1,633	664

Net loan charge-offs	11,214	17,525
Provision for loan losses	3,000	12,400

Balance, end of period	$38,855	$46,866

        Management continues to monitor the allowance for loan losses closely and will adjust the allowance when necessary, based on its analysis, which includes an ongoing evaluation of substandard loans and their collateral positions.

  Securities

        We manage our investment portfolio principally to provide liquidity, balance our overall interest rate risk and to provide collateral for public deposits and customer repurchase agreements.

        The carrying value of our portfolio of investment securities at June 30, 2011 and December 31, 2010 was as follows:

Table 14

	June 30, 2011	December 31, 2010	Increase (Decrease)	% Change
	(In thousands)
Securities available for sale:
U.S. Government agencies and government-sponsored entities	$—	$21,770	$(21,770)	(100.0)%
State and municipal	42,577	42,138	439	1.0%
Mortgage-backed securities—agency/residential	321,824	310,810	11,014	3.5%
Mortgage-backed securities—private/residential	851	3,606	(2,755)	(76.4)%
Marketable equity	1,519	1,519	—	—
Other securities	9,150	9,687	(537)	(5.5)%

Total securities available for sale	$375,921	$389,530	$(13,609)	(3.5)%

Securities held to maturity:
Mortgage-backed securities—agency/residential	$16,277	$11,927	$4,350	36.5%

        The Company does not own any collateralized debt obligations (CDOs) or securities backed by sub-prime mortgage loans.

        At June 30, 2011, there was one private-label mortgage-backed security with a carrying value of approximately $0.9 million. The private-label mortgage-backed security is a senior tranche and was AAA rated as of June 30, 2011. All other mortgage-backed securities are sponsored by either U.S. government agencies or government-sponsored entities.

        The carrying value of our available for sale investment securities at June 30, 2011 was $375.9 million, compared to the December 31, 2010 carrying value of $389.5 million. Year-to-date purchase activity in our investment portfolio has been concentrated on the purchase of U.S. Government Agency Mortgage-Backed Securities backed by 15-year fixed rate or 5-year adjustable rate mortgages. In addition, we have sold certain securities in order to reduce expected duration risk in the event that interest rates rise.

        Fair values for municipal securities are generally determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities. Characteristics utilized by matrix pricing include insurer, credit support, state of issuance, and bond rating. These factors are used to incorporate additional spreads and municipal curves. A separate curve structure is used for bank-qualified municipal bonds versus general market municipals. For the bank-qualified municipal bonds, active quotes are obtained when available.

        Fair values for U.S. Treasury securities, U.S. government agencies and government-sponsored entities and mortgage-backed securities are determined using a combination of daily closing prices, evaluations, income data, security master (descriptive) data, and terms and conditions data. Additional data used to compute the fair value of U.S. mortgage-backed pass-through issues (FHLMC, FNMA, GNMA, and SBA pools) includes daily composite seasoned, pool-specific, and generic coupon evaluations, and factors and descriptive data for individual pass-through pools. Additional data used to compute the fair value of U.S. collateralized mortgage obligations include daily evaluations and descriptive data. Additional data used to compute the fair value of mortgage-backed securities—private/residential include independent bond ratings.

        Two municipal bonds were priced using significant unobservable inputs. The first revenue bond has a par value of $37.3 million and repayment is based on cash flows from a local hospital. Management reviewed the financials of the hospital, had discussions with hospital management and reviewed the underlying collateral for the municipal bond to determine an appropriate benchmark risk-adjusted interest rate based on transactions with similar risks. At June 30, 2011, this hospital bond had an unrealized loss of approximately $0.8 million, all of which was determined to be related to temporary changes in interest rates. The second revenue bond had a par value of approximately $4.5 million, prior to an other-than-temporary-impairment of $3.5 million recorded in 2010. The repayment of this bond is primarily based on cash flows from the construction and sale of low-income housing units, grants and the guarantee of the project's sponsor. During 2010, the bond defaulted for non-payment of monthly interest payments. Based on management's review of the project, an independent appraisal of the underlying collateral and discussions with the bond's sponsor who abandoned the project, it was determined that the $3.5 million other-than-temporary-impairment recorded in 2010 has not changed as of June 30, 2011.

        At June 30, 2011, there were 12 individual securities in an unrealized loss position (excluding the bond with the previously recorded other-than-temporary-impairment). Of the twelve securities in an unrealized loss position at June 30, 2011, one individual security has been in a continuous unrealized loss position for 12 months or longer. Management has evaluated this security in addition to the remaining 11 securities in an unrealized loss position and has determined that the decline in value since their purchase dates is primarily attributable to changes in market interest rates. At June 30, 2011, the Company did not intend to sell any of the 12 securities in an unrealized loss position and did not consider it likely that it would be required to sell any of the securities in question prior to recovery in their fair value.

        At June 30, 2011 and December 31, 2010, we held $16.6 million and $17.2 million, respectively, of other equity securities consisting of bank stocks with no maturity date, which are not reflected in the above schedule. Bank stocks are comprised mostly of stock of the Federal Reserve Bank of Kansas City, the Federal Home Loan Bank of Topeka and Bankers' Bank of the West. These stocks have restrictions placed on their transferability as only members of the entities can own the stock.

  Deposits

  The following table sets forth the amounts of our deposits outstanding at the dates indicated:

Table 15

	At June 30, 2011		At December 31, 2010
	Balance	% of Total	Balance	% of Total
	(Dollars in thousands)
Noninterest bearing deposits	$419,731	31.17%	$374,500	25.60%
Interest-bearing demand	183,287	13.62%	178,042	12.18%
Money market	343,920	25.55%	357,036	24.42%
Savings	86,139	6.40%	79,100	5.41%
Time	313,106	23.26%	473,673	32.39%

Total deposits	$1,346,183	100.00%	$1,462,351	100.00%

        At the end of the second quarter 2011, deposits were $1.35 billion as compared to $1.46 billion at December 31, 2010, reflecting a decrease of $116.2 million.

        Deposits, other than time deposits, increased by $44.4 million at June 30, 2011 as compared to December 31, 2010 and increased by $124.5 million as compared to June 30, 2010. The increases in non-maturity deposits were primarily attributable to the continued success of our business and retail strategic deposit gathering campaign. In addition to the $44.4 million increase in balances of non-maturity deposits in 2011, the total number of customer accounts increased slightly during the same period.

        Noninterest bearing deposits as a percent of total deposits increased to approximately 31.2% at June 30, 2011, as compared to 25.6% at December 31, 2010. Noninterest bearing deposits help reduce overall deposit funding costs, but due to the extremely low rate environment, the impact of noninterest bearing deposits on the overall cost of funds is currently less significant than in a higher rate environment.

        Time deposits continue to decrease primarily as a result of management's efforts to reduce the overall level of higher cost time deposits, including brokered and internet deposits. Total brokered deposits at June 30, 2011 were $80.2 million as compared to $179.9 million at December 31, 2010 and $255.5 million at June 30, 2010. Brokered deposits represent 5.9% of total deposits at June 30, 2011 as compared to 12.2% at December 31, 2010 and $16.3% at June 30, 2010. In addition to this $175.3 million decline in brokered deposits over the past twelve months, we also experienced a $70.3 million decline in internet time deposits over the same time period. Throughout the remainder of 2011, the Company has approximately $69.3 million of brokered time deposits maturing with a weighted average cost of 3.43%, including $40.1 million in the early third quarter 2011 that the Company does not expect to renew. The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits. Management monitors time deposit maturities and renewals on a daily basis and will raise rates on local time deposits if necessary to grow such deposits.

  Borrowings and Subordinated Debentures

        At June 30, 2011, our outstanding borrowings were $163,211,000 as compared to $163,239,000 at December 31, 2010. These balances are solely related to term note borrowings at the Federal Home Loan Bank ("FHLB"). The total commitment, including balances outstanding, for borrowings at the FHLB for the term notes and line of credit at June 30, 2011 and December 31, 2010 was $335.4 million and $368.4 million, respectively.

        The borrowings at June 30, 2011 consisted of 15 separate fixed-rate term notes with the FHLB at our Bank level, with remaining maturities ranging from 2 to 79 months. The term notes have fixed interest rates that range from 2.52% to 6.22%. The weighted-average rate on the FHLB term notes was 3.17% at June 30, 2011. Approximately $140 million of the FHLB term advances at June 30, 2011 have Bermudan conversion options to a variable rate. Five notes totaling $120 million have potential conversions in 2011—a $30 million note with a rate of 2.95%, a $10 million note with a rate of 3.16%, a $20 million note with a rate of 2.52%, a $40 million note with a rate of 3.17% and a $20 million note with a rate of 3.25%. The remaining convertible note of $20 million becomes convertible 1/23/2013 and bears an interest rate of 3.04%. If the notes are not converted by the FHLB, the notes become convertible quarterly thereafter, with the option to convert to floating rate continuing to be at the discretion of the FHLB. If the notes are converted by the FHLB, the Bank has the option to prepay the advance without penalty. The notes can only be prepaid without penalty at or after conversion. The FHLB did not elect to convert any of these advances to variable rate through July 29, 2011. The Bank also had a line of credit with the FHLB at June 30, 2011, but there was no balance outstanding on this line of credit as of that date. The interest rate on the line of credit varies with the federal funds rate, and was 0.20% at June 30, 2011.

        At June 30, 2011, we had a $41,239,000 aggregate principal balance of junior subordinated debentures outstanding with a weighted average cost of 5.87%. The subordinated debentures were issued in four separate series. Each issuance has a maturity of thirty years from its date of issue. The subordinated debentures were issued to trusts established by us, which in turn issued $40 million of trust preferred securities. Generally and with certain limitations, the Company is permitted to call the debentures subsequent to the first five or ten years, as applicable, after issue if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trusts, the debentures or the preferred securities. The Guaranty Capital Trust III issuance of $10.3 million has a variable rate of LIBOR plus 3.10% and has been callable without penalty each quarter since July 7, 2008, and continues to be callable quarterly. The CenBank Trust III issuance of $15.5 million has a variable rate of LIBOR plus 2.65% and has been callable without penalty since April 15, 2009, and continues to be callable quarterly. The CenBank Trust I issuance of $10.3 million has a fixed rate of 10.6% and has been callable since September 7, 2010, and continues to be callable, with a penalty, quarterly. The CenBank Trust II trust preferred issuance has a fixed rate of 10.2% and became callable semi-annually starting on February 22, 2011, and continues to be callable, with a penalty, quarterly. Management did not call any of these securities on the latest call date, but will continue to evaluate whether to call these debentures each quarter. Under the terms of the Written Agreement, regulatory approval would be required prior to calling any trust preferred issuance.

        Under the terms of each subordinated debentures agreement, the Company has the ability to defer interest on the debentures for a period of up to sixty months as long as it is in compliance with all covenants of the agreement. On July 31, 2009, the Company deferred regularly scheduled interest payments on each series of its junior subordinated debentures and continued to defer interest during the first six months of 2011. Such a deferral is not an event of default and the interest continues to accrue. Prior to paying any interest on the subordinated debentures, the Company must obtain prior written approval from the Federal Reserve under the terms of the Written Agreement. The Company is prohibited from paying any dividends on its other classes of stock for so long as interest is deferred, with the exception of stock dividends.

        The Board of Governors of the Federal Reserve System, which is the holding company's banking regulator, has promulgated a modification of the capital regulations affecting restricted core capital elements, including trust preferred securities and cumulative preferred stock. Under this modification, beginning March 31, 2011, the Company was required to use a more restrictive formula to determine the amount of restricted core capital elements that could be included in regulatory Tier 1 capital. The Company was allowed to include in Tier 1 capital an amount of restricted core capital elements equal to no more than 25% of the sum of all qualifying core capital elements, including qualifying restricted core capital elements. For purposes of both Tier 1 capital and the 25% limitation, certain intangibles, including core deposit intangibles, net of any related deferred income tax liability are deducted. The adoption of this modification did not have a material impact on the inclusion of our restricted core capital elements for purposes of Tier 1 capital.

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, certain trust preferred securities will no longer be eligible to be included as Tier 1 capital for regulatory purposes. However, an exception to this statutory prohibition applies to securities issued prior to May 19, 2010 by bank holding companies with less than $15 billion of total assets. As we have less than $15 billion in total assets and had issued all of our trust preferred securities prior to May 19, 2010, our trust preferred securities will continue to be eligible to be treated as Tier 1 capital, subject to other rules and limitations.

  Capital Resources

        Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to risk-weighted assets of at least 4%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan losses, and preferred stock) to risk-weighted assets of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets by a risk factor, which ranges from zero for cash assets and certain government obligations to 100% for high-risk loans, and adding the products together.

        For regulatory purposes, the Company maintains capital above the minimum core standards. The Company actively monitors its regulatory capital ratios to ensure that the Company and the Bank are more than well-capitalized under the applicable regulatory framework. Under the regulations adopted by the federal regulatory authorities, a bank is well-capitalized if the institution has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, and a leverage ratio of 5.0% or greater, and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. The Bank is required to maintain similar capital levels under capital adequacy guidelines. At June 30, 2011, the Bank's capital ratios are above the regulatory capital threshold of "well-capitalized".

        The following table provides the current capital ratios of the Company as of the dates presented, along with the regulatory capital requirements:

Table 16

	Ratio at June 30, 2011	Ratio at December 31, 2010	Ratio at June 30, 2010	Minimum Capital Requirement	Minimum Requirement for "Well Capitalized" Institution
Total Risk-Based Capital Ratio
Consolidated	16.22%	14.99%	14.80%	8.00%	N/A
Guaranty Bank and Trust Company	15.39%	14.07%	13.84%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio
Consolidated	9.00%	8.57%	9.77%	4.00%	N/A
Guaranty Bank and Trust Company	14.12%	12.80%	12.57%	4.00%	6.00%
Leverage Ratio
Consolidated	6.71%	6.25%	7.87%	4.00%	N/A
Guaranty Bank and Trust Company	10.53%	9.33%	10.20%	4.00%	5.00%

        On August 11, 2009, the Company issued 59,053 shares of 9% non-cumulative Series A Convertible Preferred Stock, which resulted in additional capital of $57,846,000, net of expenses. The liquidation preference for the Series A Convertible Preferred Stock is $1,000 per share. The Series A Convertible Preferred Stock is not redeemable. Each share of Series A Convertible Preferred Stock will automatically convert into shares of the Company's common stock on the fifth anniversary of the issuance date of the Series A Convertible Preferred Stock, or August 11, 2014, subject to certain limitations. The preferred stock holders may elect to convert their shares of Series A Convertible Preferred Stock into shares of the Company's common stock prior to the mandatory conversion of the Series A Convertible Preferred Stock following the earlier of the second anniversary of the issuance date the Series A Convertible Preferred Stock, or August 11, 2011, and the occurrence of certain events resulting in the conversion, exchange or reclassification of the Company's common stock. Each share of Series A Convertible Preferred Stock will be convertible into shares of the Company's common stock at a conversion price of $1.80 per share, adjustable downward in $0.04 increments to $1.50 per share in the event of certain nonpayments of dividends (whether paid in cash or in kind) on the Series A Convertible Preferred Stock. The conversion price of the Series A Convertible Preferred Stock is subject to customary anti-dilution adjustments. Due to the conversion price adjustment resulting from nonpayment of dividends, for purposes of the risk-based and leverage capital guidelines of the Board of Governors of the Federal Reserve System, and for purposes of regulatory reporting, the Series A Convertible Preferred Stock is treated as cumulative preferred stock (e.g., a restricted core capital element for Tier 1 capital purposes). The Company has paid quarterly dividends in the form of additional shares of Series A Convertible Preferred Stock since November 2009. The outstanding balance, net of stock issuance costs, of Series A Convertible Preferred Stock was $67,806,000 and $64,818,000 at June 30, 2011 and December 31, 2010, respectively. The liquidation preference for the Series A Convertible Preferred Shares was $69,013,000 and $66,025,000 at June 30, 2011 and December 31, 2010, respectively.

        In December 2009, the Company filed a universal shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC) to register up to $100 million in securities. The SEC declared the registration statement effective on February 11, 2010. The Company does not have any current plans to raise additional capital; however, the shelf registration provides us with the ability to raise capital, subject to SEC rules and limitations, if the Board of Directors decides to do so.

        On July 27, 2011, the Company and the principal holders of the Company's Series A Convertible Preferred Stock entered into a Transaction Agreement whereby the parties agreed, subject to stockholder and regulatory approval, to effectuate an accelerated mandatory conversion of the outstanding Series A Convertible Preferred Stock at a conversion price of $1.50 per share. As part of the agreement and transaction, the Company agreed to issue a special paid-in kind (PIK) dividend in the aggregate amount of approximately 7,300 shares of Series A Convertible Preferred Stock to all holders of the Series A Convertible Preferred Stock, with any fractional shares to be paid in cash. Upon receipt of stockholder and regulatory approval, we expect to consummate the transaction either late in the third quarter 2011 or during the fourth quarter 2011. As a result of the transaction, the holders of Series A Preferred Stock are expected to receive, in the aggregate, approximately 51,902,000 shares of our common stock.

        If the Series A Convertible Preferred Stock is not converted early and remains outstanding under its original terms, the Company expects to declare and pay the Series A Convertible Preferred Stockholders a PIK dividend of 1,546 shares of Series A Convertible Preferred Stock in August 2011 and up to $19,051,000 in a combination of gross future cash dividends and/or reductions in conversion price for missed cash dividends from November 2011 to the mandatory conversion in August 2014. If the accelerated mandatory conversion transaction is consummated as expected, the Company will not declare or pay any future cash dividends to the Series A Convertible Preferred Stockholders. Accounting standards provide that net income applicable to common stockholders for the period of the accelerated conversion be reduced by the excess of the fair value of the common stock transferred to the Series A Convertible Preferred Stockholders in the accelerated conversion over the fair value of the common stock that would have been issued under the original conversion terms. Based on the Company's common stock price of $1.37 per share on July 27, 2011, the reduction in net income applicable to common stockholders for the excess fair value would be approximately $17,408,000. Fluctuations in the Company's stock price between July 27, 2011 and the date of regulatory and shareholder approval will impact the excess fair value of the accelerated conversion, with increases in the stock price resulting in an increase in the excess fair value and a reduction in net income applicable to common stockholders.

        If the Transaction is consummated, it is expected to increase the Tier 1 Capital and Leverage Ratios of the Company. On a pro forma basis, assuming the Transaction had been consummated as of June 30, 2011, the Company's Tier 1 Capital Ratio at June 30, 2011 would have increased to 15.04%

from 9.00%. Similarly, on a pro forma basis, the Leverage Ratio at June 30, 2011 would have increased to 11.22% from 6.71%.

Dividend Restrictions

        Holders of voting common stock are entitled to dividends out of funds legally available for such dividends, when, and if, declared by the Board of Directors. The Company has not paid dividends since its inception.

        Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to the Company, and may therefore limit our ability to pay dividends on our common stock. In addition, the Written Agreement discussed in Note 13 prohibits both the Company and the Bank from paying dividends without the prior written approval of the Federal Reserve, and, in the case of the Bank, the Colorado Division of Banking (CDB). Accordingly, our ability to pay dividends will be restricted until the Written Agreement is terminated.

        Under the terms of our trust preferred financings, including our related subordinated debentures, which occurred on September 7, 2000, February 22, 2001, June 30, 2003 and April 8, 2004, respectively, we cannot declare or pay any dividends or distributions (other than stock dividends) on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock if (1) an event of default under any of the subordinated debenture agreements has occurred and is continuing, or (2) if we give notice of our election to begin an extension period whereby we may defer payment of interest on the trust preferred securities for a period of up to sixty consecutive months as long as we are in compliance with all covenants of the agreement. On July 31, 2009, we elected to defer regularly scheduled interest payments on each of our subordinated debentures until further notice. In addition, we are currently restricted from making payments of principal or interest on our subordinated debentures or trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve.

        Under the terms of the Series A Convertible Preferred Stock issuance in 2009 discussed in Note 15, we cannot declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for the redemption of, any common stock or other junior securities unless full dividends on all outstanding shares of the Series A Convertible Preferred Stock have been paid or declared and set aside for payment.

        In addition, we are currently restricted from making cash dividends on our Series A Convertible Preferred Stock under the terms of our Written Agreement without the prior approval of the Federal Reserve and for as long as we defer payments of interest with respect to our subordinated debentures and related trust preferred securities. During 2011 and 2010, shareholders of the Series A Convertible Preferred Stock have received paid-in-kind dividends in the form of additional shares of Series A Convertible Preferred Stock at the prescribed dividend rate. Any fractional shares have been paid in cash. We expect to make these paid-in-kind dividends through August 15, 2011. Under the terms of the Series A Convertible Preferred Stock designations, the Company may pay paid-in-kind dividends through August 15, 2011, and thereafter, any dividend must be in the form of cash. If we cannot make such cash dividends prior to the expiration of a one-year cure period, the conversion price of $1.80 per share will adjust downward in $0.04 increments for each missed quarterly dividend down to a floor of $1.50 per share. We are currently restricted from making cash dividends on our Series A Convertible Preferred Stock under the terms of our Written Agreement without the prior approval of the Federal Reserve and for as long as we defer payments of interest with respect to our subordinated debentures and related trust preferred securities.

        Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including our future earnings, capital requirements, financial condition, future prospects and such other factors as our Board of Directors may deem relevant.

  Contractual Obligations and Off-Balance Sheet Arrangements

        The Company is a party to credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, stand-by letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

        The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance sheet instruments.

        At the dates indicated, the following commitments were outstanding:

Table 17

	June 30, 2011	December 31, 2010
	(In thousands)
Commitments to extend credit:
Variable	$233,956	$214,442
Fixed	32,041	23,169

Total commitments to extend credit	$265,997	$237,611

Standby letters of credit	$12,932	$13,888

  Liquidity

        The Bank relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Fluctuations in the balances of a few large depositors may cause temporary increases and decreases in liquidity from time to time. We deal with such fluctuations by using existing liquidity sources.

        The Bank's primary sources of liquidity are its liquid assets. At June 30, 2011, the Company had $134.9 million of cash and cash equivalents, including $125.9 million of interest-bearing deposits at banks (most of which was held at the Federal Reserve Bank of Kansas City) that could be used for the Bank's immediate liquidity needs. Further, the Company had $6.7 million of excess pledging related to customer accounts that require collateral at June 30, 2011 and $74.1 million of securities that are unavailable for pledging.

        When the level of liquid assets (our primary liquidity) does not meet our liquidity needs, other available sources of liquid assets (our secondary liquidity), including the purchase of federal funds, sales of loans, discount window borrowings from the Federal Reserve, and our lines of credit with the Federal Home Loan Bank of Topeka (FHLB) and other correspondent banks are employed to meet current and presently anticipated funding needs. At June 30, 2011, the Bank had approximately $172.2 million of availability on its FHLB line, $35.0 million of availability on its secured federal funds lines with correspondent banks, and $7.6 million of availability with the Federal Reserve discount window.

        Under the terms of the Written Agreement, the Bank cannot obtain any new brokered deposits, but can continue to rollover or renew existing brokered deposits. Additionally, the Bank submitted a written plan to its regulators to improve the Bank's liquidity position, including measures to diversify funding sources and reduce reliance on brokered deposits. Since the date of the examination on which the Written Agreement is based in part, the Company has diversified its funding sources, primarily through increasing its primary funding sources such as additional interest-bearing deposits in banks and investment securities. Throughout the remainder of 2011, the Company has approximately $69.3 million of brokered time deposits maturing with a weighted average cost of 3.43%, including $40.1 million in the early third quarter 2011 that the Company does not expect to renew. As needed for liquidity and balance sheet planning, the Bank will continue to monitor and update its rates in order to rollover and obtain new time deposits from its local markets and/or directly through the internet.

        The holding company relies primarily on cash flow from the Bank as a primary source of liquidity. The Bank pays a management fee for its share of expenses paid by the holding company, as well as for services provided by the holding company. The Written Agreement prohibits the Bank from paying dividends or making other distributions to the holding company without the prior written approval of the Federal Reserve and CDB. Accordingly, the Bank's ability to pay dividends or make other distributions to the holding company and the holding company's ability to pay cash dividends on its common or preferred stock will be restricted until the Written Agreement is terminated.

        The holding company requires liquidity for the payment of interest on the subordinated debentures (if approved by our regulators), for operating expenses, principally salaries and benefits, for repurchases of our common stock, and, if declared by our board of directors, for the payment of dividends to our stockholders. The Written Agreement prohibits the Company from paying dividends or making other distributions without the prior written approval of the Federal Reserve. Accordingly, our ability to pay dividends to our stockholders will be restricted until the Written Agreement is terminated. Under the terms of our trust preferred financings, we may defer payment of interest on the trust preferred securities for a period of up to sixty consecutive months as long as we are in compliance with all covenants of the agreement. On July 31, 2009, we gave notice that we would defer regularly scheduled interest payments on each of our subordinated debentures until further notice. During the deferral period, the Company may not pay cash dividends to stockholders of any class of stock, with the exception of cash dividends paid to preferred stockholders representing fractional shares of preferred in-kind dividends. In addition, we are currently restricted from making payments of principal or interest on our subordinated debentures or trust preferred securities under the terms of our Written Agreement without the prior approval of the Federal Reserve.

        Based on current cash flow projections for the holding company, we estimate that cash balances maintained by the holding company are sufficient to meet the operating needs of the holding company for over three years assuming that the holding company continues to defer interest on its trust preferred securities.

  Application of Critical Accounting Policies and Accounting Estimates

        Management's Discussion and Analysis of Financial Condition and Results of Operations discusses the Company's condensed consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these condensed consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to customers and suppliers, allowance for loan losses, bad debts, investments, financing operations, derivatives, long-lived assets, contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which have formed the basis for making such judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from the recorded estimates under different assumptions or conditions. A summary of critical accounting policies and estimates are listed in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's 2010 Annual Report Form 10-K for the fiscal year ended December 31, 2010. There have been no changes to the critical accounting policies listed in the Company's 2010 Annual Report Form 10-K during 2011.

Appendix J

        Quantitative and Qualitative Disclosures About Market Risk, as included in our Quarterly Report on Form 10-Q for the three and six month periods ended June 30, 2011

ITEM 3.    Quantitative and Qualitative Disclosure about Market Risk

        Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Our market risk arises primarily from interest rate risk inherent in our lending and deposit taking activities. To that end, management actively monitors and manages our interest rate risk exposure. We have not entered into any market risk sensitive instruments for trading purposes. We manage our interest rate sensitivity by matching the re-pricing opportunities on our earning assets to those on our funding liabilities. We use various asset/liability strategies to manage the re-pricing characteristics of our assets and liabilities designed to ensure that exposure to interest rate fluctuations is limited to our guidelines of acceptable levels of risk-taking. Balance sheet hedging strategies, including the terms and pricing of loans and deposits and managing the deployment of our securities, are used to reduce mismatches in interest rate re-pricing opportunities of portfolio assets and their funding sources.

Credit Risk-related Contingent Features

        During the first quarter 2009, the Company entered into interest rate swap contracts with certain commercial banking customers to facilitate the customer's respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. Thus, these existing interest rate derivatives result from a service provided to certain qualifying customers and, therefore, are not used to manage interest rate risk in the Company's assets or liabilities. The Company manages a matched book with respect to its derivative instruments in order to minimize its net risk exposure resulting from such transactions.

        The Company evaluates its credit risk associated with its interest rate swaps by evaluating the maximum potential credit exposure prior to the execution of the interest rate swap. This maximum potential credit exposure is evaluated by executive management in relation to the Company's Derivatives and Hedging Policy. On a quarterly basis, the actual credit risk for all swaps is reported to the Company's asset-liability management committee and compared to the maximum exposure approved in the Company's Derivatives and Hedging Policy.

        The Company has agreements with its derivative counterparties that contain a provision where if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

        The Company also has agreements with certain of its derivative counterparties that contain a provision where if the Company fails to maintain its status as a well-capitalized institution, then the counterparty could terminate the derivative positions and the Company would be required to settle its obligations under the agreements.

        As of June 30, 2011, the fair value of derivatives in a net liability position, which excludes any adjustment for nonperformance risk related to these agreements, was $276,000. The Company has minimum collateral posting thresholds with certain of its derivative counterparties, but has not been required to post collateral against its obligations under these agreements. If the Company had breached any of these provisions at June 30, 2011, it would have been required to settle its obligations under the agreements at the termination value.

Net Interest Income Modeling

        Our Asset Liability Management Committee, or ALCO, addresses interest rate risk. The committee is composed of members of our senior management. The ALCO monitors interest rate risk by analyzing the potential impact on the net portfolio of equity value and net interest income from potential changes in interest rates, and considers the impact of alternative strategies or changes in balance sheet structure. The ALCO manages our balance sheet in part to maintain the potential impact on net portfolio value and net interest income within acceptable ranges despite changes in interest rates.

        Our exposure to interest rate risk is reviewed on at least a quarterly basis by the ALCO and our board of directors. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine our change in net portfolio value and net interest income in the event of hypothetical changes in interest rates. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate changes are not within board-approved limits, the board may direct management to adjust the asset and liability mix to bring interest rate risk within board-approved limits.

        We monitor and evaluate our interest rate risk position on at least a quarterly basis using net interest income simulation analysis under 100, 200 and 300 basis point change scenarios (see below). Each of these analyses measures different interest rate risk factors inherent in the financial statements.

        The Company's primary interest rate risk tool, the Net Interest Income Simulation Analysis, measures interest rate risk and the effect of interest rate changes on net interest income. This analysis incorporates all of the Company's assets and liabilities together with forecasted changes in the balance sheet and assumptions that reflect the current interest rate environment. Through these simulations, management estimates the impact on net interest income of a 100, 200 and 300 basis point upward or downward change of market interest rates over a one year period. Assumptions are made to project rates for new loans and deposits based on historical analysis, management outlook and repricing strategies. Asset prepayments and other market risks are developed from industry estimates of prepayment speeds and other market changes. Since the results of these simulations can be significantly influenced by assumptions utilized, management evaluates the sensitivity of the simulation results to changes in assumptions.

        The following table shows the net interest income increase or decrease over the next twelve months as of June 30, 2011 and 2010:

Table 18

  MARKET RISK:

	Annualized Net Interest Income
	June 30, 2011 Amount of Change	June 30, 2010 Amount of Change
	(In thousands)
Rates in Basis Points
300	$3,373	$7,603
200	1,377	3,886
100	228	1,392
Static	—	—
(100)	(1,016)	572
(200)	(1,917)	541
(300)	(2,219)	959

        Overall, the Company believes it is asset sensitive. At June 30, 2011, the Company is positioned to have a short-term favorable interest income impact in a 300 basis point, 200 basis point or 100 basis point rising rate environment. This is due to the amount of overnight funding and variable rate loans on the books. Although overnight funding is extremely asset sensitive, the variable rate loans are less asset sensitive because many of these variable rate loans have a floor, or minimum rate. The most common minimum rate is between 5.0% and 5.5%. As rates rise, the loan rate may continue to be at the minimum rate. Management also anticipates that deposit rates, other than time deposit rates, would increase immediately in a rising rate environment, but to a lesser degree than overnight fund rates.

        In a falling rate environment, the Company is projected to have a decrease in net interest income in a 100, 200 basis point or 300 basis point falling rate environment. This is consistent with the expected asset sensitivity of the Company. Because it is not possible for many of the Company's deposit rates to fall 100 to 300 basis points due to most deposit rates already being below 100 basis points at June 30, 2011, the loss of gross interest income in a falling rate environment is expected to exceed the reduction in interest expense in a falling rate environment. Management believes that this scenario is very unlikely. The target federal funds rate is currently set by the FOMC at a rate between 0 and 25 basis points. The prime rate has historically been set at a rate of 300 basis points over the target federal funds rate. The Company's interest rate risk modeling has an assumption that prime would continue to be set at a rate of 300 basis points over the target federal funds rate, therefore, a 200 basis point decline in overall rates would only have between a 0 and 25 basis point decline in both federal funds and the prime rate. Further, other rates that are currently below 1% or 2% (e.g. U.S. Treasuries, LIBOR, etc.) are modeled to not fall below 0% with an overall 100 or 200 basis point decrease in rates. Many of our variable rate loans are set to an index tied to prime, federal funds or LIBOR, therefore, a further decrease in rates would not have a substantial impact on loan yields.

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